As filed with the Securities and Exchange Commission on January 19, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Hawaiian Telcom Communications, Inc.

Hawaiian Telcom, Inc.

Hawaiian Telcom Services Company, Inc.

(Exact names of registrants as specified in their charters)

Hawaiian Telcom Communications, Inc. Delaware	Hawaiian Telcom, Inc. Hawaii	Hawaiian Telcom Services Company, Inc. Delaware
(State or other jurisdiction of incorporation or organization) 16-1710376	(State or other jurisdiction of incorporation or organization) 49-0049500	(State or other jurisdiction of incorporation or organization) 20-2045722
(I.R.S. Employer Identification No.) 4813	(I.R.S. Employer Identification No.) 4813	(I.R.S. Employer Identification No.) 2741
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

1177 Bishop Street

Honolulu, Hawaii 96813

(808) 546-4511

(Address, including zip code, and telephone number, including area code, of each of the registrants’ principal executive offices)

Daniel P. O’Brien

Senior Vice President and Chief Financial Officer

Hawaiian Telcom Communications, Inc.

1177 Bishop Street

Honolulu, Hawaii 96813

(808) 546-4511

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory A. Ezring, Esq.

Joshua A. Tinkelman, Esq.

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, New York 10022

(212) 906-1200

Approximate date of commencement of proposed exchange offer:    As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Senior Floating Rate Notes due 2013	$150,000,000	100%	$150,000,000	$16,050.00
Guarantees of the Senior Floating Rate Notes due 2013	$150,000,000	N/A	N/A	(2)
9 3/4% Senior Fixed Rate Notes due 2013	$200,000,000	100%	$200,000,000	$21,400.00
Guarantees of the 9 3/4% Senior Fixed Rate Notes due 2013	$200,000,000	N/A	N/A	(2)
12 1/2% Senior Subordinated Notes due 2015	$150,000,000	100%	$150,000,000	$16,050.00
Guarantees of the 12 1/2% Senior Subordinated Notes due 2015	$150,000,000	N/A	N/A	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.
(2)	No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 19, 2006.

PROSPECTUS

HAWAIIAN TELCOM COMMUNICATIONS, INC.

Offer to Exchange

$150,000,000 aggregate principal amount of its Series B Senior Floating Rate Notes due 2013, which have been registered under the Securities Act, for any and all of its outstanding Series A Senior Floating Rate Notes due 2013

and

$200,000,000 aggregate principal amount of its 9 3/4% Series B Senior Fixed Rate Notes due 2013, which have been registered under the Securities Act, for any and all of its outstanding 9 3/4% Series A Senior Fixed Rate Notes due 2013

and

$150,000,000 aggregate principal amount of its 12 1/2% Series B Senior Subordinated Notes due 2015, which have been registered under the Securities Act, for any and all of its outstanding 12 1/2% Series A Senior Subordinated Notes due 2015.

We are offering to exchange our Series B Senior Floating Rate Notes due 2013, or the “senior floating rate exchange notes,” for our currently outstanding Series A Senior Floating Rate Notes due 2013, or the “outstanding senior floating rate notes,” our 9 3/4% Series B Senior Fixed Rate Notes due 2013, or the “senior fixed rate exchange notes,” and collectively with the senior floating rate exchange notes, the “senior exchange notes,” for our currently outstanding 9 3/4% Series A Senior Fixed Rate Notes due 2013, or the “outstanding senior fixed rate notes,” and collectively with the outstanding senior floating rate notes, the “outstanding senior notes,” and our 12 1/2% Series B Senior Subordinated Notes due 2015, or the “senior subordinated exchange notes,” and collectively with the senior exchange notes, the “exchange notes,” for our currently outstanding 12 1/2% Series A Senior Subordinated Notes due 2015, or the “outstanding senior subordinated notes” and collectively with the outstanding senior notes, the “outstanding notes.” Each series of the exchange notes are substantially identical to the applicable outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indentures.

The senior exchange notes will be guaranteed on a senior unsecured basis, and the senior subordinated exchange notes will be guaranteed on a senior subordinated unsecured basis, by Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc., both of which are currently our only direct subsidiaries, and each of our future subsidiaries that is a guarantor under our senior credit facilities. Our indirect subsidiary, Hawaiian Telcom Insurance Company, Incorporated, will not guarantee the exchange notes or our senior credit facilities.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 12:00 midnight, New York City time, on , 2006, unless extended.
•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.
•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.
•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.
•	We will not receive any proceeds from the exchange offer.
•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Investing in the exchange notes involves risks.

See “ Risk Factors” beginning on page 19.

Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006.

Until                     , 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. This prospectus includes specific terms of the exchange offer, as well as information regarding our business and detailed financial information. The information regarding our business and the detailed financial information, while important to an understanding of our cost structure, results of operations, financial position and cash flows, does not directly impact your decision as to whether or not to participate in the exchange offer. Information directly relating to the exchange offer can be found in this summary under the subheadings “—The Offering,” “—The Exchange Offer,” “—Terms of the Exchange Notes,” and elsewhere in this prospectus under the headings “The Exchange Offer,” “Description of Senior Exchange Notes” and “Description of Senior Subordinated Exchange Notes.” You should read this entire prospectus and should consider, among other things, the matters set forth in this summary under the subheading “—Summary Historical and Pro Forma Financial Information,” under the headings “Risk Factors,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated and combined financial statements and related notes thereto appearing elsewhere in this prospectus.

In this prospectus:

•	“We,” “our” or “us” refers to our predecessor, Verizon’s Hawaii Business, for periods prior to May 2, 2005, and refers, collectively, to Hawaiian Telcom Communications, Inc., wholly-owned by Hawaiian Telcom Holdco, Inc., and its subsidiaries, for periods after May 2, 2005. In addition, where the context so requires, “we,” “our” or “us” refers, collectively, to Verizon’s Hawaii Business, Hawaiian Telcom Communications, Inc. and its subsidiaries;

•	“Company” refers, collectively, to Hawaiian Telcom Communications, Inc. from its inception on May 21, 2004 and its subsidiaries acquired on May 2, 2005;

•	“Issuer” refers only to Hawaiian Telcom Communications, Inc., the issuer of the notes, and not to any of its subsidiaries;

•	“Holdings” refers to Hawaiian Telcom Holdco, Inc., a corporation controlled by affiliates of The Carlyle Group;

•	“Verizon” refers to Verizon Communications Inc.;

•	“GTE” refers to GTE Corporation;

•	“Verizon Hawaii” refers to the historical operations of Verizon Hawaii Inc. (formerly known as GTE Hawaiian Telephone Company Incorporated) prior to May 2, 2005, the date that the Issuer acquired Verizon’s Hawaii Business;

•	“Verizon’s Hawaii Business” or “Predecessor” refers, collectively, to the historical operations of Verizon Hawaii Inc. and the carved-out components of Verizon Information Services Inc., GTE.NET LLC (d/b/a Verizon Online), Bell Atlantic Communications Inc. (d/b/a Verizon Long Distance) and Verizon Select Services Inc. that the Issuer acquired, prior to May 2, 2005;

•	“Successor Period” refers to the period from May 2, 2005 through September 30, 2005;

•	“outstanding senior floating rate notes” refers to the Series A Senior Floating Rate Notes due 2013 issued on May 2, 2005;

•	“outstanding senior fixed rate notes” refers to the 9 3/4% Series A Senior Fixed Rate Notes due 2013 issued on May 2, 2005;

•	“outstanding senior notes” refers collectively to the outstanding senior floating rate notes and the outstanding senior fixed rate notes;

•	“outstanding senior subordinated notes” refers to the 12 1/2% Series A Senior Subordinated Notes due 2015 issued on May 2, 2005;

•	“outstanding notes” refers collectively to the outstanding senior notes and the outstanding senior subordinated notes;

•	“senior floating rate exchange notes” refers to the Series B Senior Floating Rate Notes due 2013 offered pursuant to this prospectus;

•	“senior fixed rate exchange notes” refers to the 9 3/4% Series B Senior Fixed Rate Notes due 2013 offered pursuant to this prospectus;

•	“senior exchange notes” refers collectively to the senior floating rate exchange notes and the senior fixed rate exchange notes;

•	“senior subordinated exchange notes” refers to the 12 1/2% Series B Senior Subordinated Notes due 2015 offered pursuant to this prospectus;

•	“exchange notes” refers collectively to the senior exchange notes and the senior subordinated exchange notes; and

•	“notes” refers collectively to the outstanding notes and the exchange notes.

Background Information

On May 21, 2004, the Issuer and its parent company, Holdings, entered into a merger agreement, which was subsequently amended and restated on April 8, 2005, with GTE and Verizon HoldCo LLC, to acquire Verizon’s local exchange carrier, long distance, Internet and directories businesses in Hawaii, or Verizon’s Hawaii Business. Pursuant to the merger agreement, prior to May 2, 2005, GTE contributed all of the outstanding stock of Verizon Hawaii Inc., which operates our local exchange carrier business, to Verizon HoldCo LLC and caused certain of its affiliates to contribute assets and liabilities related to our long distance, Internet and directories businesses to a newly-formed subsidiary of Verizon HoldCo LLC. The Issuer consummated the acquisition on May 2, 2005, when Verizon HoldCo LLC merged with and into the Issuer, with the Issuer as the surviving entity. We refer to the acquisition of Verizon’s Hawaii Business as the “Hawaii Business Acquisition.”

Our Business

We are a full-service telecommunications provider in Hawaii, operating two businesses: our telecommunications business, which includes our local exchange carrier, long distance, wireless and Internet services businesses, and our directories publishing business. Our services are offered on all of Hawaii’s major islands. As of September 30, 2005, we served 651,325 local access lines. We also served 289,521 long distance lines and had 76,028 retail digital subscriber line, or DSL, connections as of such date. For the year ended December 31, 2004, we generated revenues of $595.6 million. For the nine months ended September 30, 2005, we generated revenues of $201.8 million (reflecting revenues generated since the Hawaii Business Acquisition on May 2, 2005 and impacted by certain purchase accounting adjustments discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Nine Months Ended September 30, 2005 and Nine Months Ended September 30, 2004”).

Originally incorporated in 1883 as Mutual Telephone Company, we have a strong heritage of over 120 years as Hawaii’s incumbent local exchange carrier, or ILEC. From 1967 to May 1, 2005, we operated as a division of Verizon or its predecessors. On May 2, 2005, we became a stand-alone provider of telecommunications services and were renamed Hawaiian Telcom Communications, Inc. with subsidiaries Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc.

Our Products and Services

We offer a full complement of state-of-the-art telecommunications and data products and services to our customers, including the following:

Telecommunications

We provide our telecommunications services to a broad and diverse base of residential and business customers. We generated $529.5 million in telecommunication operations revenues for the year ended December 31, 2004 and $201.8 million in revenues for the nine months ended September 30, 2005 (reflecting revenues generated since the Hawaii Business Acquisition on May 2, 2005).

Local Exchange and Related Services

Our primary source of revenue is our local exchange and related services. Of our 651,325 local access lines, 63% served residential customers and 36% served business customers, with the remaining 1% serving other customers. Our primary residential lines represent a market share of approximately 85% of the total households in Hawaii. Our local exchange carrier, or LEC, business provides a broad range of products, including (1) traditional local telephone and value-added services, such as caller ID, call waiting, voice messaging, three-way calling, call forwarding and speed dialing services for residential and business customers, (2) dedicated voice and high-end data services for business customers, and (3) wholesale network services for other telecommunications carriers. We also provide other regulated services, such as operator services and pay phones, and network access to long distance carriers, competing local carriers and end-user subscribers. We provide non-regulated services, such as customer premises equipment sales, installation and maintenance services to business customers, and billing and collections services to long distance carriers.

Long Distance Services

We provide domestic and international long distance services, utilizing our local exchange facilities for call origination and termination and our own inter-island network for toll calls among Hawaii’s islands. As of September 30, 2005, we served 289,521 long distance lines, of which 74% served residential customers and 26% served business customers.

Internet Services

We provide DSL and dial-up Internet access to our residential and business customers. Our data network enables us to provide extensive high-speed network access. We have DSL available in 74 of our 86 central offices. As of September 30, 2005, we served 67,485 retail residential DSL lines and 8,543 retail business DSL lines. We also provided dial-up Internet access to approximately 5,000 subscribers as of the same date. We believe that our Internet services business is a strong area of growth for us.

Wireless Services

Upon consummation of the Hawaii Business Acquisition, we launched a wireless service under our Hawaiian TelcomTM brand. We believe that there are significant opportunities to grow our revenues, create new product bundles and reduce landline disconnects by offering a wireless product that leverages our local phone company brand as well as integrated wireless/wireline services. In January 2005, we entered into a mobile virtual network operator, or MVNO, services agreement with a subsidiary of Sprint Corporation that allows us to resell Sprint wireless services, including access to Sprint’s nationwide personal communications service wireless network, under the Hawaiian TelcomTM brand name. Initially, a subsidiary of InPhonic, Inc. will operate the back-office functions of our wireless business under a month-to-month mobile virtual network enabler, or MVNE, services agreement. We believe that our eight existing retail stores, our distribution partners, our residential and business customer service call centers and our business-to-business sales forces serve as important distribution channels for acquiring new wireless customers.

Publishing

We publish and sell directory advertising in yellow page directories and white page directories. Our seven yellow page directories are published annually on the islands of Oahu, Maui, Hawaii and Kauai and had total circulation exceeding 1.3 million copies for the year ended December 31, 2005. Our directories business has historically generated consistent revenues through relationships with over 21,000 advertisers for the year ended December 31, 2004. We also distributed approximately 1.3 million white page directories in 2005. Upon consummation of the Hawaii Business Acquisition, we launched an online directories business to complement the existing print directories business. We generated directory advertising revenues of $66.1 million for the year ended December 31, 2004. We began recognizing revenue in the fourth quarter of 2005 with the publication of the Oahu directories.

Our Competitive Strengths

Favorable Market Characteristics

Hawaii compares favorably to national averages in median household income ($56,454 vs. $44,389 in 2004) In addition, we believe that Hawaii’s gross state product composition is indicative of a stable demand for our services, with 23% of 2004 gross state product derived from federal and state government, 8% from the hospitality industry and 5% from financial institutions. Our market is characterized by high population density, with over 70% of Hawaii’s population located on the island of Oahu, where the population density is 1,461 persons per square mile versus an average of 80 persons per square mile for the United States as a whole. As a result, our network also has a high density rate, with approximately 69% of our access lines located on Oahu as of September 30, 2005. We believe that the demographics of our customer base allows for increased profitability and reduced capital expenditure requirements per access line compared to other ILECs. A locally concentrated population also allows us to offer new products, such as higher speed DSL, at a lower cost to us and at accelerated availability to our customers. We believe that Hawaii’s remoteness leads to a strong preference for advanced telecommunication services and that this preference drives demand for our products, particularly for our fast-growing DSL and our long distance businesses.

Strong Market Position

We have been a telecommunications provider in Hawaii for more than 120 years. We own the state’s most extensive local telecommunications network, which has 651,325 local access lines covering all of Hawaii’s major islands. Our primary residential lines represent a market share of approximately 85% of the total households in Hawaii. We attribute our leading market position to our historical incumbent position as a telecommunications provider, our commitment to customer service and our extensive network infrastructure. In addition, we believe that remoteness from the United States mainland and difficult geological terrain represent significant barriers to entry. We believe that these factors have historically led to muted competition from competitive local exchange carriers, or CLECs. Management believes that the ratio of unbundled network element—platform (or UNE-P), unbundled network element—loop (or UNE-L) and resale lines to total access lines compares favorably to the national average (less than 1% vs. 14% as of June 2004). We believe that our broad and diversified customer base affords us a superior understanding of the marketplace relative to our competitors.

Advanced Network Infrastructure

Our intra- and inter-island network consists of 100% digital switches, more than 13,100 sheath miles of metallic and fiber-optic cable, a microwave communications system and 86 central offices. For the five years ended December 31, 2004, our Predecessor invested $423.5 million in capital expenditures, primarily to upgrade and modernize our network facilities. As a result of our modernization efforts, we are able to offer a full complement of value-added services such as caller ID, call waiting and voicemail to all of our customers and

DSL availability in 74 of our 86 central offices. We believe that we are well positioned to offer new products and services that will generate growth in our business and allow us to compete more effectively in the marketplace.

Strong Local Heritage

With the separation from Verizon and the reintroduction of a locally focused brand, we believe that we benefit from Hawaii residents’ preference for locally managed and operated businesses. Based on our internal market research, we believe that our new brand name, Hawaiian TelcomTM, will leverage the strength of our strong local heritage and the name recognition of the Hawaiian TelTM brand established by our predecessors and which we acquired as part of the Hawaii Business Acquisition. We are also one of Hawaii’s largest private employers, which enhances our local stature and community support. In addition, approximately $30.0 million of Holdings’ equity is held by prominent Hawaii business leaders, which we believe strengthens our ties to the local business community.

Experienced Management Team

We have assembled a strong and experienced executive management team to lead our workforce in the execution of our business plan. Led by our Chief Executive Officer, Michael S. Ruley, the former Chief Executive Officer of NextiraOne, our executive management team has extensive experience in both the incumbent and competitive segments of the telecommunications sector, with an average of over 25 years in the industry. We believe that the combination of our new management’s expertise with our organization’s extensive knowledge of our local market will be a critical driver of our success going forward.

Our Strategy

Our goal is to be among the best local telecommunications companies in the United States. The key elements of our strategy are as follows:

Reposition Our Business as a “Local” Hawaii Company

As a stand-alone telecommunications provider, we are repositioning ourselves as a “local” Hawaii company and introducing a locally-focused brand across all our product offerings. We have developed a branding campaign that is designed to position us as a technologically-advanced, full-service telecommunications provider that is locally branded, managed and operated. We have implemented a strategy of partnership with Hawaii’s business leaders and of high visibility in the community, where we believe residents have strong local pride and support the success of local companies. We believe that these efforts will sharpen our local profile and strengthen our customers’ allegiance across all our product offerings.

Develop and Execute a Focused Sales and Marketing Effort

We plan to complement our renewed local brand and presence with products and services and content customized for the Hawaii marketplace. Our Predecessor was managed remotely from the mainland United States with product offerings and marketing plans designed for Verizon’s nationwide network rather than for the unique characteristics of the Hawaii market, such as its distinctive ethnic composition and calling patterns. Our marketing department is introducing new products, services and bundles that we believe meet our market’s specific needs, including those arising from Hawaii’s unique geographic location and the prevalence of specific local industries, such as tourism and government. We believe that our transition to a stand-alone telecommunications provider also presents us with an opportunity to reinvigorate our sales force, increase our sales channel performance and improve coverage of sales opportunities.

Pursue Strategic Product Growth Opportunities

Our strategy is to leverage the breadth of our product offering by marketing more comprehensive bundles of our services, which we believe will increase our revenues per customer. We plan to leverage our local, customized sales and marketing plans and our advanced network infrastructure to increase sales of products and services. We plan to continue to grow our DSL business by capitalizing on our modern network to offer increased bandwidth and new products and services such as video over our core network. We also believe that significant opportunity exists in the long distance market, given penetration rates for our long distance services that we believe are low compared to other ILECs.

Upon consummation of the Hawaii Business Acquisition, we expanded our product line with a new wireless service under the Hawaiian TelcomTM brand name. This wireless product allows us to increase the scope of our bundled offerings. Over time, we believe that by providing more of our customers’ telecommunications needs at increased convenience to them, on a single monthly bill, our product bundles will increase our customers’ loyalty and reduce churn.

Establish Highly Efficient Stand-Alone Operations

As part of our transition to a stand-alone telecommunications provider, we expect to increase the efficiency of our business operations. We have begun to provide through internal operations a significant portion of the services that have historically been provided from the United States mainland by Verizon and its affiliates. We have also begun to outsource a portion of such services.

Pursuant to our Transition Services Agreement with Verizon, Verizon and its affiliates are providing us with back-office services during a transition period following the Hawaii Business Acquisition. During this transition period, we are putting in place, and making a substantial investment in, a new back-office and information technology, or IT, infrastructure that will, among other things, integrate certain core operations support systems purchased from Verizon as part of the Hawaii Business Acquisition with customized, off-the-shelf commercial systems. Our new integrated back-office and IT infrastructure and related personnel will allow us to perform functions historically provided by Verizon and its affiliates, such as network management and monitoring, billing, customer relationship management, corporate finance, human resource and payroll. We believe that our new back-office and IT infrastructure will also allow us to improve and expand our customer services and streamline our operations. Enhanced data management and billing capabilities will allow us to broaden our bundled product offering and replace multiple existing customer service systems with one central system that will improve our efficiency and response time. In addition, our new back-office and IT infrastructure will provide us with a more comprehensive customer information tracking system, which we believe will enhance our market intelligence. We believe that the enhanced functionality of our new IT infrastructure will allow us to sell more products and bundles, operate more efficiently and reduce our costs.

Our Sponsor

The Carlyle Group, or Carlyle, is a global private equity firm with $31.0 billion under management. Carlyle invests in buyouts, venture capital, real estate and leveraged finance in North America, Europe and Asia, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, information technology & business services and telecommunications & media. Since 1987, the firm has invested $14 billion of equity in 414 transactions. Carlyle employs over 300 investment professionals in 14 countries. In the aggregate, Carlyle portfolio companies have more than $30.0 billion in revenue and employ more than 131,000 people around the world.

Carlyle is an experienced telecommunications and media investor, and the Carlyle representatives on the Board of Directors of the Issuer have in-depth knowledge of and experience in the telecommunications industry.

The Hawaii Business Transactions

The transactions summarized below, pursuant to which we became a stand-alone company, include the Hawaii Business Acquisition, the issuance of our outstanding senior floating rate notes, outstanding senior fixed rate notes and outstanding senior subordinated notes, borrowings under our senior credit facilities, the assumption of existing debentures by Hawaiian Telcom, Inc. and the equity contribution by Carlyle and its assignees and designees. We refer to these transactions in this prospectus as the “Hawaii Business Transactions.” While an understanding of the Hawaii Business Transactions is important to your understanding of our future cost structure, results of operations, financial position and cash flows, the transactions do not directly impact your decision as to whether or not to participate in the exchange offer.

On May 21, 2004, the Issuer and its parent company, Holdings, which is controlled by affiliates of Carlyle, entered into a merger agreement, which was subsequently amended and restated on April 8, 2005, with GTE and Verizon HoldCo LLC, to acquire Verizon’s local exchange carrier, long distance, Internet and directories businesses in Hawaii, or Verizon’s Hawaii Business. Pursuant to the merger agreement, prior to May 2, 2005, GTE contributed all of the outstanding stock of Verizon Hawaii Inc., which operates our local exchange carrier business, to Verizon HoldCo LLC and caused certain of its affiliates to contribute assets and liabilities related to our long distance, Internet and directories businesses to a newly-formed subsidiary of Verizon HoldCo LLC. On May 2, 2005, Verizon HoldCo LLC merged with and into the Issuer, with the Issuer as the surviving entity. The Issuer currently has two direct subsidiaries—Hawaiian Telcom, Inc. (f/k/a Verizon Hawaii Inc.) and Hawaiian Telcom Services Company, Inc.—and one indirect subsidiary—Hawaiian Telcom Insurance Company, Incorporated (f/k/a GTE Hawaiian Tel Insurance Company Incorporated). Hawaiian Telcom, Inc. operates our regulated local exchange carrier business and Hawaiian Telcom Services Company, Inc. operates all of our other businesses, including our long distance, Internet, wireless and directories businesses. Hawaiian Telcom Insurance Company, Incorporated is a captive insurance subsidiary. Until December 31, 2003, it provided auto liability, general liability and worker’s compensation insurance to Verizon Hawaii Inc. on a direct basis. The captive subsidiary continues to settle claims related to incidents which occurred prior to January 1, 2004. We insure current incidents with external carriers.

Pursuant to the Transition Services Agreement, during a transition period following the Hawaii Business Acquisition, Verizon and its affiliates continue to provide us with services that are critical to the ongoing operation of our business. The transition period has an initial nine-month term, which by amendment dated December 15, 2005, was extended to April 1, 2006. If needed, we can elect to have Verizon continue to provide certain services after the extension period, but at prices that are double the prices charged during the extension period. During the transition period, Verizon and its affiliates are providing us with services that, among other things:

•	provide us with access to certain existing IT systems and applications;

•	provide us with maintenance and support of certain IT applications and systems;

•	provide support for our residential and business customers;

•	provide us with accounting, payroll, accounts payable and transaction tax preparation services;

•	provide customer billing operation services;

•	provide network surveillance, maintenance and technical support of switches, relays, DSL and other Internet operations;

•	provide call center support, systems and related services;

•	perform infrastructure maintenance work for inside and outside plant engineering; and

•	provide and support Internet operations.

Verizon is also providing us with long distance voice and data services following the Hawaii Business Acquisition pursuant to the Verizon Master Services Agreement. See “The Hawaii Business Transactions—The Transition.” Verizon is providing these services for a transition period following the Hawaii Business Acquisition, which period has also been extended to April 1, 2006. After Verizon ceases to provide services to us under the Transition Services Agreement or the Verizon Master Services Agreement, we intend to provide such services ourselves or receive such services from third-party service providers. See “The Hawaii Business Transactions—Transition Services Agreement.”

The total consideration that the Issuer paid for Verizon’s Hawaii Business was $1,605.1 million (excluding fees and expenses and subject to adjustments relating to working capital levels). In connection with the Hawaii Business Acquisition, Carlyle (including its assignees and designees) contributed $428.0 million in cash to Holdings, which, in turn, was contributed to the Issuer’s common equity. This equity contribution represented 25% of the purchase price of the Hawaii Business Acquisition (including fees and expenses). The consideration was also funded with:

•	borrowings of $35.0 million under our revolving credit facility and $450.0 million under the Tranche B term loan portion of our senior credit facilities;

•	the proceeds from the issuance of the outstanding notes, which was consummated on May 2, 2005; and

•	the assumption of $300.0 million in aggregate principal amount of the 7% Debentures, Series A, due 2006 and 7 3/8% Debentures, Series B, due 2006, which were issued by Verizon Hawaii Inc. and which we refer to as the “Existing Debentures.”

For federal income tax purposes, the Hawaii Business Acquisition was treated as a purchase of the assets of Verizon HoldCo LLC. An election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended, was made with respect to the purchase and sale of the stock of Verizon HoldCo LLC’s subsidiaries and indirect subsidiary and as a result, we have a tax basis in the assets of such subsidiaries equal to the purchase price for the Hawaii Business Acquisition adjusted by the amount of liabilities assumed.

The following table sets forth the sources and uses of funds for the Hawaii Business Transactions.

(Dollars in millions)
Sources of Funds		Uses of Funds
Senior Credit Facilities:		Cash Purchase Price	$1,305.1
Revolving Credit Facility(1)	$35.0	Existing Debentures(2)	300.0
Tranche A Term Loan Facility(2)	—	Fees and Expenses	26.0
Tranche B Term Loan Facility	450.0	Working Capital Funds	81.9
Outstanding senior notes	350.0
Outstanding senior subordinated notes	150.0
Existing Debentures(2)	300.0
Cash Contribution(3)	428.0

Total Sources	$1,713.0	Total Uses	$1,713.0

(1)	Our revolving credit facility has total availability of $200.0 million, of which $35.0 million was drawn to fund the Hawaii Business Acquisition and an additional $11.1 million was drawn in connection with a working capital purchase price adjustment two days after closing of the Hawaii Business Acquisition. As of September 30, 2005, we had approximately $71.5 million drawn under our revolving credit facility and approximately $128.5 million available for borrowing, subject to covenant restrictions.
(2)

$300.0 million is available for borrowing under the Tranche A term loan facility. We intend to draw such amount in full in connection with repayment of the Existing Debentures on their respective maturity dates in

2006. See “Description of Other Indebtedness—The Senior Credit Facilities,” “—7% Debentures, Series A, due 2006” and “—7 3/8% Debentures, Series B, due 2006.”
(3)	Represents the equity contribution from Carlyle (including its assignees and designees).

Corporate Structure

Our corporate structure is as follows.

(1)	Substantially all of the assets of Hawaiian Telcom, Inc. secure the Existing Debentures and our senior credit facilities on a pari passu basis until the Existing Debentures are repaid. See “Description of Other Indebtedness.”
(2)	Hawaiian Telcom Insurance Company, Incorporated does not guarantee the outstanding notes, our senior credit facilities or the Existing Debentures and will not guarantee the exchange notes.

The Offering

On May 2, 2005, we completed an offering of $150.0 million in aggregate principal amount of Series A Senior Floating Rate Notes due 2013, $200.0 million in aggregate principal amount of 9 3/4% Series A Senior Fixed Rate Notes due 2013 and $150.0 million in aggregate principal amount of 12 1/2% Series A Senior Subordinated Notes due 2015, each of which was exempt from registration under the Securities Act of 1933 (the “Securities Act”).

Outstanding Notes

We sold the outstanding notes to Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers Inc., ABN AMRO Incorporated and Wachovia Capital Markets, LLC, the initial purchasers, on May 2, 2005. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

Registration Rights Agreement	In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers. Under the terms of that agreement, we agreed to:

•	use all commercially reasonable efforts to file a registration statement for the exchange offer and to consummate the exchange offer within 365 days after the initial issuance of the outstanding notes; and

•	file a shelf registration statement for the sale of the outstanding notes under certain circumstances and use all commercially reasonable efforts to cause such shelf registration statement to become effective under the Securities Act.

If we do not meet one of these requirements, we must pay additional interest on the outstanding notes at a rate of 0.25% per annum for the first 90-day period, increasing by an additional 0.25% per annum with respect to each 90-day period until the exchange offer is completed or the shelf registration statement is declared effective, up to a maximum of 1.0% per annum of the principal amount of the notes. The exchange offer is being made pursuant to the registration rights agreement and is intended to satisfy the rights granted under the registration rights agreement, which rights terminate upon completion of the exchange offer.

The Exchange Offer

The following is a brief summary of terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered

$150.0 million in aggregate principal amount of Series B Senior Floating Rate Notes due 2013, $200.0 million in aggregate principal amount of 9 3/4% Series B Senior Fixed Rate Notes due 2013 and $150.0 million in aggregate principal amount of 12 1/2% Series B Senior Subordinated Notes due 2015.

Exchange Offer

The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on                     , 2006. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a series B designation and a different CUSIP number than the outstanding notes; and

•	the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer. See “The Exchange Offer.”

Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, on , 2006, unless we decide to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes

If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

By executing the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under Securities Act) of ours; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes. See “The Exchange Offer—Procedures for Tendering Outstanding Notes” and “Plan of Distribution.”

Effect of Not Tendering

Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See “The Exchange Offer—Purpose and Effect.”

Interest on the Exchange Notes and the Outstanding Notes

The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the notes or, if no interest has been paid, from May 2, 2005. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date.

Federal Tax Consequences	There will be no federal income tax consequences to you if you exchange your outstanding notes for exchange notes in the exchange offer. See “Material Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	U.S. Bank National Association, the trustee under the indentures, is serving as exchange agent in connection with the exchange offer.

Terms of the Exchange Notes

The following is a brief summary of the terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. For a more complete description of the terms of the exchange notes, see “Description of Senior Exchange Notes” and “Description of Senior Subordinated Exchange Notes.”

Issuer	Hawaiian Telcom Communications, Inc.

Securities Offered	$150.0 million in aggregate principal amount of Series B Senior Floating Rate Notes due 2013.

$200.0 million in aggregate principal amount of 9 3/4% Series B Senior Fixed Rate Notes due 2013.

$150.0 million in aggregate principal amount of 12 1/2% Series B Senior Subordinated Notes due 2015.

Maturity Dates	The senior exchange notes will mature on May 1, 2013.

The senior subordinated exchange notes will mature on May 1, 2015.

Interest Payment Dates	May 1 and November 1 of each year, commencing November 1, 2005.

Guarantees

The payment of principal, premium, if any, and interest on each of the senior exchange notes and the senior subordinated exchange notes is unconditionally guaranteed, jointly and severally, by our current direct subsidiaries—Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc.—and each of our future subsidiaries that guarantees our obligations under our senior credit facilities. The guarantees constitute a guarantee of payment for each of the senior exchange notes and senior subordinated exchange notes by each of the guarantors, which will be unsecured. The guarantees of the senior exchange notes will rank equally with all other senior unsecured indebtedness of the guarantors. The guarantees of the senior subordinated exchange notes will rank subordinate to all senior indebtedness of the guarantors.

Ranking	The senior exchange notes will be our general unsecured obligations and will:

•	rank equal in right of payment to all of our existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the senior exchange notes;

•	rank senior in right of payment to any of our future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the senior exchange notes;

•	be effectively subordinated to all of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations; and

•	be effectively subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries that are not guarantors.

The senior subordinated exchange notes will be our general unsecured obligations and will:

•	rank junior in right of payment to all of our existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the senior subordinated exchange notes;

•	rank equal in right of payment to any of our future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to our senior debt;

•	be effectively subordinated to all of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations; and

•	be effectively subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries that are not guarantors.

As of September 30, 2005, we had $1,321.5 million of indebtedness, of which $821.5 million was secured, and an additional $128.5 million of indebtedness was available for borrowing under the revolving portion of our senior credit facilities, subject to covenant restrictions, all of which, if borrowed, would be secured indebtedness. In addition, Hawaiian Telcom Insurance Company, Incorporated, our non-guarantor subsidiary, had no indebtedness and other liabilities of approximately $3.9 million.

Optional Redemption

We may redeem some or all of the senior floating rate exchange notes on or after May 1, 2007, some or all of the senior fixed rate exchange notes on or after May 1, 2009 and some or all of the senior subordinated exchange notes on or after May 1, 2010 at the redemption prices set forth herein, plus accrued and unpaid interest and special interest, if any. In addition, prior to May 1, 2007 with respect to the senior floating rate exchange notes and prior to May 1, 2008 with respect to the senior fixed rate exchange notes and the senior subordinated exchange notes, we may also redeem up to 35% of each series of exchange notes with the proceeds of certain qualified equity offerings at the prices set forth herein, plus accrued and unpaid interest. We may also redeem some or all of the senior fixed rate exchange notes prior to May 1, 2009 and some or all of the senior subordinated exchange notes prior to May 1, 2010 at a price equal to 100% of such series of exchange notes redeemed plus a “make-whole” premium and accrued and unpaid interest and additional interest, if any. See “Description of Senior Exchange Notes—Optional Redemption” and “Description of Senior Subordinated Exchange Notes—Optional Redemption.”

Change of Control

Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the exchange notes of an issue as described above, you will have the right to require us to purchase all or a portion of your exchange notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest (including additional interest), if any, to the date of purchase. See “Description of Senior Exchange Notes—Change of Control” and “Description of Senior Subordinated Exchange Notes—Change of Control.”

Covenants

The indentures governing the exchange notes contain certain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries (which include Hawaiian Telcom, Inc., Hawaiian Telcom Services Company, Inc. and any future subsidiary that we form or acquire and do not subsequently designate as an unrestricted subsidiary in accordance with the provisions set forth in the indentures (see “Description of Senior Exchange Notes—Certain Definitions—Unrestricted Subsidiary” and “Description of Senior Subordinated Exchange Notes—Certain Definitions—Unrestricted Subsidiary”)) to:

•	incur additional debt;

•	declare or pay dividends, redeem stock or make other distributions to stockholders;

•	create liens;

•	make investments;

•	enter into transactions with affiliates;

•	sell or transfer assets; and

•	consolidate or merge.

These covenants are subject to a number of important qualifications and limitations. See “Description of Senior Exchange Notes—Certain Covenants” and “Description of Senior Subordinated Exchange Notes—Certain Covenants.”

No Public Market for the Exchange Notes

The exchange notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The initial purchasers of the outstanding notes have advised us that they intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice. See “Plan of Distribution.”

Risk Factors

You should carefully consider all the information in this prospectus prior to participating in the exchange offer. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning immediately after this “Prospectus Summary.”

Additional Information

Our principal executive offices are located at 1177 Bishop Street, Honolulu, Hawaii 96813. Our telephone number is (808) 546-4511. Our Internet address is http://www.hawaiiantel.com. The contents of our website are not part of this prospectus.

Summary Historical and Pro Forma Financial Information

The following table sets forth our summary historical and pro forma financial information as of the dates and periods indicated.

The Company’s historical balance sheet data as of December 31, 2004 and the statements of operations and cash flow data for the period from May 21, 2004 (date of inception) to December 31, 2004 have been derived from the financial statements of the Company, included elsewhere in this prospectus. The Company’s selected historical balance sheet data as of September 30, 2005 and 2004 and the statements of operations and cash flow data for the nine months ended September 30, 2005 and for the period from May 21, 2004 to September 30, 2004 have been derived from the unaudited consolidated financial statements of the Company, included elsewhere in this prospectus.

Predecessor historical balance sheet data as of December 31, 2004 and 2003 and the statements of operations and cash flow data for each of the years in the three-year period ended December 31, 2004 have been derived from the special-purpose combined statements of selected assets, selected liabilities and parent funding of our Predecessor, included elsewhere in this prospectus. The Predecessor historical balance sheet data as of May 1, 2005, September 30, 2004 and December 31, 2002 and the statements of operations and cash flow data for the period from January 1 to May 1, 2005 and nine months ended September 30, 2004 have been derived from the unaudited special-purpose combined statements of selected assets, selected liabilities and parent funding of our Predecessor.

The comparability of our summary historical financial information has been affected by the Hawaii Business Acquisition. The historical financial information includes periods prior to and subsequent to our consummation of the Hawaii Business Acquisition. Our Predecessor has historically operated as the local exchange carrier, directories business, and long distance and Internet service provider of Verizon in the State of Hawaii and not as a stand-alone telecommunications provider. The historical Predecessor financial statements in this prospectus, including the selected historical Predecessor financial information set forth below, reflect expenses related to services that were provided to our Predecessor by Verizon and its affiliates. After a transition period following the Hawaii Business Acquisition, we anticipate receiving such services from our internal operations or from third-party service providers, and not Verizon. Accordingly, we believe that the historical and pro forma financial statements in this prospectus are not indicative of our future performance and do not reflect what our cost structure would have been had we operated as a stand-alone telecommunications provider during the periods presented.

Our summary unaudited pro forma financial information for the year ended December 31, 2004 and for the nine months ended September 30, 2005 gives effect, in the manner described under “Unaudited Pro Forma Financial Information” and the notes thereto, to the Hawaii Business Acquisition and the related financing as if they had occurred on January 1, 2004. The summary pro forma financial information is presented for informational purposes only and is not necessarily indicative of our results of operations that would have occurred had the transactions been consummated as of the dates indicated. In addition, the summary pro forma combined financial information is not necessarily indicative of our future financial operating results.

The following data should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and related notes thereto included elsewhere in this prospectus.

Selected Financial Information (dollars in thousands)

	Predecessor					Company			Pro Forma
	Year Ended December 31,			Nine Months Ended September 30, 2004	Period from January 1 to May 1, 2005	Period from May 21 to December 31, 2004	Period from May 21 to September 30, 2004	Nine Months Ended September 30, 2005	Year Ended December 31, 2004	Nine Months Ended September 30, 2005
	2002	2003	2004
Statement of operations data:
Revenues (1)	$635,400	$612,300	$595,600	$445,200	$200,700	$—	$—	$201,779	$544,155	$410,053
Depreciation and amortization (2)	107,900	109,400	114,800	87,100	39,600	—	—	66,643	159,632	119,854
Operating income (loss) (3)	113,300	59,200	90,900	70,500	35,900	(17,373)	(3,430)	(77,397)	(16,870)	(51,048)
Interest expense	37,400	33,700	36,800	27,000	11,700	—	—	51,604	111,200	88,671
Provision for income tax	27,800	8,800	20,500	15,500	8,700	—	—	2,600	6,000	4,600
Net income (loss)	50,900	65,500	36,900	29,700	16,100	(17,373)	(3,430)	(131,434)	(130,770)	(143,552)
Statement of cash data—net cash provided by (used in):
Operating activities	$161,600	$125,300	$107,700	$63,000	$36,200	$—	$—	$(19,506)	NA	NA
Investing activities (4)	(84,500)	(144,100)	3,300	26,100	(11,700)	—	—	(1,383,941)	NA	NA
Financing activities (4)	(77,100)	18,900	(110,200)	(89,400)	(24,000)	—	—	1,411,737	NA	NA
Other financial data:
Ratio of earnings to fixed charges (5)	2.9	1.7	2.5	2.6	3.0	NA	NA	NA	NA	NA
EBITDA—
Net income (loss)	$50,900	$65,500	$36,900	$29,700	$16,100	$(17,373)	$(3,430)	$(131,434)	$(130,770)	$(143,552)
Interest expense	37,400	33,700	36,800	27,000	11,700	—	—	51,604	111,200	88,671
Provision for income tax	27,800	8,800	20,500	15,500	8,700	—	—	2,600	6,000	4,600
Depreciation and amortization	107,900	109,400	114,800	87,100	39,600	—	—	66,643	159,632	119,854

EBITDA (6)	$224,000	$217,400	$209,000	$159,300	$76,100	$(17,373)	$(3,430)	$(10,587)	$146,062	$69,573

Balance Sheet data (as of end of period):
Cash	$300	$400	$1,200	$100	$1,700	$—	$—	$8,290	NA	NA
Property, plant and equipment, net	685,300	786,400	734,000	740,900	717,800	962	—	793,236	NA	NA
Total assets	1,510,600	1,607,700	1,489,000	1,502,000	1,459,800	6,734	5,017	1,756,563	NA	NA
Long-term debt	428,000	427,400	301,700	301,800	151,300	—	—	1,319,500	NA	NA
Stockholder’s equity/(deficiency) parent funding	380,700	419,200	410,000	414,100	685,800	(17,373)	(3,430)	286,197	NA	NA

(1)	The consolidated financial information for the Company includes the consolidated financial position, results of operations and cash flows of the Company from inception on May 21, 2004 and also includes the results of Verizon’s Hawaii Business from the May 2, 2005 acquisition date.
(2)	Depreciation and amortization for the Company reflects the depreciation of acquired property and equipment and amortization of acquired amortizable intangibles based on the estimated fair value and useful lives as of the May 2, 2005 acquisition date.
(3)	The operating loss for the Company is, in part, due to the transition costs the Company is incurring to become a stand-alone provider of telecommunications services.
(4)	The Company’s investing and financing activities during the nine months ended September 30, 2005 include the Hawaii Business Transactions.
(5)	For purposes of this computation, “earnings” consist of pre-tax income from continuing operations before adjustment for income or loss from equity investees, plus dividends from equity investees, plus fixed charges and amortization of capitalized interest less capitalized interest. “Fixed charges” consist of interest expense on all indebtedness plus amortization of debt issuance fees, the interest component of lease rental expense and capitalized interest. There were no fixed charges for the Company for the nine months ended September 30, 2004 and year ended December 31, 2004. For the nine months ended September 30, 2005, the Company’s deficiency of earnings to fixed charges amounted to $129,538. On a pro forma basis, the deficiency of earnings to fixed charges amounted to $130,760 and $144,336 for the year ended December 31, 2004 and nine months ended September 30, 2005, respectively.
(6)	EBITDA is defined as net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization. We believe that GAAP-based financial information for highly leveraged businesses, such as ours, should be supplemented by EBITDA so that investors better understand our financial information in connection with their analysis of our business. The following demonstrates and forms the basis for such belief: (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance, (ii) our senior credit facilities contain covenants that require us to maintain certain interest expense coverage and leverage ratios, which contain EBITDA as a component, and restrict upstream cash payments if certain ratios are not met, subject to certain exclusions, and our management team uses EBITDA to monitor compliance with such covenants, (iii) EBITDA is a component of the measure used by our management team to make day-to-day operating decisions, (iv) EBITDA is a component of the measure used by our management to facilitate internal comparisons to competitors’ results and the telecommunications industry in general and (v) the payment of discretionary bonuses to certain members of our management is contingent upon, among other things, the satisfaction of certain targets, which contain EBITDA as a component. We acknowledge that there are limitations when using EBITDA. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

Risk Factors

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before making a decision to participate in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to our Business

We do not believe that our historical and pro forma financial information reflect our anticipated cost structure or are indicative of what our results of operations would have been as a stand-alone telecommunications provider.

We do not believe that the historical and pro forma financial information included in this prospectus reflect what our results of operations, financial position or cash flow would have been had we been a stand-alone telecommunications provider during the periods presented, what our cost structure will be as a stand-alone telecommunications provider, or what our results of operations, financial position or cash flows will be in the future.

The audited combined financial statements of our Predecessor included in this prospectus have been derived from the books and records of Verizon Hawaii, a wholly-owned subsidiary of GTE prior to the Hawaii Business Acquisition, and certain affiliates of Verizon. Preparing such audited combined financial statements required management of Verizon and GTE to assign certain assets, liabilities, revenues and expenses, including expenses for services provided to us by Verizon and its affiliates. These assignments are based on certain assumptions, and, as a result, such audited financial statements may not reflect what our results of operations, financial position or cash flow would have been if we had operated as a stand-alone provider of telecommunications services for the periods presented. In addition, the historical and pro forma financial statements included in this prospectus reflect expenses for services provided to us by Verizon and its affiliates. In connection with a transition period following the Hawaii Business Acquisition, we continue to receive certain services from Verizon and its affiliates at the prices set forth in our Transition Services Agreement and the Verizon Master Services Agreement. The expenses we are incurring under the Transition Services Agreement and the Verizon Master Services Agreement do not equal the expenses we have incurred for the same services provided by Verizon and its affiliates prior to the Hawaii Business Acquisition. After the dates on which Verizon ceases to provide services to us, we expect services previously provided by Verizon to be provided by our internal operations or from third-party service providers. It is unlikely that the expenses we will incur for such services in the future will reflect the historical expenses for such services included in the audited and pro forma financial statements included in this prospectus. Accordingly, we do not believe that the historical information included in the financial statements and the pro forma financial information contained in this prospectus are indicative of our future performance or reflect what our cost structure would have been had we operated as a stand-alone telecommunications provider during the periods presented.

We have limited experience operating as a stand-alone provider of telecommunications services. We may be materially and adversely affected by the separation of our business from that of Verizon.

We have limited experience operating as a stand-alone provider of telecommunications services. The separation from Verizon and our transition to a stand-alone provider of telecommunications services present several material risks and uncertainties that you should consider before making a decision to participate in the exchange offer. These risks include the following:

During the transition period, we are relying on Verizon to provide us with services that are critical to the ongoing operation of our business.

Verizon and its affiliates have historically provided us with services that are critical to the ongoing operation of our business. Among other things, Verizon and its affiliates have provided:

•	proprietary software that enables us to operate our local telecommunications network;

•	a connection to the Internet backbone; and

•	critical back-office, network management, logistical and procurement services, including billing, customer relationship management, corporate finance, human resource, payroll and IT services.

Pursuant to a Transition Services Agreement, which details Verizon’s obligations to provide the services described above during the transition period, we continue to rely on Verizon and its affiliates to provide us with such software and services, as well as other critical services. See “The Hawaii Business Transactions—Transition Services Agreement.” Pursuant to the Verizon Master Services Agreement, Verizon and its affiliates are also providing us with long distance voice and data services for a transition period following the Hawaii Business Acquisition. See “The Hawaii Business Transactions—The Transition.” If, notwithstanding the Transition Services Agreement and Verizon Master Services Agreement, Verizon or its affiliates fail or are unable to continue to provide such services to us, our business, financial condition and results of operations could be materially and adversely affected.

We also rely on Verizon for certain accounting services and related account reconciliations. This significant dependency on Verizon, in combination with our initial development of processes, procedures and controls as a stand-alone provider, increase the risk of material internal control deficiencies and the related probability of a restatement of our operating results. Any deficiency in Verizon’s internal controls will affect our reported financial information. Furthermore, Verizon’s internal processes may create deficiencies for us because certain processes deemed by Verizon not to be part of their key control environment may be material to our key control environment.

After the dates on which Verizon is no longer required to provide services to us, we expect to receive such services from our internal operations or third-party service providers. We may not be able to obtain such services on commercially reasonable terms.

After the dates on which Verizon is no longer required to provide services to us, we expect that such services will be provided by our internal operations or third-party service providers. We cannot assure you that we will be able to develop the ability to provide any of these services ourselves on a cost efficient basis.

We have extended to April 1, 2006 the initial nine-month transition period with respect to transition services being provided by Verizon. We cannot assure you that we will be ready to separate from the Verizon systems by April 1. A delay in separation could limit our access to useful information needed to value the Hawaii Business Acquisition at fair value until after the one-year period during which it is acceptable to make adjustments to the allocation of such values. The extension to April 1 is contingent upon us extending existing rights to use third-party software required for the provision of transition services to us by Verizon. If we are unable to obtain such rights, Verizon can refuse to provide the applicable services to us during the extension period. The services Verizon will provide us during the extension period will be at an increased cost to us. If, after this extension period, we are unable to obtain services provided to us under the Transition Services Agreement from our internal operations or third-party service providers, we may elect to have Verizon continue to provide certain of such services to us beyond the extension period, but at prices that are double the prices charged for such services during the extension period. However, if we are unable to obtain the rights to use all third-party software required for the provision of a transition service to us by Verizon following the extension period, Verizon can refuse to provide such transition service. If we are unable to obtain the use of the software currently provided by Verizon, develop the ability to provide any of these services ourselves or find a third-party service provider to provide such services to us on commercially reasonable terms, our business, financial condition and results of operations may be materially and adversely affected.

We may be unable to build the IT infrastructure that we will need to operate as a stand-alone provider of telecommunications services upon expiration of the transition period.

We have engaged BearingPoint, Inc., or BearingPoint, to build an IT infrastructure that will allow us, upon expiration of the transition period, to migrate off software systems that we used prior to the Hawaii Business Acquisition. BearingPoint is building such infrastructure by installing and integrating several hardware and software systems. We intend that our new IT infrastructure will, among other things, integrate our basic telecommunications infrastructure, our network monitoring and maintenance systems, billing systems, customer relationship management systems, corporate finance systems, human resource and payroll systems and backup data centers. A failure to identify all of the components of IT infrastructure and personnel necessary to transition successfully from Verizon may adversely impact our ability to operate as a stand-alone provider of telecommunications services.

The ability of BearingPoint to successfully build this IT infrastructure before the expiration of the transition period is subject to several technical and operational uncertainties that are beyond our control. While we may be entitled to damages if BearingPoint fails to perform under its agreement with us, the agreement with BearingPoint limits the amount of damages that we may receive. In addition, we cannot assure you that we will be able to collect on any award of damages or that any such damages would be sufficient to cover the actual costs we would incur as a result of BearingPoint’s failure to perform under its agreement with us. See “The Hawaii Business Transactions—Agreements Relating to our Back-Office and Information Technology, Procurement and Logistics—BearingPoint.”

We are making a significant amount of capital expenditures and incurring significant transition related expenses in connection with our transition to a stand-alone provider of telecommunications services. We intend to fund a portion of such capital expenditures and expenses with our revolving credit facility.

In connection with our transition to a stand-alone telecommunications provider, we are making a significant amount of capital expenditures and incurring significant transition related expenses to, among other things, build new IT systems that will be used to provide, among other things, network monitoring and maintenance systems, billing systems, customer relationship management systems, corporate finance systems, human resource and payroll systems and backup data centers. We intend to fund a portion of these capital expenditures and expenses with funds available to us under our revolving credit facility.

Our revolving credit facility has total availability of $200.0 million, of which $35 million was drawn to fund the Hawaii Business Acquisition and an additional $11.1 million was drawn in connection with a working capital purchase price adjustment two days after closing of the Hawaii Business Acquisition. As of September 30, 2005, we had approximately $71.5 million drawn under our revolving credit facility and approximately $128.5 million available for borrowing, subject to covenant restrictions. If the amount of capital expenditures and transition related expenses exceeds those that are contemplated by our current business plan, our revolving credit facility may be insufficient to fund such capital expenditures and expenses and to provide us with the liquidity that we would otherwise require. The availability of funds under our revolving credit facility will be conditioned upon, among other things, our continued compliance with the covenants in our credit agreement. If we fail to meet these conditions and are unable to draw funds under our revolving credit facility, we will be unable to execute on our business plan.

We rely on several material agreements to operate our business. The loss of any of these agreements, or the failure of any third party to perform under any of these agreements, could have a material adverse effect on our business.

Since May 2, 2005, several critical services historically provided by Verizon and its affiliates are currently being or will be provided by third-party service providers. We have entered into agreements with BearingPoint, LM Berry and Company, or LM Berry, and certain of their affiliates for the provision of, among other things, critical printing, billing, accounting, corporate finance, network development, network monitoring, human resources and IT services. In addition, we have an agreement with The Sprint Corporation to provide Internet transit services. We have also entered into a MVNO agreement with a subsidiary of Sprint that allows us to resell Sprint wireless services, including access to Sprint’s nationwide personal communications service wireless network, under the Hawaiian TelcomTM brand name. Before the expiration of the extended transition period, we intend to enter into additional agreements with other third-party service providers for the provision of other services that are currently provided by Verizon and its affiliates.

The expiration or termination of any of our material agreements by third-party service providers could have a material adverse effect on our business. Upon expiration or termination of any of these agreements, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us. Our agreement with BearingPoint has a five-year term ending May 2010 and is renewable at our option for up to six one-year periods. Prior to its termination, the agreement may be terminated by BearingPoint only if we fail to make two consecutive undisputed monthly payments and only after notice is delivered and a cure period has elapsed. Our agreement with LM Berry remains in effect until the last directory for 2010 is distributed. Prior to its termination, LM Berry can terminate its agreement with us only for a material breach and only after a 30-day cure period.

The failure of any of our third-party service providers to satisfy its obligations under its agreement with us could have a material adverse effect on our business. Since the Hawaii Business Acquisition, we have been relying on BearingPoint to build and operate a new back-office and IT infrastructure that will, among other things, enable us to migrate off certain systems that Verizon and its affiliates are providing to us during the transition period. Upon its completion, we also intend to rely on BearingPoint to operate our back-office and IT infrastructure. On April 20, 2005, BearingPoint disclosed that (a) certain of its historical financial statements should not be relied upon because of errors in such financial statements, (b) it had identified material weaknesses and significant deficiencies in its internal control over financial reporting, (c) it had experienced net losses, negative cash flows, declines in net income, declines in billing rates, and declines of certain other operating metrics, (d) it expected to incur net losses and negative cash flows for the remainder of 2005, (e) its current cash resources are not sufficient to meet its expected near-term cash needs, and (f) it anticipated requiring an additional $250.0 million to $400.0 million of additional financing. BearingPoint also disclosed that the report of its independent registered public accountants for its fiscal year 2004 may include an explanatory paragraph for a “going concern.” Since that time, several class-action lawsuits related to BearingPoint’s financial and accounting problems have been filed against BearingPoint and the Securities and Exchange Commission (the “SEC”) has issued a formal order of investigation regarding BearingPoint’s internal control deficiencies. On April 27, 2005, BearingPoint announced that it had closed a private offering of $200.0 million aggregate principal amount of its 5% Convertible Senior Subordinated Debentures. On July 20, 2005, BearingPoint announced that it entered into a $150.0 million senior secured credit facility pursuant to a credit agreement, dated as of July 19, 2005, and issued $40.0 million in aggregate principal amount of its 0.50% Convertible Senior Subordinated Debentures and common stock warrants to purchase up to 3.5 million shares of common stock. On November 23, 2005, BearingPoint announced that it had received a purported notice of acceleration from a law firm claiming to represent certain holders of one of its series of debentures. The notice of acceleration is related to a notice of default which asserted that BearingPoint’s failure to timely file with the SEC its 2004 annual report and quarterly reports for the first and second quarters of 2005 resulted in a default under an indenture governing such debentures. As of December 31, 2005, BearingPoint has not filed with the SEC its financial statements for the year ended December 31, 2004 and the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

At this point, we cannot determine how BearingPoint’s financial condition will impact its ability to perform under its contracts with us to build and operate our new back-office and IT infrastructure. If BearingPoint is unable to perform under its agreements with us and build a new back-office and IT infrastructure in a timely manner (or at all), we may require services from Verizon after the transition period. Verizon has agreed to provide us with such services, but at significantly increased costs and contingent upon our obtaining the continued right to use third-party software for the provision of such services following the transition period.

BearingPoint’s financial condition may also make it more difficult for it to effectively operate our new back-office and IT infrastructure. If BearingPoint is unable to effectively operate our new back-office and IT infrastructure, our business operations may suffer.

Additionally, if any of our third-party service providers seeks U.S. bankruptcy law protection, our agreements with such service provider, and such service provider’s ability to provide the services under its agreements with us, could be adversely impacted. For example, in bankruptcy proceedings, the third-party service provider, or a bankruptcy trustee acting on its behalf, could seek to reject our agreements with it as “executory” contracts under U.S. bankruptcy law. If the bankruptcy court were to hold that any such contracts are executory, the third-party service provider would be able to avoid its obligations under such contracts, and we would have a claim for damages against the bankruptcy estate, which may or may not be paid in the bankruptcy proceeding.

Our business is subject to extensive governmental regulation. Applicable legislation and regulations and changes to them could adversely affect our business.

We operate in a heavily regulated industry, and most of our revenues come from the provision of services regulated by the Federal Communications Commission (“FCC”) and the Public Utilities Commission of the State of Hawaii (“HPUC”). Laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts, and could be changed by federal or state legislative initiative, judicial review or regulatory agencies at any time. We cannot predict the impact of future developments or changes to the regulatory environment or the impact such developments or changes would have on us. See “Business—Regulation.”

There are a number of FCC policies under review that could have a significant impact on us. For example, FCC policies with regard to the provisioning of local exchange carrier interconnection are in the process of being clarified or revised. Changes to intercarrier compensation that could impact our access revenues are also possible. Changes in FCC policies may increase our obligations and/or reduce our revenue. Further, most FCC telecommunications decisions are subject to judicial review. The uncertainty created by these pending FCC proceedings and related litigation make it difficult to predict the impact on us.

The federal regulatory environment in which we operate may undergo a significant change in the near future. On December 15, 2004, the FCC, in its Triennial Review proceeding, adopted revised rules concerning the obligations of ILECs, such as our local telephone business, to make available network elements on an unbundled basis at regulated rates. The FCC framework builds on its previous action to eliminate certain unbundling requirements over a period of twelve to eighteen months. The rules became effective on March 11, 2005 and replaced the FCC’s previous unbundling rules, which were overturned by the U.S. Court of Appeals for the District of Columbia. The new rules have been appealed by various parties. We cannot fully predict the effects of this adoption or the outcome of the appeal.

In addition, state government regulation also is a source of business uncertainty. In response to competitors’ requests, the HPUC may initiate a proceeding to re-evaluate performance measures and to evaluate whether performance incentives applicable to our provision of services to competitors should be adopted. The HPUC also has deferred several matters from earlier telecommunications proceedings, which could be initiated in the future. These matters involve, among other things, rate rebalancing. We cannot predict whether state proceedings will be initiated or the possible outcome of such proceedings at this time.

A reduction by the HPUC or the FCC of the rates we charge our customers would reduce our revenues and could reduce our earnings.

The rates we charge our local telephone customers are based, in part, on a rate-of-return authorized by the HPUC on capital invested in our network. These authorized rates, as well as allowable investment and expenses, are subject to review and change by the HPUC at any time. If the HPUC orders us to reduce our rates, our revenues will be reduced and our earnings also could be reduced absent corresponding reductions in costs or growth in services.

We cannot assure you that our rates will remain at their current levels. In connection with the HPUC proceeding involving the Hawaii Business Acquisition, the Issuer agreed with the Division of Consumer Advocacy that it would not initiate a rate case with a test year earlier than 2009, unless the HPUC found a compelling financial need to justify an earlier filing. If we seek a rate case with a test year earlier than 2009, we would be subject to certain additional conditions including the obligation of Holdings to make an additional capital investment in the Issuer. In addition, the HPUC order received in connection with the Hawaii Business Acquisition places conditions upon the imputation of revenues related to any future sale or encumbrance of our directories business. Such conditions may adversely affect our ability to obtain rate increases in the future. Our local exchange service competitors may also gain a competitive advantage based on rules which favor competitors. For example, competitors have the ability to resell our services at rates set by the HPUC and are not subject to the level of regulatory scrutiny generally faced by us. Additionally, as a result of the state regulators permitting our competitors to intervene in rate-setting proceedings, there is a potential that such competitors could obtain business sensitive information about us during such proceedings.

The FCC approves tariffs for interstate access and subscriber line charges, both of which are components of our network access revenue. The FCC is currently considering proposals to reduce interstate access charges for carriers like us, and may require us to recover the foregone revenue from our end-users. If the FCC lowers interstate access charges, we may be required to recover more revenue through subscriber line charges or forego this revenue altogether. This could reduce our revenue or impair our competitive position.

The telecommunications industry is increasingly competitive, and we may have difficulty competing effectively.

All sectors of the telecommunications industry are competitive. Competition in the markets in which we operate could:

•	reduce our customer base;

•	require us to lower rates and other prices in order to compete; or

•	increase marketing expenditures and the use of discounting and promotional campaigns.

Any of these factors could adversely affect our business.

Wireline Telecommunications. As the ILEC, we face competition mainly from resellers, local providers who lease UNEs from us, and, to a lesser degree, from facilities-based providers of local telephone services.

We have historically faced access line losses as a result of competition and substitution of traditional wireline services with wireless services. Access line losses have been faced by the industry as a whole, and we cannot assure you that access line losses will not continue in the future. In particular, the increasing penetration of DSL and the introduction of Voice over Internet Protocol, or VoIP, could lead to further primary and second access line losses.

Interconnection duties are governed, in part, by telecommunications rules and regulations related to the UNEs that must be provided. These rules and regulations remain subject to ongoing modifications. See “—Our business is subject to extensive governmental regulation. Applicable legislation and regulations and changes to them could adversely affect our business.” In addition, while cellular wireless services have historically complemented traditional local exchange and long distance services, existing and emerging wireless and Internet protocol, or IP, technologies are increasingly competitive with local exchange and, particularly, long distance services in some or all of our service areas.

Internet. We expect that the Internet access services business will continue to be highly competitive due to the absence of significant barriers to entry. We currently compete with a number of established online services companies, interexchange carriers and cable companies. Competition is particularly intense for broadband services.

Wireless Telecommunications. We are a new entrant in the wireless telecommunications services business. We provide this service by use of a MVNO model in which we resell another carrier’s facilities-based wireless services under the Hawaiian TelcomTM brand name. The market in Hawaii for wireless telecommunications services is subject to intense competition. In addition, our wireless business may be less profitable than the wireless businesses of other telecommunications companies due to our use of a MVNO model.

If we do not adapt to technological changes in the telecommunications industry, we could lose customers or market share.

The telecommunications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. We cannot predict the effect of these changes on our competitive position, profitability or industry. Technological developments may reduce the competitiveness of our network and require unbudgeted upgrades or the procurement of additional products that could be expensive and time consuming to implement. In addition, new products and services arising out of technological developments may reduce the attractiveness of our services. If we fail to adapt successfully to technological changes or fail to obtain access to important new technologies, we could lose customers and be limited in our ability to attract new customers and sell new services to our existing customers. An element of our business strategy is to deliver enhanced and ancillary services to customers. The successful delivery of new services is uncertain and dependent on many factors, and we may not generate anticipated revenues from such services.

The successful operation and growth of our businesses are dependent on economic conditions in Hawaii.

Substantially all of our customers and operations are located in Hawaii. Because of our geographical position, the successful operation and growth of our businesses is dependent on economic conditions in Hawaii. The Hawaii economy, in turn, is dependent upon many factors, including:

•	the level of government and military spending;

•	the development of the local financial services industry;

•	the strength of the Hawaii tourism industry; and

•	the continued growth in services industries.

The customer base for telecommunications services in Hawaii is small and geographically concentrated. As of December 31, 2003, the population of Hawaii was approximately 1.25 million, over 70% of whom live in the island of Oahu and approximately 30% of whom live in Honolulu. Any adverse development in either of these locations could substantially impact our ability to do business there.

In addition, the relatively low unemployment rate in Hawaii could make it more difficult for us to retain and find qualified personnel needed to operate as a stand-alone provider of telecommunications services. Labor shortages or increased labor costs could have a material adverse effect on our operations and we cannot assure you that we will be able to continue to hire and retain a sufficient labor force of qualified persons.

Our business could suffer if we are unsuccessful in negotiating new collective bargaining agreements.

At December 31, 2004, 74% of our workforce was represented by labor unions. Our collective bargaining agreement will expire on September 1, 2007. Although we believe that our relations with our employees are good, we cannot assure you that we will be successful in negotiating new collective bargaining agreements, that such negotiations will not result in significant increases in the cost of labor or that a breakdown in such negotiations or relations will not result in the disruption of our operations.

We depend on key members of our executive management team.

Our future success as a stand-alone telecommunications provider will be highly dependent upon members of our executive management team. Although certain of these members are subject to employment agreements and participate in the various incentive plans, such employment agreements may be terminated and the loss of the services of any such individuals or other key personnel could have a material adverse effect upon our future success as a stand-alone telecommunications provider. We do not maintain any “key person” insurance on any of our personnel.

We are controlled by Carlyle, whose interests may not be aligned with yours.

A holding company controlled by Carlyle and its affiliates currently owns all of our fully diluted equity and, therefore, Carlyle has the power to control our affairs and policies. It also controls the election of directors, the appointment of management, the entering into mergers, sales of substantially all of our assets and other extraordinary transactions. The directors so elected have authority, subject to the terms of our debt and applicable HPUC requirements, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions.

The interests of Carlyle and its affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Carlyle, as equity holders, might conflict with your interests as a holder of the exchange notes. Carlyle and its affiliates may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the exchange notes. Additionally, Carlyle and its affiliates are in the business of making investments in companies, and may from time to time in the future acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. See “Certain Relationships and Related Party Transactions.”

Risks Related to the Exchange Notes

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions described in the legend on your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the outstanding notes under the Securities Act.

After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be fewer outstanding notes outstanding. See “The Exchange Offer— Purpose and Effect.” In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited number of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

You may find it difficult to sell your exchange notes because there is no existing trading market for the exchange notes.

You may find it difficult to sell your exchange notes because an active trading market for the exchange notes may not develop. The exchange notes are being offered to the holders of the outstanding notes. The outstanding notes were issued on May 2, 2005, primarily to a small number of institutional investors. There is no existing trading market for the exchange notes and there can be no assurance regarding the future development of a market for the exchange notes, or the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders may be able to sell their exchange notes. If such a market were to develop, the exchange notes could trade at prices that may be higher or lower than the initial offering price of the outstanding notes depending on many factors, including prevailing interest rates, our financial position, operating results and the market for similar securities. We do not intend to apply for listing or quotation of the exchange notes on a national securities exchange, and we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the initial purchasers of the outstanding notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and any market-making may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the exchange notes or that an active market for the exchange notes will develop. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the exchange notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the exchange notes.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes.

We now have and will continue to have a significant amount of indebtedness. As of September 30, 2005, we had total outstanding indebtedness of $1,321.5 million and additional available borrowings of $128.5 million under our revolving credit facility, subject to covenant restrictions. Our total outstanding indebtedness consists of $500.0 million of outstanding notes, $71.5 million of secured indebtedness under our revolving credit facility, $450.0 million of secured indebtedness under the Tranche B portion of our senior credit facilities and $300.0 million of Existing Debentures issued by our subsidiary, Hawaiian Telcom, Inc. Although the Tranche A portion of our senior credit facilities is not drawn, we intend to draw the full amount under such facility to repay the Existing Debentures upon their maturities. The Existing Debentures are secured by substantially all of the assets of Hawaiian Telcom, Inc. on a pari passu basis with the lien on such assets securing our senior credit facilities.

This level of indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the exchange notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, the indentures governing the exchange notes and the agreement governing our senior credit facilities will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial financial leverage.

Although covenants under our senior credit facilities and the indentures limit our ability and the ability of our restricted subsidiaries to incur additional indebtedness, the terms of our senior credit facilities and the indentures permit us and our guarantors to borrow significant additional indebtedness, including secured indebtedness, in the future if conditions are satisfied. In addition, as of September 30, 2005, our revolving credit facility permits additional revolving borrowing, subject to covenant compliance, of up to $128.5 million (exclusive of our $300.0 million delayed draw Tranche A term loan facility, which we intend to draw to refinance the Existing Debentures upon maturity), subject to covenant restrictions, and all of those borrowings would be effectively senior to the exchange notes and the subsidiary guarantees to the extent of the value of the collateral securing such indebtedness. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Description of Other Indebtedness—The Senior Credit Facilities,” “Description of Senior Exchange Notes—Certain Covenants” and “Description of Senior Subordinated Exchange Notes—Certain Covenants.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these exchange notes, and to fund planned capital expenditures and certain transition related expenses will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations, and in particular, that our anticipated cost structure will be realized on schedule or that future borrowings will be available to us under our senior credit facilities in an amount sufficient to enable us to pay our indebtedness, including these exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these exchange notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facilities and these exchange notes, on commercially reasonable terms or at all.

Your right to receive payments on the exchange notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the exchange notes will be effectively subordinated to the guarantors’ secured indebtedness.

Holders of the Issuer’s secured indebtedness and the secured indebtedness of any guarantors will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing that secured indebtedness. Notably, our senior credit facilities will be secured by liens on substantially all of our assets and the assets of our existing and future domestic subsidiaries (other than Hawaiian Telcom Insurance Company, Incorporated). In addition, until they are repaid, the Existing Debentures will be secured by substantially all of the assets of our subsidiary, Hawaiian Telcom, Inc., on a pari passu basis with the lien on such assets securing our senior credit facilities. The exchange notes and the guarantees thereof will be effectively subordinated to all such secured indebtedness to the extent of the value of its collateral. In the event of any distribution or payment of the Issuer’s or any guarantor’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to the assets that constitute their collateral. Holders of the senior exchange notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the senior exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. If any of the foregoing events occurs, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of the exchange notes may receive less, ratably, than holders of secured indebtedness.

As of September 30, 2005, the aggregate amount of the Issuer’s secured indebtedness was $521.5 million, $128.5 million was available for additional borrowing under our revolving credit facility, subject to covenant restrictions, and our subsidiary Hawaiian Telcom, Inc. had $300.0 million of secured indebtedness consisting of the Existing Debentures. We and the guarantors will be permitted to borrow significant additional indebtedness, including secured indebtedness, in the future under the terms of the indentures and our senior credit facilities. See “Description of Other Indebtedness—The Senior Credit Facilities,” “Description of Senior Exchange Notes—Certain Covenants” and “Description of Senior Subordinated Exchange Notes—Certain Covenants.”

Your right to receive payments on the senior subordinated exchange notes will be junior to the borrowings under our senior credit facilities and the senior exchange notes, and all future senior indebtedness. Further, the guarantees of the senior subordinated exchange notes will be junior to the guarantors’ secured and senior indebtedness.

The senior subordinated exchange notes will rank behind all of the Issuer’s existing indebtedness, including the senior exchange notes and borrowings under our senior credit facilities, and the Issuer’s future indebtedness, and the guarantees of the senior subordinated exchange notes will rank behind any guarantor’s existing and future indebtedness, including guarantees of the senior exchange notes and borrowings under our senior credit facilities, except, in each case, any indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the senior subordinated exchange notes or the guarantees of the senior subordinated exchange notes, as applicable. As a result, upon any distribution to the Issuer’s creditors or the creditors of any guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer or any guarantor or their respective property, the holders of the Issuer’s senior indebtedness and the senior indebtedness of any guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the senior subordinated exchange notes or any guarantees of the senior subordinated exchange notes.

In addition, all payments on the senior subordinated exchange notes and any guarantees of the senior subordinated exchange notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 180 consecutive days in the event of certain non-payment defaults on senior indebtedness.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer or any guarantor, holders of the senior subordinated exchange notes will participate with trade creditors and all other holders of the Issuer’s and any guarantor’s senior subordinated indebtedness in the assets remaining after the Issuer and any guarantor have paid all of their respective senior indebtedness. However, because the indenture governing the senior subordinated exchange notes requires that amounts otherwise payable to holders of the senior subordinated exchange notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the senior subordinated exchange notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of senior subordinated exchange notes may receive less, ratably, than the holders of senior indebtedness.

As of September 30, 2005, the senior subordinated exchange notes would have been subordinated to $1,171.5 million of senior indebtedness and $128.5 million was available for borrowing as additional senior indebtedness under our revolving credit facility, subject to covenant restrictions,. We will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture governing the senior subordinated exchange notes.

Restrictive covenants in the indentures governing the exchange notes and the agreement governing our senior credit facilities may restrict our ability to pursue our business strategies.

The indentures governing the exchange notes and the agreement governing our senior credit facilities limit our ability, among other things, to:

•	incur additional indebtedness;

•	pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments or investments;

•	sell assets, including capital stock of restricted subsidiaries;

•	agree to payment restrictions affecting our restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates;

•	incur liens; and

•	designate any of our subsidiaries as unrestricted subsidiaries.

In addition, the agreement governing our senior credit facilities includes other and more restrictive covenants and prohibit us from prepaying our other indebtedness, including the exchange notes, while indebtedness under our senior credit facilities is outstanding. The agreement governing our senior credit facilities also requires us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in the indentures governing the exchange notes and the agreement governing our senior credit facilities could limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans.

A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the agreement governing our senior credit facilities. If a default occurs, the lenders under our senior credit facilities may elect to:

•	declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable; or

•	prevent us from making payments on the exchange notes,

either of which would result in an event of default under the exchange notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our senior credit facilities will also have the right to proceed against the collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under our senior credit facilities and the exchange notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the exchange notes. See “Description of Senior Exchange Notes—Ranking,” “Description of Senior Subordinated

Exchange Notes—Ranking,” “Description of Senior Exchange Notes—Certain Covenants,” “Description of Senior Subordinated Exchange Notes—Certain Covenants” and “Description of Other Indebtedness—The Senior Credit Facilities.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures governing the exchange notes.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all exchange notes that are outstanding at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in our senior credit facilities will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indentures governing the exchange notes. See “Description of Senior Exchange Notes—Change of Control” and “Description of Senior Subordinated Exchange Notes—Change of Control.”

Forward-Looking Statements

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance (including our anticipated cost structure) and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed in “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues,” “assumption” or the negative of these terms or other comparable terminology. These statements (including statements related to our anticipated cost structure) are only predictions. Actual events or results may differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to:

•	our ability to operate as a stand-alone telecommunications provider;

•	our ability to implement our anticipated cost structure;

•	our ability to enter into arrangements with third-party service providers;

•	changes in regulations and legislation applicable to providers of telecommunications services;

•	changes in demand for our products and services; and

•	technological changes affecting the telecommunications industry.

These and other factors may cause our actual results to differ materially from any forward-looking statement. See “Risk Factors.”

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this prospectus and, except as required under the federal securities laws and the rules and regulations of the SEC, we assume no obligation to update or revise them or to provide reasons why actual results may differ.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

Market and Industry Data

Unless otherwise indicated, information contained in this prospectus concerning the local, long distance and wireless telephone, Internet and directory advertising industries, our general expectations concerning such industries, their respective segments and our market position and market share within such industries and their segments are derived from data from various third-party sources. We have not independently verified any of such information and cannot assure you of its accuracy or completeness. In addition, this prospectus presents similar information based on management estimates. Such estimates are derived from third-party sources as well as data from our internal research and on assumptions made by us, based on such data and our knowledge of the local, long distance and wireless telephone, Internet and directory advertising industries, which we believe to be reasonable. Our internal research has not been verified by any independent source. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus.

The Exchange Offer

Purpose and Effect

Together with the sale by us of the outstanding notes on May 2, 2005, we and the guarantors entered into a registration rights agreement, dated May 2, 2005, with the initial purchasers of the outstanding notes, which requires that we file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of that registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must use all commercially reasonable efforts to cause the registration statement with respect to the exchange offer to be declared effective and to consummate the exchange offer within 365 days of the initial issuance of the outstanding notes.

Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this is a summary of the material provisions of the registration rights agreement. For a more complete understanding of the registration rights agreement, we encourage you to read the actual agreement as it, and not this description, governs your rights as holders of outstanding notes. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain additional interest on the outstanding notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of the exchange offer.

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	any exchange notes to be received by the holder will be acquired in the ordinary course of business;

•	the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	the holder is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of us; and

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.

In the event that:

•	on or prior to the time the exchange offer is completed, existing interpretations of the staff of the Securities and Exchange Commission (“SEC”) are changed such that the exchange notes or the related guarantees received by holders other than initial purchasers in the exchange offer for outstanding notes are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act;

•	the exchange offer has not been completed within 365 days following the date of the initial issuance of the outstanding notes; or

•	the exchange offer is not available to any holder of the outstanding notes;

we must use all commercially reasonable efforts to cause to be filed a “shelf” registration statement for a continuous offering in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	the holder has an arrangement with any person to engage in the distribution of exchange notes;

•	is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; or

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market making activities or other trading activities may not rely on the SEC’s staff’s interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on                     , 2006 or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the applicable indentures relating to the outstanding notes.

As of the date of this prospectus, outstanding notes representing $150.0 million in aggregate principal amount of the outstanding senior floating rate notes, $200.0 million in aggregate principal amount of the outstanding senior fixed rate notes and $150.0 million in aggregate principal amount of the outstanding senior subordinated notes were outstanding and there was one registered holder, a nominee of The Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice thereof to U.S. Bank National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offer is extended.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 12:00 midnight, New York City time, on                     , 2006, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

•	to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under “Conditions to Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for Tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. Except as set forth under the heading “—Book-Entry Transfer,” to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

•	certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

•	a timely confirmation of a book-entry transfer, which we refer to as a book-entry confirmation, of the outstanding notes, if that procedure is available, into the exchange agent’s account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under the heading “—Exchange Agent” prior to the expiration date.

Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. You may request your brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for you.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on the owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to as an eligible institution, unless outstanding notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the outstanding notes.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date, unless the exchange offer is extended.

In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under the heading “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By tendering, you will be representing to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of us; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged outstanding notes will be credited to an account maintained with that book-entry transfer facility, in each case, promptly after the expiration or termination of the exchange offer.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent’s account at the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under the heading “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The Depository Trust Company’s Automated Tender Offer Program, or “ATOP,” is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company’s communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

If a registered holder of the outstanding notes desires to tender outstanding notes and the outstanding notes are not immediately available, or time will not permit that holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of outstanding notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc., or “NYSE,” trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

Tenders of outstanding notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date.

For a withdrawal of a tender of outstanding notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under the heading “—Exchange Agent” prior to 12:00 midnight, New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those outstanding notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under the heading “—Procedures for Tendering” at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the exchange notes for those outstanding notes, we determine that the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the exchange offer in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part. We are required to use commercially reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail, Hand Delivery or Overnight Courier:

U.S. Bank National Association

Corporate Trust Services

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: Specialized Finance

By Facsimile: (Eligible Institutions Only) (651) 495-8158

For Information or Confirmation by Telephone: (800) 934-6802

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include accounting, legal, printing, and related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

Use of Proceeds

The exchange offer is intended to satisfy our obligations under the registration rights agreement, dated May 2, 2005, by and among us, the guarantors and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive in exchange outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer.

On May 2, 2005, we issued and sold the outstanding notes and used the net proceeds from the offering of the outstanding notes, together with borrowings under our credit facilities, the assumption of the Existing Debentures and equity contributions from Carlyle and its assignees and designees, to fund the Hawaii Business Transactions.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2005, on an actual basis. The information in this table should be read in conjunction with “The Hawaii Business Transactions, “ “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and related notes thereto included elsewhere in this prospectus.

(Dollars in thousands)	September 30, 2005
(Unaudited)
Cash and Cash Equivalents	$8,290

Total Debt:
Senior Credit Facilities:
Revolving Credit Facility(1)	71,500
Tranche A Term Loan Facility(2)	—
Tranche B Term Loan Facility	450,000
Outstanding Senior Notes	350,000
Outstanding Senior Subordinated Notes	150,000
Existing Debentures(2)	300,000

Total Debt	$1,321,500

Capital(3)	$428,000
Accumulated Other Comprehensive Income	7,004
Accumulated Deficit	(148,807)

Total Capitalization	$286,197

(1)	Our revolving credit facility has total availability of $200.0 million, of which $35.0 million was drawn to fund the Hawaii Business Acquisition and an additional $11.1 million was drawn in connection with a working capital purchase price adjustment two days after closing of the Hawaii Business Acquisition. As of September 30, 2005, we had approximately $128.5 million available for borrowing under our revolving credit facility, subject to covenant restrictions.
(2)	$300.0 million is available for borrowing under the Tranche A term loan facility. We intend to draw such amount in full in connection with repayment of the Existing Debentures on their respective maturity dates in 2006. See “Description of Other Indebtedness—The Senior Credit Facilities,” “—7% Debentures, Series A, due 2006” and “—7 3/8% Debentures, Series B, due 2006.”
(3)	Represents the equity contribution from Carlyle (including its assignees and designees).

Unaudited Pro Forma Financial Information

The following pro forma financial information for the year ended December 31, 2004 and for the nine months ended September 30, 2005 presents our operating results as if the Hawaii Business Transactions had occurred as of January 1, 2004. Pro forma adjustments for the Hawaii Business Transactions reflect our purchase effective May 2, 2005 for an aggregate purchase price of $1,331.1 million.

The pro forma financial information does not give effect to adjustments for the transition costs we are incurring related to the Hawaii Business Transactions (including costs incurred under the Transition Services Agreement), allocated costs incurred by our Predecessor for various centralized services, and the additional costs we anticipate incurring to replace the functions that were provided to our Predecessor on a centralized basis or under the Transition Services Agreement.

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of our results of operations that would have occurred had the Hawaii Business Transactions been consummated as of the date indicated. In addition, the pro forma combined financial information is not necessarily indicative of our future operating results. For example, the pro forma financial information does not reflect the publishing revenues we anticipate recognizing in future periods (we began recognizing publishing revenues in the fourth quarter of 2005 with the publication of the Oahu directories).

The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and related notes thereto included elsewhere in this prospectus.

Pro Forma Statement of Operations

For the Year Ended December 31, 2004

(Unaudited, Dollars in thousands)

	Predecessor	Company	Adjustments		Pro Forma
Operating revenues	$595,600	$—	$(7,900	) (1)	$544,155
			(9,327	) (2)
			(34,218	) (3)

Total revenues	595,600	—	(51,445)		544,155

Operating expenses:
Cost of services and sales	204,300	—	(9,327	) (2)	192,574
			(7,245	) (3)
			4,846	(4)
Selling, general and administrative	185,600	17,373	1,000	(5)	208,819
			4,846	(4)
Depreciation and amortization	114,800	—	44,832	(6)	159,632

Total operating expenses	504,700	17,373	38,952		561,025

Operating income (loss)	90,900	(17,373)	(90,397)		(16,870)

Other income (expense):
Interest expense	(36,800)	—	(74,400	) (7)	(111,200)
Other income and expense, net	3,300	—	—		3,300

Total other income (expense)	(33,500)	—	(74,400)		(107,900)

Income (loss) before provision for income taxes	57,400	(17,373)	(164,797)		(124,770)
Provision for income taxes	20,500	—	(14,500	) (8)	6,000

Net income (loss)	$36,900	$(17,373)	$(150,297)		$(130,770)

See accompanying notes to unaudited pro forma statement of operations.

Pro Forma Statement of Operations

For the Nine Months Ended September 30, 2005

(Unaudited, Dollars in thousands)

	Predecessor	Company	Adjustments		Pro Forma
Operating revenues	$200,700	$201,779	$(2,633	)(1)	$410,053
			(1,093	)(2)
			11,300	(9)

Total revenues	200,700	201,779	7,574		410,053

Operating expenses:
Cost of services and sales	76,300	94,354	(1,093	)(2)	171,698
			2,137	(4)
Selling, general and administrative	48,900	118,179	333	(5)	169,549
			2,137	(4)
Depreciation and amortization	39,600	66,643	13,611	(6)	119,854

Total operating expenses	164,800	279,176	17,125		461,101

Operating income (loss)	35,900	(77,397)	(9,551)		(51,048)

Other income (expense):
Interest expense	(11,700)	(51,604)	(25,367	)(7)	(88,671)
Other income and expense, net	600	167	—		767

Total other income (expense)	(11,100)	(51,437)	(25,367)		(87,904)

Income (loss) before provision for income taxes	24,800	(128,834)	(34,918)		(138,952)
Provision for income taxes	8,700	2,600	(6,700	)(8)	4,600

Net income (loss)	$16,100	$(131,434)	$(28,218)		$(143,552)

See accompanying notes to unaudited pro forma statement of operations.

Notes to Pro Forma Statement of Operations

(Unaudited, Dollars in thousands)

The adjustments applied in preparing the pro forma financial information are as follows:

1. Certain Revenues from Verizon

Revenues from wireless activation fees and rent on shared facilities from Verizon have been eliminated as these amounts are not expected to recur subsequent to the Hawaii Business Acquisition.

2. Activation Fee Revenue

Deferred activation fee revenue and costs were not recognized in the allocation of the purchase price of Verizon’s Hawaii Business. Accordingly, the related amortization of revenue and expense by our Predecessor was adjusted.

3. Directories Revenue

Directories’ deferred revenue and related costs were not recognized in the allocation of the purchase price of Verizon’s Hawaii Business. Accordingly, the related amortization of revenue and expense by our Predecessor was adjusted.

4. Pension and Post Retirement Benefits

An adjustment was applied to pension and post retirement expense resulting from (i) elimination of amortization of unrecognized actuarial gain/losses, prior service costs and the transition obligation, (ii) changes in the funded status of the plan, and (iii) the assumption of the post retirement benefit liability.

5. Management Fee

Additional expense has been included to reflect a $1,000 annual fee paid to Carlyle under a management agreement.

6. Depreciation and Amortization

Additional annual depreciation of tangible assets and amortization of intangible assets acquired is included in depreciation and amortization.

7. Interest Expense

The adjustment to interest expense recognizes interest as if the Hawaii Business Acquisition had occurred and the related debt had been obtained at the beginning of the period presented and eliminates historical interest expense. The pro forma adjustment to interest expense reflects: (i) interest on the $80,000 estimated average revolving credit facility using an interest rate of 5.44% assuming a LIBOR interest of 3.19% plus an applicable margin; (ii) interest on $450,000 of our Tranche B term loan facility using an interest rate of 5.44% assuming a current LIBOR interest rate of 3.19% plus an applicable margin; (iii) 0.5% commitment fees on the unused portion of our revolving credit facility and our undrawn Tranche A term loan facility; (iv) interest on $150,000 of our outstanding senior floating rate notes using an interest rate of 8.69% assuming a LIBOR interest rate of 3.19% plus an applicable margin; (v) interest on $200,000 of our outstanding senior fixed rate notes using an interest rate of 9.75%; (vi) interest on $150,000 of our outstanding senior subordinated notes using an interest rate of 12.50%; (vii) interest on $300,000 of our existing debentures using an average rate of 7.19%; (viii) amortization of deferred financing costs over the related term of the debt; and (ix) elimination of historical Predecessor interest expense.

8. Income Tax Provision

We recognized a full valuation allowance for our deferred income tax assets because of the uncertainty of future realization of such assets. Accordingly, the income tax provision relates only to recognition of certain deferred income tax liabilities.

9. Customer Appreciation Credit

An adjustment was applied to eliminate the impact of the customer appreciation credit granted to customers which had been recognized as a reduction of revenue in the Company historical financial information.

Selected Historical Financial Information

The Company’s historical balance sheet data as of December 31, 2004 and the statements of operations and cash flow data for the period from May 21, 2004 (date of inception) to December 31, 2004 have been derived from the financial statements of the Company, included elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP, independent registered public accounting firm. The Company’s selected historical balance sheet data as of September 30, 2005 and 2004 and the statements of operations and cash flow data for the nine months ended September 30, 2005 and for the period from May 21, 2004 to September 30, 2004 have been derived from the unaudited consolidated financial statements of the Company, included elsewhere in this prospectus.

Predecessor historical balance sheet data as of December 31, 2004 and 2003 and the statements of operations and cash flow data for each of the years in the three-year period ended December 31, 2004 have been derived from the special-purpose combined statements of selected assets, selected liabilities and parent funding of our Predecessor, included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent registered public accounting firm. The Predecessor historical balance sheet data as of May 1, 2005, September 30, 2004 and December 31, 2002, 2001 and 2000 and the statements of operations and cash flow data for the period from January 1 to May 1, 2005, nine months ended September 30, 2004 and years ended December 31, 2001 and 2000 have been derived from the unaudited special-purpose combined statements of selected assets, selected liabilities and parent funding of our Predecessor.

The comparability of our summary historical financial information has been affected by the Hawaii Business Acquisition. The historical financial information includes periods prior to and subsequent to our consummation of the Hawaii Business Acquisition. Our Predecessor has historically operated as the local exchange carrier, directories business, and long distance and Internet service provider of Verizon in the State of Hawaii and not as a stand-alone telecommunications provider. The historical Predecessor financial statements in this prospectus, including the selected historical Predecessor financial information set forth below, reflect expenses related to services that were provided to our Predecessor by Verizon and its affiliates. After a transition period following the Hawaii Business Acquisition, we anticipate receiving such services from our internal operations or from third-party service providers, and not Verizon. Accordingly, we believe that the historical and pro forma financial statements in this prospectus are not indicative of our future performance and do not reflect what our cost structure would have been had we operated as a stand-alone telecommunications provider during the periods presented.

The following data should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and related notes thereto included elsewhere in this prospectus.

Selected Financial Information (dollars in thousands)

	Predecessor							Company
	Years Ended December 31,					Nine Months Ended Sept. 30, 2004	Period from Jan. 1 to May 2, 2005	Period from May 21 to Dec. 31, 2004	Period from May 21 to Sept. 30, 2004	Nine Months Ended Sept. 30, 2005
	2000	2001	2002	2003	2004
Statement of operations data:
Revenues (1)	$630,300	$632,100	$635,400	$612,300	$595,600	$445,200	$200,700	$—	$—	$201,779
Depreciation and amortization (2)	112,600	113,700	107,900	109,400	114,800	87,100	39,600	—	—	66,643
Operating income (loss) (3)	194,400	160,600	113,300	59,200	90,900	70,500	35,900	(17,373)	(3,430)	(77,397)
Interest expense	35,800	39,900	37,400	33,700	36,800	27,000	11,700	—	—	51,604
Provision for income tax	62,300	47,800	27,800	8,800	20,500	15,500	8,700	—	—	2,600
Net income (loss)	103,900	73,700	50,900	65,500	36,900	29,700	16,100	(17,373)	(3,430)	(131,434)

Statement of cash flow data—net cash provided by (used in):
Operating activities	NA	NA	$161,600	$125,300	$107,700	$63,000	$36,200	$—	$—	$(19,506)
Investing activities (4)	NA	NA	(84,500)	(144,100)	3,300	26,100	(11,700)	—	—	(1,383,941)
Financing activities (4)	NA	NA	(77,100)	18,900	(110,200)	(89,400)	(24,000)	—	—	1,411,737

Other financial data:
Ratio of earnings to fixed charges (5)	5.6	4.0	2.9	1.7	2.5	2.6	3.0	NA	NA	NA
EBITDA—
Net income (loss)	$103,900	$73,700	$50,900	$65,500	$36,900	$29,700	$16,100	$(17,373)	$(3,430)	$(131,434)
Interest expense	35,800	39,900	37,400	33,700	36,800	27,000	11,700	—	—	51,604
Provision for income tax	62,300	47,800	27,800	8,800	20,500	15,500	8,700	—	—	2,600
Depreciation and amortization	112,600	113,700	107,900	109,400	114,800	87,100	39,600	—	—	66,643

EBITDA(6)	$314,600	$275,100	$224,000	$217,400	$209,000	$159,300	$76,100	$(17,373)	$(3,430)	$(10,587)

Balance Sheet data (as of end of period):
Cash	$1,200	$300	$300	$400	$1,200	$100	$1,700	$—	$—	$8,290
Property, plant and equipment, net	775,300	697,800	685,300	786,400	734,000	740,900	717,800	962	—	793,236
Total assets	1,475,400	1,478,900	1,510,600	1,607,700	1,489,000	1,502,000	1,459,800	6,734	5,017	1,756,563
Long-term debt	429,200	428,600	428,000	427,400	301,700	301,800	151,300	—	—	1,319,500
Stockholder’s equity/(deficiency) parent funding	469,000	382,100	380,700	419,200	410,000	414,100	685,800	(17,373)	(3,430)	286,197

(1)	The consolidated financial information for the Company includes the consolidated financial position, results of operations and cash flows of the Company from inception on May 21, 2004 and also includes the results of Verizon’s Hawaii Business from the May 2, 2005 acquisition date.
(2)	Depreciation and amortization for the Company reflects the depreciation of acquired property and equipment and amortization of acquired amortizable intangibles based on the estimated fair value and useful lives as of the May 2, 2005 acquisition date.
(3)	The operating loss for the Company is due, in part, to the transition costs the Company is incurring to become a stand-alone provider of telecommunications services.
(4)	The Company’s investing and financing activities during the nine months ended September 30, 2005 include the Hawaii Business Transactions.
(5)	For purposes of this computation, “earnings” consist of pre-tax income from continuing operations before adjustment for income or loss from equity investees, plus dividends from equity investees, plus fixed charges and amortization of capitalized interest less capitalized interest. “Fixed charges” consist of interest expense on all indebtedness plus amortization of debt issuance fees, the interest component of lease rental expense and capitalized interest. The 2000 computation of “earnings” includes $18,700 of dividends received from equity investees, compared to $1,500 in 2001 and zero received in subsequent years. Other changes in the ratio are primarily due to fluctuations in pre-tax income. There were no fixed charges for the Company for the nine months ended September 30, 2004 and year ended December 31, 2004. For the nine months ended September 30, 2005, the Company’s deficiency of earnings to fixed charges amounted to $129,538.
(6)	EBITDA is defined as net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization. We believe that GAAP-based financial information for highly leveraged businesses, such as ours, should be supplemented by EBITDA so that investors better understand our financial information in connection with their analysis of our business. The following demonstrates and forms the basis for such belief: (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance, (ii) our senior credit facilities contain covenants that require us to maintain certain interest expense coverage and leverage ratios, which contain EBITDA as a component, and restrict upstream cash payments if certain ratios are not met, subject to certain exclusions, and our management team uses EBITDA to monitor compliance with such covenants, (iii) EBITDA is a component of the measure used by our management team to make day-to-day operating decisions, (iv) EBITDA is a component of the measure used by our management to facilitate internal comparisons to competitors’ results and the telecommunications industry in general and (v) the payment of discretionary bonuses to certain members of our management is contingent upon, among other things, the satisfaction of certain targets, which contain EBITDA as a component. We acknowledge that there are limitations when using EBITDA. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Background

The following discussion and analysis covers both periods prior to and subsequent to our consummation of the Hawaii Business Acquisition.

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the future performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the “Risk Factors” section. Our actual results may differ materially from those contained in any forward-looking statements. You should read the following discussion together with the section entitled “Prospectus Summary—Summary Historical and Pro Forma Financial Information,” “Risk Factors,” “Forward-Looking Statements,” “Unaudited Pro Forma Financial Information,” “Selected Historical Financial Information,” “—Liquidity and Capital Resources” and our audited and unaudited financial statements and related notes thereto included elsewhere in this prospectus.

We have operated as a stand-alone company since the Hawaii Business Acquisition. However, we have provided a discussion and analysis of a comparison of the combined results of the Company and our Predecessor for the nine months ended September 30, 2005 compared to the historical results of our Predecessor for the nine months ended September 30, 2004. We believe such financial information may be important to an understanding of our future operations. The combined presentation is not in accordance with GAAP and the periods presented are not comparable because of the change in the historical carrying value or basis of assets and liabilities that resulted from the Hawaii Business Acquisition. Historical periods of our Predecessor do not reflect the impact the Hawaii Business Acquisition has had on us, most notably significantly increased leverage and liquidity requirements. Because our relationship with Verizon and its affiliates changed upon the Hawaii Business Acquisition, we expect that our cost structure will change from that reflected in the historical results of operations of our Predecessor or the combined results of operations. We have presented the combined results of operations in order to provide a more meaningful discussion of the periods presented.

Segments and Sources of Revenue

We operate in two reportable segments (Telecommunications and Publishing) based on how our management makes decisions about allocating resources and assessing performance.

Telecommunications

The telecommunications segment derives revenue from the following sources:

Local Telephone Services – We receive revenue from providing local exchange telephone services. These revenues include monthly charges for basic service, local private line services and enhanced calling features such as voice mail, caller ID and 3-way calling.

Network Access Services – We receive revenue from charges established to compensate us for origination, transport and termination of calls for long distance to other interexchange carriers. These include subscriber line charges imposed on end users, and switched and special access charges paid by carriers.

Toll Services – We receive revenue from providing toll, or long distance, services to our customers. This revenue category also includes fees relating to our provision of directory assistance, operator assistance and long distance private lines.

DSL and Internet – We receive revenue from monthly recurring charges for dial-up and DSL Internet access services.

Other Telecommunication Services and Sales – Other services and sales include inside line care and sale and maintenance of customer premise equipment, as well as revenue from our new wireless services.

Publishing

We receive revenue from the sale of advertising in printed directories in Hawaii. The deferred revenue and related deferred costs of our Predecessor related to such sales prior to the Hawaii Business Acquisition were not carried over to our balance sheet. The effect of this accounting treatment is to exclude revenue and related costs that would otherwise have been recognized in our operating results subsequent to the consummation of the Hawaii Business Acquisition. This accounting treatment had no impact on cash collections related to the publishing activity. We started recognizing revenue and related costs upon distribution of directories beginning in October 2005.

Our New Cost Structure and Transition

The historical financial information of our Predecessor includes expenses directly incurred in Hawaii, as well as allocated expenses related to services that were provided from the mainland United States by Verizon and its affiliates. Calculating such allocated expenses required management of Verizon and GTE to make certain assumptions and we were not involved in the identification or calculation of the allocated costs. The allocated expenses reflected in the historical financial information of our Predecessor may not be indicative of our future expenses as a stand-alone provider of telecommunications services.

For the current transition period, services that have historically been provided by Verizon and its affiliates are being provided by:

•	Verizon and its affiliates (pursuant to the Transition Services Agreement and Verizon Master Services Agreement);

•	our internal team (for such functions as human resources, marketing and legal); and

•	third-party service providers.

In conjunction with the Hawaii Business Acquisition, we have determined a number of operational areas where Verizon was providing services on the mainland United States that we now recognize need to be addressed by our internal personnel or through outsourcing arrangements. We have also identified cost saving opportunities not previously reflected in our planning. We are still evaluating the impact, if any, of these additional costs and savings as part of our 2006 operating plan development.

As of September 30, 2005, we had approximately 1,680 employees. We continue to monitor our efforts to have sufficient resources in place to properly implement our transition plan.

BearingPoint

We are using the services of BearingPoint to build much of our information technology infrastructure, including, with few exceptions, our operating, financial and administrative systems. In total, 75 unique systems are being built for our benefit. This effort currently involves approximately 460 dedicated BearingPoint employees or subcontractors and has involved thousands of man hours of our resources. The importance of this work activity and the risk associated with its successful conclusion is heightened by the terms of our agreements with Verizon, which call for the cutover of all systems from Verizon to occur at one time, which was initially scheduled for the first week in February.

As of late November, BearingPoint had made substantial progress in the build activities with approximately 80% (59 systems) on schedule and currently being tested. However, there were approximately 20% (16 systems) behind schedule with just under half of these (seven systems) at substantial jeopardy of not being fully built and tested for the initially scheduled cutover. These seven systems must be in place at the time we separate from Verizon systems. As a result, on December 1, 2005, we amended the Verizon Master Services Agreement, under which we receive long distance voice and data services from Verizon, to extend by two months the term of such services beyond the initial nine-month transition period, to April 1, 2006. Similarly, we amended the Transition Services Agreement on December 15, 2005, to extend the initial nine-month transition term to April 1, 2006. Accordingly, the cutover has effectively been delayed to April 1, 2006.

The impact of these amendments is that during the extended period, we will pay Verizon an aggregate additional amount for the transition services, above the run rate paid for such services prior to the extension, of approximately $4.6 million. We believe these costs exceed the costs that we will ultimately incur once we are up and running on our own systems. In addition, we are obligated to reimburse Verizon for the cost of extending necessary licenses from certain of Verizon’s software vendors which will allow Verizon to continue processing our transactions. The cost of extending such licenses for the extended transition period is currently estimated at approximately $2.0 million. Other costs are expected related to the delay in cutover though all such costs have yet to be quantified. Under the terms of our agreement with BearingPoint, they must indemnify us for some but not all of the costs related to the delay in cutover (except to the extent that we are deemed to be responsible for the delay, which we do not believe is the case). If we are unable to cutover on April 1, 2006 and need to extend services under the Transition Services Agreement beyond this date, we will have to obtain and pay for additional extensions of the necessary third-party licenses, and the monthly transition costs that we will be required to pay to Verizon will double. Notwithstanding the foregoing, Verizon has only agreed to provide us with ISP content services during the extended transition period, with no further extensions.

Our agreement with BearingPoint is a fixed-cost contract. To the extent that the program cutover is delayed and more effort is required to complete the build, we are not required to make incremental payments to BearingPoint. Additional payments to BearingPoint may be required if we request additional system functionality from that originally specified or if we are deemed to be responsible for the delay. In addition, under the terms of our agreement with BearingPoint, in the event of unexcused failure by BearingPoint to meet the revised cutover date (April 1, 2006), BearingPoint must indemnify us for a portion of the costs and expenses due to Verizon as a result of the failure to meet that date. We may also have certain claims against BearingPoint for direct and indirect damages. However, the foregoing indemnification obligation and claims for damages are subject to a maximum aggregate liability amount as well as certain sub-caps.

At present, BearingPoint continues to develop and test the systems required for an April 1, 2006 cutover on a revised workplan, and progress continues to be made in the areas that caused the delay in the February cutover. We continue to develop a contingency plan to exit from Verizon systems on April 1 in the event some or all of the systems are not fully built and tested in time for the planned April 1, 2006 cutover.

A protracted delay in cutover from Verizon systems and the related increased costs and lack of flexibility that would be associated with operating as a stand-alone provider of telecommunication services could negatively impact our financial results and ability to maintain compliance with the covenant requirements of our debt agreements.

Results of Operations for the Nine Months Ended September 30, 2005 and Nine Months Ended September 30, 2004

Purchase Accounting and HPUC Credit

Our revenue was lower and expenses were higher than they otherwise would have been following the consummation of the Hawaii Business Acquisition because of the application of the purchase method of accounting and the HPUC credit referenced in “—Revenues” below. These adjustments are further described below and have no impact on our cash flows.

We reported a net loss for the nine months ended September 30, 2005 and 2004 of $131.4 million and $3.4 million, respectively. Our Predecessor reported net income of $16.1 million for the period from January 1, 2005 to May 1, 2005 and $29.7 million for the nine months ended September 30, 2004. Excluding the effects of purchase accounting and the HPUC credit, we would have incurred a net loss of $80.5 million for the nine months ended September 30, 2005.

The impact of purchase accounting and the HPUC credit on our statement of operations for the nine months ended September 30, 2005 is as indicated in the following table (dollars in thousands).

	Revenue	Operating Income (Loss)	Net Income (Loss)
As reported	$201,779	$(77,397)	$(131,434)

New basis and other items affecting comparability:
Directories deferred revenue and costs (1)	27,500	21,700	21,700
Wireline activation	4,500	—	—
HPUC credit	11,300	11,300	11,300
Depreciation and amortization	—	17,900	17,900

Subtotal	43,300	50,900	50,900

Total after items affecting comparability	$245,079	$(26,497)	$(80,534)

(1)	Estimated based on Predecessor financial information.

Predecessor directories’ deferred revenue and related costs as of the date of the Hawaii Business Acquisition were not carried over to our balance sheet due to the application of purchase accounting. This resulted in the revenues and expenses being less than what our Predecessor would have generated (we began recognizing publishing revenues in the fourth quarter of 2005 with the publication of the Oahu directories). Similarly, deferred activation fee revenue and the related costs were not recognized in the purchase of Verizon’s Hawaii Business. The application of purchase accounting also increased depreciation and amortization as compared to what our Predecessor would have incurred, primarily related to increased intangible amortization.

Revenues

The following tables summarize our revenue and volume information for the period ended September 30, 2005, as compared to the period ended September 30, 2004. For comparison purposes, customer activity as of June 30, 2005 is contrasted to September 30, 2005.

Volume Information

September 2005 compared to September 2004:

	Company September 30, 2005	Predecessor September 30, 2004	Change
			Number	Percentage
Switched access lines
Residential	412,424	437,379	(24,955)	-5.7%
Business (1)	233,015	251,134	(18,119)	-7.2%
Public	5,886	6,371	(485)	-7.6%

Total	651,325	694,884	(43,559)	-6.3%

DSL lines - retail
Residential	67,485	62,758	4,727	7.5%
Business	8,543	6,536	2,007	30.7%

Total	76,028	69,294	6,734	9.7%

Long Distance lines
Residential	214,214	212,366	1,848	0.9%
Business	75,307	73,062	2,245	3.1%

Total	289,521	285,428	4,093	1.4%

(1)	A decline of approximately 11,000 business switched access lines resulted from the loss of UUNET as a customer during the first quarter of 2005.

September 2005 compared to June 2005:

	Company September 30, 2005	Company June 30, 2005	Change
			Number	Percentage
Switched access lines
Residential	412,424	421,514	(9,090)	-2.2%
Business	233,015	234,142	(1,127)	-0.5%
Public	5,886	5,913	(27)	-0.5%

Total	651,325	661,569	(10,244)	-1.5%

DSL lines - retail
Residential	67,485	64,284	3,201	5.0%
Business	8,543	7,865	678	8.6%

Total	76,028	72,149	3,879	5.4%

Long Distance lines
Residential	214,214	216,198	(1,984)	-0.9%
Business	75,307	75,204	103	0.1%

Total	289,521	291,402	(1,881)	-0.6%

Revenue (dollars in thousands)

		Comparison to Predecessor
	Combined Company and Predecessor After Adjusting for Items Affecting Comparability for the Nine Months Ended September 30, 2005 (1)	Combined Company and Predecessor for the Nine Months Ended September 30, 2005	Predecessor for the Nine Months Ended September 30, 2004	Change
				Amount	Percentage
Telecommunications:
Local services	$181,909	$166,109	$191,600	$(25,491)	-13.3%
Network access services	113,736	113,736	109,800	3,936	3.6%
Long distance services	30,574	30,574	31,200	(626)	-2.0%
DSL and Internet	25,904	25,904	17,100	8,804	51.5%
Other services and sales	44,156	44,156	46,400	(2,244)	-4.8%

Total telecommunications	396,279	380,479	396,100	(15,621)	-3.9%
Directories	49,500	22,000	49,100	(27,100)	-55.2%

Total revenues	$445,779	$402,479	$445,200	$(42,721)	-9.6%

(1)	See previous discussion on basis adjustments and other items affecting comparability.

For the nine months ended September 30, 2005 combined local services revenues decreased $25.5 million, or 13.3%, as compared to the same period in 2004. Excluding the effects of purchase accounting and the HPUC credit, local service revenue would have been $181.9 million for the nine months ended September 30, 2005, a decrease of $9.7 million, or 5.1%, as compared to the same period in 2004, which was caused by a reduction in the number of switched access lines.

The decline in switched access lines primarily reflects increased competition resulting in customers using wireless, VoIP technology and cable services instead of phone lines for voice and data. Also, second lines continue to be disconnected as customers switch from dial-up Internet services to DSL and cable broadband service. We have instituted a “save-the-line” campaign in an effort to slow the rate of line loss. It is not possible at this time to quantify the impact of this effort.

In conjunction with the Hawaii Business Acquisition, Verizon agreed to reimburse us $12.0 million to fund a customer appreciation credit. We recognized the reimbursement as a reduction of the purchase price of the

Hawaii Business Acquisition. The actual credits granted to customers amounted to approximately $11.3 million (this amount was recognized as a reduction of revenue during the five month period from May to September 2005). Local telephone service customers as of the date of the Hawaii Business Acquisition received a one time credit during the fifth month after the Hawaii Business Acquisition (as agreed to with HPUC). As the actual credits granted to customers were less than $12.0 million, we were required to make contributions to Hawaii charities for the difference. These contributions were recognized as an expense as made.

For the nine months ended September 30, 2005, network access service revenues increased by $3.9 million, or 3.6%, as compared to the same period in 2004. The revenue growth is due, in part, to the increased number of special access services.

Long distance revenues decreased $626,000, or 2.0%, for the nine months ended September 30, 2005, as compared to the same period in 2004. The revenue decline was related to the reduction in switched access lines (resulting in fewer customers utilizing toll services) and competitive pressures similar to those faced with local service. In late September 2005, we began promoting a flat-rate long distance plan. The plan is intended to “save” existing customers who use significant amounts of long distance and attract new long distance users from other providers. It is uncertain at this time as to how successful we will be in marketing the new plan and to what extent it will impact the trend in long distance service revenue.

DSL and Internet revenues increased $8.8 million, or 51.5%, for the nine months ended September 30, 2005, as compared to the same period in 2004. The revenue increase was related to the 30.7% increase in business DSL lines and 7.5% increase in residential lines between September 2004 and September 2005.

Other services and sales decreased $2.2 million, or 4.8%, for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. The revenue was most significantly impacted by the decline in sales and installation of customer premise equipment in the third quarter of 2005 compared to the same period in 2004.

Wireless services (included in the other services and sales revenue category) are still in the early stages of development. As of September 30, 2005, we had approximately 5,000 aggregate subscribers, 4,000 external wireless subscribers and just under 1,000 employee users and recognized external revenue of approximately $700,000 for the nine months ended September 30, 2005.

Directories revenue declined by $27.1 million, or 55.2%, for the nine months ended September 30, 2005 compared to the same period in 2004. The entire decrease was caused by the application of purchase accounting.

Operating Costs and Expenses

The following tables summarize our combined costs and expenses for the nine months ended September 30, 2005 compared to those of our Predecessor for the nine months ended September 30, 2004 (dollars in thousands):

		Comparison to Predecessor
	Combined Company and Predecessor After Items Affecting Comparability for the Nine Months Ended September 30, 2005 (1)	Combined Company and Predecessor for the Nine Months Ended September 30, 2005	Predecessor for the Nine Months Ended September 30, 2004	Change
				Amount	Percentage
Costs of services and sales	$180,954	$170,654	$155,400	$15,254	9.8%
Selling, general and administrative expenses	167,079	167,079	132,200	34,879	26.4%
Depreciation and amortization	88,343	106,243	87,100	19,143	22.0%

Total	$436,376	$443,976	$374,700	$69,276	18.5%

(1)	See previous discussion on basis adjustments and other items affecting comparability.

Costs of services and sales increased by $15.3 million, or 9.8%, for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. As a result of the Hawaii Business Acquisition and consistent with our plans, we are incurring increased costs related to the Transition Services Agreement with Verizon (see “—Transition Costs and Other Cost Structure Changes”). In addition, our retirement expense is greater than those incurred by our Predecessor primarily because our Predecessor’s plans were overfunded. The increase in expense is offset, in part, by the purchase adjustment related to deferred activation costs amounting to $4.5 million for the nine months ended September 30, 2005.

Selling, general and administrative expenses increased by $34.9 million, or 26.4%, for the nine months ended September 30, 2005 compared to the same period in the prior year. The increase is primarily attributable to costs related to our transition to a stand-alone telecommunications provider. See “—Transition Costs and Other Cost Structure Changes.”

Depreciation and amortization increased by $19.1 million, or 22.0%, for the nine months ended September 30, 2005 when compared to the same period in 2004. This is primarily the result of purchase accounting associated with intangible assets.

Transition Costs and Other Cost Structure Changes

We are incurring significant expenses in our efforts to become a stand-alone provider of telecommunication services. The major components of such expenses incurred for the nine months ended September 30, 2005 are summarized as follows (dollars in thousands);

Expense component of BearingPoint contract to build information technology infrastructure	$21,823
DSL aggregation contract terminated September 2005 with transition to a more cost effective service	6,000
Directories’ data conversion costs	3,576
Verizon transition services, components estimated by management to reflect transition services	34,697
Verizon software license fee amortization	2,069
Financial advisory services related to the Hawaii Business Acquisition	5,465
Employee relocation costs	1,408
Other costs incurred prior to the Hawaii Business Acquisition	10,730
Legal services indirectly related to the Hawaii Business Acquisition	2,430

Total	$88,198

Our management does not expect to continue to incur the above costs after we have completed building our stand-alone information technology infrastructure and ceased receiving services under the Transition Services Agreement and Verizon Master Services Agreement. We expect that the level of other operating expenses will increase because we do not yet have the full complement of resources necessary for our stand-alone operations. The anticipated increase in costs is primarily related to staff and systems to support operations, accounting, marketing, wholesale and expanded sales teams.

Our operating expenses are significantly impacted by not incurring expenses that were allocated by Verizon and its affiliates to our Predecessor for services performed. Such expenses amounted to $31.6 million for the period January 1, 2005 to May 1, 2005 and $75.4 million for the nine months ended September 30, 2004.

Interest Expense

Combined interest expense increased by $36.3 million for the nine months ended September 30, 2005 compared to that of our Predecessor for the same period in 2004. In connection with the Hawaii Business Acquisition, we incurred substantial indebtedness. The interest expense relating to this debt has and will continue to adversely affect our earnings.

Income Tax Expense

A valuation allowance has been provided at September 30, 2005 for our deferred tax assets because of the uncertainty as to the realization of such assets. We will continue to assess the recoverability of deferred tax assets and the related valuation allowance. To the extent that we generate taxable income in future years and it is determined that such valuation allowance is no longer required, the tax benefit of the remaining deferred tax assets will be recognized at such time.

Predecessor Results of Operations for 2004, 2003 and 2002

Revenues

The following tables summarize the revenue and volume information of our Predecessor for the years ended December 31, 2004, 2003 and 2002.

Volume Information

December 2004 compared to December 2003:

	December 31, 2004	December 31, 2003	Change
			Number	Percentage
Switched access lines
Residential	434,949	449,104	(14,155)	-3.2%
Business	247,838	258,389	(10,551)	-4.1%
Public	6,265	6,576	(311)	-4.7%

Total	689,052	714,069	(25,017)	-3.5%

DSL lines - retail
Residential	67,421	45,075	22,346	49.6%
Business	6,664	3,615	3,049	84.3%

Total	74,085	48,690	25,395	52.2%

Long distance lines
Residential	214,229	202,815	11,414	5.6%
Business	74,192	73,352	840	1.1%

Total	288,421	276,167	12,254	4.4%

December 2003 compared to December 2002:

	December 31, 2003	December 31, 2002	Change
			Number	Percentage
Switched access lines
Residential	449,104	462,488	(13,384)	-2.9%
Business	258,389	269,305	(10,916)	-4.1%
Public	6,576	7,071	(495)	-7.0%

Total	714,069	738,864	(24,795)	-3.4%

DSL lines - retail
Residential	45,075	24,493	20,582	84.0%
Business	3,615	1,592	2,023	127.1%

Total	48,690	26,085	22,605	86.7%

Long distance lines
Residential	202,815	188,333	14,482	7.7%
Business	73,352	74,166	(814)	-1.1%

Total	276,167	262,499	13,668	5.2%

Revenue (dollars in thousands)

Year 2004 compared to 2003:

			Change
	2004	2003	Amount	Percentage
Telecommunications:
Local services	$253,400	$268,800	$(15,400)	-5.7%
Network access services	144,600	151,400	(6,800)	-4.5%
Long distance services	43,300	37,800	5,500	14.6%
DSL and Internet	24,100	15,400	8,700	56.5%
Other services and sales	64,100	72,800	(8,700)	-12.0%

Total telecommunications	529,500	546,200	(16,700)	-3.1%
Directories	66,100	66,100	—	0.0%

Total revenues	$595,600	$612,300	$(16,700)	-2.7%

Year 2003 compared to 2002:

			Change
	2003	2002	Amount	Percentage
Telecommunications:
Local services	$268,800	$271,400	$(2,600)	-1.0%
Network access services	151,400	153,400	(2,000)	-1.3%
Long distance services	37,800	49,200	(11,400)	-23.2%
DSL and Internet	15,400	8,800	6,600	75.0%
Other services and sales	72,800	86,400	(13,600)	-15.7%

Total telecommunications	546,200	569,200	(23,000)	-4.0%
Directories	66,100	66,200	(100)	-0.2%

Total revenues	$612,300	$635,400	$(23,100)	-3.6%

Local services revenues decreased by $15.4 million, or 5.7%, for the year ended December 31, 2004 compared to the year ended December 31, 2003. Similarly, local service revenues were $2.6 million, or 1.0%, less during the year ended December 31, 2003 compared to the year ended December 31, 2002. The primary cause of the decline was switched access line losses during 2004 of 3.5% and 2003 of 3.4%. The line losses resulted from customer migration to alternative technologies like wireless.

Network access service revenue decreased by $6.8 million, or 4.5%, for the year ended December 31, 2004 compared to the preceding year and $2.0 million, or 1.3%, for the year ended December 31, 2003 compared to the year ended December 31, 2002. The decline relates, in part, to the decreased number of switched access lines. Revenues for special access were relatively unchanged from 2002 through 2004 as increases in sales of special access lines were offset by a decline in minutes of use and a decline in certain interconnection rates.

Long distance revenues for the year ended December 31, 2004 were $5.5 million, or 14.6%, greater than for the year ended December 31, 2003 because of increased volumes and a 4.4% increase in the number of long distance lines. Long distance revenues for the year ended December 31, 2003 were $11.4 million, or 23.2%, less than the year ended December 31, 2002 because of lower prices in 2003 as well as certain downward adjustments in 2003 to refine unbilled revenue and other estimates recorded in 2002.

DSL and Internet revenue increased $8.7 million, or 56.5%, for the year ended December 31, 2004 compared to the year ended December 31, 2003 and $6.6 million, or 75.0%, for the year ended December 31, 2003 compared to the year ended December 31, 2002. These increases are attributable to greater demand for Internet services, particularly DSL service.

Other services and sales decreased by $8.7 million, or 12.0% for the year ended December 31, 2004 compared to the year ended December 31, 2003 and $13.6 million, or 15.7%, for the year ended December 31, 2003 compared to the year ended December 31, 2002. The declines were because of lower customer premises equipment sales and installation services of $8.0 million and $13.2 million in 2004 and 2003, respectively.

Directories revenue was relatively consistent for all three years in the period ended December 31, 2004.

Operating Costs and Expenses

The following table summarizes the costs of our Predecessor for 2004, 2003 and 2002. For the reasons set forth above, we do not believe that the historical expenses reflect what our cost structure will be as a stand-alone provider of telecommunications services.

Year 2004 compared to 2003 (dollars in thousands):

			Change
	2004	2003	Amount	Percentage
Costs of services and sales	$204,300	$213,300	$(9,000)	-4.2%
Selling, general and administrative expenses	185,600	230,400	(44,800)	-19.4%
Depreciation and amortization	114,800	109,400	5,400	4.9%

Total	$504,700	$553,100	$(48,400)	-8.8%

Year 2003 compared to 2002 (dollars in thousands):

			Change
	2003	2002	Amount	Percentage
Costs of services and sales	$213,300	$211,500	$1,800	0.9%
Selling, general and administrative expenses	230,400	202,700	27,700	13.7%
Depreciation and amortization	109,400	107,900	1,500	1.4%

Total	$553,100	$522,100	$31,000	5.9%

The cost of services and sales decreased by $9.0 million, or 4.2%, for the year ended December 31, 2004, after remaining relatively the same during the year ended December 31, 2003, as compared to the year ended December 31, 2002. Selling, general and administrative expenses were reduced by $44.8 million, or 19.4%, for the year ended December 31, 2004 after increasing $27.7 million during the year ended December 31, 2003 from the prior year period.

The primary reason for the reduction in both the cost of services and sales and selling, general and administrative expenses in 2004 is the voluntary severance program conducted in 2003. Salaries, wages and employee benefits were approximately $43.9 million lower for the year ended December 31, 2004, as compared to the prior year period primarily due to higher special charges associated with severance, pension and benefit costs as a result of the workforce reduction plans in 2003. These special charges were also the principal reason for the increase in operating expenses in the year ended December 31, 2003, as compared to the prior year period.

Materials and contracted services expense was lower by $11.9 million in the year ended December 31, 2004, as compared to the year ended December 31, 2003. The decline was because of lower material and contractor costs as a result of lower customer premises equipment sales. Other items affecting operating expenses during the year ended December 31, 2004 were (1) a net reduction in costs allocated from affiliated Verizon service companies, notably for IT support, and (2) a one-time credit for facilities costs issued by a CLEC for which Verizon had previously been overcharged.

Depreciation expense was $5.4 million higher for the year ended December 31, 2004 than during the year ended December 31, 2003 primarily as a result of higher rates of depreciation and growth in depreciable telephone plant. Depreciation expense increased $1.5 million in the year ended December 31, 2003, as compared to the prior year period. The difference is due to the effect of higher rates of depreciation and growth in depreciable telephone plant, offset by the favorable impact on depreciation expense as a result of adopting Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003. Under SFAS No. 143, our Predecessor began expensing the cost of removal of excess of salvage for outside plant assets as incurred. Prior to the adoption of SFAS No. 143, our Predecessor had included costs of removal for these assets in depreciation rates.

Other Income and Expense, Net

Other income and (expense), net includes interest income and other non-operating income and expense items. The increase of $1.7 million in other income and (expense) in the year ended December 31, 2004 was attributable to the interest income recorded in 2004 on an investment tax credit refund from the Internal Revenue Service.

Interest Expense

Interest expense increased $3.1 million, or 9.2%, during the year ended December 31, 2004, as compared to the year ended December 31, 2003 primarily because of higher average levels of short-term borrowings from a Verizon affiliate, coupled with higher weighted average interest rates on those borrowings. Interest expense declined $3.7 million, or 9.9%, for the year ended December 31, 2003, as compared to the year ended December 31, 2002 as an increase in the level of short-term borrowing from Verizon affiliates was more than offset by the effect of lower interest rates. In addition, part of the decrease was due to higher interest expense recorded in the year ended December 31, 2002 associated with the Internal Revenue Service audit of our captive insurance subsidiary.

Income Taxes

The effective income tax rate is the provision for income taxes stated as a percentage of income before the provision for income taxes. Our Predecessor’s effective income tax rate was 35.7%, 32.5% and 35.3% for the years ended December 31, 2004, 2003 and 2002, respectively. The lower effective tax rate in 2003, compared to 2004 and 2002, relates primarily to lower state income taxes in 2002 due to the impact of refundable state income tax credits and a lower pre-tax income in 2003.

Special Items for 2004, 2003 and 2002 Results of our Predecessor

Our Predecessor’s results for 2004, 2003, and 2002 were affected by the following special items.

Directory Accounting

During 2003, a change was made in the method for recognizing revenues and expenses in the directories business from the publication-date method to the deferral and amortization method. The publication-date method recognizes revenues and direct expenses when directories are published. Under the deferral and amortization method, revenues and direct expenses, primarily printing and distribution costs, are recognized over the life of the directory, which is usually 12 months. This accounting change affected the timing of the recognition of revenues and expenses. As required by generally accepted accounting principles, the directory accounting change was recorded effective January 1, 2003. The cumulative effect of the accounting change was a one-time charge of $47.7 million ($28.6 million after-tax).

Asset Retirement Obligations

Effective January 1, 2003, SFAS No. 143, “Accounting for Asset Retirement Obligations” was adopted. This statement requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as part of the book value of the long-lived asset. Our Predecessor determined that it did not have a material legal obligation to remove long-lived assets as described by this statement. However, prior to the adoption of SFAS No. 143, estimated removal costs were included in the group depreciation models. Consequently, in connection with the initial adoption of SFAS No. 143, accrued costs of removal in excess of salvage were reversed from the accumulated depreciation accounts for these assets. The adjustment was recorded as a cumulative effect of an accounting change, resulting in the recognition of a gain of $124.6 million ($75.8 million after-tax) in 2003.

Employee Severance Costs

During the fourth quarter of 2003, a charge of $11.5 million was recorded for severance and related benefits, in accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits,” for the voluntary separation of employees under the Management Voluntary Separation Program.

Pension and Benefit Special Items

Pension settlement losses of $19.2 million were recorded for the year ended December 31, 2004, $19.5 million for the year ended December 31, 2003, and $22.5 million for the year ended December 31, 2002, as a result of pension plan distributions which surpassed the sum of service cost and interest cost in each year. In addition, expenses of $14.6 million for the year ended December 31, 2003 and $800,000 for the year ended December 31, 2002 were recorded in connection with various pension and retirement benefit enhancements. A curtailment gain of $1.8 million was recognized for the year ended December 31, 2003 associated with a significant reduction of the expected years of future service of present employees, which was largely impacted by employee terminations in 2003. Settlements of pension obligations and curtailment, and special termination benefits were recorded in accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Pension Plans and for Termination Benefits,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions.”

Other Charges and Special Items

An expense credit of $2.6 million was recorded for the year ended December 31, 2004, resulting from the favorable resolution of pre-bankruptcy amounts due from MCI, Inc. Previously reached settlement agreements became fully effective when MCI emerged from bankruptcy proceedings in the second quarter of 2004. An impairment charge of $3.4 million was recorded for the year ended December 31, 2002, driven by the financial statement exposure to MCI.

Liquidity and Capital Resources

Our short-term and long-term liquidity requirements primarily arise from: (i) interest and principal payments related to our senior credit facilities; (ii) capital expenditures; (iii) working capital requirements; and (iv) certain transition related expenditures.

We intend to fund our operations, interest expense, debt principal payments and working capital requirements from our cash from operations (exclusive of certain transition related expenditures) and our revolving credit facility, subject to covenant restrictions.

Our ability to service our indebtedness will depend on our ability to generate cash in the future. Given our high level of debt and related debt service requirements, we may not have significant cash available to meet any large unanticipated liquidity requirements, other than available borrowings, if any, under our revolving credit facility. As a result, we may not retain a sufficient amount of cash to finance growth opportunities, including acquisitions, or unanticipated capital expenditures or to fund our operations. If we do not have sufficient cash for these purposes, our financial condition and our business could suffer.

Cash Flows for the Nine Months Ended September 30, 2005

Net cash used in operations of $19.5 million for the nine months ended September 30, 2005 was related primarily to our net loss of $131.4 million adjusted to exclude non-cash items of $111.9 million. The most significant non-cash item during the period was depreciation and amortization expense of $66.6 million. The net loss and related cash used in operations was caused, in part, by our significant costs of transition to a stand-alone provider of telecommunication services and by interest charges. We expect to continue to incur transition costs through March 31, 2006.

Cash used in investing activities was $1,383.9 million for the nine months ended September 30, 2005. Our investing activities consisted primarily of the Hawaii Business Acquisition for $1,334.6 million (net of cash acquired) and capital expenditures of $64.3 million. Capital expenditures include $34.0 million related to our efforts to build our back-office and IT infrastructure.

Cash provided by financing activities was $1,411.7 million for the nine months ended September 30, 2005. This was related primarily to $990.5 million from the issuance of debt, net of debt issue costs, and $428.0 million of capital contributions from Holdings. The capital was funded through investment funds sponsored by Carlyle and a group of private investors.

Predecessor Cash Flows for 2004, 2003 and 2002

During the year ended December 31, 2004, the decrease in cash from operations compared to the year ended December 31, 2003 was primarily because of an increase in working capital requirements. The increase in working capital requirements was caused by higher severance payments in 2004 compared to higher severance accruals in 2003, which was primarily related to the fourth quarter 2003 voluntary separation plan.

During the year ended December 31, 2003, the decrease in cash from operations compared to the prior year period was primarily caused by a higher decrease in current liabilities (use of cash), partially offset by a decrease in receivables (source of cash) in 2003, as compared to the prior year period. The change in working capital requirements was related to the timing of payments for accounts payable and tax liabilities and the collection of accounts receivable.

Capital expenditures for the years ended December 31, 2004, 2003 and 2002 amounted to $63.7 million, $86.2 million and $82.6 million, respectively. The decrease in capital spending in 2004 was primarily due to a decrease in demand for local network expansion, partially offset by investments in high growth areas such as DSL and other wireline data initiatives. The increase in capital spending in 2003 represents investment in high growth areas.

Verizon’s Hawaii Business obtained cash management services and short-term financing through advances from Verizon affiliated companies, Verizon Network Funding Corp. (“VNFC”) or Verizon Global Funding Corp. (“VGFC”). VNFC and VGFC issued commercial paper and obtained bank loans to fund the working capital requirements of Verizon subsidiaries, including the companies that historically comprised Verizon’s Hawaii Business, and invested funds in temporary investments on their behalf. During 2002 and 2003, Verizon’s Hawaii Business also obtained short-term financing from GTE. As of June 30, 2003, GTE was no longer a funding source for Verizon’s Hawaii Business. At December 31, 2004, notes payable to Verizon affiliates were $158.8 million, compared to $222.6 million at December 31, 2003 and $176.7 million at December 31, 2002.

Outstanding Debt and Financing Arrangements

As of September 30, 2005, we had outstanding $1,321.5 million in aggregate indebtedness, excluding unused commitments, with $128.5 million of additional borrowing capacity available, subject to covenant restrictions, under our revolving credit facility. As a result of the Hawaii Business Acquisition, our liquidity requirements have been significantly increased, primarily due to increased debt service obligations. In connection with the Hawaii Business Acquisition, we incurred $485.0 million of borrowings under our senior credit facilities and $500.0 million of indebtedness with the issuance of notes and we assumed $300.0 million of Verizon Hawaii debt.

For the year ended December 31, 2004, on a pro forma basis after giving effect to the Hawaii Business Transactions, our cash interest expense would have been $103.9 million. During a 12-month period following the Hawaii Business Acquisition, we anticipate paying a significant amount of transition related capital expenditures and one-time costs, among other things, to build our new back-office and IT infrastructure. After the transition period, we expect that our capital expenditures will be consistent with our historical capital expenditures. In addition to the $35.0 million drawn under our revolving credit facility upon closing of the Hawaii Business Acquisition, we drew an additional $36.5 million on September 30, 2005. We anticipate drawing additional funds under our revolving credit facility. These draws are primarily to fund negative cash flow as a result of transition related non-recurring expenses.

Our senior credit facilities consist of a revolving credit facility and term loan facilities. Our revolving credit facility is available for general corporate purposes and comprised of loans in a total principal amount of up to $200.0 million, of which $71.5 million has been drawn and $128.5 million was available as of September 30, 2005 (subject to the covenants described below). The term loan facilities are comprised of a Tranche A term loan facility in a total principal amount of $300.0 million (currently undrawn but which we anticipate drawing to fund the repayment of the $300.0 million of Existing Debentures on their respective maturity dates in 2006) and a Tranche B term loan facility in a total principal amount of $450.0 million, the proceeds of which were used to fund the Hawaii Business Acquisition. Our ability to draw our Tranche A term loan facility to repay the Existing Debentures is conditioned on several factors, including continued compliance with covenants in our Credit Agreement. Our total outstanding balance on our senior credit facilities amounted to $521.5 million as of September 30, 2005. Our senior credit facilities bear interest at a rate equal to the applicable margin plus, at our option, either:

•	a base rate determined by reference to the higher of (1) JPMorgan Chase Bank’s prime rate and (2) the federal funds rate plus 1/2 of 1%; or

•	a Eurocurrency rate on deposits for one-, two-, three- or six-month periods (or nine- or twelve-month periods if, at the time of the borrowing, all lenders agree to make such a duration available).

The applicable margin on loans under our revolving credit facility and our delayed draw Tranche A term loan facility are subject to change depending on our leverage ratio.

In addition to paying interest on outstanding principal amounts under our senior credit facilities, we are required to pay a commitment fee to the lenders for the unused commitments under our revolving credit facility and the additional $300.0 million available under our delayed draw Tranche A term loan facility, which will be payable quarterly in arrears. The commitment fee is subject to change depending on our leverage ratio.

Our revolving credit facility and the Tranche A term loan facility mature seven years after closing of the Hawaii Business Acquisition and the Tranche B term loan facility matures seven years and six months after closing of the Hawaii Business Acquisition.

Our senior credit facilities contain negative and affirmative covenants affecting us and our existing and future restricted subsidiaries, with certain exceptions set forth in our credit agreement. Our senior credit facilities contain the following negative covenants and restrictions, among others: restrictions on liens; sale-leaseback transactions; debt, dividends and other restricted payments; redemptions and stock repurchases; consolidations and mergers; acquisitions; asset dispositions; investments; loans; advances; changes in line of business; changes in fiscal year; agreements with subsidiaries; transactions with affiliates; amendments to charter, by-laws and other material documents; hedging agreements; and certain prepayments of indebtedness. Our senior credit facilities also require us, and will require our existing and future restricted subsidiaries, with certain exceptions set forth in our credit agreement, to meet certain financial covenants and ratios, particularly a leverage ratio, a senior secured leverage ratio and an interest coverage ratio. We were in compliance with all covenants as of September 30, 2005.

Our senior credit facilities contain the following affirmative covenants, among others: delivery of financial and other information to the administrative agent; notice to the administrative agent upon the occurrence of certain events of default, material litigation and other events; conduct of business and existence; payment of obligations; maintenance of properties; licenses and insurance; access to books and records by the lenders; compliance with laws; use of proceeds and letters of credit; further assurances; and maintenance of collateral.

The following table sets forth our long-term debt and contractual obligations for the next several years (dollars in thousands):

	2005	2006	2007	2008	2009	2010 and Thereafter	Total
Debt:
Revolving credit facility (1)	$—	$—	$—	$—	$—	$71,500	$71,500
Bank facility, Tranche B	—	3,000	4,000	4,000	4,000	435,000	450,000
Existing debentures (2)	—	—	22,500	45,000	45,000	187,500	300,000
Senior debt	—	—	—	—	—	500,000	500,000
Interest payments	26,792	105,492	103,808	101,437	98,360	316,266	752,155

Total debt	26,792	108,492	130,308	150,437	147,360	1,510,266	2,073,655
Operating leases	1,099	4,396	2,800	2,397	2,132	15,250	28,074
BearingPoint agreement (3)	45,123	32,030	21,555	21,555	21,555	3,593	145,411

Total	$73,014	$144,918	$154,663	$174,389	$171,047	$1,529,109	$2,247,140

(1)	Based on balance at September 30, 2005.
(2)	To be refinanced in 2006 with our Tranche A term loan facility, which is payable as follows: $150.0 million on February 1, 2006 and $150.0 million on September 1, 2006.
(3)	Represents payments due under the contract for information technology infrastructure.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and certain transition related expenses will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, competitive, regulatory and other factors that are beyond our control. Based on our current level of operations and our anticipated cost structure, we believe that our cash flow from operations, available cash and available borrowing capacity under our senior credit facilities will be adequate to meet our future liquidity needs for the foreseeable future.

We cannot provide assurance, however, that our business will generate sufficient cash flow from operations or that future borrowing will be available to us under our revolving credit facility to enable us to pay our indebtedness or to fund our other liquidity needs. In addition, our cost structure may be higher than currently anticipated. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot provide assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Interest Rate Risk

As of September 30, 2005, our floating rate obligations consist of $71.5 million of debt outstanding under our revolving credit facility, $450.0 million of debt outstanding under our Tranche B term loan facility and $150.0 million in aggregate principal amount of outstanding senior floating rate notes. Accordingly, our earnings and cash flow are affected by changes in interest rates. Assuming the pro forma level of borrowings at variable rates and assuming a 0.125 percentage point increase in the average interest rate under these borrowings, we estimate that our interest expense for the twelve months ended December 31, 2004 would have increased by approximately $0.9 million.

We utilize a combination of fixed-rate and variable-rate debt to finance our operations. The variable-rate debt exposes us to variability in interest payments due to changes in interest rates. Our management believes that it is prudent to mitigate our interest rate risk on a portion of our variable-rate borrowings.

To manage fluctuations in cash flows resulting from adverse changes in interest rates on our term loan facilities and notes, in June 2005, we entered into six interest rate swap agreements to hedge against the effects of increases in interest rates associated with floating rate debt on our term loan facilities and notes. The interest rate swap agreements have a cumulative notional amount that ranges from $451.4 million at June 30, 2005, to a high of $704.3 million at September 30, 2006, to a balance of $218.2 million at maturity on December 10, 2010. The fixed rate is 3.98% for the period from June 30, 2005 to December 30, 2006 and 4.36% from December 31, 2006 to December 31, 2010. The interest rate swaps effectively change the variable-rate cash flow exposure on our debt obligations to fixed cash flows. Under the terms of the interest rate swap agreements, we receive fluctuating interest rate payments and make fixed rate payments, thereby creating the equivalent of fixed-rate interest payments. We do not speculate using derivative financial instruments and do not enter into derivative instruments for any purpose other than cash-flow-hedging purposes. The fair value of the swap amounted to approximately $7.0 million as of September 30, 2005. Changes in the fair value of these swaps are recognized in other comprehensive income to the extent of the swaps’ effectiveness.

By using derivative financial instruments to hedge exposures to changes in interest rates, we expose ourself to market risk. Market risk may involve the adverse or beneficial effects on the value of a financial instrument resulting from changes in interest rates. While we expect such changes in value may be significant, the market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. Market risk may have significantly changed the value of our swap agreements subsequent to date of the most recent balance sheet presented. However, as our management does not currently intend to terminate our swap agreements prior to their maturities, such changes in value will only result in realization as an effective offset to the variability in cash flows associated with our variable rate debt.

Critical Accounting Policies

The process of preparing financial statements requires the use of estimates on the part of management. The estimates used by management are based on our historical experiences combined with management’s understanding of current facts and circumstances. Certain of our accounting policies are considered critical, as they are both important to the portrayal of our financial statements and require significant or complex judgment on the part of management. The following is a summary of certain policies considered critical by management.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and intangible assets not subject to amortization are tested for impairment annually, or when events or changes in circumstances indicate that the asset might be impaired. For goodwill, a two-step impairment test is performed. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying value of a reporting unit exceeds its fair value, the second step of the impairment test is performed to measure the amount of impairment loss. The second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The implied fair value is determined by allocating the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the carrying amount of the reporting unit goodwill is in excess of the implied fair value of that goodwill, then an impairment loss is recognized equal to that excess. For indefinite-lived intangible assets, the impairment test consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Fair value is an estimate based on the present value of an expected range of future cash flows. The expected range of future cash flows is based on internal forecasts developed utilizing management’s knowledge of the business and the anticipated effects of market forces. The use of different assumptions or estimates of future cash flows could produce different impairment amounts (or none at all) for goodwill and indefinite-lived intangible assets.

Impairment of Long-Lived Assets Other than Goodwill and Indefinite-Lived Intangibles

We reduce the carrying amounts of long-lived assets, including identifiable intangible assets subject to amortization, to their fair values when the asset carrying values are deemed impaired and the fair value of such assets is determined to be less than their carrying amounts. Fair value is typically estimated using a discounted cash flow analysis, which requires us to estimate the future cash flows anticipated to be generated by the particular asset being tested for impairment, and to select a discount rate to measure the present value of the anticipated cash flows. When determining future cash flow estimates, we consider historical operating results, as adjusted to reflect current and anticipated operating conditions. Estimating future cash flows requires significant judgment by us in such areas as future economic conditions, industry specific conditions and necessary capital expenditures. The use of different assumptions or estimates for future cash flows could produce different impairment amounts (or none at all) for long-lived assets, including identifiable intangible assets subject to amortization.

Revenue Recognition

We recognize service revenues based upon usage of our local exchange network and facilities and contract fees. In general, fixed fees for local telephone, Internet access and certain other services are billed one month in advance and recognized the following month when earned. Revenue from other products that are not fixed fee or that exceed contracted amounts is recognized when such services are provided. Long distance revenues are generally recognized in arrears.

Allowance for Doubtful Accounts

Our allowance for doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance and anticipated customer performance. While we believe our process effectively addresses our exposure for doubtful accounts, changes in economic, industry or specific customer conditions may require adjustment to the allowance for doubtful accounts recognized by us.

Income Taxes

Management calculates the income tax provision, current and deferred income taxes along with the valuation allowance based upon various complex estimates and interpretations of income tax laws and regulations. Deferred tax assets are reduced by a valuation allowance to the extent that it is more likely than not they will not be realized. To the extent we begin to generate taxable income in future years and it is determined the valuation allowance is no longer required, the tax benefit for the remaining deferred tax assets will be recognized at such time.

Employee-Related Benefits

We incur certain employee-related benefits associated with pensions and post-retirement health care benefits. In order to measure the expense associated with these employee-related benefits, management must make a variety of estimates, including discount rates used to measure the present value of certain liabilities, assumed rates of return on assets set aside to fund these expenses, compensation increases, employee turnover rates, anticipated mortality rates and anticipated healthcare costs. The estimates used by management are based on our historical experience, as well as current facts and circumstances. We use third-party specialists to assist management in appropriately measuring the expenses associated with these employee-related benefits. Different estimates could result in our recognizing different amounts of expense over different time periods.

Business

Overview

We are a full-service telecommunications provider in Hawaii, operating two businesses: our telecommunications business, which includes our local exchange carrier, long distance, wireless and Internet services businesses, and our directories publishing business. Our services are offered on all of Hawaii’s major islands. As of September 30, 2005, we served 651,325 local access lines. We also served 289,521 long distance lines and had 76,028 retail digital subscriber line, or DSL, connections as of such date. For the year ended December 31, 2004, we generated revenues of $595.6 million. For the nine months ended September 30, 2005, we generated revenues of $201.8 million (reflecting revenues generated since the Hawaii Business Acquisition on May 2, 2005 and impacted by certain purchase accounting adjustments discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Nine Months Ended September 30, 2005 and Nine Months Ended September 30, 2004”).

We generated $529.5 million in telecommunication operations revenues for the year ended December 31, 2004 and $201.8 million in revenues for the nine months ended September 30, 2005 (reflecting revenues generated since the Hawaii Business Acquisitions on May 2, 2005). As of September 30, 2005, our telecommunication operations had:

•	651,325 local access lines in service, of which 63% served residential customers and 36% served business customers, with the remaining 1% serving other customers;

•	289,521 long distance lines, of which 74% served residential customers and 26% served business customers;

•	76,028 retail DSL lines, which served 67,485 retail residential lines and 8,543 retail business lines.

For the year ended December 31, 2004, our yellow and white page directories business generated $66.1 million in revenues. Our seven yellow page directories are published annually on the islands of Oahu, Maui, Hawaii and Kauai and had total circulation exceeding 1.3 million copies for the year ended December 31, 2005. Our directories business has historically generated consistent revenues through relationships with over 21,000 advertisers for the year ended December 31, 2004. We also distributed approximately 1.3 million white page directories in 2005. We began recognizing revenue in the fourth quarter of 2005 with the publication of the Oahu directories.

Upon consummation of the Hawaii Business Acquisition, we launched a wireless service under our Hawaiian TelcomTM brand. We believe that there are significant opportunities to grow our revenues, create new product bundles and reduce landline disconnects by offering a wireless product that leverages our local phone company brand.

History

Originally incorporated in 1883 as Mutual Telephone Company, we have a strong heritage of over 120 years as Hawaii’s ILEC. From 1967 to May 1, 2005, we operated as a division of Verizon or its predecessors. On May 2, 2005, we became a stand-alone provider of telecommunications services and were renamed Hawaiian Telcom Communications, Inc. with subsidiaries Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc.

Our Competitive Strengths

Favorable Market Characteristics

Hawaii compares favorably to national averages in median household income ($56,454 vs. $44,389 in 2004). In addition, we believe that Hawaii’s gross state product composition is indicative of a stable demand for our services, with 23% of 2004 gross state product derived from federal and state government, 8% from the hospitality industry and 5% from financial institutions. Our market is characterized by high population density, with over 70% of Hawaii’s population located on the island of Oahu where the population density is 1,461 persons per square mile versus an average of 80 persons per square mile for the United States as a whole. As a result, our network also has a high density rate, with approximately 69% of our access lines located on Oahu as of September 30, 2005. We believe that the demographics of our customer base allows for increased profitability and reduced capital expenditure requirements per access line compared to other ILECs. A locally concentrated population also allows us to offer new products, such as higher speed DSL, at a lower cost to us and at accelerated availability to our customers. We believe that Hawaii’s remoteness leads to a strong preference for advanced telecommunication services and that this preference drives demand for our products, particularly for our fast-growing DSL and our long distance businesses.

Strong Market Position

We have been a telecommunications provider in Hawaii for more than 120 years. We own the state’s most extensive local telecommunications network, which has 651,325 local access lines covering all of Hawaii’s major islands. Our primary residential lines represent a market share of approximately 85% of the total households in Hawaii. We attribute our leading market position to our historical incumbent position as a telecommunications provider, our commitment to customer service and our extensive network infrastructure. In addition, we believe that remoteness from the United States mainland and difficult geological terrain represent significant barriers to entry. We believe that these factors have historically led to muted competition from CLECs. Management believes that the ratio of UNE-P, UNE-L and resale lines to total access lines compares favorably to the national average (less than 1% vs. 14% as of June 2004). We believe that our broad and diversified customer base affords us a superior understanding of the marketplace relative to our competitors.

Advanced Network Infrastructure

Our intra- and inter-island network consists of 100% digital switches, more than 13,100 sheath miles of metallic and fiber-optic cable, a microwave communications system and 86 central offices. For the five years ended December 31, 2004, our Predecessor invested $423.5 million in capital expenditures, primarily to upgrade and modernize our network facilities. As a result of our modernization efforts, we are able to offer a full complement of value-added services such as caller ID, call waiting and voicemail to all of our customers and DSL availability in 74 of our 86 central offices. We believe that we are well positioned to offer new products and services that will generate growth in our business and allow us to compete more effectively in the marketplace.

Strong Local Heritage

With the separation from Verizon and the reintroduction of a locally focused brand, we believe that we benefit from Hawaii residents’ preference for locally managed and operated businesses. Based on our internal market research, we believe that our new brand name, Hawaiian TelcomTM, will leverage the strength of our strong local heritage and the name recognition of the Hawaiian TelTM brand established by our predecessors and which we acquired as part of the Hawaii Business Acquisition. We are also one of Hawaii’s largest private employers, which enhances our local stature and community support. In addition, approximately $30.0 million of Holdings’ equity is held by prominent Hawaii business leaders, which we believe will further strengthen our ties to the local business community.

Experienced Management Team

We have assembled a strong and experienced executive management team to lead our workforce in the execution of our business plan. Led by our Chief Executive Officer, Michael S. Ruley, the former Chief Executive Officer of NextiraOne, our executive management team has extensive experience in both the incumbent and competitive segments of the telecommunications sector, with an average of over 25 years in the industry. We believe that the combination of our new management’s expertise with our organization’s extensive knowledge of our local market will be a critical driver of our success going forward.

Our Strategy

Our goal is to be among the best local telecommunications companies in the United States. The key elements of our strategy are as follows:

Reposition Our Business as a “Local” Hawaii Company

As a stand-alone telecommunications provider, we are repositioning ourselves as a “local” Hawaii company and introducing a locally-focused brand across all our product offerings. We have developed a branding campaign that is designed to position us as a technologically-advanced, full-service telecommunications provider that is locally branded, managed and operated. We have implemented a strategy of partnership with Hawaii’s business leaders and of high visibility in the community, where we believe residents have strong local pride and support the success of local companies. We believe that these efforts will sharpen our local profile and strengthen our customers’ allegiance across all our product offerings.

Develop and Execute a Focused Sales and Marketing Effort

We plan to complement our renewed local brand and presence with products and services and content customized for the Hawaii marketplace. Our Predecessor was managed remotely from the mainland United States with product offerings and marketing plans designed for Verizon’s nationwide network rather than for the unique characteristics of the Hawaii market, such as its distinctive ethnic composition and calling patterns. Our marketing department is introducing new products, services and bundles that we believe meet our market’s specific needs, including those arising from Hawaii’s unique geographic location and the prevalence of specific local industries, such as tourism, and government. We believe that our transition to a stand-alone telecommunications provider also presents us with an opportunity to reinvigorate our sales force, increase our sales channel performance and improve coverage of sales opportunities.

Pursue Strategic Product Growth Opportunities

Our strategy is to leverage the breadth of our product offering by marketing more comprehensive bundles of our services, which we believe will increase our revenues per customer. We plan to leverage our local, customized sales and marketing plans and our advanced network infrastructure to increase sales of products and services. We plan to continue to grow our DSL business by capitalizing on our modern network to offer increased bandwidth and new products and services such as video over our core network. We also believe that significant opportunity exists in the long distance market, given penetration rates for our long distance services that we believe are low compared to other ILECs.

Upon consummation of the Hawaii Business Acquisition, we expanded our product line with a new wireless service under the Hawaiian TelcomTM brand name. This wireless product allows us to increase the scope of our bundled offerings. Over time, we believe that by providing more of our customers’ telecommunications needs at increased convenience to them, on a single monthly bill, our product bundles will increase our customers’ loyalty and reduce churn.

Establish Highly Efficient Stand-Alone Operations

As part of our transition to a stand-alone telecommunications provider, we expect to increase the efficiency of our business operations. We have begun to provide through internal operations a significant portion of the services that have historically been provided from the United States mainland by Verizon and its affiliates. We have also begun to outsource a portion of such services.

Pursuant to our Transition Services Agreement with Verizon, Verizon and its affiliates are providing us with back-office services during a transition period following the Hawaii Business Acquisition. During this transition period, we are putting in place, and making a substantial investment in, a new back-office and IT infrastructure that will, among other things, integrate certain core operations support systems purchased from Verizon as part of the Hawaii Business Acquisition with customized, off-the-shelf commercial systems. Our new integrated back-office and IT infrastructure and related personnel will allow us to perform functions historically provided by Verizon and its affiliates, such as network management and monitoring, billing, customer relationship management, corporate finance, human resource and payroll. We believe that our new back-office and IT infrastructure will also allow us to improve and expand our customer services and streamline our operations. Enhanced data management and billing capabilities will allow us to broaden our bundled product offering and replace multiple existing customer service systems with one central system that will improve our efficiency and response time. In addition, our new back-office and IT infrastructure will provide us with a more comprehensive customer information tracking system, which we believe will enhance our market intelligence. We believe that the enhanced functionality of our new IT infrastructure will allow us to sell more products and bundles, operate more efficiently and reduce our costs. For more information, see “The Hawaii Business Transactions”.

Industry Overview

The telecommunications industry is comprised of companies involved in the transmission of voice, data and video communications over various media and through various technologies. There are two predominant types of local telephone service providers, or carriers, in the telecommunications industry: ILECs and CLECs. An ILEC refers to the regional bell operating companies, or RBOCs, which were the local telephone companies created from the break up of AT&T in 1984, as well as small and midsize independent telephone companies, such as the Company, Cincinnati Bell Inc. and Sprint’s local telephone division, which sell local telephone service. These ILECs were the traditional monopoly providers of local telephone service prior to the passage of the Telecommunications Act of 1996. A CLEC is a competitor to local telephone companies that has been granted permission by a state regulatory commission to offer local telephone service in an area already served by an ILEC.

In recent years, the U.S. telecommunications industry has undergone significant structural changes. Many of the largest service providers have achieved growth through acquisitions and mergers, while an increasing number of competitive providers have restructured or entered bankruptcy to obtain protection from their creditors. Since 2001, capital in the form of public financing has been generally difficult to obtain for new entrants and competitive providers. Capital constraints have caused a number of competitive providers to change their business plans, resulting in consolidation. Despite these changes, the demand for all types of telecommunications services, particularly data services, has not diminished, and companies increasingly bundle services and provide integrated offerings for end-user customers.

Demand for telecommunications services in Hawaii has not diminished in recent years, and Hawaii’s telecommunications industry remains active. Hawaii’s geographic position gives the state a comparative advantage relative to other potential information economies. With its location between the mainland United States and Asia, Hawaii has been and will likely continue to be a surfacing location for cables running between the two continents. Hawaii is also connected to the mainland United States and Asia via several satellite networks.

Markets and Customers

Telecommunications

We have been a telecommunications provider in Hawaii for more than 120 years. Our market consists of 86 central offices serving an area of approximately 6,263 square miles on the islands of Oahu, Maui, Hawaii, Kauai, Molokai and Lanai. We are the incumbent provider of local exchange services within this area and own the state’s most extensive local telecommunications network, with 651,325 local access lines served as of September 30, 2005, of which 63% served residential customers, 36% business customers and the remaining 1% served other customers. Local customers include (1) interexchange carriers that pay for access to long distance calling customers located within our local service areas and (2) CLECs that pay for wholesale access to our network in order to provide competitive local service on either a resale or UNE basis as prescribed under the Communications Act of 1934, as amended, which we refer to as the Communications Act.

We list below selected data from the 2000 U.S. Census.

Key Market Data

	2000 Census Data
	Population		Median household income		Market territory (sq. miles)	Households by Island
Oahu	876,156		$51,914		564	286,731
Maui	117,946	(1)	49,489	(3)	726	40,266	(1)
Hawaii	148,677		39,805		4,037	52,945
Kauai	58,308		45,020	(4)	552	20,162
Molokai	7,257	(2)	34,184	(2)	244	2,309	(2)
Lanai	3,193		43,271		141	1,159

Total	1,211,537		$49,820		6,263	403,572

(1)	Excluding Puunene information, which is not available.
(2)	Excluding Kalawao County information, which is not available.
(3)	Excluding Kalawao County, which contains less than 1% of the area’s population.
(4)	Excluding Niihau Island, which contains less than 1% of the county’s population.

Our market is characterized by high population density, with over 70% of the state’s population concentrated in Oahu. This concentration of customers and commerce provides opportunities to leverage our network infrastructure to deliver products and services on an efficient and cost-effective basis, and to market and sell our services more effectively. The state of Hawaii has a diverse population with 42% of the state’s population of Asian descent. In 2004, the median household income was $56,454 which was higher than the national average of $44,389.

Our business marketplace is dominated by several key industries. State and federal government account for 23% of gross state product. With the U.S. Pacific Command, one of the largest of the U.S. unified service commands, based in Hawaii and over 40,000 military personnel stationed in Hawaii, the federal government is one of our largest customers. The hospitality industry and financial institutions also account for a significant portion of our business. The operations of these leading sectors are communications intensive, and we believe that they are dependent on our modern, reliable services. Hawaii’s small business market (in aggregate) is also a key driver of Hawaii’s economy—approximately 95% of the companies in Hawaii employ fewer than 50 employees, representing over 28,000 business customers. We believe that these business customers represent an underserved segment that we are targeting aggressively with new product and service offerings.

We believe that the Hawaii marketplace has a distinct culture, which we have considered when repositioning our business as a local company. Marketing strategies that may be successful on the mainland United States may not be successful in Hawaii, since Hawaii residents and businesses have telecommunications needs that are different from those on the mainland.

Wireless communications will be an integral part of our telecommunications strategy. We believe that the wireless market presents us with substantial opportunities. The wireless market in Hawaii is projected to grow from the current 820,000 wireless subscribers to over one million in five years. Our goal is to penetrate this market and gain market share by leveraging the Hawaiian TelTM brand established by our predecessors and our existing customer base. Keys to this growth strategy will be effective use of our multiple distribution channels, innovative bundling of services and development of landline/wireless integrated services.

Publishing

We have been publishing print directories in Hawaii for nearly 50 years. Our directories are prepared to reach both the large markets of Oahu and the island of Hawaii and smaller second tier markets for the smaller communities and islands. Our directories business does not depend to any significant extent on the sale of advertising to a particular industry or to a particular advertiser. In 2004, neither any single directories heading nor the top 10 customers accounted for a material portion of our directories business revenues. The diversity of our directories business customer base reduces exposure to adverse economic conditions that may affect particular geographic regions or particular industries and provides additional stability in operating results.

Renewing customers comprise the core advertiser base for our directories business and a large number of these customers have advertised in our directories for many years. From 2000 to 2004, a substantial majority of our local advertisers renewed their advertising with us.

Our Products and Services

Our business is comprised of two segments: telecommunications and publishing. Our telecommunications segment is comprised of our local exchange business, long distance business, Internet business and our recently launched wireless business. Our publishing segment is comprised of our print directories business. Profit or loss and total assets for each of our segments is disclosed in note 14 to the audited combined financial statements of our Predecessor and note 20 to our unaudited interim consolidated financial statements included in this prospectus.

Telecommunications

Our strategy for the telecommunications business is to increase customer loyalty and reduce churn by increasing the penetration of bundled service offerings that enhance the value of basic network service with value-added services, long distance, Internet and wireless.

Local Exchange Services

Our local exchange carrier business generates revenue from local network services, network access services and certain other services, each of which is described below.

Local Network Service

Our traditional local network service enables customers to originate and receive telephone calls within a defined “exchange” area. We provide basic local services on a retail basis to residential and business customers, generally for a fixed monthly recurring charge. Basic local service also includes non-recurring charges to customers for the installation of new products and services. Basic local exchange services are enhanced with a variety of value-added services such as call waiting, caller ID, voice messaging, three-way calling, call forwarding and speed dialing. Value-added services may be purchased individually or as part of a package offering for a monthly recurring charge. We also offer other local exchange services such as local private line and wire maintenance, as well as special access switched services such as basic trunking and T1 circuits to business customers. The rates that can be charged to customers for basic local and certain other services are determined by the HPUC. We charge business customers higher rates to recover a portion of the costs of providing local service to residential customers, as is customary in the industry. See “—Regulation” for further discussion of regulatory matters including our local network service rate proceedings.

Network Access Services

Our network access services are offered in connection with the origination and termination of long distance, or toll, calls that typically involve more than one company in the provision of end-to-end long distance service.

Since toll calls are generally billed to the customer originating the call, a mechanism is required to compensate each company providing services relating to the call. This mechanism is the access charge, which we bill to each interexchange carrier for the use of our facilities to access our customers. In addition, we bill a component of access charges directly to our customers. Our network access services generate intrastate access revenue when an intrastate long distance call that involves us and an interexchange carrier is originated and terminated within Hawaii. This access charge is regulated by the HPUC. Similarly, our network access services generate interstate access revenue when an interstate long distance call is originated from a Hawaii local calling area served by us and is terminated in a local calling area in another state, and vice versa. Interstate access charges are regulated by the FCC.

Other Services

We seek to capitalize on our local presence and network infrastructure by offering other services to customers and interexchange carriers. Sales and maintenance of customer premises equipment to the business markets are an important source of local exchange revenues. Customer premises equipment services are also an area of potential growth as attractive contracts with major equipment providers allow us to offer complete voice and data network and management solutions. Special access voice and data services are also a key area of growth driven by demand for increasing bandwidth from business customers. Special access voice and data services include switched and non-switched (or dedicated) services such as point-to-point single channel circuits, DS1s, DS3s and OC services, as well as IP-based private networks. For the wholesale or carrier market, we offer services including operator services, billing and collection services and space and power rents for collocation services. We also offer public pay telephone services at approximately 5,300 locations throughout the state.

Long Distance Services

We provide long distance services to transmit international calls, interLATA domestic calls and regional toll calls made to points outside a customers’ local calling area, but within our local service area (intraLATA toll). In Hawaii, each of the islands is a local calling area, and calls between the islands are intraLATA toll calls. Other long distance services include 800-number services and wide area telecommunication services, or WATS, private line services, and operator services associated with long distance calls. As of September 30, 2005, we served 289,521 long distance lines, of which 74% served residential customers and 26% served business customers.

Internet Services

We provide DSL and dial-up Internet access to our residential and business customers. Our data network enables us to provide extensive high-speed network access. We have DSL available in 74 of our 86 central offices. As of September 30, 2005, we served 67,485 retail residential DSL lines and 8,543 retail business DSL lines. We also provided dial-up Internet access to approximately 5,000 subscribers as of the same date.

Wireless Services

Upon consummation of the Hawaii Business Acquisition, we began offering a Hawaiian TelcomTM branded wireless service. In January 2005, we entered into a services agreement with a subsidiary of Sprint Corporation that allows us to resell Sprint wireless services, including access to Sprint’s nationwide personal communication service, or PCS, wireless network, under the Hawaiian TelcomTM brand name to residential and business customers in Hawaii under a MVNO services agreement. Under the services agreement, we retain control of all sales and marketing of our wireless services. Our services agreement with Sprint has an initial term of five years (with an automatic renewal for successive two-year terms until either party provides notice of non-renewal). We have also entered into agreements with InPhonic, Inc., a leading mobile virtual network enabler, to provide back-office support for the wireless operations. By partnering with Sprint and InPhonic, we believe we can maximize speed-to-market with a full product offering while minimizing upfront capital requirements in a heavily penetrated market. We believe that our eight existing retail stores, our distribution partners, our residential and business customer service call centers and our business-to-business sales forces serve as important distribution channels for acquiring new wireless customers.

Publishing

We are the incumbent print directory publisher in Hawaii. The sale of directory advertising to local businesses, generally small- and medium-sized enterprises, generated a substantial majority of our directories revenues for the year ended December 31, 2004 and the nine months ended September 30, 2005, with the balance generated by sales to national advertisers. Since May 2, 2005, we have been outsourcing the printing, distribution and advertising sales operations to LM Berry, a subsidiary of BellSouth Corporation. Upon consummation of the Hawaii Business Acquisition, we launched an online directories business to complement the existing print directories business.

Yellow page directories. In 2005, we distributed approximately 1.3 million yellow page directories. Approximately 21,000 local and national businesses advertised in our yellow page directories in 2004, a substantial majority of which had advertised in our yellow page directories business during the prior year. We offer businesses a basic listing at no charge in the relevant edition of our yellow page directories. We also offer a range of paid advertising options in our yellow page directories and on-line Internet services.

White page directories. In 2005, we distributed approximately 1.3 million white page directories. We provide white page listings to every residence and business in Hawaii that sets forth the name, address and telephone number of the residence or business in question, unless the customer has requested to be a non-published or non-listed customer.

Internet yellow pages. We believe that the Internet sector is a growing advertising offering in our directories, and we sell advertising listings in an Internet database that allows users to search for businesses in Hawaii and nationally.

Sales and Marketing

Our sales and marketing strategy is aimed at repositioning our business as a local Hawaii company, as well as developing and delivering products designed to meet our market’s specific needs. We are transforming our customers’ past experience of purchasing telecommunication services from a nationally-based company with generically designed product offerings to a locally-based business with tailored product offerings for the Hawaii market. Key components of our sales and marketing strategy include:

•	developing and delivering products, services and bundles customized to meet the needs of the local Hawaii market;

•	leveraging the Hawaiian TelTM brand established by our predecessors across all our product offerings;

•	partnering with leaders in the Hawaii business community;

•	raising visibility in the community through key sponsorships and executive positioning; and

•	creating a customer driven organization, locally operated and managed, that provides reliable and high quality service in addition to excellent customer service.

We are implementing this strategy by:

•	developing integrated marketing plans that focus on meeting the demands of the local market;

•	increasing local advertising and marketing expenditures to promote our products and services;

•	re-designing sales coverage models to focus on previously underserved customers and to increase segmentation and target marketing to small- and medium-business customers;

•	improving the customer service experience; and

•	increasing the capacity of all sales and marketing channels by centralizing sales support functions, enhancing performance of retail stores, and tracking and managing profitability for each sales channel.

Our long distance services sales efforts are primarily directed toward increasing the number of subscribers we serve, selling bundled services and generating incremental revenues through product and feature up-sale opportunities. We sell our long distance communications services through local advertising, the use of bundled telecommunications packages, and up-selling by our customer contact personnel.

We market our Internet services as a stand-alone product, as well as part of a package of bundled telecommunications services to our residential and business customers. We believe our ability to bundle Internet services with other telecommunications services has contributed to the growth of the revenue generated by our Internet services business.

We believe that there are substantial opportunities for us to grow our wireless business by leveraging the Hawaiian TelTM brand established by our predecessors and our existing customer base. We market our wireless products and services to new customers through our eight existing retail stores, our existing direct sales channels and call centers and new retail partnership relationships. We offer residential and business customers a broad range of wireless plans, as well as a variety of custom and enhanced features, such as call waiting, caller ID, three-way calling, voice messaging, enhanced voice calling and two-way text messaging. As an exclusive offering to Hawaiian Telcom wireless customers, we also plan on offering integrated services, which will enable customers to use the same telephone number for their wireless phone as for their home or business phone, and new product bundles that incorporate wireless services. We believe that there are significant opportunities to grow our revenues, create new product bundles and reduce landline disconnects by offering a wireless product that leverages our local phone company brand.

The marketing of directory advertisements is primarily a direct sales business that requires both maintaining existing customers and developing new customers. Since May 2, 2005, we have been outsourcing the advertising sales operations of our directories business to LM Berry. In 2004, our directories business retained a substantial majority of its local advertisers from the previous year. The high renewal rate reflects the importance of our directories to our local customers, for whom yellow page directory advertising is, in many cases, the primary form of advertising. Larger national companies also use advertising in our directories as an integral part of their national advertising strategy.

Network Architecture and Technology

As of September 30, 2005, we owned a total of 116 local base and remote switches and a total of five tandem switches serving 651,325 total lines in the islands of Hawaii, Kauai, Lanai, Maui, Molokai and Oahu. All of our access lines are served by digital switches provided predominantly by Lucent and Nortel. Over the last four years, we have updated our infrastructure to meet the technological needs of our customers. Our switches in every island are linked through a combination of extensive aerial, underground and buried cable, allowing us to provide our services to customers in a very challenging geographical territory.

Our telecommunication infrastructure includes more than 13,100 sheath miles of fiber optic cable and copper wire distribution lines. Submarine and deep-sea cables connect the islands of Kauai, Oahu, Maui and Hawaii, while digital microwave provides other inter-island connections. The islands are also connected with Trans-Pacific cables, not owned by us. Substantially all major switches have current generic software upgrades installed, allowing for a range of enhanced customer features.

We have integrated numerous network elements to offer a variety of services and applications that meet the increasingly sophisticated needs of customers. These network elements include a Signaling System 7, or SS7 network, consisting of a pair of signaling transferring points, or STPs, allowing the islands to interconnect with the global public network through third-party STP gateways on the U.S. mainland. These network elements also connect to newly installed service control points for the provision of advanced network services, such as local number portability, caller name and number delivery (CNAM) and advanced intelligent network (AIN) services. Other sophisticated network elements integrated in our system include voice messaging platforms, digital switching, and, in some communities, integrated service digital network access. As the telecommunications industry experiences significant changes in technology, customer demand, and competition, we intend to introduce additional enhancements.

New network elements similarly have been integrated to provide advanced data services and to improve the quality of existing high speed data services. Multiple protocol layer switches have been deployed to aggregate high speed DSL services and to expand our capabilities to offer additional high speed data services such as virtual private networks and gigabit Ethernet services.

Our broadband infrastructure consists of 21 Lucent Frame Relay switches and 12 ATM switches. We have DSL available in 74 of our 86 central offices. There are also 376 Synchronous Optical Network, or SONET, rings in service.

Certain network operations are provided by our Network Services Computer Center, or NSCC, located in Honolulu. We also have five customer reporting center facilities that coordinate the dispatch for installations and repairs and 86 central offices that permit us to provide efficient attention to our customers needs. All of these facilities offer extended business hours to efficiently handle customer inquiries and orders for service. In addition, the Honolulu operation center is responsible for service delivery, installation and maintenance and repair for all of our customers, as well as outside plant construction activity for our network. The operation center is also responsible for the distribution functions related to the inventory of supplies and equipment necessary for telephone operations. This function includes the supply and maintenance of the fleet of cars and trucks that support these outside plant activities not only for us but for external third parties in the telecommunications industry.

Central office equipment consists of digital electronic switching equipment, circuit, carrier and transmission equipments. Operating equipment consists of motor vehicles and other equipment. We own or lease most of our administrative and maintenance facilities, customer service centers, central offices and remote switching platforms and transport and distribution network facilities. Our local telephone assets are located primarily in Hawaii.

Back-Office and Information Technology

During the transition period, we are putting in place, and making a substantial investment in, a new back-office and IT infrastructure. Our new IT infrastructure will, among other things, integrate certain core operations support systems purchased from Verizon as part of the Hawaii Business Acquisition with customized off-the-shelf commercial systems. It will also integrate our basic telecommunications systems, our network monitoring and maintenance systems, billing systems, customer relationship management systems, corporate finance systems, human resource and payroll systems and backup data centers.

We believe that our new back-office and IT infrastructure will allow us to improve and expand our customer services and streamline our operations. Enhanced data management and billing capabilities will allow us to broaden our bundled product offering and replace the multiple existing customer service systems with one central system that will improve efficiency and response time. In addition, our new back-office and IT infrastructure will provide us with a more comprehensive customer information tracking system, which we believe will enhance our market intelligence. We believe that the enhanced functionality of our new IT infrastructure will allow us to sell more products and bundles, operate more efficiently and reduce our costs. See “The Hawaii Business Transactions.”

Competition

Telecommunications

Local Exchange Service

ILECs are subject to several types of competition, including, (i) facilities-based competition from providers with their own local service network; (ii) resale competition from providers who purchase local service from the ILEC at wholesale rates and resell these services to their customers; (iii) competition from providers who lease UNEs from us; (iv) cable companies offering local service through VoIP over their cable platform, and (v) new entrants and providers with technology alternatives to local service networks like wireless providers. Technological developments in wireless telephone features, personal communications services, digital microwave and other wireless technologies are expected to promote the development of alternatives to traditional wireline services. We believe that competition is likely to come from resale interconnection or UNE interconnection. We also anticipate increased competition from certain service providers in Hawaii, primarily Oceanic Time Warner Cable, or Oceanic, and two local CLECs.

Long Distance Services

The long distance telecommunications market is intensely competitive and has been for several years. Competition in the long distance business is based primarily on price, although service bundling, branding, customer service, billing services and quality also play a role in customers’ choices. In the long distance market, we compete against the three largest interstate long distance carriers in Hawaii, AT&T, MCI and Sprint, as well as all of the wireless providers that offer bundled long distance with their rate plans. In addition, we believe that VoIP will also offer an alternative to long distance services.

Internet Services

We expect that the Internet access services business will continue to be highly competitive due to the absence of significant barriers to entry. We currently compete with Oceanic, Pacific Lightnet and traditional carriers providing dedicated Internet access services to business customers.

Wireless Services

While the market for wireless telephone services in Hawaii continues to grow, it is highly competitive. The Hawaii wireless market is currently serviced by several wireless service providers, including Verizon Wireless, Cingular Wireless, Nextel Partners, Inc., Sprint PCS and T-Mobile USA, Inc. Federal local number portability requirements also increase competition by allowing customers to keep their telephone number when they switch carriers. We expect to compete in the wireless market by leveraging our existing customer base and including wireless services in new bundled product offerings. We also believe that our eight existing retail stores serve as an important distribution channel for garnering new wireless customers. We intend to develop the capability to deliver our wireless customers one telecom bill covering both wireline and wireless services. We believe that our customers will prefer receiving one bill for all of their telecommunications services and that we will benefit from that preference.

Publishing

The directory advertising industry is competitive but provides a unique advertising value proposition compared with other forms of advertising. Unlike most U.S. mainland markets, we do not have the full breadth of advertising services available to businesses. Billboards are not allowed in Hawaii, and there are restrictions on most other outdoor advertising. We compete with several different forms of advertising, including newspapers, radio, television, the Internet, direct mail and other yellow page directory publishers. It should also be noted that the effectiveness of television and radio advertising has limitations unique to Hawaii’s geography. On Oahu, the directory publishers with which we compete are principally The Paradise Pages, which has been in the market for five years, and Ad Ventures, which has been in the Oahu market for one year. On Maui, we compete against The Paradise Pages and Ad Ventures, both of which have been in the market for three years. On the Island of Hawaii, we also compete with The Paradise Pages, which began publishing there in 2004, and Ad Ventures, which began publishing there in 2001.

The Internet is emerging as a new medium for advertisers. Although advertising on the Internet still represents only a small part of the total advertising market, as the Internet grows it will become increasingly important as an advertising medium. At this time our competitors do not offer a complete Internet yellow page search product. We have created a localized Internet site for our directories business.

Employees

As of September 30, 2005, we employed 1,677 full-time employees in Hawaii. Of the total employees, 1,155 were represented by the International Brotherhood of Electrical Workers, Local 1357, or IBEW. As part of the Hawaii Business Acquisition, we assumed all of the obligations of the collective bargaining agreement that governs the terms and conditions of employment for all IBEW represented employees working for us. The agreement expires on September 1, 2007. We believe that management currently has a good relationship with the represented and non-represented employee group.

Properties

We own our corporate headquarters, which is located in 1177 Bishop Street, Honolulu, Hawaii 96813 and consists of over 465,000 square feet of office space. We also have other properties consisting primarily of approximately 110 owned and approximately 70 leased real estate property, including our administrative facilities and facilities for call centers, switching equipment, fiber optic networks, microwave radio and cable and wire facilities, cable head-end equipment, coaxial distribution networks, routers and servers used in our wireline business. See “—Network Architecture and Technology.” There are no material properties relating to our directories and wireless business. For purposes of Hawaii state law, we are classified as a public utility and accordingly do not pay any property taxes.

Substantially all of our assets (including those of our subsidiaries) are pledged as collateral for our senior credit facilities. See “Description of Other Indebtedness—The Senior Credit Facilities.”

Insurance

We have insurance to cover risks incurred in the ordinary course of business, including general liability, property coverage, director and officers and employment practices liability, auto, crime, fiduciary, worker’s compensation, and business interruption insurance in amounts typical of similar operators in our industry and with reputable insurance providers. Central office equipment, buildings, furniture and fixtures and certain operating and other equipment are insured under a blanket property insurance program. This program provides substantial coverage against “all risks” of loss including fire, windstorm, flood, earthquake and other perils not specifically excluded by the terms of the policies. As is typical in the telecommunications industry, we are self-insured for damage or loss to certain of our transmission facilities, including our buried, undersea, and above-ground transmission lines. We believe that our insurance coverage is adequate, however if we become subject to substantial uninsured liabilities due to damage or loss to such facilities, our financial results may be adversely affected.

Legal Proceedings

We are involved in various claims, legal actions and regulatory proceedings arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our combined financial position, results of operations or cash flows.

Regulation

Federal and State Regulation of Telecommunications Services

Our telephone operations generally are subject to the jurisdiction of the FCC with respect to interstate services and the HPUC with regard to intrastate services.

Competition

We face increasing competition in all areas of our business. Regulatory changes brought on by the 1996 amendments to the Communications Act, regulatory and judicial actions, and the development of new technologies, products and services have created opportunities for alternative telecommunication service providers, many of which are subject to fewer regulatory constraints compared to our ILEC. We are unable to predict definitively the impact that the ongoing changes in the telecommunications industry will ultimately have on our business, results of operations or financial condition. The financial impact will depend on several factors, including the timing, extent and success of competition in our markets, the timing and outcome of various regulatory proceedings and any appeals, and the timing, extent and success of our pursuit of new opportunities resulting from the amendments to the Communications Act and technological advances.

Sandwich Isles Communications, a relatively new, rural local exchange carrier, or RLEC, also has obtained eligible telecommunications carrier, or ETC, status and is projected to receive over $13,500 per-line, per year in federal high-cost loop support for the year 2005 for its service to certain remote areas of Hawaii administered by the State Department of Hawaiian Home Lands. Sandwich Isles receives this funding based on its representations that it is serving previously unserved territory. In contrast to Sandwich Isles, we do not receive federal high-cost support for serving the remote areas administered by the Department of Hawaiian Home Lands, making it difficult for us to compete effectively in those remote areas of the state. Nextel Partners also has been granted ETC status by the HPUC, and draws federal support for some of its licensed service area.

State Regulation of Retail Rates

Although the FCC generally does not regulate our retail rates, the HPUC continues to impose relatively extensive rate regulation on us. However, the HPUC has reduced its rate regulation of some of our services, using a three-tiered approach. Services may be classified as fully competitive, partially competitive, or non-competitive. Certain services, such as intrastate (inter-island toll) are classified as fully competitive services. They are exempt from rate-of-return regulation, are not subject to a price ceiling, must be offered on prices, terms, and conditions reflected in a tariff on file at the HPUC (effective on filing), and may not be priced below the total service long-run incremental cost. Other services, such as central exchange (Centrex) features, are classified as partially competitive services, and they may be flexibly priced and may be subject to regulation (other than rate-of-return regulation) such as price floors and price ceilings, as authorized by the HPUC. Most services, including residential and business local exchange services, integrated service digital network, or ISDN, services, and directory assistance, are considered non-competitive services and are not subject to any pricing flexibility when offered on a stand-alone basis. The HPUC, however, has recently allowed us to bundle these services with some fully or partially competitive services or other services that are not within the HPUC’s jurisdiction, enabling us to charge a discounted rate for the bundle. The competitive classification of certain services and the ability to bundle the services have helped us to respond to competition, but we cannot quantify the effect.

The levels of rates charged to end-users for the provision of basic local service are generally subject to rate-of-return regulation administered by the HPUC. Local rates historically have been set at a level that will allow the recovery of embedded costs for local service. Recognized costs include an allowance for a rate-of-return on investment in plant used and useful to provide local service. Competitive forces, as well as potential conditions placed on the Hawaii Business Acquisition may prevent local rates from being sufficient to recover costs for local service in the future. Rate cases brought to the HPUC occur infrequently, typically spaced by several years, are initiated by the carrier and require the carrier to submit substantial evidence and meet a high burden of proof for rate increases. Moreover, the HPUC order approving the Hawaii Business Acquisition forbids us from initiating a rate case with a test year earlier than 2009, unless the HPUC finds a compelling financial need to justify an earlier filing. In addition, the order restricts in some ways our ability to pay dividends and requires that we obtain HPUC approval prior to disposition of our directories business. If we seek a rate case with a test year earlier than 2009, we would be subject to certain additional conditions including the obligation of Holdings to make an additional capital investment in us.

State and Federal Regulation of Long Distance Services

We are subject to certain conditions imposed by the HPUC and, to a lesser degree, by the FCC on the manner in which we conduct our long distance operations. For example, we are prohibited from joint ownership of local and long-distance telephone transmission or switching facilities. We are also required to file tariffs and submit cost studies when bundling local service with intrastate, interstate, or international long distance services. The HPUC must insure that these bundled offerings do not result in (a) our long distance business being cross-subsidized by the regulated portion of our local exchange business or (b) discrimination by our ILEC against other long distance providers.

Federal Requirements to Unbundle Network Elements

On December 15, 2004, the FCC adopted new rules governing the requirement that we offer certain network elements to our competitors at regulated rates. The new FCC rules phase out certain unbundling requirements included in the FCC’s prior rules, which rules were the basis of the HPUC’s UNE proceedings. Most notably, after a 12-month transition period, the new rules relieve us of the obligation to provide switching as a UNE to our competitors at regulated rates. The new rules became effective March 11, 2005 and have been appealed by various parties.

The FCC also has taken steps to clarify its rules for broadband facilities in response to requests of various parties. In particular, in October 2004, the FCC issued orders that favorably eases our unbundling obligations for fiber facilities. Through these orders, the FCC limited our obligation to unbundle fiber facilities to multiple dwelling units, such as apartment buildings. The FCC also has limited our unbundling obligations as to fiber facilities deployed in “fiber-to-the-curb” arrangements.

Interstate and Intrastate Access Charges

The rates that we can charge for interstate access are regulated by the FCC. For example, the FCC has instituted a cap on the per-minute rate we can charge for our switched access services. Monthly subscriber line charges, or SLCs, also are capped. The FCC has adopted rules for special access services that provide for pricing flexibility and ultimately the removal of services from price regulation when prescribed competitive thresholds are met.

Our intrastate access rates are set forth in an interim tariff approved by the HPUC in 1995 and are based on our embedded costs. Although it has been the HPUC’s intention to initiate a proceeding to adopt permanent access rates based on a forward-looking cost methodology, the HPUC has not yet initiated a proceeding to do so.

Federal Framework for Intercarrier Compensation

On April 27, 2001, the FCC released an order addressing intercarrier compensation for dial-up connections for Internet-bound traffic. The FCC found that Internet-bound traffic is interstate and subject to the FCC’s jurisdiction. Moreover, the FCC again found that Internet-bound traffic is not subject to reciprocal compensation under Section 251(b)(5) of the Communications Act. Instead, the FCC established federal rate caps per minute for this traffic that decline from $.0015 to $.0007 over a three-year period. The FCC order also set caps on the total minutes of this traffic that may be subject to any compensation, barred carriers from obtaining compensation on Internet-bound traffic in markets where they previously had not received it and required that ILECs must offer to both bill and pay reciprocal compensation for local traffic at the same rate as they are required to pay on Internet-bound traffic. On May 3, 2002, the U.S. Court of Appeals for the D.C. Circuit rejected part of the FCC’s rationale for its April 27, 2001 order, but declined to vacate the order. On October 18, 2004, the FCC denied a petition to discontinue the $.0007 rate cap on this traffic, but removed the new markets bar and the cap on the total minutes of Internet-bound traffic that are subject to compensation.

More generally, the FCC has an ongoing rulemaking that could fundamentally restructure the regulatory regime for intercarrier compensation, including, but not limited to, access charges, compensation for Internet traffic, and reciprocal compensation for local voice traffic.

The FCC also is considering multiple petitions asking it to declare whether, and under what circumstances, services that employ Internet protocol are subject to access charges under current law, or asking it to forbear from any requirement to pay access charges on some of these services. The FCC has concluded in response to one such petition that one provider’s peer-to-peer Internet protocol service that does not use the public switched network is an interstate information service and is not subject to access charges. In addition, in April 2004, the FCC issued an order in connection with another such petition that stated that the petitioning company’s service that utilizes Internet protocol for only one intermediate part of a call’s transmission is a telecommunications service subject to access charges. In November 2004, the FCC found that the VoIP service offered by Vonage Holdings Corp., and similar VoIP services, were not subject to licensing by state public utilities commissions. The FCC has not yet concluded whether such services will be subject to any other federal or state regulation, such as contributions to universal service or access charges. In addition, on March 10, 2004, the FCC initiated a rulemaking proceeding to address the federal regulation of services that use Internet protocol, including voice services.

Federal Regulatory Classification of Broadband Services

We provide Internet access services as an ISP. In September 2005, the FCC ruled that ILECs like ours may offer retail broadband Internet access service over DSL as an information service and not on a non-common carrier basis. As a result, we are no longer required to offer the underlying broadband transmission capacity on a tariffed, common carrier basis to competing ISPs, following a 12-month transition for existing wholesale customers. This decision gives us greater flexibility in how we offer and price DSL. It also puts us on more even footing with our cable competitors in the broadband market since the FCC has previously held that high-speed Internet access service delivered using cable television facilities constitutes an information service not subject to common carrier regulations, which determination recently was upheld by the United States Supreme Court.

Other Federal and State Regulatory Proceedings

In addition to the foregoing matters, a number of other FCC, state and judicial proceedings are currently pending or may be initiated in the future which could materially affect our business. We cannot predict the outcome of these proceedings before the FCC, the HPUC or the courts.

Environmental, Health and Safety Regulations

We are subject to various environmental, health and safety laws and regulations which govern our operations and may adversely affect our costs. Some of our properties use, or may have used in the past, on-site facilities or underground storage tanks for the storage of hazardous materials that could create the potential for the release of hazardous substances or contamination of the environment. We cannot predict with any certainty our future capital expenditure requirements for environmental regulatory compliance, although we have not currently identified any of our facilities as requiring major expenditures for environmental remediation or to achieve compliance with environmental regulations.

The Hawaii Business Transactions

The Hawaii Business Acquisition and Related Financings

On May 21, 2004, the Issuer and its parent company, Holdings, which is controlled by affiliates of Carlyle, entered into a merger agreement, which was subsequently amended and restated on April 8, 2005, with GTE and Verizon HoldCo LLC, to acquire Verizon’s Hawaii Business. Pursuant to the merger agreement, prior to May 2, 2005, GTE contributed all of the outstanding stock of Verizon Hawaii Inc. to Verizon HoldCo LLC and caused certain of its affiliates to contribute assets and liabilities related to our long distance, Internet and directories businesses to a newly-formed subsidiary of Verizon HoldCo LLC. On May 2, 2005, Verizon HoldCo LLC merged with and into the Issuer, with the Issuer as the surviving entity. See “Use of Proceeds.”

For federal income tax purposes, the Hawaii Business Acquisition was treated as a purchase of the assets of Verizon HoldCo LLC. An election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended, was made with respect to the purchase and sale of the stock of Verizon HoldCo LLC’s subsidiaries and indirect subsidiary and as a result, we have a tax basis in the assets of such subsidiaries equal to the purchase price for the Hawaii Business Acquisition adjusted by the amount of liabilities assumed.

The Transition

Our transition to becoming a stand-alone provider of telecommunications services is occurring in two stages. The first stage began on May 2, 2005, and we expect that the second stage will occur upon the expiration of the transition period.

The following table summarizes certain important information about our cost structure before, during and after the transition period.

Before Transition Period	During Transition Period	After Transition Period

• Historical cost structure, including, - Local directly incurred costs; and - Allocated Verizon costs for services provided from the mainland United States.

•      Interim cost structure for the transition period, including,

-        Local directly-incurred costs;

-        Costs of building stand-alone business;

-        Costs under Transition Services Agreement and Verizon Master Services Agreement; and

-        Cost for outsourced functions.

• Stand-alone cost structure, including, - Local directly incurred costs plus insourced functions; and - Costs for outsourced functions.

Verizon and its affiliates have historically provided our Predecessor with services that are critical to the operation of our business. Since May 2, 2005, Verizon no longer provides us with any ongoing services except pursuant to the terms of the Transition Services Agreement and the Verizon Master Services Agreement.

Since May 2, 2005, all services that we require to operate our business are being provided pursuant to the terms of the Transition Services Agreement, the Verizon Master Services Agreement, by our internal operations, or by third-party service providers. Under the Transition Services Agreement, Verizon and its affiliates are providing us with services that are critical to the ongoing operation of our business. These services that Verizon and its affiliates are providing us with include, among other things:

•	access to certain existing IT systems and applications;

•	maintenance and support of certain IT applications and systems;

•	support for our residential and business customers;

•	accounting, payroll, accounts payable and transaction tax preparation services;

•	customer billing operation services;

•	network surveillance, maintenance and technical support of switches, relays, DSL and other Internet operations;

•	call center support, systems and related services;

•	infrastructure maintenance work for inside and outside plant engineering; and

•	Internet operations and related support.

After the expiration of the transition period, we expect that the services provided to us by Verizon and its affiliates during the transition period will be provided by our internal operations or third-party service providers. The Transition Services Agreement provided for an initial transition period of nine months, which was extended an additional two months, to April 1, 2006, by an amendment to the agreement dated December 15, 2005. The services during the extension period will be provided at an increased cost. The extension is contingent upon us extending existing rights to use third-party software required for the provision of transition services to us by Verizon. If we are unable to obtain such rights, Verizon can refuse to provide the applicable services to us during the extension period. If needed, we can elect to have Verizon continue to provide us with certain services under the Transition Services Agreement after the extension period, but at prices that are double the prices charged during the extension period and provided that we can obtain the continued right to use the third-party software necessary for the provision of such services. See “—Transition Services Agreement.”

Pursuant to a Master Services Agreement with Verizon Select Services, Inc., or VSSI, an affiliate of Verizon, VSSI or its affiliates are providing us with certain telecommunications services on a wholesale basis for resale to our customers. These services enable us to offer services to our customers beyond the geographic scope of our network, and include:

•	domestic and international long distance;

•	private line, frame relay and other data network services spanning beyond Hawaii;

•	calling card and voice conferencing services; and

•	toll free services.

VSSI was initially required to provide these services only for nine months after the Hawaii Business Acquisition. Pursuant to an amendment to the Master Services Agreement, dated December 1, 2005, the term was extended for an additional two-month period, until April 1, 2006. If at that time we do not have an alternate supplier under contract and Verizon does not agree to further extend the term of the services, there will be an interruption of such services.

Since May 2, 2005, we have been receiving procurement and logistics services and services related to our directories business from third-party service providers. In January 2005, we entered into an agreement with LM Berry pursuant to which it is responsible for selling advertising in our print directories, as well as the publishing, printing and distribution of our print directories. See “—Agreements Related to our Directories Business.”

In December 2004, we entered into a supply chain services agreement with Sprint North Supply Company (an affiliate of Sprint), or Sprint North Supply, pursuant to which we order a variety of telecommunications products from Sprint North Supply. In addition, Sprint North Supply is handling the logistics with respect to such products. See “—Agreements Relating to our Back-Office and Information Technology, Procurement and Logistics.”

Pursuant to a Master Services Agreement with BearingPoint, BearingPoint is building a back-office and IT infrastructure that allows us to migrate off software systems that we used prior to the Hawaii Business Acquisition. BearingPoint is building such infrastructure by installing and integrating several hardware and software systems. Our new back-office and IT infrastructure will, among other things, be integrated with certain core operations support systems purchased from Verizon as part of the Hawaii Business Acquisition and provide network surveillance and support functions, as well as operate our billing systems, customer relationship management systems, corporate finance systems, human resource and payroll systems, and backup data centers. Before the expiration of the extended transition period, we also expect to enter into agreements with third-party service providers for the resale of long distance voice and data services and ISP content services. See “Risk Factors—We have limited experience operating as a stand-alone provider of telecommunications services. We may be materially and adversely affected by the separation of our business from that of Verizon.”

Intellectual Property Agreements

Although the merger agreement for the Hawaii Business Acquisition contains several provisions relating to the disposition of intellectual property assets related to our business, such as an obligation of GTE to use commercially reasonable efforts from signing of the merger agreement through May 2, 2006 to obtain for us the right to use all third-party network element software that is installed on our network elements in Hawaii, the ownership, rights, and licenses of the Issuer in intellectual property are generally established under an Intellectual Property Agreement and a Verizon Proprietary Software License Agreement, which were entered into with GTE on May 2, 2005.

Pursuant to the Intellectual Property Agreement, we acquired certain trademarks and trade names that relate to our business, although the majority of the marks and names used in the business remain with Verizon and GTE, which is requiring us to undergo a rebranding process. We also acquired (a) the copyrights to 41 specified phone books and compilation copyrights to all of the white page, yellow page and other telephone print directory products published by Verizon’s Hawaii Business for use by its customers (subject to a license back to GTE in such copyrights), (b) all customer proprietary network information (other than subscriber list information) that relates solely to customers of Verizon’s Hawaii Business, and (c) a joint ownership interest (with GTE) in the other non-technical proprietary business information relating to Verizon’s Hawaii Business.

Under the Intellectual Property Agreement, we are licensing from GTE all other intellectual property used in the business (other than trademarks, third-party intellectual property, and Verizon proprietary software). We, however, received a license to certain specified Verizon proprietary software applications under a separate license agreement entered into on May 2, 2005.

Pursuant to the Verizon Proprietary Software License Agreement with GTE, we have nonexclusive, perpetual, internal-use only licenses to use certain Verizon proprietary software (including object and source code) that was used by Verizon in connection with Verizon’s Hawaii Business. The software licensed to us consists of numerous back-office systems that were used in various operations of Verizon’s Hawaii Business. The software includes, among other things, the assignment, activation and inventory system (AAIS); an automated workforce administration system (AWAS); an FTTP and DSL loop qualification system (NLQP); and data exchange utility and connection engine systems (DEU/DEUCE).

Certain other Verizon software applications are licensed under other agreements with GTE and Verizon Information Technologies, Inc. For example, Verizon’s AccessGuardian software is licensed to us for a term equal to the term of the Transition Services Agreement plus two years, pursuant to a Supplemental Software License Agreement, dated May 2, 2005, between us and Verizon Information Technologies LLC, or VIT, an affiliate of Verizon. Further, Verizon’s AIN Service Logic programs are licensed to us perpetually pursuant to The Verizon Proprietary AIN Software License Agreement, entered into as of May 2, 2005.

Transition Services Agreement

On May 21, 2004, we entered into a Transition Services Agreement with Verizon Information Technologies Inc., which later assigned the Transition Services Agreement to VIT. Under this agreement, which has since been amended, VIT or its affiliates are providing us with certain services that are required for us to run as a stand-alone telecommunications provider. Among other things, VIT and its affiliates are providing us with:

•	access to certain existing IT systems and applications, such as data center operations and account management;

•	maintenance and support of certain IT applications and systems;

•	support for our residential and business customers;

•	accounting, payroll, accounts payable and transaction tax preparation services;

•	customer billing operation services;

•	network surveillance, maintenance and technical support of switches, relays, DSL and other Internet operations;

•	call center support, systems and related services;

•	infrastructure maintenance work for inside and outside plant engineering; and

•	Internet operations and related support.

In supplying these services, VIT is initially using the systems, databases, policies, practices and methodologies that have historically been used to support Verizon’s Hawaii Business. However, VIT may modify these systems, databases, policies, practices and methodologies during the term to conform them to those that are used by VIT and its affiliates to provide similar services to Verizon’s West region telephone operations affiliates.

In consideration of the transition services, we have paid VIT a one time fee and are also paying VIT a monthly service fee for each transition service. The monthly service fees are either fixed fees, or per-unit fees, depending upon the transition service. In receiving the transition services from VIT, we are required to use certain Verizon trademarks and certain Verizon proprietary software. Accordingly, the parties have entered into a trademark license agreement and a proprietary software license agreement, each of which is coterminous with the Transition Services Agreement.

We are implementing a cutover plan designed, among other things, to (a) terminate the transition services, and transition them to us or our designee prior to or at the end of the term; and (b) migrate the electronic databases used in Verizon’s Hawaii Business from Verizon’s systems to our systems. The initial term of the Transition Services Agreement was originally nine months from May 2, 2005, the date of the Hawaii Business Acquisition. On December 15, 2005, we amended the Transition Services Agreement to extend the transition period approximately two months, to April 1, 2006, with the services during the extension period being provided at an increased cost. If after the extension period, we are unable to obtain services provided to us under the Transition Services Agreement from our internal operations or third-party service providers, we can elect to have Verizon provide certain of such services to us, but at prices that are double the prices charged during the extension period. Notwithstanding the foregoing, Verizon has only agreed to provide us with ISP content services during the extended transition period, with no further extensions. VIT may terminate the agreement earlier if we fail to pay amounts owed or if we undergo a Change of Control, as defined, after the initial nine-month transition period (other than pursuant to the transactions contemplated in the merger agreement for the Hawaii Business Acquisition). In those events, no services will be provided. Upon the failure to cure a material breach, either party may terminate specific transition services related to the material breach.

VIT identified a number of third-party software applications that are necessary for it to provide the transition services to us pursuant to the Transition Services Agreement. Prior to the closing date of the Hawaii

Business Acquisition, we obtained the necessary consents and licenses from all applicable vendors for these software applications to be used in connection with the transition services. In addition to the foregoing fees, we have reimbursed VIT for the costs incurred by it in obtaining the initial third-party software consents required for the provision of the transition services. However, many of these consents and licenses expire on or shortly before the end of the initial nine-month transition period. If the appropriate consents and licenses do not remain in place, VIT is not obligated to provide the applicable transition services. Accordingly, we are in the process of contacting all the applicable vendors to obtain their consent for the use of the software applications during the extended transition period. We are responsible for paying for the costs relating to these consents and have budgeted $2.0 million for this purpose. We will also be required to obtain all necessary consents and licenses for all relevant third-party software applications if we elect to have Verizon provide certain of services to us after the extended transition period.

Subject to certain exceptions, either party’s liability arising out of the Transition Services Agreement is limited to the amounts received or paid for the transition services.

Agreements Relating to our Directories Business

Since May 2, 2005, we have not received any services related to our directories business from Verizon. On February 4, 2005, we entered into a publishing agreement with LM Berry, a subsidiary of BellSouth Corporation. Pursuant to this agreement, LM Berry is providing sales, publishing and distribution services.

As set forth below, LM Berry’s responsibilities under the publishing agreement vary depending upon the particular directory being published.

•	2005 print directories. LM Berry was responsible for any data conversion necessary to print and distribute directories which were not yet printed and distributed as of the Hawaii Business Acquisition. LM Berry also provided certain marketing and consulting services in 2005.

•	2006 through 2010 print directories. LM Berry will be responsible for selling advertising for our print directories, and for publishing, printing and distributing our white page and yellow page directories.

•	Customer service. LM Berry will provide customer service for the above directories and will be responsible for billing and collections for certain advertisers.

•	Internet web site. LM Berry is hosting an Internet yellow pages web site for us, and is responsible for selling advertising for such web site. LM Berry may sell advertising with other Internet yellow pages providers with whom LM Berry has a relationship.

In consideration for its services, we have paid LM Berry a one-time fee for the data conversion of the remaining 2005 directories, and we are paying LM Berry a percentage of (a) revenue actually collected from the sale of advertising for print directories; and (b) LM Berry’s expenses in providing the Internet services; and (c) revenue actually collected from the sale of Internet advertising. LM Berry will also be entitled to certain incentive compensation in connection with the 2006-2010 print directories if the annual growth in the gross revenue actually collected from the sale of advertising exceeds certain thresholds.

Our publishing agreement with LM Berry will remain in effect until the last print directory for the 2010 calendar year is distributed. Either party may terminate the agreement if the other party materially breaches the agreement and fails to cure such breach within 30 days. Either party may also terminate just the Internet related services if the other party breaches the Internet related services and fails to cure such breach within 30 days. In addition, we have several other termination rights, including the right to terminate if, at the end of the sales campaign for the last directory of the 2007 calendar year, the average annual growth in gross advertising revenues sold (for both print directories and Internet advertising) is less than a specified target, and for convenience upon payment of a termination fee.

Agreements Relating to our Back-Office and Information Technology, Procurement and Logistics

BearingPoint

We have engaged BearingPoint to build (the “Build Services”) and operate (the “Operate Services”) an IT solution environment, including business processes, software applications and systems (such as billing systems, corporate finance systems, human resource and payroll systems and customer relationship management systems) and hardware, that we will use to operate our business.

The Build Services generally consist of:

•	integration and installation of software, databases, hardware, operating systems, and internal network systems;

•	providing the services of the primary and back-up data centers;

•	providing certain training; and

•	business process definition and reengineering.

The Operate Services generally consist of infrastructure management services (which include management of databases, storage, application and utility servers, and providing managed network services) and application development and maintenance services (including application planning, design, testing, implementation, and maintenance and support).

BearingPoint has committed to complete the Build Services by the end of the transition period, expiring April 1, 2006, so that we will be able to (1) migrate off software systems provided by Verizon and its affiliates that Verizon’s Hawaii Business used prior to the Hawaii Business Acquisition and (2) migrate our software systems off the operating and test platforms and shared instances that were used prior to the Hawaii Business Acquisition. BearingPoint is also installing, configuring, testing and operating the software included in the solution environment in a manner that allows us to continue our business operations substantially as they were conducted before entering into the agreement with BearingPoint without any material adverse change or substantial increase in effort on our part.

We are paying BearingPoint a fixed fee for the Build Services on the basis of BearingPoint’s completion of certain milestones. We will also pay BearingPoint a fixed fee for the Operate Services subject to adjustment based on the amount we use such services.

Subject to certain exceptions, our and BearingPoint’s maximum liability for a breach of the agreement with BearingPoint is capped at an amount equal to the charges that would have been payable for the proper performance of services under the agreement during the 18 month period preceding the event giving rise to liability.

Unless renewed, the agreement with BearingPoint will terminate five years after May 2, 2005. We have the option of renewing the agreement with BearingPoint as to all or part of the services that BearingPoint will provide for up to six additional one-year terms on the same terms and conditions currently set forth in the agreement. Prior to its termination, BearingPoint may terminate the agreement with us only if we fail to pay undisputed chares in an aggregate amount equal to two months of charges, and only after written notice is delivered and a cure period has elapsed. Subject to certain limitations, we may terminate the agreement with BearingPoint with respect to all or a portion of the BearingPoint’s services upon BearingPoint’s material breach of the agreement, for convenience (subject to the payment of certain specified fees), upon certain change of control events, or if BearingPoint’s credit ratings falls below certain thresholds.

Sprint North

Since May 2, 2005, we have not received procurement or logistics services from Verizon. On December 10, 2004, we entered into a supply chain services agreement with Sprint North Supply. Pursuant to the agreement, we order a variety of telecommunications products from Sprint North Supply, and Sprint North Supply handles the logistics with respect to such products, including procurement, shipping, warranty returns, and related services (e.g., testing). We have the ability to purchase a significant portion of our telecommunications equipment from Sprint North Supply under the agreement. The agreement is non-exclusive and has no minimum purchase requirements. The agreement also contains benchmarking and most-favored-customer provisions that enable us to receive pricing that is roughly equivalent to prices generally available to similarly situated customers in the telecommunications industry. The term of the agreement is five years from December 10, 2004. We may terminate the agreement for convenience at any time upon 90 days notice to Sprint North Supply.

Agreements Relating to our Wireless Business

Sprint Agreement

We entered into a Private Label PCS Services Agreement with Sprint Spectrum, L.P., a subsidiary of The Sprint Corporation, effective as of January 11, 2005, by which we purchase wireless telephone and data services from Sprint and resell those services to our own end users under the Hawaiian TelcomTM brand name. This agreement allows us to buy airtime from Sprint at wholesale rates that decline with volume and requires us to meet certain minimum line and usage volumes. The agreement has a term of five years and is renewable for additional two-year terms after the initial period.

Other Agreements

We have contracts with other parties that provide the equipment and other services that are necessary to our wireless business. Our MVNE Agreement with Mobile Technology Services (a subsidiary of InPhonic, Inc.) is the contract by which we obtain various back-office services, such as billing, customer activation and inventory management for our wireless business. Pursuant to the MVNE Agreement, we pay a flat monthly fee, plus additional per-customer or per-transaction fees for many of the services performed. The MVNE Agreement is a month-to-month agreement. Our Agreement to Provide Products and Logistical Services with Brightstar US, Inc. (the “Brightstar Agreement”) allows us to buy handsets and related equipment at prices that are unique to each such piece of equipment. The Brightstar Agreement has a three year term.

Management

Management and Directors

The following table provides information regarding our management and directors:

Name	Age	Position(s)
Michael S. Ruley	46	Chief Executive Officer and Director
Daniel P. O’Brien	51	Senior Vice President and Chief Financial Officer
David A. Torline	56	Senior Vice President and Chief Information Officer
Linda D. Frank	51	Senior Vice President, Sales
Joan M. Kratz	44	Senior Vice President and Chief Marketing Officer
Alan M. Oshima	58	Senior Vice President and General Counsel
Harvey A. Plummer	55	Senior Vice President, Operations and Engineering
Michael T. Brown	46	Vice President, Sales Operations and Process Engineering
Claire K.S. Cooper	57	Vice President, Human Resources
Jon D. Gelman	50	Vice President and General Manager, Wireless Services
Patrick T. Hogan	38	Vice President, Finance and Controller
Ron Montgomery	53	Vice President and General Manager, Directories
Daniel F. Akerson	57	Chairman of the Board of Directors
James A. Attwood, Jr.	47	Director
Matthew P. Boyer	40	Director
Walter A. Dods, Jr.	64	Director
William E. Kennard	48	Director
Raymond A. Ranelli	58	Director

Michael S. Ruley became our Chief Executive Officer in October 2004 and Director on May 2, 2005. Mr. Ruley has more than 20 years of experience in the telecommunications and technology sectors. He was formerly the President and Chief Executive Officer of NextiraOne, a privately held North American communications solutions provider with approximately $1 billion of sales, from 2003 to 2004. Prior to NextiraOne, Mr. Ruley held numerous management positions at XO Communications, Inc. from 1998 to 2003 culminating in his role as the President of Market Sales Operations where he was responsible for sales, sales operations, sales engineering and customer care. XO Communications filed a petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in June 2002 and completed its restructuring and emerged from Chapter 11 in January 2003. Prior to XO Communications, he served in several senior capacities at Teleport Communications Group Inc. (now part of AT&T).

Daniel P. O’Brien became our Senior Vice President and Chief Financial Officer on May 9, 2005. Prior to joining us, Mr. O’Brien served as Executive Vice President and Chief Financial Officer of Global Crossing Limited from 2003 to 2005 where he led the Global Crossing financial team through intensive external audits and SEC filings and managed shareholder and creditor relations resulting in the company’s public listing with NASDAQ in 2004. From 2000 to 2003, Mr. O’Brien was the Executive Vice President and Chief Financial Officer of Genuity Corporation. Genuity, Inc. (a business unit of Genuity Corp.) filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in 2002, as part of a plan negotiated with its significant creditors. Genuity Inc.’s assets were acquired by Level 3 Communications in early 2003. Prior to Genuity, Mr. O’Brien spent 17 years in various roles at GTE Corporation. From May 1998 to June 2000, he was GTE’s Executive Vice President and Chief Financial Officer. In that capacity, Mr. O’Brien was centrally involved in the strategic evaluations and the integration and structuring activities leading to the merger of GTE and Bell Atlantic Corp., which formed Verizon.

David A. Torline became our Senior Vice President and Chief Information Officer in September 2004. Prior to joining us, he served as an independent consultant working for Carlyle from January 2004 through September

2004. Prior to that, Mr. Torline held numerous executive management and IT positions throughout his 33-year career at Cincinnati Bell/Broadwing. From 1999 to 2003, he was the Chief Information Officer of Broadwing Inc., the parent corporation of Broadwing Communications and Cincinnati Bell. Mr. Torline also served as the CIO of Broadwing Communications, the national broadband network of Broadwing Inc. Prior to that position, Mr. Torline served as the senior Information Technology executive for Cincinnati Bell Telephone Co. from 1995 to 1999. In that capacity, he was responsible for the strategic direction of Cincinnati Bell’s systems and for the development and implementation of the many business critical platforms that Cincinnati Bell utilized to deliver the outstanding customer service for which it has received international recognition. From 1992 to 1994, Mr. Torline also served as President of Cincinnati Bell Supply, a former Cincinnati Bell Inc. subsidiary involved in desktop computer services and secondary telecommunications markets.

Linda D. Frank became our Senior Vice President in charge of Sales in December 2004. Prior to joining us, Ms. Frank served various roles during her 25-year career at Cincinnati Bell Telephone Company. Her most recent role at Cincinnati Bell from 2003 to 2004 was Vice President in General Markets Sales where she oversaw the largest business unit, encompassing the entire consumer and general business markets. She also served as the Vice President/General Manager of Emerging Markets from 2001 to 2003 and the Vice President/General Manager of Carrier Services from 1998 to 2001. She has considerable experience building and aligning sales organizations to best serve customer markets and has consistently delivered strategic product revenue growth and margin improvement.

Joan M. Kratz became our Senior Vice President and Chief Marketing Officer in August 2005. Prior to joining us, Ms. Kratz served as Vice President, Business Marketing for BellSouth Corporation, overseeing the development and delivery of marketing offers and programs for the company’s many diverse segments. Customer segments included local, state and Federal government organizations, education, healthcare, financial institutions, retail and global accounts. She also served as senior director of Business Product Management and Product Development for BellSouth Long Distance from 1999 to 2005, where she directed the national product portfolio efforts for business markets, and director of Data Marketing for BellSouth Long Distance from 1997 to 1999. She also served from 2000 to 2001 as Vice President of Product Marketing for BellSouth International, responsible for product development and management of fixed wireless services for South America. Prior to joining BellSouth, Ms. Kratz held several sales and marketing positions with Sprint Communications.

Alan M. Oshima became our Senior Vice President and General Counsel in February 2005. Mr. Oshima, a founding partner in the Honolulu law firm, Oshima Chun Fong & Chung, LLP, has extensive regulatory and legal experience in Hawaii and has served as lead counsel in Hawaiian Telcom Communications Inc.’s acquisition of Verizon’s Hawaii Business. He has been recognized as one of “America’s Best Lawyers” in the field of public utilities. In addition to his work in telecommunications, Mr. Oshima has served as the regulatory attorney for the Kauai Island Utility Cooperative, The Gas Company, various water and sewer companies and other utility-related businesses in Hawaii. Mr. Oshima received a degree in marketing from Northwestern University and his law degree from University of California, Hastings College of Law. He served as a Supply Corps Officer with the U.S. Navy in, among other places, Pearl Harbor and San Diego.

Harvey A. Plummer became our Senior Vice President in charge of Operations and Engineering in December 2004. He has more than 35 years of planning, operations, public policy and strategy development experience in the domestic and international telecommunications and consulting industries. Prior to joining us, Mr. Plummer was Senior Vice President and Regional Managing Director for Southeast Asia with BearingPoint, based in Sydney, Australia, from 2002 to 2004. While at BearingPoint, he was responsible for managing the regional consulting businesses in Australia, New Zealand, Singapore, Malaysia and Thailand. From 1998 to 2000, he was Vice President for Technology Strategy and a corporate officer of MediaOne International, based in London, with responsibility for telecommunications, cable, Internet and wireless ventures in 14 countries throughout Europe, Asia and Russia. From 1983 to 1998, Mr. Plummer worked for U.S. West, Inc. and his 15-year tenure culminated with his appointment as a corporate officer and Vice President of Engineering, Construction and Procurement for a 14-state operation that served 16 million subscribers.

Michael T. Brown became our Vice President in charge of Sales Operations and Process Engineering in December 2004. Mr. Brown has extensive technology and telecommunications experience, which includes 16 years with various divisions of Lucent Technologies from 1986 to 2002 where he served, among other roles, as a Sales Vice President for Optical, Services and Software. He was also regional Vice President of Sales with Voxpath Networks, Inc. Prior to joining us, Mr. Brown was Vice President of Sales Operations with NextiraOne, LLC, a major reseller of Nortel and Cisco solutions, from 2003 to 2004 where he ran the daily sales operations of a 400-person North American sales team, managing services to top Fortune 500 companies.

Claire K.S. Cooper became our Human Resources Vice President in December 2004. Ms. Cooper has more than 20 years of human resource experience with large companies, specializing in change management, leadership and organization development, collaborative strategic planning, and training and development. Prior to joining us, she served as a principal consultant with EMA, Inc., a nationwide consulting firm, for clients in Hawaii and on the mainland United States since 1999. Prior to that, she served as Vice President of Human Resources with Tesoro Hawaii Corporation, and Vice President and Manager of Organization Staff Planning and Development for First Hawaiian Bank. Ms. Cooper also served in various human resource roles for BHP Hawaii Inc., formerly Pacific Resources, Inc., where she was part of the global leadership team with counterparts in London, Houston and Melbourne, Australia.

Jon D. Gelman became our Vice President and General Manager in charge of Wireless Services in January 2005. From 1999 to 2005, he served as the area general manager of Nextel Partners, Inc., where he was instrumental in launching Nextel’s presence in the Hawaii wireless market. He also served as Director of Sales and Marketing with GST Telecom Hawaii, which built the first undersea fiber-optic network linking all six major islands in Hawaii and operated an Internet service provider, Hawaii Online. Mr. Gelman also served with the Gartner Group and MCI Telecommunications Corporation.

Patrick T. Hogan became our Vice President, Finance and Controller in July 2005. A CPA and an attorney with nearly 20 years of financial experience, Mr. Hogan has held public company positions as Principal Accounting Officer, VP - Capital Markets, Chief Financial Officer and Treasurer. Most recently from 2003 to 2005, he led a successful financial restructuring (via voluntary petition under Chapter 11 of the U.S. Bankruptcy Code) and public NASDAQ listing of RCN Corporation, serving as Executive Vice President and Chief Financial Officer of the bundled provider of voice, video and data services. Mr. Hogan served from 2001-2002 as Vice President and Chief Financial Officer of Alexander’s Inc. (an affiliate of Vornado Realty Trust), while also serving as Vice President—Finance and Capital Markets at Vornado from 2001-2003. His prior experience since 1996 has included oversight responsibility for SEC filings, audit and tax relationships, several public debt and equity transactions and investor presentations. Mr. Hogan gained his public accounting experience with Coopers & Lybrand (now PricewaterhouseCoopers).

Ron Montgomery became our Vice President and General Manager in charge of Directories in January 2005. He has extensive experience in the directory publishing industry. Prior to joining us, he served as President of Net-Linx Americas, Inc., a leading software developer and provider to the yellow page publishing industry, from 2003 to 2004. He also served as a group Vice President for Publishing, Printing and Distribution of Verizon Information Services Inc. from 1998 to 2002, where he was responsible for the production and distribution of 1300 titles and 130 million directories annually. He also served in various senior positions including Chief Operating Officer of Trend Offset Printing and its affiliate United Publishers, a California based yellow pages publisher, from 1991 to 1998.

Daniel F. Akerson became the Chairman of our Board of Directors on May 2, 2005. Mr. Akerson has been a Managing Director of Carlyle since 2003 and is Co-Head of the U.S. Buyout fund. He has extensive operating and management experience in telecommunications and technology. Prior to joining Carlyle, Mr. Akerson served as chairman and chief executive officer of three companies. From late 1999 until January 2003, Mr. Akerson served as Chairman and Chief Executive Officer of XO Communications, Inc. XO Communications filed a petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in June 2002, and Mr. Akerson led the

successful restructuring of the company and emergence from Chapter 11 in January 2003. At Nextel Communications, Inc., Mr. Akerson served as Chairman from 1996 to 2001 and Chief Executive Officer from 1996 to 1999 where he transitioned the company from a regional analog walkie/talkie provider into a unique, leading edge national digital wireless competitor. In 1993, he became General Partner of Forstmann Little & Company, during which time he served as Chairman and Chief Executive Officer of General Instrument Company from 1993 to 1995. While at General Instrument, he led a successful effort to develop and deploy the first digital video, satellite and cable systems domestically and internationally. From 1983 to 1993, Mr. Akerson served in several key roles at MCI Communications Corporation including Executive Vice President and Chief Financial Officer from 1987 to 1990 and President and Chief Operating Officer from 1992 to 1993. Mr. Akerson is a member of the Boards of Directors of the American Express Company, United Components, Inc. and Willcom, Inc. He also serves as a member of the Board of Directors of the U.S. Naval Academy Foundation.

James A. Attwood, Jr. became a Director in May 2004. Mr. Attwood has been a Managing Director of Carlyle and head of the Global Telecommunications and Media group since November 2000. Prior to joining Carlyle, he served as Executive Vice President—Strategy, Development and Planning for Verizon Communications, Inc. He served as Executive Vice President—Strategic Development and Planning at GTE Corporation prior to that. Mr. Attwood joined GTE Corporation in 1996 as Vice President—Corporate Planning and Development after more than ten years in the investment banking division of Goldman, Sachs & Co. Mr. Attwood is Co-chairman of the Board of Directors of Dex Media, Inc. and a member of the Boards of Directors of Willcom, Inc. and Insight Communications Company, Inc.

Matthew P. Boyer became a Director in May 2004. Mr. Boyer has been a Managing Director of Carlyle since 2005, and is focused on U.S. buyout transactions in the telecommunications sector with a particular focus on the wireline and wireless industries. He was integrally involved in the execution of Carlyle’s investment in Dex Media, Inc. and Hawaiian Telcom Communications, Inc. Prior to joining Carlyle, Mr. Boyer was Senior Vice President at Lehman Brothers and one of the founding members of the Lehman Brothers Communications Fund, an $800 million private equity fund focused on early stage investments in communications companies. Prior to that, he was an investment banker at Lehman Brothers in the Communications and Media Group where he focused on wireless and emerging wireline communications companies.

Walter A. Dods, Jr. became a Director on May 2, 2005. Mr. Dods has been the non-executive Chairman of the Board of BancWest Corporation, a $50 billion bank holding company based in Honolulu, Hawaii, since January 2005 and a director since 1983. BancWest, a wholly-owned subsidiary of BNP Paribas, is comprised of two major subsidiaries: First Hawaiian Bank and Bank of the West. He has also been the non-executive Chairman of the Board of First Hawaiian Bank since January 2005 and a director since 1979, as well as Vice Chairman of Bank of the West since 1998. Mr. Dods was Chairman of the Board and Chief Executive Officer of BancWest and First Hawaiian Bank from 1989 to 2004. From 1996 to 1997, Mr. Dods served as the National President of the American Bankers Association and was a member of the Federal Advisory Council of the Federal Reserve System, representing the 12th district of the Federal Reserve from 1999 to 2000. Mr. Dods also serves on the Boards of Directors of Alexander & Baldwin, Inc. (and its Matson Navigation subsidiary), First Insurance Company of Hawaii, Grace Pacific Corporation, Pacific Guardian Life Insurance Company, Maui Land & Pineapple Company, Inc. and Servco Pacific, Inc. Mr. Dods is a director of numerous community and civic organizations and serves as a Trustee of the Estate of Samuel Mills Damon.

William E. Kennard became a Director on May 2, 2005. Mr. Kennard is a Managing Director of Carlyle. Since joining Carlyle in 2001, he has played key roles in the investments in Dex Media, Inc., Casema Holding, BV, Insight Communications Company, Inc. and Hawaiian Telcom Communications, Inc. Mr. Kennard is a member of the Boards of Directors of Sprint Nextel Corporation, The New York Times Company and Dex Media, Inc. Prior to joining Carlyle, Mr. Kennard served as Chairman of the U.S. Federal Communications Commission from 1997 to 2001. Mr. Kennard served as the FCC’s general counsel from December 1993 to November 1997. Before serving in government, he was a partner and member of the Board of Directors of the law firm of Verner, Liipfert, Bernhard, McPherson and Hand.

Raymond A. Ranelli became a Director on May 2, 2005. Mr. Ranelli retired from PricewaterhouseCoopers in 2003 where he was a partner for over 25 years. Mr. Ranelli held several positions at PricewaterhouseCoopers including Vice Chairman and Global Leader of the Financial Advisory Services practice. Mr. Ranelli is also a director of AmeriPath, Inc., United Components Inc. and Centennial Communications Corp.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, Compensation Committee, Nominating and Governance Committee, and Executive Committee. The duties and responsibilities of the Audit Committee include recommending the appointment or termination of the engagement of independent accountants, otherwise overseeing the independent auditor relationship and reviewing significant accounting policies and controls. The duties and responsibilities of the Compensation Committee include reviewing and approving the compensation of officers and reviewing and making recommendations to the Board of Directors concerning the compensation of the independent directors. The duties and responsibilities of the Nominating and Governance Committee include making recommendations regarding individuals qualified to become directors, the structure and composition of the Board of Directors and committees of the Board, and corporate governance policies and practices. The purpose of the Executive Committee is to act for the Board of Directors in the event formal action is required between Board meetings. Affiliates of Carlyle control substantially all of the common stock of Holdings and therefore have the power to control our affairs and policies. Carlyle also controls the election of our directors and the appointment of our management. A majority of the members of our Board of Directors are representatives of Carlyle.

Compensation of Directors

Directors who are employed either by us or by Carlyle are not separately compensated for their service as directors. Independent directors receive an annual cash retainer of $50,000 and an additional $5,000 if also serving as Chairperson of a Committee. The independent directors also receive an attendance fee of $1,500 per Board meeting attended in person and, if longer than three hours, $1,000 per Board meeting attended telephonically. In addition, we will grant non-qualified stock options to purchase shares of common stock of Holdings to each independent director in 2006, pursuant to the Stock Option Plan. The option price per share is the fair market value of Holdings common stock on the grant date, and the option expires 10 years from the date of grant, or earlier if the optionee ceases to be a director. The option becomes exercisable in five equal annual installments, beginning one year after the grant date.

Executive Compensation

Summary Compensation Table

The following table sets forth information with respect to compensation for services in all capacities for the fiscal year ended December 31, 2005 paid to our Chief Executive Officer and our five other most highly compensated executive officers serving as our executive officers on December 31, 2005, whom we refer to as the Named Executive Officers.

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (3)	Other Annual Compensation ($) (4)	Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation ($) (5)
Michael S. Ruley	2005	477,115	450,000	434,818	—	—	24,237
Chief Executive Officer and Director
David A. Torline	2005	352,243	175,000	156,360	—	—	8,551
Senior Vice President and Chief Information Officer
Alan M. Oshima (1)	2005	230,768	—	—	—	—	2,988
Senior Vice President and General Counsel
Daniel P. O’Brien (2)	2005	228,846	—	222,468	—	—	9,359
Senior Vice President and Chief Financial Officer
Harvey A. Plummer	2005	226,442	—	274,501	—	—	7,554
Senior Vice President, Operations and Engineering
Linda D. Frank	2005	226,442	—	315,628	—	—	2,708
Senior Vice President, Sales

(1)	Mr. Oshima joined the Company as Senior Vice President and General Counsel in February 2005.
(2)	Mr. O’Brien joined the Company as Senior Vice President and Chief Financial Officer in May 2005.
(3)	“Bonus” amounts consist of cash paid during 2005 pursuant to the named executive officer’s employment agreement described in “Employment Agreements” below. They do not include accrued performance bonuses for 2005 under the Company’s Non-Union Bonus Plan, which will be considered by the Board of Directors in March 2006.
(4)	“Other Annual Compensation” consists of amounts reimbursed to the named executive officers for their estimated income tax liability by reason of the Company’s payments for relocation costs and housing allowances. In the cases of Messrs. Ruley, O’Brien, Plummer and Ms. Frank, such amounts also include costs relating to relocation to Hawaii (Mr. Ruley - $254,314, Mr. O’Brien - $166,657, Mr. Plummer - $200,060 and Ms. Frank - $251,574), as well as housing allowances and amounts reimbursed for personal travel, legal and accounting fees, and out-of-pocket medical expenses. In the case of Mr. Torline, such amounts also include housing allowances ($78,000), as well as costs relating to relocation to Hawaii and amounts reimbursed for personal travel and out-of-pocket medical expenses.
(5)	“All Other Compensation” includes: (i) amounts contributed by the Company to its 401(k) plan (Mr. Ruley - $1,211, Mr. Torline - $4,442, Mr. O’Brien - $5,250, and Mr. Plummer - $4,846) and (ii) amounts of premiums paid with respect to term life, accidental death and dismemberment, long-term disability and health benefits plans for the benefit of the named executive officer (Mr. Ruley - $23,026, Mr. Torline - $4,109, Mr. Oshima - $2,988, Mr. O’Brien - $4,109, Mr. Plummer - $2,708, and Ms. Frank - $2,708).

Pension Plan

Our Named Executive Officers are eligible to participate in the Hawaiian Telcom Management Pension Plan offered by us as described below. The following table shows the estimated annual pension benefit under the plan for the specified compensation and years of service at retirement.

	Years of Service
	10	15	20	25	30
Remuneration
$125,000	$8,700	$14,900	$22,000	$30,900	$42,100
$150,000	10,400	17,800	26,400	37,000	50,500
$175,000	12,100	20,800	30,800	43,200	59,000
$200,000	13,900	23,800	35,200	49,400	67,400
$225,000 and +	14,600	25,000	37,000	51,900	70,800

Retirement benefits are based on a cash balance formula providing primarily for pay credits that accrue to participants’ accounts on a monthly basis based on their monthly base salary, certain sales commissions and bonuses, certain short term incentive pay, differentials, premiums, single sum merit payments, corporate profit sharing awards, and any back pay awards. The amounts do not give effect to social security offsets. As of December 31, 2005, the years of credited service on which benefits are based for the Named Executive Officers are: Mr. Ruley, 0.7 years; Mr. Torline, 0.7 years; Mr. Oshima, 0.7 years; Mr. O’Brien, 0.7 years; Mr. Plummer, 0.7 years; and Ms. Frank, 0.7 years.

Management Pension Plan

The Hawaii Telcom Management Pension Plan is a noncontributory, tax-qualified pension plan for salaried employees that provides for distribution of benefits in a lump sum or an annuity, at the participant’s election. Pension benefits under this plan are calculated using a cash balance formula that provides for pay credits equal to four to seven percent (depending on age and service) of annual eligible pay up to the IRS limit on compensation ($210,000 in 2005).

Additionally, monthly interest credits are made to the participant’s account balance based upon the prevailing market yields on certain U.S. Treasury obligations. In order to record these pay and interest credits, the plan administrator maintains a hypothetical account balance for each participant.

The table above illustrates the estimated annual benefits payable under the cash balance plan provisions. The table assumes normal retirement at age 65 and is calculated on a single life annuity basis, based upon constant annual earnings and IRS compensation limits, and current interest rate assumptions.

Non-Union Bonus Plan

The Non-Union Bonus Plan provides our executive officers and other key employees with an incentive to achieve key business objectives. The plan allows our key employees to achieve performance-based compensation in addition to their annual base salary. Each participating key employee is eligible to receive a performance bonus for each bonus period based on a stated percentage of the employee’s base pay if certain financial targets are achieved. Solely at our discretion, additional performance-based compensation may be paid to our key employees.

Employment Agreements

Each of Messrs. Ruley, Torline, Oshima, O’Brien, Plummer and Ms. Frank has entered into an employment agreement with us. The following table sets forth the stated annual base salary, which may be increased by our board of directors, for certain of the named executive officers:

Name	Title	Base Salary
Michael S. Ruley	Chief Executive Officer and Director	$495,000
David A. Torline	Senior Vice President and Chief Information Officer	$350,000
Daniel P. O’Brien	Senior Vice President and Chief Financial Officer	$350,000
Alan M. Oshima	Senior Vice President and General Counsel	$250,000
Harvey A. Plummer	Senior Vice President, Operations and Engineering	$225,000
Linda D. Frank	Senior Vice President, Sales	$225,000

Each agreement has a three-year term and will be extended automatically for successive one-year periods thereafter unless either party delivers notice within specified notice periods. Under the terms of the agreement, each executive is eligible to receive an annual bonus under the terms of our Non-Union Bonus Plan, pursuant to which the bonus will be tied to achieving certain levels of revenue, EBITDA and free cash-flow, with a target bonus payment of 100% of base salary for Messrs. Ruley, Torline and O’Brien and 75% of base salary for Messrs. Oshima and Plummer and Ms. Frank. Each executive is also entitled to participate in our stock option plan and will be granted options to purchase shares of stock pursuant to the terms of our stock option plan and stock option agreement. Each executive is entitled to participate in our employee benefit plans, programs and arrangements currently in effect and, other than Mr. Oshima, will be entitled to reimbursement for relocation expenses from the mainland United States to Hawaii. Additionally, other than Mr. Oshima, each executive shall be entitled to a monthly housing allowance at a level determined appropriate by us subject to a stated maximum. Executives receiving such housing allowance are also entitled to an additional payment in an amount such that, after payment by each executive of all income taxes imposed on the housing allowance and the additional payment, the executive would retain an amount equal to the original housing allowance.

Mr. Ruley received a bonus of $300,000 upon execution of his employment agreement and an additional bonus of $450,000 on the closing of the Hawaii Business Acquisition. The after-tax value of the bonus payable to him on closing will be invested by Mr. Ruley in our common stock. Mr. Torline received a bonus of $175,000 upon closing of the Hawaii Business Acquisition and is eligible for an additional bonus of $325,000 based upon the successful transition of our information systems during the nine months following the Hawaii Business Acquisition.

Each employment agreement provides that upon termination of an executive’s employment he or she will be entitled to receive the sum of his or her unpaid annual base salary through the date of termination, and bonus if declared or earned but not yet paid, any unpaid expenses, any unpaid accrued vacation pay, and any amount arising from his participation in, or benefits under, any of our employee benefits plans, programs or arrangements.

Upon termination of Mr. Ruley’s employment either by us without cause or by him for good reason, he is entitled to a lump sum amount equal to $900,000 and, for the longer of the remainder of the term of employment or 12 months, continued coverage under all of our group health benefit plans in which he and any of his dependents were entitled to participate immediately prior to termination. The agreement also provides that upon termination of Mr. Ruley’s employment due to his death or disability, he or his estate shall be entitled to 12 months of his annual base salary and a pro rata portion of his annual bonus, to be determined in good faith by our Compensation Committee. Upon termination of his employment due to non-extension of the employment agreement by us, Mr. Ruley shall be entitled to six months of his annual base salary and a pro rata portion of his annual bonus, to be determined in good faith by our Compensation Committee.

Upon termination of Mr. Torline’s employment either by us without cause or by him for good reason, he is entitled to a lump sum amount equal to his stated annual base salary for 12 months, a lump sum payment of the pro rata portion of his target level bonus with a minimum payment of $200,000 and, for the longer of the remainder of the term of employment or 12 months, continued coverage under all of our group health benefit plans in which he and any of his dependents were entitled to participate immediately prior to termination. The agreement also provides that upon termination of Mr. Torline’s employment due to his death or disability, he or his estate shall be entitled to 12 months of his annual base salary and a pro rata portion of his annual bonus, to be determined in good faith by our Compensation Committee. Upon termination of his employment due to non-extension of the employment agreement by us, Mr. Torline shall be entitled to six months of his annual base salary and a pro rata portion of his annual bonus, to be determined in good faith by our Compensation Committee.

Upon termination of Mr. O’Brien’s employment either by us without cause or by him for good reason, he is entitled to an amount equal to his stated annual base salary for 12 months, a pro-rated bonus for the year of termination (but not less than one-half of his target level bonus) and, for 12 months following termination, continued coverage under all of our group health benefit plans in which he and any of his dependents were entitled to participate immediately prior to termination. The agreement also provides that upon termination of his employment due to his death or disability, he or his estate shall be entitled to six months of his annual base salary and the pro rata portion of his annual bonus, to be determined in good faith by our Compensation Committee. Upon termination of his employment due to non-extension of the employment agreement by us, Mr. O’Brien shall be entitled to six months of his annual base salary and a pro rata portion of his annual bonus, to be determined in good faith by our Compensation Committee.

Upon termination of Mr. Oshima’s employment either by us without cause or by him for good reason, he is entitled to an amount equal to his stated annual base salary for six months and, for six months following termination, continued coverage under all of our group health benefit plans in which he and any of his dependents were entitled to participate immediately prior to termination. The agreement also provides that upon termination of Mr. Oshima’s employment due to his death or disability, he or his estate shall be entitled to six months of his annual base salary and the pro rata portion of his annual bonus, to be determined in good faith by our Compensation Committee.

Upon termination of Mr. Plummer’s employment either by us without cause or by him for good reason, he is entitled to an amount equal to his stated annual base salary for six months and, for six months following termination, continued coverage under all of our group health benefit plans in which he and any of his dependents were entitled to participate immediately prior to termination. The agreement also provides that upon termination of Mr. Plummer’s employment due to his death or disability, he or his estate shall be entitled to six months of his annual base salary and the pro rata portion of his annual bonus, to be determined in good faith by our Compensation Committee.

Upon termination of Ms. Frank’s employment either by us without cause or by her for good reason, she is entitled to an amount equal to her stated annual base salary for nine months, and, for nine months following termination, continued coverage under all of our group health benefit plans in which she and any of her dependents were entitled to participate immediately prior to termination, and, if such termination occurs at least six months after the first date of the calendar year, a lump sum payment of the pro rata portion of her target level bonus. The agreement also provides that upon termination of Ms. Frank’s employment due to her death or disability, she or her estate shall be entitled to six months of her annual base salary and a pro rata portion of her annual bonus, to be determined in good faith by our Compensation Committee.

Each executive is prohibited from competing with us during the term of his or her employment and for one year following the termination of his or her employment or the expiration of his term of employment, whichever is longer. Each employment agreement also places restrictions on the dissemination by the executives of proprietary information and establishes our exclusive property right in intellectual property directly related to our company which is discovered, invented or originated by the executives during his or her term of employment.

Stock Option Plan of Holdings

On November 8, 2005, the Board of Directors of Holdings adopted, and the stockholders of Holdings approved, the Stock Option Plan of Hawaiian Telcom Holdco, Inc. The principal purposes of the Stock Option Plan are (1) to provide additional incentives to selected employees and directors of Holdings and its subsidiaries and (2) to obtain and retain selected employees and directors. The Stock Option Plan aims to achieve these objectives through the granting of non-qualified stock options and “incentive stock options” as defined under Section 422 of the Internal Revenue Code of 1986, as amended. As of November 8, 2005, the total number of shares reserved for issuance under the Stock Option Plan was 37,217.

Administration. The Stock Option Plan is generally administered by the chief executive officer of Holdings, subject to the approval of the Compensation Committee of the Board of Directors of Holdings. The Compensation Committee or the Board of Directors of Holdings has the power to interpret the Stock Option Plan and to adopt such rules for the administration, interpretation and application of the Stock Option Plan according to its terms and to interpret, amend or revoke any such rules. However, the Board of Directors may not delegate to a committee or otherwise, the power to administer the Stock Option Plan with respect to awards granted to independent directors.

Grant of Awards. Certain employees and independent directors are eligible to be granted awards under the Stock Option Plan.

•	The Compensation Committee of Holdings determines: (i) which employees are to be granted options; (ii) the type of options that are granted and the number of shares subject to such options; and (iii) the terms and conditions of such options, consistent with the Stock Option Plan.

•	The Board of Directors of Holdings determines: (i) which independent directors are to be granted options; (ii) the number of shares subject to such options; and (iii) the terms and conditions of such options, consistent with the Stock Option Plan, provided, however, that only non-qualified stock options will be provided to independent directors.

The Compensation Committee of Holdings may also permit shares of common stock of Holdings to be offered for sale to certain employees so long as the price per share is not less than the fair market value on the date any such offer is accepted.

Exercisability of Options. Each option is exercisable according to the terms of the applicable option agreement. The Compensation Committee of Holdings may, on such terms and conditions as it determines, accelerate the time at which such options may be exercised. Options that are unexercisable at the time of certain terminations of employment or directorship will not thereafter become exercisable, except as otherwise provided in the applicable option agreement. To the extent that the aggregate fair market value of incentive stock options exercisable for the first time by an employee or director during any calendar year exceeds $100,000, such options shall be treated as non-qualified stock options.

Stock Option Exercise Price. The Compensation Committee of Holdings (or the Board of Directors of Holdings in the case of options granted to independent directors) sets the price per share subject to each option, provided that in the case of an incentive stock option, the price per share shall not be less than 100% of the fair market value of such shares on the date such option is granted and subject to the rule that for any persons owning (within the meaning of Section 424(d) of the Internal Revenue Code of 1986, as amended) more than 10% of the total combined voting power of all classes of capital stock of Holdings, the price per share will be not less than 110% of the fair market value of such shares on the grant date.

The fair market value of a share of common stock of Holdings will be determined in good faith by the Compensation Committee of Holdings to the extent such shares are not publicly traded on a National Securities Exchange (within the meaning of the Exchange Act) or quoted on NASDAQ or a successor quotation system. If the common stock of Holdings is publicly traded on a National Securities Exchange or quoted on NASDAQ or a successor quotation system, the fair market value as of any date will be determined based on the average price of such common stock during the last 20 trading days prior to such date.

Expiration of Stock Options. The term of an option is set by the Compensation Committee of Holdings (or the Board of Directors of Holdings in the case of options granted to independent directors), subject to the following conditions: (i) no option term will be longer than ten years from the date of grant; (ii) with respect to an incentive stock option granted to an employee or director owning (within the meaning of Section 424(d) of the Internal Revenue Code of 1986, as amended) more than 10% of the total combined voting power of the Holdings or its subsidiaries at the time the award was granted, no such option term will be longer than five years from the date of grant; and (iii) the option term may be extended by the Compensation Committee (or the Board in the case of options granted to independent directors) in connection with certain terminations of employment, consultancy or directorship, except as limited by the requirements of Section 422 of the Internal Revenue Code of 1986, as amended.

Adjustments of Awards. If the Compensation Committee of Holdings (or the Board of Directors of Holdings in the case of options granted to independent directors) determines that, among other things, a stock dividend or distribution, stock split, combination, merger, consolidation, spin-off, recapitalization or other similar corporate transaction affects its common stock in a manner that causes dilution or enlargement of benefits or potential benefits under the Stock Option Plan, then the Compensation Committee (or the Board in the case of options granted to independent directors) may equitably adjust:

•	the number and kind of shares of common stock of Holdings subject to the Stock Option Plan;

•	the number and kind of shares of common stock of Holdings subject to the outstanding awards;

•	the price per share of common stock of Holdings upon exercise of outstanding options; and

•	the financial or other performance targets specified in each option agreement for determining the exercisability of options or restricted stock agreement for determining the lapse of any restrictions.

Corporate Event. Unless otherwise provided by the terms of outstanding awards, if a corporate event (as defined in the Stock Option Plan to include any unusual or nonrecurring transaction or event) occurs, then the Compensation Committee of Holdings (or the Board of Directors of Holdings in the case of options granted to independent directors) may take one or more of the following actions to prevent dilution or enlargement of benefits or potential benefits under the Stock Option Plan: (i) purchase outstanding options for an amount of cash, securities or property or replace outstanding options with other rights or property; (ii) terminate the award upon the occurrence of such event; (iii) provide that only for a specified period of time prior to the occurrence of such event, options will be exercisable, notwithstanding any other provision in the Stock Option Plan or option award agreement to the contrary; (iv) provide that each award will be assumed or substituted for an equivalent award by any successor or survivor corporation; or (v) make adjustments in the number and types of awards, the terms and conditions of awards and any performance criteria included in awards. Any such action may be effectuated by the Compensation Committee (or the Board in the case of options granted to independent directors) either by the terms of the applicable option agreement or by action taken prior to the corporate event. The Compensation Committee (or the Board in the case of options granted to independent directors) may also make adjustments in the number and type of shares of common stock of Holdings subject to outstanding awards and/or in the terms and conditions of outstanding or future awards.

Stockholders Agreement. The holder of an award will not have any rights or privileges of a stockholder of Holdings in respect of any shares acquired pursuant to an award unless and until the holder has signed a stockholders agreement and stock certificates have been issued to that holder. Shares acquired pursuant to an award will be subject to the terms and conditions of the stockholders agreement, which contains transfer restrictions.

Amendment and Termination. The Compensation Committee or the Board of Directors of Holdings is generally authorized to adopt, amend and revoke rules relating to the administration of the Stock Option Plan, and to amend, suspend and terminate the Stock Option Plan. However, Holdings must generally obtain approval of its stockholders: (i) to increase the number of shares of common stock of Holdings that may be issued under the Stock Option Plan; (ii) to reduce the minimum option price requirements under the Stock Option Plan; or (iii) to extend the limit on the period during which options may be granted. Except as provided in the Stock Option Plan, neither the amendment, suspension or termination of the Stock Option Plan will alter or impair any rights or obligations under any award granted without the consent of the holder of such award. No award may be granted during any period of suspension nor after termination of the Stock Option Plan, and in no event may any award be granted after the expiration of ten years from the date the Stock Option Plan is adopted.

Security Ownership of Certain Beneficial Owners and Management

All of our common stock is held by Holdings, and its address is c/o The Carlyle Group, 520 Madison Avenue, 41st Floor, New York, NY 10022. The following table sets forth information with respect to the beneficial ownership of the common stock of Holdings as of December 31, 2005 by:

•	each person that is a beneficial owner of more than 5% of the common stock;

•	each of our directors and Named Executive Officers; and

•	all of our directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of a security, or investment power, which includes the power to dispose of or to direct the disposition of a security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Beneficial Ownership of Holdings
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Outstanding Common Stock
TCG Holdings, L.L.C. (1)(2)	428,000	100
Michael S. Ruley (3)	—	—
David A. Torline (3)	—	—
Alan M. Oshima (3)	—	—
Daniel P. O’Brien (3)	—	—
Harvey A. Plummer (3)	—	—
Linda D. Frank (3)	—	—
Daniel F. Akerson (4)	—	—
James A. Attwood, Jr. (4)	—	—
Matthew P. Boyer (4)	—	—
Walter A. Dods, Jr. (5)	—	—
William E. Kennard (4)	—	—
Raymond A. Ranelli (6)	—	—
All executive officers and directors as a group (18 persons) (3)	—	—

(1)

Shares shown as beneficially owned by TCG Holdings, L.L.C. are held directly by Carlyle Partners III Hawaii, L.P., CP III Coinvestment, L.P. and Carlyle Hawaii Partners, L.P., which we collectively refer to as the Carlyle Funds. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by each of the Carlyle Funds through its indirect subsidiary TC Group III, L.P., which is the sole general partner of each the Carlyle Funds. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. TC Group L.L.C. is the sole managing member of TC Group III, L.L.C. TC Group III, L.L.C.

is the sole general partner of TC Group III, L.P. TCG Holdings, L.L.C., a Delaware limited liability company, in the capacity as sole managing member of TC Group, L.L.C., exercises investment discretion and control of the shares beneficially owned by TC Group, L.L.C. TCG Holdings, L.L.C. is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David Rubenstein, all of whom disclaim beneficial ownership of these shares.

(2)	Each of Carlyle Partners III Hawaii, L.P., CP III Coinvestment, L.P. and Carlyle Hawaii Partners, L.P. has an address c/o The Carlyle Group, 520 Madison Avenue, 41st Floor, New York, New York 10022.
(3)	The business address for Michael S. Ruley, David A. Torline, Alan M. Oshima, Daniel P. O’Brien, Harvey A. Plummer and Linda D. Frank is c/o Hawaiian Telcom Communications, Inc., 1177 Bishop Street, Honolulu, Hawaii 96813.
(4)	The business address for each such person is c/o The Carlyle Group 520 Madison Avenue, 41st Floor, New York, New York 10022.
(5)	The business address for such person is c/o First Hawaiian Bank, 999 Bishop Street, Suite 2828, Honolulu HI 96813.
(6)	The business address for such person is c/o Hawaiian Telcom Communications, Inc., 1177 Bishop Street, Honolulu HI 96813.

Certain Relationships and Related Transactions

Management Agreement

In connection with the Hawaii Business Transactions, the Issuer and Carlyle entered into a management consulting agreement for the provision of certain financial and strategic advisory services and consulting services. We have agreed to pay Carlyle an annual monitoring fee equal to $1.0 million commencing in 2005 and continuing until such time as the agreement is terminated. In addition, we paid Carlyle a one-time transaction fee for structuring the Hawaii Business Transactions. The agreement also provides for reimbursement of fees and expenses paid by Carlyle for our account. In addition, under the terms of the agreement, Carlyle has the right to act, in return for additional fees, as our financial advisor or investment banker for any merger, acquisition, disposition, finance or the like if we decide we need to engage someone to fill such a role. We have agreed to indemnify Carlyle and its officers and representatives for losses relating to the services contemplated by the agreement and the engagement of affiliates of Carlyle pursuant to, and the performance by them of the services contemplated by, the agreement. The agreement shall continue until such time as Carlyle or one or more of its affiliates collectively control, in the aggregate, less than 10% of our equity interests, or such earlier time as we and Carlyle may mutually agree.

Management Rights Agreement

In connection with the Hawaii Business Transactions, the Issuer, Holdings, affiliates of Carlyle and our two direct subsidiaries—Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc., entered into a management rights agreement. Among other things, the Issuer and Holdings agreed to the following:

•	to grant Carlyle the right to nominate one director to serve on the Board of Directors of Holdings;

•	to grant Carlyle the right to nominate one director to serve on the Board of Directors of each of Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc.;

•	to vote all of their beneficially owned voting securities in Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc. to elect the director nominated by Carlyle to serve as a member of each of the Board of Directors of Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc.; and

•	to grant an irrevocable proxy to Carlyle to vote their voting securities in Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc. to elect the director nominated by Carlyle to serve as a member of each of the Board of Directors of Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc.

The term of the management rights agreement with respect to our two direct subsidiaries will terminate when Carlyle and its affiliates collectively no longer beneficially own any voting securities of such subsidiaries. The term of the management rights agreement with respect to Holdings will terminate when Carlyle and its affiliates collectively no longer beneficially own any voting securities of Holdings.

Description of Other Indebtedness

The Senior Credit Facilities

General

In connection with the Hawaii Business Transactions, we entered into our senior credit facilities with J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc. as joint bookrunners and J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P. as joint lead arrangers. J.P. Morgan Chase Bank, N.A. acts as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P. acts as syndication agent and Lehman Commercial Paper Inc. acts as documentation agent. In addition, ABN AMRO Bank, N.V. and Wachovia Bank, N.A. act as co-documentation agents under our senior credit facilities.

Our senior credit facilities consist of a revolving credit facility and term loan facilities. Our revolving credit facility has a principal amount of $200.0 million of which $35.0 million was drawn to fund the Hawaii Business Acquisition and an additional $11.1 million was drawn in connection with a working capital purchase price adjustment two days after closing of the Hawaii Business Acquisition. The remainder will be available for general corporate purposes, subject to certain conditions. The term loan facilities are comprised of a delayed draw Tranche A term loan facility in a total principal amount of $300.0 million and a Tranche B term loan facility in a total principal amount of $450.0 million. Borrowings under the Tranche A term loan facility are available only until September 1, 2006 and only to fund the repayment of the Existing Debentures. The Tranche B term loan facility was available only to fund the Hawaii Business Transactions. Our ability to draw the Tranche A term loan, as well as our ability to draw under our revolving facility, is conditioned upon, among other things, our continued compliance with covenants in our credit agreement, our ability to bring down the representations and warranties contained in the credit agreement and the absence of any default or event of default under our credit facilities.

Our revolving credit facility will mature on April 30, 2012, the Tranche A term loan facility will mature on April 30, 2012 and the Tranche B term loan facility will mature on October 31, 2012. To facilitate syndication, the agents are allowed to modify certain terms of our senior credit facilities within certain parameters under certain circumstances.

The Tranche A term loan facility will amortize in quarterly installments beginning on June 30, 2007. Annual payments will be $22.5 million in 2007, $45.0 million in 2008, $45.0 million in 2009, $75.0 million in 2010 and $90.0 million in 2011, with the final quarterly installment of $22.5 million being paid at maturity. The Tranche B term loan facility will amortize in nominal quarterly installments of 0.25% beginning on June 30, 2006 until maturity, whereby the final installment of the Tranche B term loan facility will be paid on the maturity date in an amount equal to the aggregate unpaid principal amount.

The obligations under our senior credit facilities are secured and unconditionally and irrevocably guaranteed jointly and severally by Holdings, our current direct subsidiaries—Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc.—and each of our future subsidiaries that we may create or acquire, with certain exceptions as set forth in our credit agreement, pursuant to the terms of a separate guarantee and collateral agreement. Our indirect subsidiary, Hawaiian Telcom Insurance Company, Incorporated, does not secure or guarantee the obligations under our senior credit facilities.

Security interests

Our borrowings under our senior credit facilities, all guarantees thereof and our obligations under related hedging agreements are secured by a perfected first priority security interest in:

•	all of our capital stock and all of the capital stock or other equity interests held by us, Holdings, Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc. and each of our future restricted subsidiaries (subject to certain limitations for equity interests of foreign subsidiaries); and

•	all of our and Holdings’ tangible and intangible assets and the tangible and intangible assets of Hawaiian Telcom, Inc., Hawaiian Telcom Services Company, Inc. and each of our future domestic subsidiary guarantors that we may create or acquire, with certain exceptions as set forth in our credit agreement.

Interest rates and fees

Borrowings under our senior credit facilities bear interest at a rate equal to the applicable margin plus, at our option, at either:

•	a base rate determined by reference to the higher of (1) JPMorgan Chase Bank’s prime rate and (2) the federal funds rate plus 1/2 of 1%; or

•	a Eurocurrency rate on deposits for one-, two-, three- or six-month periods (or nine or twelve-month periods if, at the time of the borrowing, all lenders agree to make such a duration available).

The applicable margin on loans under our revolving credit facility and our delayed draw Tranche A term loan facility is subject to change depending on our leverage ratio.

We will also pay the lenders a commitment fee on the unused commitments under our revolving credit facility and the additional $300.0 million available under the delayed draw Tranche A term loan facility, which will be payable quarterly in arrears. The commitment fee will be subject to change depending on our leverage ratio.

Mandatory and optional repayment

Subject to exceptions for reinvestment of proceeds and other exceptions and materiality thresholds, we will be required to prepay outstanding loans under our senior credit facilities with the net proceeds of certain asset dispositions and incurrences of certain debt, and 50% of our excess cash flow unless a certain senior secured leverage ratio is met.

We may voluntarily prepay loans or reduce commitments under our senior credit facilities, in whole or in part, subject to minimum amounts. If we prepay eurodollar rate loans other than at the end of an applicable interest period, we will be required to reimburse lenders for their redeployment costs.

Covenants

Our senior credit facilities contain negative and affirmative covenants affecting us and our existing and future restricted subsidiaries, with certain exceptions set forth in our credit agreement. Our senior credit facilities contain the following negative covenants and restrictions, among others: restrictions on liens, sale-leaseback transactions, debt, dividends and other restricted payments, redemptions and stock repurchases, consolidations and mergers, acquisitions, asset dispositions, investments, loans, advances, changes in line of business, changes in fiscal year, restrictive agreements with subsidiaries, transactions with affiliates, amendments to charter, by-laws and other material documents, hedging agreements and certain prepayments of indebtedness. Our senior credit facilities also require us, and require our existing and future restricted subsidiaries, with certain exceptions set forth in our credit agreement, to meet certain financial covenants and ratios, particularly the leverage ratio, the senior secured leverage ratio and the interest coverage ratio set forth below.

Leverage Ratio

We may not permit the leverage ratio (as defined in our credit facilities) as of the last day of a fiscal quarter ending during any period set forth below to exceed the ratio set forth opposite such period.

Period	Ratio
Through September 30, 2006	6.75 to 1.00
From October 1, 2006 through September 30, 2007	6.60 to 1.00
From October 1, 2007 through September 30, 2008	6.00 to 1.00
From October 1, 2008 through September 30, 2009	5.25 to 1.00
October 1, 2009 and thereafter	4.75 to 1.00

Senior Secured Leverage Ratio

We may not permit the senior secured leverage ratio (as defined in our credit facilities) as of the last day of a fiscal quarter ending during any period set forth below to exceed the ratio set forth opposite such period.

Period	Ratio
Through September 30, 2007	4.25 to 1.00
From October 1, 2007 through September 30, 2008	4.00 to 1.00
From October 1, 2008 through September 30, 2009	3.75 to 1.00
October 1, 2009 and thereafter	3.50 to 1.00

Interest Coverage Ratio

We may not permit the ratio of (a) Adjusted Consolidated EBITDA (as defined in our credit facilities) to (b) Consolidated Cash Interest Expense (as defined in our credit facilities), in each case for any period of four consecutive fiscal quarters ending during a period set forth below, to be less than the ratio set forth below opposite such period.

Period	Ratio
Through September 30, 2007	1.70 to 1.00
From October 1, 2007 through September 30, 2008	1.80 to 1.00
From October 1, 2008 through September 30, 2009	2.00 to 1.00
October 1, 2009 and thereafter	2.25 to 1.00

These ratios are not necessarily comparable to other similarly titled ratios of other companies, as the agreements governing the credit facilities of other companies may calculate these ratios differently than the agreement governing our credit facilities. We encourage you to read the credit agreement contained in the exhibits to the registration statement of which this prospectus is a part for a more complete understanding and description of these ratios. In particular, we encourage you to read the definitions of the defined terms used above.

Our senior credit facilities contain the following affirmative covenants, among others: delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain events of default, material litigation and other events, conduct of business and existence, payment of obligations, maintenance of properties, licenses and insurance, access to books and records by the lenders, compliance with laws, use of proceeds and letters of credit, further assurances and maintenance of collateral.

Events of default

Our senior credit facilities specify certain events of default, including, among others: failure to pay principal, interest or fees, violation of covenants, material inaccuracy of representations and warranties, cross-defaults and cross-accelerations in other material agreements, certain bankruptcy and insolvency events, certain material judgments, certain ERISA events, change of control and invalidity of guarantees or security documents.

7% Debentures, Series A, due 2006

General. On August 2, 1995, GTE Hawaiian Telephone Company Incorporated (the predecessor of Hawaiian Telcom, Inc.) issued an aggregate principal amount of $150.0 million 7% Debentures, Series A, due 2006, which we refer to as the 7% Debentures. The 7% Debentures mature on February 1, 2006. Interest is payable in cash semi-annually on February 1 and August 1 of each year.

Ranking. The 7% Debentures rank equally to all other series issued under its indenture dated as of February 1, 1995, as amended and supplemented by the first supplemental indenture dated as of July 1, 1996.

Redemption. The 7% Debentures are not redeemable.

Asset Sales. While the 7% Debentures remain outstanding, we are not permitted to consolidate with, or merge into, or merge into ourselves, or sell or convey all or substantially all of our property to, any other company unless the successor company covenants and agrees to the due and punctual payment of principal of and interest on all of the securities of all series in accordance with the terms of each series and the indenture governing the 7% Debentures, and the due and punctual performance and observance of all the covenants and conditions of such indenture or established with respect to each such series.

Covenants. The indenture governing the 7% Debentures contains restrictive covenants (including, among others, limitations on the ability to incur additional debt, liens, mergers, consolidations, or transfers of substantial assets) that are customary for such securities and are subject to exceptions.

Security. The indenture governing the 7% Debentures contains a negative pledge covenant. Accordingly, upon the guarantee by Hawaiian Telcom, Inc. of our obligations under our senior credit facilities, the 7% Debentures were equally and ratably secured with the collateral held by Hawaiian Telcom, Inc. securing such guarantee.

7 3/8% Debentures, Series B, due 2006

General. On September 10, 1996, GTE Hawaiian Telephone Company Incorporated (the predecessor of Hawaiian Telcom, Inc.) issued an aggregate principal amount of $150.0 million 7 3/8% Debentures, Series B, due 2006, which we refer to as the 7 3/8% Debentures. The 7 3/8% Debentures mature on September 1, 2006. Interest is payable in cash semiannually on March 1 and September 1 of each year.

Ranking. The 7 3/8% Debentures rank equally to all other series issued on the indenture dated as of February 1, 1995, as amended and supplemented by the first supplemental indenture dated as of July 1, 1996.

Redemption. The 7 3/8% Debentures are not redeemable.

Asset Sales. While the 7 3/8% Debentures remain outstanding, we are not permitted to consolidate with, or merge into, or merge into ourselves, or sell or convey all or substantially all of our property to, any other company unless the successor company covenants and agrees to the due and punctual payment of principal of and interest on all of the securities of all series in accordance with the terms of each series and the indenture governing the 7 3/8% Debentures, and the due and punctual performance and observance of all the covenants and conditions of such indenture or established with respect to each such series.

Covenants. The indenture governing the 7 3/8% Debentures contains restrictive covenants (including, among others, limitations on the ability to incur additional debt, liens, mergers, consolidations, or transfers of substantial assets) that are customary for such securities and are subject to exceptions.

Security. The indenture governing the 7 3/8% Debentures contains a negative pledge covenant. Accordingly, upon the guarantee by Hawaiian Telcom, Inc. of our obligations under our senior credit facilities, the 7 3/8% Debentures were equally and ratably secured with the collateral held by Hawaiian Telcom, Inc. securing such guarantee.

Description of Senior Exchange Notes

Definitions of certain terms used in this Description of Senior Exchange Notes may be found under the heading “Certain Definitions.” For purposes of this section, (1) the term “Company” refers only to Hawaiian Telcom Communications, Inc. and not to any of its Subsidiaries and (2) the term “Senior Notes” means the senior exchange notes and the outstanding senior notes, in each case, outstanding at any given time and issued under the Senior Note Indenture (as defined below).

The Company issued the outstanding senior notes to the initial purchasers on May 2, 2005. The initial purchasers subsequently resold the outstanding senior notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside of the United States in reliance on Regulation S under the Securities Act. The Company issued the outstanding senior notes and will issue the senior exchange notes under an Indenture, dated as of May 2, 2005 (the “Senior Note Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”), a copy of which is available upon request to the Company. The terms of the senior exchange notes are identical in all material respects to the outstanding senior notes except that, upon completion of the exchange offer, the senior exchange notes will be:

•	registered under the Securities Act; and

•	free of any covenants regarding exchange registration rights.

In addition, the senior exchange notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The Senior Note Indenture contains provisions which define your rights under the Senior Notes. In addition, the Senior Note Indenture governs the obligations of the Company and of each Senior Note Guarantor under the Senior Notes. The terms of the Senior Notes include those stated in the Senior Note Indenture and those made part of the Senior Note Indenture by reference to the TIA.

The following description is meant to be only a summary of certain provisions of the Senior Note Indenture. It does not restate the terms of the Senior Note Indenture in its entirety. We urge that you carefully read the Senior Note Indenture as it, and not this description, governs your rights as Holders. We have filed a copy of the Senior Note Indenture as an exhibit to the registration statement which includes this prospectus.

The outstanding senior notes were initially issued in the following series and, as to each such series with the following initial aggregate principal amounts:

Series	Principal Amount
Senior Floating Rate Notes due 2013 (the “Senior Floating Rate Notes”)	$150,000,000
9 3/4% Senior Notes due 2013 (the “Senior Fixed Rate Notes”)	$200,000,000

Overview of the Senior Notes and the Senior Note Guarantees

The Senior Notes:

•	are general unsecured obligations of the Company;

•	rank equally in right of payment with all existing and future Senior Indebtedness of the Company;

•	are senior in right of payment to all existing and future Subordinated Obligations of the Company;

•	are effectively subordinated to any Secured Indebtedness of the Company and any other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness; and

•	are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company that is not a Senior Note Guarantor.

The Senior Notes are guaranteed by Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc., both of which are currently the Company’s only direct Subsidiaries, and each future Subsidiary that the Company forms or acquires and does not subsequently designate as an Unrestricted Subsidiary which Incurs or Guarantees any Bank Indebtedness. The Company’s indirect Subsidiary, Hawaiian Telcom Insurance Company, Incorporated, does not guarantee the Senior Notes. The types of entities that might become future Senior Note Guarantors are corporations, associations, partnerships or other business entities of which more than 50% of the total voting power of shares of capital stock or other interests entitled to vote in the election of directors, managers or trustees thereof is (or becomes by virtue or an acquisition) owned or controlled, directly or indirectly, by the Company and/or its Subsidiaries. For example, in the event that the Company forms or acquires a Subsidiary which Incurs or Guarantees any Bank Indebtedness, such entity would become a Senior Note Guarantor unless designated as an Unrestricted Subsidiary in accordance with the provisions summarized under the heading “—Certain Definitions—Unrestricted Subsidiary.”

The Senior Note Guarantee of each Senior Note Guarantor:

•	are general unsecured obligations of such Senior Note Guarantor;

•	rank equally in right of payment with all existing and future Senior Indebtedness of such Senior Note Guarantor;

•	are senior in right of payment to all existing and future Subordinated Obligations of such Senior Note Guarantor; and

•	are effectively subordinated to any Secured Indebtedness of such Senior Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

Principal, Maturity and Interest

Senior Floating Rate Notes

We initially issued Senior Floating Rate Notes in an aggregate principal amount of $150.0 million. The Senior Floating Rate Notes will mature on May 1, 2013. We issued the Senior Floating Rate Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

Interest on the Senior Floating Rate Notes accrues at a rate equal to LIBOR plus 5.50%, reset semiannually, as more fully described below beginning on May 2, 2005, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year. We began paying interest to Holders on November 1, 2005. The amount of accrued interest that we will pay for any Interest Period can be calculated by multiplying the face amount of the Senior Floating Rate Notes by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from the date of original issuance of the Senior Floating Rate Notes, or from the last date we paid interest thereon, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

The interest rate on the Senior Floating Rate Notes is calculated by the calculation agent appointed by us and equals LIBOR plus 5.50% except that the interest rate will not exceed the rate permitted by applicable law. The initial calculation agent is the Trustee. The interest determination date for an Interest Period is the second London business day preceding such Interest Period. Promptly upon determination, the calculation agent will inform the trustee of the interest rate for the next Interest Period. Absent manifest error, the determination of the interest rate by the calculation agent is binding and conclusive on the holders of the Senior Floating Rate Notes.

“Interest Period” refers to the period from and including May 2, 2005 to the day immediately preceding the first interest payment date thereon, and each period from and including each interest payment date to, but excluding, the next interest payment date or the maturity date, as the case may be.

“LIBOR” is determined by the calculation agent in accordance with the following provisions:

(1) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of six months commencing on the first day of the applicable interest period that appears on Moneyline Telerate Page 3750 as of 11:00 a.m., London time, on that interest determination date. If no rate appears, then LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in (2) below.

(2) With respect to an interest determination date on which no rate appears on Moneyline Telerate Page 3750, as specified in (1) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of six months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a six-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

“Moneyline Telerate Page 3750” means the display designated as “Page 3750” on Moneyline Telerate, or any successor service, for the purpose of displaying the London interbank rates of major banks for United States dollars.

Senior Fixed Rate Notes

We initially issued Senior Fixed Rate Notes in an aggregate principal amount of $200.0 million. The Senior Fixed Rate Notes will mature on May 1, 2013. We issued the Senior Fixed Rate Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

The Senior Fixed Rate Notes bear interest at a rate of 9.75% per annum beginning on May 2, 2005, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year. We began paying interest to Holders on November 1, 2005.

Indenture May Be Used for Future Issuances

We may issue from time to time additional Senior Notes having identical terms and conditions to the Senior Notes we are currently offering (the “Additional Senior Notes”). We will only be permitted to issue such Additional Senior Notes if at the time of such issuance we are in compliance with the covenants contained in the Senior Note Indenture. Any Additional Senior Notes will be part of the same issue as the senior exchange notes to be issued in the exchange offer and will vote on all matters with such Senior Notes.

Paying Agent and Registrar

We will pay the principal of, premium, if any, and interest (including additional interest, if any) on the Senior Notes at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is 225 Asylum Street, 23rd floor, Hartford, Connecticut 06103. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Holders may exchange or transfer their Senior Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Senior Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

Except as set forth in the following paragraphs, the Senior Notes will not be redeemable at the option of the Company.

Optional Redemption of Senior Floating Rate Notes

After May 1, 2007, we may redeem the Senior Floating Rate Notes, in whole or in part, on not less than 30 nor more the 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest (including additional interest, if any) thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest (including additional interest, if any) due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

Year	Redemption Price
2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

Prior to May 1, 2007, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Senior Floating Rate Notes (calculated giving effect to any issuance of Additional Senior Floating Rate Notes) with the Net Cash Proceeds of one or more Qualified Equity Offerings (1) by the Company or (2) by Parent to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from the Company, at a redemption price equal to 100% of the principal amount thereof plus a premium equal to the interest rate per annum on the Senior Floating Rate Notes applicable on the date on which such notice of redemption was given plus accrued and unpaid interest (including additional interest, if any) thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the Senior Floating Rate Notes (calculated giving effect to any issuance of Additional Senior Floating Rate Notes) remains outstanding; and

(2) any such redemption by the Company must be made within 90 days of such Qualified Equity Offering and must be made in accordance with certain procedures set forth in the Senior Note Indenture.

Optional Redemption of Senior Fixed Rate Notes

The Senior Fixed Rate Notes may be redeemed, in whole part or in part, at any time prior to May 1, 2009 at the option of the Company upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest (including additional interest, if any), to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to a Senior Fixed Rate Note at any redemption date, the excess of (A) the present value at such time of (1) the redemption price of such Senior Fixed Rate Note at May 1, 2009 (such redemption price being described below) plus (2) all required remaining interest payments due on such Senior Fixed Rate Note through May 1, 2009, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Senior Fixed Rate Note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to May 1, 2009; provided, however, that if the period from the redemption date to May 1, 2009 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to May 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

After May 1, 2009, we may redeem the Senior Fixed Rate Notes, in whole or in part, on not less than 30 nor more the 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest (including additional interest, if any) thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest (including additional interest, if any) due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

Year	Redemption Price
2009	104.875%
2010	102.438%
2011 and thereafter	100.000%

Prior to May 1, 2008, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Senior Fixed Rate Notes (calculated giving effect to any issuance of Additional Senior Fixed Rate Notes) with the Net Cash Proceeds of one or more Qualified Equity Offerings (1) by the Company or (2) by Parent to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from the Company, at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest (including additional interest, if any) thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the Senior Fixed Rate Notes (calculated giving effect to any issuance of Additional Senior Fixed Rate Notes) remains outstanding; and

(2) any such redemption by the Company must be made within 90 days of such Qualified Equity Offering and must be made in accordance with certain procedures set forth in the Senior Note Indenture.

Selection

If we partially redeem Senior Notes, the Trustee will select the Senior Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Senior Note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any Senior Note in part only, the notice of redemption relating to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. On and after the redemption date, interest will cease to accrue on Senior Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest (including additional interest, if any) thereon, the Senior Notes to be redeemed.

Ranking

The Senior Notes are unsecured Senior Indebtedness of the Company, rank equally in right of payment with all existing and future Senior Indebtedness of the Company and are senior in right of payment to all existing and future Subordinated Obligations of the Company. The Senior Notes are effectively subordinated to any Secured Indebtedness of the Company and the other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness.

The Senior Note Guarantees are unsecured Senior Indebtedness of the applicable Senior Note Guarantor, rank equally in right of payment with all existing and future Senior Indebtedness of such Senior Note Guarantor and are senior in right of payment to all existing and future Subordinated Obligations of such Senior Note Guarantor. The Senior Note Guarantees are effectively subordinated to any Secured Indebtedness of the applicable Senior Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness.

To the extent Subsidiaries are not Senior Note Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including Holders. The Senior Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company formed or acquired in the future that are not Senior Note Guarantors.

After the Company completed the Transactions and applied the net proceeds it received from the Transactions in the manner described under the heading “Use of proceeds,” as of September 30, 2005, there were outstanding:

(1) $1,171.5 million of Senior Indebtedness of the Company, including the Existing Debentures and the Senior Notes, of which $821.5 million is Secured Indebtedness (exclusive of unused commitments under the Credit Agreement) ($521.5 million of which is Secured Indebtedness under the Company’s Credit Agreement and $300.0 million of which is Secured Indebtedness under the Existing Debentures); and

(2) $150.0 million of Indebtedness of the Company that is subordinate or junior in right of payment to the Senior Notes, consisting of the Senior Subordinated Notes.

Although the Senior Note Indenture limits the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness.

The Senior Notes rank equally in all respects with all other Senior Indebtedness of the Company. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

Senior Note Guarantees

Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc., as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Senior Note Indenture (including obligations to the Trustee) and the

Senior Notes, whether for payment of principal of or interest (including additional interest) on the Senior Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Senior Note Guarantors being herein called the “Guaranteed Obligations”). Such Senior Note Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Senior Note Guarantees. Each Senior Note Guarantee is limited to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Senior Note Guarantor without rendering the Senior Note Guarantee, as it relates to such Senior Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After May 2, 2005, the Company will cause each Domestic Subsidiary which Incurs or Guarantees any Bank Indebtedness to execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Subsidiary will Guarantee payment of the Senior Notes. See “Certain Covenants—Future Senior Note Guarantors” below.

Each Senior Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Senior Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

The Senior Note Guarantee of a Senior Note Guarantor will be released:

(1) in connection with any sale of all of the Capital Stock of such Senior Note Guarantor (including by way of merger or consolidation) to a Person or a group of Persons that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale is not in violation of the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or, to the extent applicable, the provisions described under “Merger and Consolidation”;

(2) if the Company designates such Restricted Subsidiary that is a Senior Note Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Senior Note Indenture;

(3) if such Senior Note Guarantor is released from its Guarantee of, and all pledges and security interests granted in connection with, the Credit Agreement; or

(4) upon the Company’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Company’s obligations under the Senior Note Indenture are discharged in accordance with the terms of the Senior Note Indenture.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each Holder will have the right to require the Company to purchase all or any part of such Holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest (including additional interest, if any) to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest (including additional interest, if any) due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Senior Notes pursuant to this section in the event that it has exercised its right to redeem all the Senior Notes under the terms of the section titled “Optional Redemption”:

(1) the sale or transfer, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person other than any of the Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company; or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Senior Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

(1) repay in full all Bank Indebtedness or, if doing so will allow the purchase of Senior Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

(2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Senior Notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, except to the extent that the Company has exercised its right to redeem the Senior Notes as described under “—Optional Redemption,” the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest (including additional interest, if any) to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest (including additional interest, if any) on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Senior Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Note Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Senior Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Senior Notes issued but not outstanding or will be retired and canceled, at the option of the Company. Senior Notes purchased by a third party pursuant to the preceding paragraph will have the status of Senior Notes issued and outstanding.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the outstanding senior notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Senior Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Indebtedness” and “—Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. Except for the limitations contained in such covenants, however, the Senior Note Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the Senior Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a purchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Senior Note Indenture relative to the Company’s obligation to make an offer to purchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Company to repurchase such Senior Notes as a result of a sale or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person may be uncertain.

Certain Covenants

The Senior Note Indenture contains covenants including, among others, the following:

Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Senior Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Leverage Ratio would not be greater than 6.0:1.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(1) Bank Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed the sum of (i) $250.0 million, plus (ii) $450.0 million less, in the case of this clause (ii), the aggregate amount of all prepayments of principal made pursuant to, and in compliance with, the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” applied to permanently reduce any such Indebtedness plus (iii) $300 million if proceeds from such debt are used to purchase, repurchase, redeem, retire, defease or otherwise acquire for value the Company’s 7% Debentures, Series A, due 2006 and 7 3/8% Debentures, Series B, due 2006;

(2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof and (B) if the Company or a Senior Note Guarantor is the obligor on such Indebtedness and the obligee is neither the Company nor a Guarantor, such Indebtedness (to the extent such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Senior Note Guarantor) is expressly subordinated to the prior payment in full in cash of all obligations of the Company or such Senior Note Guarantor, with respect to the Senior Notes or the Senior Note Guarantee of such Senior Note Guarantor, as applicable;

(3) Indebtedness (A) represented by the Senior Notes (not including any Additional Senior Notes) and the Senior Note Guarantees and the Senior Subordinated Notes (not including any Additional Senior Subordinated Notes (as defined under “Description of Senior Subordinated Exchange Notes”)) and the Senior Subordinated Note Guarantees (as defined under “Description of Senior Subordinated Exchange Notes”), (B) outstanding on May 2, 2005 that is either (i) reflected in the balance sheet for the Hawaiian Business as of December 31, 2004 or (ii) incurred in connection with the consummation of the Acquisition as described in the offering circular dated April 27, 2005 (other than the Indebtedness described in clauses (1) and (2) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in clauses (3), (4), (7), (11) and (12) of this paragraph (b) (including Indebtedness that is Refinancing Indebtedness), or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness permitted under this covenant; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Senior Notes or the Senior Note Guarantees, as applicable, any such Guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Senior Notes or the Senior Note Guarantees, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Senior Notes or the Senior Note Guarantees, as applicable;

(4) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that either (A) on the date that such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) or (B) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) the Company’s Consolidated Leverage Ratio would be greater than such ratio immediately prior to such transaction;

(5) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(6) Indebtedness (A) in respect of performance bonds, bankers’ acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Interest Rate/Currency Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business; provided, however, that (i) such Interest Rate/Currency Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder and (ii) such Commodity Hedging Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

(7) Purchase Money Indebtedness and Capitalized Lease Obligations (in an aggregate principal amount not in excess of the greater of $80.0 million and 4.0% of Total Assets at the time of Incurrence);

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(9) Indebtedness consisting of customary indemnification, adjustment of purchase price or similar obligations of the Company or any Restricted Subsidiary, in each case Incurred in connection with the acquisition or disposition of any assets by the Company or any Restricted Subsidiary;

(10) Contribution Indebtedness;

(11) Indebtedness of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(12) Indebtedness of a Restricted Subsidiary that is not a Senior Notes Guarantor incurred for working capital purposes not in excess of 2.0% of Total Assets at the time of Incurrence; or

(13) Indebtedness in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed $50.0 million.

(c) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

(1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on May 2, 2005 or in connection with the Acquisition shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

(2) the accrual of interest, the accretion of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant,

(3) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant,

(4) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

(5) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness on the date of its issuance, or later reclassify all or a portion of such Indebtedness (other than as set forth in clause (c)(1) above) in any manner that complies with the Senior Note Indenture, and only be required to include the amount of such Indebtedness in one of such clauses.

Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary of the Company) to the direct or indirect holders of its Capital Stock (in their capacity as such), except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

(2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary,

(3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than (A) the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition and (B) Indebtedness permitted under clause (2) of paragraph (b) of the covenant described under “—Limitation on Indebtedness”), or

(4) make any investment (other than a Permitted Investment) in any Person

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment set forth in these clauses (1) through (4) being herein referred to as a “Restricted Payment”) if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default will have occurred and be continuing (or would result therefrom);

(B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of the Governing Board of the Company) declared or made subsequent to May 2, 2005, would exceed the sum, without duplication, of:

(i) 100% of Adjusted EBITDA accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which May 2, 2005 occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Adjusted EBITDA will be a deficit, minus 100% of such deficit) less 1.4 times our Consolidated Interest Expense for the same period;

(ii) the aggregate Net Cash Proceeds, including the Fair Market Value of property other than cash, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock, Excluded Contributions and Refunding Capital Stock) subsequent to May 2, 2005 (other than an issuance or sale (x) to a Restricted Subsidiary of the Company or (y) to an employee stock ownership plan or other trust established by the Company or any of its Restricted Subsidiaries);

(iii) the amount by which indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to May 2, 2005 of any Indebtedness of the Company or its Restricted Subsidiaries issued after May 2, 2005 which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange plus the amount of any cash received by the Company or any Restricted Subsidiary upon such conversion or exchange); and

(iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) (A) any prepayment, repayment, purchase, repurchase, redemption, retirement or other acquisition for value of Subordinated Obligations of the Company or any Senior Note Guarantor or Capital Stock (“Retired Capital Stock”) of the Company or Parent made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or Parent or contributions to the equity capital of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”);

(B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Restricted Subsidiaries) of Refunding Capital Stock;

(2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company or any Senior Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company or any Senior Note Guarantor that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under “—Limitation on Indebtedness”; provided that such Indebtedness is subordinated to the Senior Notes to at least the same extent as such Subordinated Obligations;

(3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”;

(4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant;

(5) the payment of dividends or other distributions to Parent (i) to the extent that the Company or any of its Restricted Subsidiaries are members of a consolidated, combined or similar tax group of which Parent is the common parent, in amounts required for Parent to pay federal, state or local income taxes (as the case may be) imposed directly on Parent to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries; provided, however, that the amount of any such dividends or distributions (plus any taxes payable directly by the Company and its Restricted Subsidiaries) shall not exceed the amount of such taxes that would have been payable directly by the Company and/or its Restricted Subsidiaries had the Company been the common parent of a separate tax group that included only the Company and its Restricted Subsidiaries and (ii) in amounts equal to the amounts required for Parent to pay franchise taxes and other fees required to maintain its corporate existence;

(6) any purchase, repurchase, redemption, retirement or other acquisition for value of shares of Capital Stock of the Company or Parent or any Subsidiaries of the Company from future, present or former employees, directors or consultants of the Company or Parent or any Subsidiaries of the Company (or permitted transferees of such employees, directors or consultants), pursuant to the terms of agreements (including employment agreements), plans (or amendments thereto) or other arrangements approved by the Governing Board of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed, together with Restricted Payments made under clause (7)(B) below, in any fiscal year of the Company, $10.0 million plus any unutilized portion of such amount in any prior fiscal year; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Capital Stock (other than Disqualified Stock) of the Company or Parent (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or Parent that occurs after May 2, 2005; plus

(B) the cash proceeds of key man life insurance policies received by the Company or Parent (to the extent contributed to the Company) or the Company’s Restricted Subsidiaries after May 2, 2005;

(7) any payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) through (C) below;

(A) to Parent in amounts required for Parent to pay operating costs to the extent such operating costs are attributable to the operations of the Company and its Restricted Subsidiaries;

(B) to Parent in amounts equal to amounts expended by Parent or to purchase, repurchase, redeem, retire or otherwise acquire for value Capital Stock of Parent from future, present or former employees, directors or consultants of the Company, Parent or any of its Subsidiaries (or permitted transferees of such employees, directors or consultants; provided, however, that the aggregate amount paid, loaned or advanced to Parent pursuant to this clause (B) will not, in the aggregate, exceed, together with Restricted Payments made under clause (6) above, in any fiscal year of the Company, $10.0 million plus any unutilized portion of such amount in any prior fiscal year; provided, that such amount in any calendar year may be increased by an amount not to exceed (i) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Capital Stock (other than Disqualified Stock) of the Company or Parent (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or Parent that occurs after May 2, 2005; plus (ii) the cash proceeds of key man life insurance policies received by the Company or Parent (to the extent contributed to the Company) or the Company’s Restricted Subsidiaries after May 2, 2005; or

(C) to Parent or to pay operating and overhead expenses incurred in the ordinary course of business and allocable to the Company;

(8) the payment of dividends on the Company’s common stock (or the payment of dividends to Parent to fund the payment by Parent of dividends on its common stock) following any public offering of common stock of Parent or the Company, as the case may be, after May 2, 2005, of up to 6% per annum of the net proceeds received by the Company (or by Parent and contributed to the Company) from such public offering; provided, however, that the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received by the Company (or by Parent and contributed to the Company) from such public offering;

(9) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Indebtedness”; provided, that if such Disqualified Stock is issued to an Affiliate, such issuance complies with the covenant titled “—Limitation on Transactions with Affiliates”;

(10) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after May 2, 2005 and (b) to Parent, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of Parent issued after May 2, 2005; provided, however, that, (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Consolidated Leverage Ratio of not more than 6.0 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (10) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after May 2, 2005; provided, further, that if such Designated Preferred Stock is issued to an Affiliate, such issuance complies with the covenant titled “—Limitation on Transactions with Affiliates”;

(11) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (11) that are at that time outstanding, not to exceed $25 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(12) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;

(13) cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the payment of fees and expenses incurred in connection with the Transactions or owed by the Company or Parent, as the case may be, or Restricted Subsidiaries of the Company to Affiliates, in each case to the extent permitted by the covenant described under “—Limitation on Transactions with Affiliates”;

(14) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represent a portion of the exercise price of such options;

(15) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(16) any payments made in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents;

(17) the purchase, redemption, acquisition or retirement of any Subordinated Obligations following a Change of Control after the Company shall have complied with the provisions under “Change of Control,” including the payment of the applicable purchase price;

(18) Investments that are made with Excluded Contributions; and

(19) other Restricted Payments not to exceed $25.0 million in the aggregate.

In determining the amount of Restricted Payments permissible under clause (C) of paragraph (a) of this covenant, amounts expended pursuant to clauses (4) and (8) shall be included as Restricted Payments and amounts expended pursuant to clauses (1), (2), (3), (5), (6), (7) and (9) through (19) will be excluded.

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to the Company on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

(2) make any loans or advances to the Company; or

(3) transfer any of its property or assets to the Company,

except, in each case:

(A) any encumbrance or restriction pursuant to applicable law, rule, regulation or order or an agreement in effect at or entered into on May 2, 2005 on the terms described in the offering circular dated April 27, 2005 and any encumbrance or restriction pursuant to any agreement governing or related to any Bank Indebtedness;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in clauses (A) through (L) of this covenant; provided, however, that the encumbrances and restrictions contained in any such agreement, amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing, taken as a whole, are not, in the good faith judgment of the Company, materially more restrictive with respect to the dividend and other payment restrictions referred to above than the dividend and other payment restrictions contained in such predecessor agreements;

(D) in the case of clause (3), any encumbrance or restriction

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

(ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of assets or all or substantially all the Capital Stock of such Restricted Subsidiary pending the closing of such sale or disposition;

(F) customary provisions in joint venture agreements and other agreements entered into in the ordinary course of business;

(G) any encumbrance or restriction pursuant to the Senior Notes and the Senior Note Guarantees;

(H) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(I) any encumbrance or restriction imposed in connection with purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(J) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(K) any encumbrance or restriction imposed in connection with Indebtedness of any Restricted Subsidiary that is a Guarantor that is Incurred subsequent to May 2, 2005 pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness”;

(L) any encumbrance or restriction imposed in connection with any Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment;

(M) secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness; and

(N) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (3) above on the property subject to such lease.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person or group of Persons assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments, and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash

(A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Bank Indebtedness of the Company or Indebtedness (other than obligations in respect of Preferred Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock);

(B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to all holders of Senior Notes (and, at the option of the Company, to holders of any other Senior Indebtedness) to purchase the maximum principal amount of Senior Notes (and such Senior Indebtedness), that is an integral multiple of $1,000 that may be purchased out of such balance; and

(D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Senior Note Indenture;

provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value; provided further that, in the case of clause (B) above, a binding commitment shall be treated as a permitted application of the Net Available Cash from the date of such commitment; provided, further, that upon any abandonment or termination of such commitment, the Net Available Cash not so applied shall constitute Net Available Cash and be applied as set forth above.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $25.0 million.

For the purposes of this covenant, the following are deemed to be cash:

•	liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Senior Note Guarantor) that are assumed by the transferee in connection with such Asset Disposition;

•	any notes or other obligations or other securities or assets received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Temporary Cash Investments within 180 days of receipt; and

•	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause that is at that time owned by the Company or one of its Restricted Subsidiaries, not to exceed the greater of 2.0% of Total Assets and $35.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and not to exceed 50% of the aggregate consideration received in the case of any individual Asset Disposition.

(b) In the event of an Asset Disposition that requires the purchase of Senior Notes pursuant to clause (a)(3)(C) of this covenant, the Company (i) will be required to purchase Senior Notes tendered pursuant to an offer by the Company for the Senior Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest (including additional interest, if any) thereon, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Senior Note Indenture and (ii) may, at the Company’s option, pay, purchase, redeem or otherwise retire Senior Indebtedness of the Company on the terms and to the extent contemplated thereby (provided that in no event shall the Company offer to purchase such other Senior Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (or, in the event such Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) (without premium), plus accrued and unpaid interest (including any additional interest or liquidated damages) thereon. If the aggregate purchase price of Senior Notes (and other Senior Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Senior Notes (and other Senior Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Company will not be required to make an Offer for Senior Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $15.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any Affiliate Transaction unless such transaction is on terms:

(1) that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate and

(2) that, in the event such Affiliate Transaction involves an amount in excess of $10.0 million, have been approved by a resolution adopted in good faith by the majority of the Board of Directors of the Company, along with an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment or Permitted Investment permitted to be paid pursuant to the covenant described under “Limitation on Restricted Payments,”

(2) any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Governing Board of the Company or Parent or of a Restricted Subsidiary of the Company, as appropriate, in good faith,

(3) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Governing Board of the Company,

(4) loans or advances to employees in the ordinary course of business which are approved by a majority of the Board of Directors of the Company in good faith, but in any event not to exceed $12.5 million in the aggregate outstanding at any one time,

(5) the payment of compensation and reasonable fees to, and indemnity provided on behalf of, directors of the Company, Parent and of its Subsidiaries,

(6) (a) any transaction between or among the Company and a Restricted Subsidiary or between or among Restricted Subsidiaries and (b) any merger of the Company and Parent; provided that Parent shall have no material liabilities and no material assets other than cash, Temporary Cash Investments and the Capital Stock of the Company and such merger is otherwise in compliance with the terms of the Senior Notes and effected for a bona fide business purpose,

(7) the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsor to the extent described in the offering circular dated April 27, 2005,

(8) any transaction with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in compliance with the terms of the Senior Note Indenture, which are fair to the Company or its Restricted Subsidiaries, in the reasonable good faith determination of the Governing Board or its senior management, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party,

(9) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of any Acquisition Document or stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of May 2, 2005 and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after May 2, 2005 shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise materially more disadvantageous taken as a whole to the holders of the Senior Notes than the original agreement as in effect on May 2, 2005,

(10) any consolidation, merger or conveyance, transfer or lease of assets permitted under “Merger and Consolidation,”

(11) payments by the Company or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are made (x) pursuant to the agreements with the Sponsor described in the offering circular dated April 27, 2005 or (y) approved by a majority of the Board of Directors of the Company,

(12) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph,

(13) any agreement as in effect as of May 2, 2005 or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the fixed rate notes in any material respect than the original agreement as in effect on May 2, 2005) or any transaction contemplated thereby as described in the offering circular dated April 27, 2005,

(14) the payment of all fees and expenses related to the Transactions,

(15) any transaction effected as part of a Qualified Receivables Financing,

(16) the issuance of Capital Stock (other than Disqualified Stock and Designated Preferred Stock of the Company) to any Person, and any contribution to the capital of the Company,

(17) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (b)(5) of the covenant described under “—Limitation on Restricted Payments,” and

(18) pledges of Capital Stock of Unrestricted Subsidiaries.

Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at May 2, 2005 or thereafter acquired, that secures any Indebtedness other than Permitted Liens, without effectively providing that the Senior Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that the Company may Incur other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this proviso does not exceed 5% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.

SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the SEC will not accept such a filing) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of the Company’s annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act; provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of Senior Notes, in addition to providing such information to the Trustee and Holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act. In addition, following a public equity offering, the Company shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by Parent or the Company to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

In the event that:

(a) the rules and regulations of the SEC permit the Company and Parent to report at such parent entity’s level on a consolidated basis and

(b) such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Company will satisfy this covenant.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and Holders if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer described in this prospectus or the effectiveness of the shelf registration statement by the filing with the SEC of this exchange offer registration statement and/or shelf registration statement in accordance with the provisions of the registration rights agreement relating to the Senior Notes, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth.

In the event that Parent is or becomes a Guarantor of the Senior Notes, the Company may satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.

Future Senior Note Guarantors. The Company will cause each Domestic Subsidiary that Incurs or Guarantees any Bank Indebtedness to become a Senior Note Guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Senior Note Indenture pursuant to which such Domestic Subsidiary will Guarantee payment of the Senior Notes. Each Senior Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Domestic Subsidiary without rendering the Senior Note Guarantee, as it relates to such Domestic Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Senior Notes and the Senior Note Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either (a) the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “Certain Covenants—Limitation on Indebtedness” or (b) the Consolidated Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Note Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company, under the Senior Note Indenture.

In addition, the Company will not permit any Senior Note Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Senior Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Senior Note Guarantor under its Senior Note Guarantee; and

(2) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Note Indenture.

Notwithstanding the foregoing:

(A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Senior Note Guarantor; and

(B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction.

Defaults

Each of the following is an Event of Default:

(1) a default in any payment of interest (including additional interest) on any Senior Note when due and payable, continued for 30 days,

(2) a default in the payment of principal of any Senior Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise,

(3) the failure by the Company or any Restricted Subsidiary of the Company to comply with its obligations under the covenant described under “Merger and Consolidation” above,

(4) the failure by the Company or any Restricted Subsidiary of the Company to comply for 60 days after notice with any of its obligations under the covenants described under “Certain Covenants” above (other than a failure to purchase Senior Notes) or with its other agreements contained in the Senior Notes or the Senior Note Indenture,

(5) the failure by the Company or any Restricted Subsidiary of the Company to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent (the “cross acceleration provision”),

(6) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”),

(7) the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by reputable and creditworthy insurance companies) in excess of $20.0 million or its foreign currency equivalent against the Company or a Restricted Subsidiary if:

(A) an enforcement proceeding thereon is commenced by any creditor or

(B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the “judgment default provision”) or

(8) any Senior Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Senior Note Guarantor or Person acting by or on behalf of such Senior Note Guarantor denies or disaffirms such Senior Note Guarantor’s obligations under the Senior Note Indenture or any Senior Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Senior Note Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4) or (8) will not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Senior Notes notify the Company and the Trustee of the default and the Company or the Subsidiary, as applicable, does not cure such default within the time specified in clauses (4) or (8) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Senior Notes by notice to the Company may declare the principal of and accrued but unpaid interest on all the Senior Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Senior Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Senior Notes may rescind any such acceleration with respect to the Senior Notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Senior Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the floating rate notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Senior Note Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Senior Note Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Senior Note Indenture or the Senior Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2) Holders of at least 25% in principal amount of the outstanding Senior Notes have requested the Trustee in writing to pursue the remedy,

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

(5) the Holders of a majority in principal amount of the outstanding Senior Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Senior Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Note Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Senior Note Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Senior Note (including payments pursuant to the redemption provisions of such Senior Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Senior Note Indenture or the Senior Notes may be amended with the written consent of the Holders of a majority in principal amount of the Senior Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. However, without the consent of each Holder of an outstanding Senior Note affected, no amendment may, among other things:

(1) reduce the amount of Senior Notes whose Holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest (including additional interest, if any) on any Senior Note,

(3) reduce the principal of or change the Stated Maturity of any Senior Note,

(4) reduce the premium payable upon the redemption of any Senior Note or change the time at which any Senior Note may be redeemed as described under “Optional Redemption” above,

(5) make any Senior Note payable in money other than that stated in the Senior Note,

(6) impair the right of any Holder to receive payment of principal of, and interest (including additional interest, if any) on, such Holder’s Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Notes,

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions or

(8) modify the Senior Note Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Company, the Senior Note Guarantors and the Trustee may amend the Senior Note Indenture to:

•	cure any ambiguity, omission, defect or inconsistency,

•	provide for the assumption by a successor corporation of the obligations of the Company under the Senior Note Indenture,

•	provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided, however, that the uncertificated Senior Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Notes are described in Section 163(f)(2)(B) of the Code),

•	add additional Guarantees with respect to the Senior Notes,

•	secure the Senior Notes,

•	add to the covenants of the Company and the Restricted Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon the Company,

•	make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Senior Note Indenture,

•	provide for the issuance of senior exchange notes or Additional Senior Notes,

•	comply with any requirement of the SEC in connection with the qualification of the Senior Note Indenture under the TIA, or

•	conform the text of the Senior Note Indenture, the Senior Note Guarantees or the notes to any provision of this Description of Senior Exchange Notes to the extent that such provision in this Description of Senior Exchange Notes was intended to be a verbatim recitation of a provision of the Senior Note Indenture, the Senior Note Guarantees or the notes.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

A Holder will be able to transfer or exchange Senior Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Senior Note Indenture. The Company will not be required to transfer or exchange any Senior Note selected for redemption or to transfer or exchange any Senior Note for a period of 15 days prior to a selection of Senior Notes to be redeemed. The Senior Notes will be issued in registered form and the Holder will be treated as the owner of such Senior Note for all purposes.

Defeasance

The Company may at any time terminate all its obligations under the Senior Notes and the Senior Note Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Notes, to replace mutilated, destroyed, lost or stolen Senior Notes and to maintain a registrar and paying agent in respect of the Senior Notes.

In addition, the Company may at any time terminate:

(1) its obligations under “Change of Control” and under the covenants described under “Certain Covenants,” or

(2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “Defaults” above and the limitations contained in clause (3) under the first paragraph of “Merger and Consolidation” above (“covenant defeasance”).

In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Senior Note Guarantor will be released from all of its obligations with respect to its Senior Note Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7), (8) (with respect only to Significant Subsidiaries), (9) (with respect only to Significant Subsidiaries) or (10) under “Defaults” above or because of the failure of the Company to comply with clause (3) under the first paragraph of “Merger and Consolidation” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the of principal, premium (if any) and interest (including additional interest, if any) on, in respect of the Senior Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Satisfaction and Discharge

The Senior Note Indenture will be discharged and will cease to be of further effect as to all Senior Notes issued thereunder, when:

(1) either

(a) all Senior Notes that have been authenticated, except lost, stolen or destroyed Senior Notes that have been replaced or paid, have been delivered to the Trustee for cancellation; or

(b) all Senior Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Senior Note Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Senior Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued and unpaid interest (including additional interest), if any, to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

(3) the Company or any Senior Note Guarantor has paid, or caused to be paid, all sums payable by them under the Senior Note Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Senior Note Indenture to apply the deposited money toward the payment of the Senior Notes at maturity or the redemption date, as the case may be.

In addition, in the case of paragraph (b) above, (i) the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied and (ii) the Company obligations that would survive legal defeasance will remain outstanding.

Concerning the Trustee

U.S. Bank National Association is to be the Trustee under the Senior Note Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Senior Notes.

Governing Law

The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

“Acquisition” means the acquisition by the Company of the Hawaii Business as defined in and on the terms described in the offering circular dated April 27, 2005.

“Acquisition Documents” means the Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

“Adjusted EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital,

(2) Consolidated Interest Expense,

(3) depreciation expense, amortization expense (including but not limited to amortization of intangibles and amortization and write-off of financing costs, but excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and any non-cash impairment charges related to goodwill, other intangibles or assets,

(4) customary fees and expenses of the Company and its Consolidated Restricted Subsidiaries payable in connection with any Qualified Equity Offering, the Incurrence of Indebtedness permitted by the covenant described under “—Limitation on Indebtedness” or any acquisition permitted hereunder,

(5) all other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual or reserve for cash expenditures in any future period) less all non-cash items of income of the Company and its Consolidated Restricted Subsidiaries,

(6) the amount of any minority interest expense deducted in calculating Consolidated Net Income,

(7) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards,

(8) non-cash pension and other post-employment benefit expense,

(9) solely for purposes of calculating the “Consolidated Leverage Ratio,” Acquisition transaction related and start-up costs (including, without limitation, such costs incurred pursuant to the Transition Services Agreement described in the offering circular dated April 27, 2005) incurred in the first eighteen months after May 2, 2005,

(10) any reduction of consolidated GAAP revenue related to the Customer Appreciation Bill Credit of the Company and its Restricted Subsidiaries to the extent reimbursed (or scheduled to be reimbursed) by Verizon or its Affiliates,

(11) any non-cash decrease or increase in consolidated GAAP revenue resulting from purchase accounting in connection with the Acquisition or any acquisitions permitted hereunder,

(12) any reduction or increase in consolidated GAAP revenue from out of period billing adjustments to the extent related to a period prior to May 2, 2005, and

(13) payment of fees under the Management Agreement.

Notwithstanding the foregoing, for purposes of calculating the amount available for Restricted Payments pursuant to clause (C) thereof, the provision for taxes based on the income or profits of, the rental expense of, the fees and expenses of, the depreciation and amortization of, and other noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” means any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company involving aggregate consideration in excess of $5 million.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary outside its ordinary course of business, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

(A) a disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(B) for purposes of the provisions described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a Restricted Payment or Permitted Investment permitted by the covenant described under “Certain Covenants—Limitation on Restricted Payments,”

(C) a disposition of assets or issuance or sale of Capital Stock of any Restricted Subsidiary with a Fair Market Value of less than $7.5 million,

(D) the sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary,

(E) the sale or other disposition of cash or Temporary Cash Investments or obsolete or worn out equipment in the ordinary course of business,

(F) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Merger and Consolidation” or any disposition that constitutes a Change of Control,

(G) any exchange of assets for assets related to a Permitted Business of comparable or greater market value, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $5.0 million shall be evidenced by an Officers’ Certificate, and (2) $10.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company,

(H) foreclosure on assets of the Company or any Restricted Subsidiary,

(I) the lease, assignment or sublease of any real or personal property,

(J) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions,

(K) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing,

(L) the grant of any licenses of patents, trademarks, know-how and any other intellectual property, and

(M) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Average Life” means, as of the date of determination, with respect to any indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to either of the Company or any Senior Note Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement and may be in the form of debt securities.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Hedging Agreement” means any forward contract, swap, option, hedge or other similar financial agreement or arrangement designed to protect against fluctuations in commodity prices.

“Consolidated Current Liabilities” as of the date of determination means the aggregate amount of liabilities of the Company and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a Consolidated basis, after eliminating:

(1) all intercompany items between the Company and any Restricted Subsidiary and

(2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and its Restricted Subsidiaries; and

(4) less interest income for such period.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of:

(1) the Total Consolidated Indebtedness as of the date of determination (the “Determination Date”) to

(2) the aggregate amount of Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the Determination Date (the “Measurement Period”).

Notwithstanding the foregoing, solely for purposes of calculating the “Consolidated Leverage Ratio”, (i) for any Measurement Period ending prior to the earlier of (x) the beginning of the first quarter following the date which is 15 months after May 2, 2005 and (y) the beginning of the first quarter following the date on which the Company has substantially ceased receiving transition services from Verizon and its Affiliates pursuant to the Transition Services Agreement described in the offering circular dated April 27, 2005 (the beginning of such first fiscal quarter following such earlier date, the “Cut-Off Date”), “Adjusted EBITDA” will equal Adjusted EBITDA for the latest fiscal quarter for which financial statements are publicly available times four and (ii) for any Measurement Period ending after the Cut-Off Date, “Adjusted EBITDA” will equal (x) in the case of the first fiscal quarter ending after the Cut-Off Date, four times Adjusted EBITDA for such fiscal quarter, (y) in the case of the second fiscal quarter ending after the Cut-Off Date, two times the sum of Adjusted EBITDA for such fiscal quarter and the preceding fiscal quarter and (z) in the case of the third fiscal quarter ending after the Cut-Off Date, four-thirds times the sum of Adjusted EBITDA for such fiscal quarter and the preceding two fiscal quarters.

For purposes of calculating Adjusted EBITDA for the Measurement Period immediately prior to the relevant Determination Date:

(A) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period,

(B) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and

(C) if the Company or any Restricted Subsidiary shall have in any manner (x) acquired (through an acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by an Asset Disposition or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Adjusted EBITDA, the exclusions set forth in clauses (1) through (4) of the definition of Consolidated Net Income shall apply to a Person which has been acquired as if it were a Restricted Subsidiary).

For purposes of this definition, whenever pro forma effect is to be given, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, merger or operational change (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Pro Forma Adjusted EBITDA” as set forth in “Unaudited Pro Forma Financial Data” in the offering circular dated April 27, 2005 to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) solely for the purpose of determining the amount available for Restricted Payments under clause (C) thereof, any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain or loss realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(5) any noncash SFAS 133 income (or loss) related to hedging activities;

(6) any income (or loss) from discontinued operations;

(7) any extraordinary, unusual, nonoperating or nonrecurring gain, loss or charge;

(8) the cumulative effect of a change in accounting principles;

(9) all deferred financing costs written off, premiums paid and other net gains or losses in connection with any early extinguishment of Indebtedness;

(10) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded;

(11) accruals and reserves that are established within twelve months after May 2, 2005 and that are so required to be established in accordance with GAAP shall be excluded; provided that any such accruals or reserves paid in cash shall be deducted from Consolidated Net Income for the period in which paid unless excluded pursuant to another clause of this definition;

(12) any non-cash expense related to recording of the fair market value of Interest Rate/Currency Agreements and Commodity Agreements in each case entered into in the ordinary course of business and not for speculative purposes; and

(13) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of FAS 52 shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (4)(C)(iv) of paragraph (a) thereof.

“Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

(1) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

(2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Governing Board of the Company;

(3) any revaluation or other write-up in book value of assets subsequent to May 2, 2005 as a result of a change in the method of valuation in accordance with GAAP consistently applied;

(4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(5) treasury stock;

(6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(7) Investments in and assets of Unrestricted Subsidiaries.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the indenture;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(3) was elected to such Board of Directors by or with the approval of Permitted Holders holding, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Company.

“Contribution Indebtedness” means Indebtedness of the Company or any Senior Note Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions and contributions the proceeds of which are used to make an Investment pursuant to clause (10) of “Permitted Investments”) made to the capital of the Company or such Senior Note Guarantor after May 2, 2005; provided that such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means (a) the credit agreement dated as of May 2, 2005, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced (including through the issuance of debt securities), restructured or otherwise modified from time to time, among Parent, the Company, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers, J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P., and Lehman Brothers Inc., as Joint Bookrunners, Goldman Sachs Credit Partners L.P., as Syndication Agent, and Lehman Commercial Paper Inc., as Documentation Agent, and (b) one or more debt facilities, commercial paper facilities or sales of debt securities, in each case, with banks, other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Temporary Cash Investments received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or Parent, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (4)(C)(2) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of indebtedness or Disqualified Stock, as applicable) or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Senior Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the 91st day after the Stated Maturity of the Senior Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under “Change of Control” and “Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock”; provided, further, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to the 91st day after the Stated Maturity of the Senior Notes shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the net cash proceeds received by the Company after May 2, 2005 from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company, the cash proceeds of which are excluded from the calculation set forth in clause (a)(4)(C)(ii) of “—Certain Covenants—Limitation on Restricted Payments.”

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For all purposes of the Senior Note Indenture, Fair Market Value will be determined in good faith by the Governing Board of the Company, whose determination will be conclusive.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of May 2, 2005, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2) statements and pronouncements of the Financial Accounting Standards Board,

(3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Senior Note Indenture shall be computed in conformity with GAAP.

“Governing Board” of the Company or any other Person means, (i) the managing member or members or any controlling committee of members of the Company or such Person, for so long as the Company or such Person is a limited liability company, (ii) the Board of Directors of the Company or such Person, if the Company or such Person is a corporation or (iii) any similar governing body.

“Guarantee” means any obligation, contingent or otherwise, of any Person guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate/Currency Agreement or Currency Agreement.

“Holder” means the Person in whose name a Senior Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a noninterest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) (A) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (B) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (C) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); (D) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than 6 months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; or (E) all Capitalized Lease Obligations of such Person;

(2) to the extent not otherwise included, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock and Designated Preferred Stock (but excluding any accrued dividends);

(3) to the extent not otherwise included, all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the Fair Market Value of such asset at such date of determination and

(B) the amount of such indebtedness of such other Persons;

(4) to the extent not otherwise included, Hedging Obligations of such Person;

(5) to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing; and

(6) to the extent not otherwise included, all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

in each case, if and to the extent that any of the foregoing indebtedness (other than letters of credit) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or (4) Obligations under or in respect of Qualified Receivables Financing. The amount of any Disqualified Stock or Preferred Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock or Preferred Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock or Preferred Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock or Preferred Stock as reflected on the most recent financial statements of such Person.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business, in each case of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Interest Rate/Currency Agreement” means with respect to any Person (a) any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, (b) agreements entered into for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges and (c) other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Agreement” means the management agreement with the Sponsor, its affiliates or designees as in effect on May 2, 2005 on the terms described in the offering circular dated April 27, 2005 or pursuant to any amendment, restatement or replacement thereof to the extent that the terms of any such amendment, restatement or replacement are not, taken as a whole, disadvantageous to the holders of the Senior Notes in any material respect.

“Management Group” means the group of individuals consisting of the directors, executive officers and other management personnel of the Company or Parent on May 2, 2005 together with (1) each new director elected to such Board of Directors by, or with the approval of, Permitted Holders holding, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Company or whose nomination for such election was approved by a vote of a majority of the directors on such Board of Directors and (2) executive officers and other management personnel of the Company or Parent hired at a time when the directors that are members of the Management Group constitute a majority of the directors of the Company or Parent.

“Merger Agreement” means the Agreement of Merger, dated as of May 21, 2004, among the Company, the Parent, GTE Corporation and Verizon HoldCo LLC (together, “Verizon”), as amended, supplemented or modified from time to time.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

(2) all payments made on any indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Senior Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Senior Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of a Senior Note Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Senior Note Guarantor or the Trustee.

“Parent” means any direct or indirect parent company of the Company.

“Permitted Business” means any business engaged in by the Company or any Restricted Subsidiary on May 2, 2005 and any Related Business.

“Permitted Holders” means each of (a) the Sponsor and its Affiliates, (b) the Management Group if at such time the Management Group owns not more than 35% of the then outstanding total voting power of the Capital Stock of Parent or any direct or indirect parent company of Parent, (c) each Person or group whose acquisition of beneficial ownership of voting power of Voting Stock of the Company results in a Change of Control Offer being made in accordance with the Senior Note Indenture or the Senior Subordinated Note Indenture will thereafter, together with its Affiliates constitute a Permitted Holder, and (d) any Person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of Parent’s or the Company’s Capital Stock.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3) Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and not exceeding $10.0 million in the aggregate outstanding at any one time;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Disposition that was made pursuant to and in compliance with the covenant described under “Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock” or any other disposition of assets not constituting an Asset Disposition;

(9) Interest Rate/Currency Agreements and Commodity Hedging Agreements permitted under clause (b)(5) of the covenant described under “Certain Covenants—Limitation on Indebtedness”;

(10) any Person; provided, however, that the payment for such Investments consists solely of Net Cash Proceeds from either the sale of Capital Stock of the Company (other than Disqualified Stock, Designated Preferred Stock and Excluded Contributions) or Parent or cash common equity contributions to the Company; provided, however, that such Net Cash Proceeds or equity contributions will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) of the covenant described under “Certain Covenants—Limitation on Restricted Payments”;

(11) a Receivables Subsidiary or any other Person by a Receivables Subsidiary in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(12) a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (12), not to exceed 2.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates” (except transactions described in clauses (1), (4) and (12) of such paragraph);

(14) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Future Senior Note Guarantors”;

(16) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) Investments of a Restricted Subsidiary of the Company acquired after May 2, 2005 or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by the covenant described under “—Merger and Consolidation” after May 2, 2005 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18) any Investment existing on May 2, 2005;

(19) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(20) any Person having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (20), not to exceed 3.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for property taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7) Liens existing on May 2, 2005;

(8) Liens on property or shares of stock of another Person at the time such other Person becomes a Restricted Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, however, that such Liens do not extend to any other property owned by such Person or any of its Restricted Subsidiaries;

(9) Liens on property at the time such Person or any of its Restricted Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Restricted Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens do not extend to any other property owned by such Person or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(11) Liens in respect of judgments that do not constitute an Event of Default;

(12) Liens securing obligations under Interest Rate/Currency Agreements and Commodity Hedging Agreements so long as such obligations relate to Indebtedness that is, and is permitted under the Senior Note Indenture to be, secured by a Lien on the same property securing such obligations; and

(13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (14), (19) and (23); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (6), (7), (8), (9), or (10) at the time the original Lien became a Permitted Lien under the Senior Note Indenture and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(14) (A) Liens securing an aggregate principal amount of Senior Indebtedness not to exceed the greater of (x) the aggregate principal amount of Senior Indebtedness permitted to be Incurred pursuant to clause (b)(1) of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness” and (y) the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Company to exceed (x) at any time prior to May 2, 2007, 3.25 to 1.00 and (y) at any time on or May 2, 2007, 3.00 to 1.00 and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (b)(6) of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness”;

(15) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(17) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(18) Liens in favor of the Company or any Guarantor;

(19) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(20) deposits made in the ordinary course of business to secure liability to insurance carriers;

(21) Liens on the Capital Stock of Unrestricted Subsidiaries;

(22) grants of software and other technology licenses in the ordinary course of business;

(23) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $20.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Senior Note means the principal of the Senior Note plus the premium, if any, payable on the Senior Note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness Incurred to finance the acquisition, construction or lease (directly or indirectly through the purchase of Capital Stock) by the Company or a Restricted Subsidiary of such asset, including additions and improvements; provided, however, that such Indebtedness is incurred within 270 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Equity Offering” means a primary offering of shares of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of Parent or the Company pursuant to an underwritten offering registered under the Securities Act other than (i) public offerings with respect to Parent’s or the Company’s common stock registered on Form S-8 and (ii) any such public sale that constitutes an Excluded Contribution.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Governing Board of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Governing Board of the Company (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Governing Board of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Governing Board of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on May 2, 2005 or Incurred in compliance with the Senior Note Indenture (including indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced,

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus fees and expenses, including any premium and defeasance costs),

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Senior Notes, such Refinancing Indebtedness is subordinated in right of payment to the Senior Notes at least to the same extent as the Indebtedness being Refinanced, and

(5) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (8), (12) or (13) of paragraph (b) under the covenant “—Limitation on Indebtedness”, such Refinancing Indebtedness shall be deemed to have been Incurred and to be outstanding under such clause (8), (12) or (13), as applicable, and not under clause (3) of paragraph (b) under the covenant “—Limitation on Indebtedness” for purposes of determining amounts outstanding under such clauses (8), (12) and (13);

provided, further, however, that Refinancing Indebtedness shall not include:

(A) Indebtedness of a Restricted Subsidiary that is not a Senior Note Guarantor that Refinances Indebtedness of the Company or

(B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary;

provided, further, however, that subclauses (1) and (2) above will not apply to any refunding or refinancing of any Bank Indebtedness.

“Related Business” means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on May 2, 2005.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien. “Secured Indebtedness” of a Senior Note Guarantor has a correlative meaning.

“Senior Indebtedness” means:

(1) with respect to the Company, the Senior Notes and any Indebtedness which ranks pari passu in right of payment to the Senior Notes; and

(2) with respect to any Guarantor, its Senior Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Senior Note Guarantee.

“Senior Note Guarantee” means each Guarantee of the obligations with respect to the Senior Notes issued by a Person pursuant to the terms of the Senior Note Indenture.

“Senior Note Guarantor” means any Person that has issued a Senior Note Guarantee.

“Senior Subordinated Notes” means the 12 1/2% Senior Subordinated Notes due 2015 issued by the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Sponsor” means (i) one or more investment funds controlled by The Carlyle Group and its Affiliates (collectively, the “Carlyle Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Carlyle Sponsors, provided that the Carlyle Sponsors (x) own a majority of the voting power or (y) control a majority of the Board of Directors of the Company.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means the Senior Subordinated Notes and any other indebtedness of the Company (whether outstanding on May 2, 2005 or thereafter Incurred) that is subordinate or junior in right of payment to the Senior Notes pursuant to a written agreement. “Subordinated Obligation” of a Senior Note Guarantor has a correlative meaning.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

(2) investments in securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof,

(3) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with a bank meeting the qualifications described in clause (3) above,

(5) investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s Investors Service, Inc. or “A-2” (or higher) according to Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”),

(6) investments in investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above, and

(7) investments in Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s Investors Service, Inc., in each case with maturities not exceeding two years from the date of acquisition.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§77aaa-7bbbb) as in effect on May 2, 2005.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Total Consolidated Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means the Acquisition and the transactions related thereto, including the offering of outstanding senior notes and outstanding senior subordinated notes on May 2, 2005 and borrowings made pursuant to the Credit Agreement.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Trustee” means the party named as such in the Senior Note Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Board of the Company in the manner provided below and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Governing Board of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

(B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “Certain Covenants—Limitation on Restricted Payments.”

The Governing Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “Certain Covenants—Limitation on Indebtedness” and

(y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Governing Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Board of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Registration Rights

We have filed a registration statement to comply with our obligation under the registration rights agreement to register the issuance of the exchange notes. See “The Exchange Offer”.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

We will issue senior exchange notes only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples of $1,000. We will not issue Senior Notes in bearer form. We initially issued the private senior notes, and will initially issue the senior exchange notes, in the form of one or more global notes (“Global Notes”). We will deposit the Global Notes upon issuance with the Trustee as custodian for DTC, in New York, New York, and register the Global Notes in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Exchanges of Book-Entry Notes for Certificated Notes

You may not exchange your beneficial interest in a Global Note for a note in certificated form unless:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depository for the Global Note or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in either case we thereupon fail to appoint a successor depository; or

(2) an Event of Default shall have occurred and be continuing with respect to the Senior Notes.

In all cases, certificated Senior Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). Any certificated Senior Notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DWAC system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Note.

Certain Book-Entry Procedures

The description of the operations and procedures of DTC, Euroclear and Clearstream that follows is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants (“participants”) and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

DTC has advised us that its current practice, upon the issuance of the Global Notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants).

As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Senior Notes represented by such Global Note for all purposes under the indenture governing the Senior Notes. Except in the limited circumstances described above under “—Exchanges of Book-Entry Notes for Certificated Notes,” you will not be entitled to have any portions of a Global Note registered in your names, will not receive or be entitled to receive physical delivery of Senior Notes in definitive form and will not be considered the owner or Holder of a Global Note (or any note represented thereby) under the indenture governing the Senior Notes.

You may hold your interests in the Global Notes directly through DTC, if you are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream will hold interests in the Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, will hold such interests in such Global Note in customers’ securities accounts in the depositories’ names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

We will make payments of the principal of, premium, if any, and interest on Global Notes to DTC or its nominee as the registered owner thereof. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Senior Notes held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Senior Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payment will be the responsibility of such participants.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Note will trade in DTC’s settlement system, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer and exchange provisions applicable to the Senior Notes described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or

Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC has advised us that DTC will take any action permitted to be taken by a Holder of Senior Notes (including the presentation of Senior Notes for exchange as described above) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Senior Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Senior Notes, the Global Notes will be exchanged for legended Senior Notes in certificated form, and distributed to DTC’s participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Description of Senior Subordinated Exchange Notes

Definitions of certain terms used in this Description of Senior Subordinated Exchange Notes may be found under the heading “Certain Definitions.” For purposes of this section, (1) the term “Company” refers only to Hawaiian Telcom Communications, Inc. and not to any of its Subsidiaries and (2) the term “Senior Subordinated Notes” means the senior subordinated exchange notes and the outstanding senior subordinated notes, in each case, outstanding at any given time and issued under the Senior Subordinated Note Indenture (as defined below).

The Company issued the outstanding senior subordinated notes to the initial purchasers on May 2, 2005. The initial purchasers subsequently resold the outstanding senior subordinated notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside of the United States in reliance on Regulation S under the Securities Act. The Company issued the outstanding senior subordinated notes and will issue the senior subordinated exchange notes under an Indenture, dated as of May 2, 2005 (the “Senior Subordinated Note Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”), a copy of which is available upon request to the Company. The terms of the senior subordinated exchange notes are identical in all material respects to the outstanding senior subordinated notes except that, upon completion of the exchange offer, the senior subordinated exchange notes will be:

•	registered under the Securities Act; and

•	free of any covenants regarding exchange registration rights.

In addition, the senior subordinated exchange notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The Senior Subordinated Note Indenture contains provisions which define your rights under the Senior Subordinated Notes. In addition, the Senior Subordinated Note Indenture governs the obligations of the Company and of each Senior Subordinated Note Guarantor under the Senior Subordinated Notes. The terms of the Senior Subordinated Notes include those stated in the Senior Subordinated Note Indenture and those made part of the Senior Subordinated Note Indenture by reference to the TIA.

The following description is meant to be only a summary of certain provisions of the Senior Subordinated Note Indenture. It does not restate the terms of the Senior Subordinated Note Indenture in its entirety. We urge that you carefully read the Senior Subordinated Note Indenture as it, and not this description, governs your rights as Holders. We have filed a copy of the Senior Subordinated Note Indenture as an exhibit to the registration statement which includes this prospectus.

Overview of the Senior Subordinated Notes and the Senior Subordinated Note Guarantees

The Senior Subordinated Notes:

•	are general unsecured obligations of the Company;

•	rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Company;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

•	are effectively subordinated to any Secured Indebtedness of the Company and any other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness; and

•	are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company that is not a Senior Subordinated Note Guarantor.

The Senior Subordinated Notes are guaranteed by Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc., both of which are currently the Company’s only direct Subsidiaries, and each future Subsidiary that the Company forms or acquires and does not subsequently designate as an Unrestricted Subsidiary which

Incurs or Guarantees any Bank Indebtedness. The Company’s indirect Subsidiary, Hawaiian Telcom Insurance Company, Incorporated, does not guarantee the Senior Subordinated Notes. The types of entities that might become future Senior Subordinated Note Guarantors are corporations, associations, partnerships or other business entities of which more than 50% of the total voting power of shares of capital stock or other interests entitled to vote in the election of directors, managers or trustees thereof is (or becomes by virtue or an acquisition) owned or controlled, directly or indirectly, by the Company and/or its Subsidiaries. For example, in the event that the Company forms or acquires a Subsidiary which Incurs or Guarantees any Bank Indebtedness, such entity would become a Senior Subordinated Note Guarantor unless designated as an Unrestricted Subsidiary in accordance with the provisions summarized under the heading “—Certain Definitions—Unrestricted Subsidiary.”

The Senior Subordinated Note Guarantee of each Senior Subordinated Note Guarantor:

•	are general unsecured obligations of such Senior Subordinated Note Guarantor;

•	rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of such Senior Subordinated Note Guarantor;

•	are senior in right of payment to all existing and future Subordinated Obligations of such Senior Subordinated Note Guarantor; and

•	are effectively subordinated to any Secured Indebtedness of such Senior Subordinated Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

Principal, Maturity and Interest

We initially issued Senior Subordinated Notes in an aggregate principal amount of $150.0 million. The Senior Subordinated Notes will mature on May 1, 2015. We issued the Senior Subordinated Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

The Senior Subordinated Notes bear interest at a rate of 12.50% per annum beginning on May 2, 2005, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year. We began paying interest to Holders on November 1, 2005.

Indenture May Be Used for Future Issuances

We may issue from time to time additional Senior Subordinated Notes having identical terms and conditions to the Senior Subordinated Notes we are currently offering (the “Additional Senior Subordinated Notes”). We will only be permitted to issue such Additional Senior Subordinated Notes if at the time of such issuance we are in compliance with the covenants contained in the Senior Subordinated Note Indenture. Any Additional Senior Subordinated Notes will be part of the same issue as the senior subordinated exchange notes to be issued in the exchange offer and will vote on all matters with such Senior Subordinated Notes.

Paying Agent and Registrar

We will pay the principal of, premium, if any, and interest (including additional interest, if any) on the Senior Subordinated Notes at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is 225 Asylum Street, 23rd floor, Hartford, Connecticut 06103. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Holders may exchange or transfer their Senior Subordinated Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Senior Subordinated Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

Except as set forth in the following paragraphs, the Senior Subordinated Notes will not be redeemable at the option of the Company.

The Senior Subordinated Notes may be redeemed, in whole part or in part, at any time prior to May 1, 2010 at the option of the Company upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest (including additional interest, if any), to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to a Senior Subordinated Note at any redemption date, the excess of (A) the present value at such time of (1) the redemption price of such Senior Subordinated Note at May 1, 2010 (such redemption price being described below) plus (2) all required remaining interest payments due on such Senior Subordinated Note through May 1, 2010, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Senior Subordinated Note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to May 1, 2010; provided, however, that if the period from the redemption date to May 1, 2010 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to May 1, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

After May 1, 2010, we may redeem the Senior Subordinated Note, in whole or in part, on not less than 30 nor more the 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest (including additional interest, if any) thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest (including additional interest, if any) due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

Year	Redemption Price
2010	106.250%
2011	104.167%
2012	102.083%
2013 and thereafter	100.000%

Prior to May 1, 2008, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Senior Subordinated Notes (calculated giving effect to any issuance of Additional Senior Subordinated Notes) with the Net Cash Proceeds of one or more Qualified Equity Offerings (1) by the Company or (2) by Parent to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from the Company, at a redemption price equal to 112.50% of the principal amount thereof, plus accrued and unpaid interest (including additional interest, if any) thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the Senior Subordinated Notes (calculated giving effect to any issuance of Senior Subordinated Notes) remains outstanding; and

(2) any such redemption by the Company must be made within 90 days of such Qualified Equity Offering and must be made in accordance with certain procedures set forth in the Senior Subordinated Note Indenture.

Selection

If we partially redeem Senior Subordinated Notes, the Trustee will select the Senior Subordinated Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Senior Subordinated Note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any Senior Subordinated Note in part only, the notice of redemption relating to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Note. On and after the redemption date, interest will cease to accrue on Senior Subordinated Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest (including additional interest, if any) thereon, the Senior Subordinated Notes to be redeemed.

Ranking

The Senior Subordinated Notes are unsecured Subordinated Indebtedness of the Company, are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and are senior in right of payment to all existing and future Subordinated Obligations of the Company. The Senior Subordinated Notes are also effectively subordinated to any Secured Indebtedness of the Company and the other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness. However, holders of the Senior Subordinated Notes may receive and retain Permitted Junior Securities and payment from the money or the proceeds of U.S. Government Obligations held in any trust described below under the caption “—Defeasance” or “—Satisfaction and Discharge” will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

The Senior Subordinated Note Guarantees are unsecured Senior Subordinated Indebtedness of the applicable Senior Subordinated Note Guarantor, are subordinated in right of payment to all existing and future Senior Indebtedness of such Senior Subordinated Note Guarantor, rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of such Senior Subordinated Note Guarantor and are senior in right of payment to all existing and future Subordinated Obligations of such Senior Subordinated Note Guarantor. The Senior Subordinated Note Guarantees are also effectively subordinated to any Secured Indebtedness of the applicable Senior Subordinated Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness.

To the extent Subsidiaries are not Senior Subordinated Note Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including Holders. The Senior Subordinated Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company formed or acquired in the future that are not Senior Subordinated Note Guarantors.

After the Company completed the Transactions and applied the net proceeds it received from the Transactions in the manner described under the heading “Use of proceeds,” as of September 30, 2005, there were outstanding:

(1) $1,171.5 million of Senior Indebtedness of the Company, including Existing Debentures and the Senior Subordinated Notes, of which $821.5 million is Secured Indebtedness (exclusive of unused commitments under the Credit Agreement) ($521.5 million of which is Secured Indebtedness under the Company’s Credit Agreement and $300.0 million of which is Secured Indebtedness under the Existing Debentures; and

(2) no Senior Subordinated Indebtedness of the Company (other than the Senior Subordinated Notes) and no Indebtedness of the Company that is subordinate or junior in right of payment to the Senior Subordinated Notes.

Although the Senior Subordinated Note Indenture limits the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness.

Only Indebtedness that is Senior Indebtedness will rank senior to the Senior Subordinated Notes. The Senior Subordinated Notes will rank equally in all respects with all other Senior Subordinated Indebtedness of the Company. The Company will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

The Company may not pay principal of, premium (if any) or interest on the Senior Subordinated Notes, or make any deposit pursuant to the provisions described under “Defeasance” below, and may not otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any Senior Subordinated Notes (collectively, “pay the Senior Subordinated Notes”) (except that the holders may receive and retain Permitted Junior Securities, payments made from the trust described under the caption “—Defeasance” or “—Satisfaction and Discharge”) if:

(1) any Designated Senior Indebtedness of either of the Company is not paid when due, or

(2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

(x) the default has been cured or waived and any such acceleration has been rescinded, or

(y) such Designated Senior Indebtedness has been paid in full;

provided, however, that the Company may pay the Senior Subordinated Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

During the continuance of any default (other than a default described in clause (1) or (2) of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the Senior Subordinated Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to us) of written notice (a “Blockage Notice”) of such default from the Representative of such

Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice,

(2) by repayment in full of such Designated Senior Indebtedness, or

(3) because the default giving rise to such Blockage Notice is no longer continuing).

Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Senior Subordinated Notes after the end of such Payment Blockage Period, including any missed payments.

Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of the Company to its creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

(1) the holders of Senior Indebtedness of the Company, as the case may be, will be entitled to receive payment in full of such Senior Indebtedness before the Holders are entitled to receive any payment of principal of or interest on the Senior Subordinated Notes; and

(2) until such Senior Indebtedness is paid in full any payment or distribution to which Holders would be entitled but for the subordination provisions of the Senior Subordinated Note Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive:

(x) shares of stock;

(y) any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Senior Subordinated Notes, including Permitted Junior Securities; and

(z) payments made from the trust described under the caption “—Defeasance” or “—Satisfaction and Discharge.”

If a distribution is made to Holders that due to the subordination provisions of the Senior Subordinated Note Indenture should not have been made to them, such Holders will be required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Company or the Trustee (provided that the Trustee shall have received written notice from the Company, on which notice the Trustee shall be entitled to conclusively rely) shall promptly notify the holders of the Designated Senior Indebtedness of each Issuer (or their Representative) of the acceleration. If any Designated Senior Indebtedness of the Company is outstanding, the Company may not pay the Senior Subordinated Notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Senior Subordinated Notes only if the subordination provisions of the Senior Subordinated Note Indenture otherwise permit payment at that time.

By reason of the subordination provisions of the Senior Subordinated Note Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, than the Holders, and creditors of the Company who are not holders of Senior Indebtedness of the Company or of Senior Subordinated Indebtedness of the Company (including the Senior Subordinated Notes) may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than the holders of Senior Subordinated Indebtedness of the Company.

The Senior Subordinated Note Indenture contains substantially identical subordination provisions relating to each Senior Subordinated Note Guarantor’s obligations under its Senior Subordinated Note Guarantee.

Senior Subordinated Note Guarantees

Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc., as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Senior Subordinated Note Indenture (including obligations to the Trustee) and the Senior Subordinated Notes, whether for payment of principal of or interest (including additional interest) on the Senior Subordinated Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Senior Subordinated Note Guarantors being herein called the “Guaranteed Obligations”). Such Senior Subordinated Note Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Senior Subordinated Note Guarantees. Each Senior Subordinated Note Guarantee is limited to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Senior Subordinated Note Guarantor without rendering the Senior Subordinated Note Guarantee, as it relates to such Senior Subordinated Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After May 2, 2005, the Company will cause each Domestic Subsidiary which Incurs or Guarantees any Bank Indebtedness to execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Subsidiary will Guarantee payment of the Senior Subordinated Notes. See “Certain Covenants—Future Senior Subordinated Note Guarantors” below.

The obligations of a Senior Subordinated Note Guarantor under its Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Senior Subordinated Note Guarantor pursuant to its Senior Subordinated Note Guarantee are subordinated in right of payment to the rights of holders of Senior Indebtedness of such Senior Subordinated Note Guarantor. The terms of the subordination provisions described above with respect to the Company’s obligations under the Senior Subordinated Notes apply equally to a Senior Subordinated Note Guarantor and the obligations of such Senior Subordinated Note Guarantor under its Senior Subordinated Note Guarantee.

Each Senior Subordinated Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Senior Subordinated Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

The Senior Subordinated Note Guarantee of a Senior Subordinated Note Guarantor will be released:

(1) in connection with any sale of all of the Capital Stock of such Senior Subordinated Note Guarantor (including by way of merger or consolidation) to a Person or a group of Persons that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale is not in violation of the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or, to the extent applicable, the provisions described under “Merger and Consolidation”;

(2) if the Company designates such Restricted Subsidiary that is a Senior Subordinated Note Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Senior Subordinated Note Indenture;

(3) if such Senior Subordinated Note Guarantor is released from its Guarantee of, and all pledges and security interests granted in connection with, the Credit Agreement; or

(4) upon the Company’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Company’s obligations under the Senior Subordinated Note Indenture are discharged in accordance with the terms of the Senior Subordinated Note Indenture.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each Holder will have the right to require the Company to purchase all or any part of such Holder’s Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest (including additional interest, if any) to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest (including additional interest, if any) due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Senior Subordinated Notes pursuant to this section in the event that it has exercised its right to redeem all the Senior Subordinated Notes under the terms of the section titled “Optional Redemption”:

(1) the sale or transfer, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person other than any of the Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company; or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Senior Subordinated Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

(1) repay in full all Bank Indebtedness or, if doing so will allow the purchase of Senior Subordinated Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

(2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Senior Subordinated Notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, except to the extent that the Company has exercised its right to redeem the Senior Subordinated Notes as described under “—Optional Redemption,” the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest (including additional interest, if any) to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest (including additional interest, if any) on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Senior Subordinated Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Subordinated Note Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Senior Subordinated Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Senior Subordinated Notes issued but not outstanding or will be retired and canceled, at the option of the Company. Senior Subordinated Notes purchased by a third party pursuant to the preceding paragraph will have the status of Senior Subordinated Notes issued and outstanding.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Senior Subordinated Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the outstanding senior subordinated notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Senior Subordinated Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Indebtedness” and “—Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Senior Subordinated Notes then outstanding. Except for the limitations contained in such covenants, however, the Senior Subordinated Note Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the Senior Subordinated Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a purchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Senior Subordinated Note Indenture relative to the Company’s obligation to make an offer to purchase the Senior Subordinated Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Subordinated Notes.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Company to repurchase such Senior Subordinated Notes as a result of a sale or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person may be uncertain.

Certain Covenants

The Senior Subordinated Note Indenture contains covenants including, among others, the following:

Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Senior Subordinated Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Leverage Ratio would not be greater than 6.0:1.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(1) Bank Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed the sum of (i) $250.0 million, plus (ii) $450.0 million less, in the case of this clause (ii), the aggregate amount of all prepayments of principal made pursuant to, and in compliance with, the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” applied to permanently reduce any such Indebtedness plus (iii) $300 million if proceeds from such debt are used to purchase, repurchase, redeem, retire, defease or otherwise acquire for value the Company’s 7% Debentures, Series A, due 2006 and 7 3/8% Debentures, Series B, due 2006;

(2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof and (B) if the Company or a Senior Subordinated Note Guarantor is the obligor on such Indebtedness and the obligee is neither the Company nor a Guarantor, such Indebtedness (to the extent such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Senior Subordinated Note Guarantor) is expressly subordinated to the prior payment in full in cash of all obligations of the Company or such Senior Subordinated Note Guarantor, with respect to the Senior Subordinated Notes or the Senior Subordinated Note Guarantee of such Senior Subordinated Note Guarantor, as applicable;

(3) Indebtedness (A) represented by the Senior Subordinated Notes (not including any Additional Senior Subordinated Notes) and the Senior Subordinated Note Guarantees and the Senior Notes (not including any Additional Senior Notes (as defined under “Description of Senior Exchange Notes”)) and the Senior Note Guarantees (as defined under “Description of Senior Exchange Notes”), (B) outstanding on May 2, 2005 that is either (i) reflected in the balance sheet for the Hawaiian Business as of December 31,

2004 or (ii) incurred in connection with the consummation of the Acquisition as described in the offering circular dated April 27, 2005 (other than the Indebtedness described in clauses (1) and (2) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in clauses (3), (4), (7), (11) and (12) of this paragraph (b) (including Indebtedness that is Refinancing Indebtedness), or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness permitted under this covenant; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, as applicable, any such Guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, as applicable;

(4) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that either (A) on the date that such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) or (B) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) the Company’s Consolidated Leverage Ratio would be greater than such ratio immediately prior to such transaction;

(5) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(6) Indebtedness (A) in respect of performance bonds, bankers’ acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Interest Rate/Currency Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business; provided, however, that (i) such Interest Rate/Currency Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder and (ii) such Commodity Hedging Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

(7) Purchase Money Indebtedness and Capitalized Lease Obligations (in an aggregate principal amount not in excess of the greater of $80.0 million and 4.0% of Total Assets at the time of Incurrence);

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(9) Indebtedness consisting of customary indemnification, adjustment of purchase price or similar obligations of the Company or any Restricted Subsidiary, in each case Incurred in connection with the acquisition or disposition of any assets by the Company or any Restricted Subsidiary;

(10) Contribution Indebtedness;

(11) Indebtedness of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(12) Indebtedness of a Restricted Subsidiary that is not a Senior Subordinated Notes Guarantor incurred for working capital purposes not in excess of 2.0% of Total Assets at the time of Incurrence; or

(13) Indebtedness in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed $50.0 million.

(c) The Company may not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. A Senior Subordinated Note Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in ranking in any respect to any Senior Indebtedness of such Senior Subordinated Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Senior Subordinated Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Senior Subordinated Note Guarantor.

(d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

(1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on May 2, 2005 or in connection with the Acquisition shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

(2) the accrual of interest, the accretion of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant,

(3) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant,

(4) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

(5) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness on the date of its issuance, or later reclassify all or a portion of such Indebtedness (other than as set forth in clause (c)(1) above) in any manner that complies with the Senior Subordinated Note Indenture, and only be required to include the amount of such Indebtedness in one of such clauses.

Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary of the Company) to the direct or indirect holders of its Capital Stock (in their capacity as such), except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

(2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary,

(3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than (A) the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition and (B) Indebtedness permitted under clause (2) of paragraph (b) of the covenant described under “—Limitation on Indebtedness”), or

(4) make any investment (other than a Permitted Investment) in any Person

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment set forth in these clauses (1) through (4) being herein referred to as a “Restricted Payment”) if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default will have occurred and be continuing (or would result therefrom);

(B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of the Governing Board of the Company) declared or made subsequent to May 2, 2005, would exceed the sum, without duplication, of:

(i) 100% of Adjusted EBITDA accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which May 2, 2005 occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Adjusted EBITDA will be a deficit, minus 100% of such deficit) less 1.4 times our Consolidated Interest Expense for the same period;

(ii) the aggregate Net Cash Proceeds, including the Fair Market Value of property other than cash, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock, Excluded Contributions and Refunding Capital Stock) subsequent to May 2, 2005 (other than an issuance or sale (x) to a Restricted Subsidiary of the Company or (y) to an employee stock ownership plan or other trust established by the Company or any of its Restricted Subsidiaries);

(iii) the amount by which indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to May 2, 2005 of any Indebtedness of the Company or its Restricted Subsidiaries issued after May 2, 2005 which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange plus the amount of any cash received by the Company or any Restricted Subsidiary upon such conversion or exchange); and

(iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) (A) any prepayment, repayment, purchase, repurchase, redemption, retirement or other acquisition for value of Subordinated Obligations of the Company or any Senior Subordinated Note Guarantor or Capital Stock (“Retired Capital Stock”) of the Company or Parent made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or Parent or contributions to the equity capital of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”);

(B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Restricted Subsidiaries) of Refunding Capital Stock;

(2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company or any Senior Subordinated Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company or any Senior Subordinated Note Guarantor that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under “—Limitation on Indebtedness”; provided that such Indebtedness is subordinated to the Senior Subordinated Notes to at least the same extent as such Subordinated Obligations;

(3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”;

(4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant;

(5) the payment of dividends or other distributions to Parent (i) to the extent that the Company or any of its Restricted Subsidiaries are members of a consolidated, combined or similar tax group of which Parent is the common parent, in amounts required for Parent to pay federal, state or local income taxes (as the case may be) imposed directly on Parent to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries; provided, however, that the amount of any such dividends or distributions (plus any taxes payable directly by the Company and its Restricted Subsidiaries) shall not exceed the amount of such taxes that would have been payable directly by the Company and/or its Restricted Subsidiaries had the Company been the common parent of a separate tax group that included only the Company and its Restricted Subsidiaries and (ii) in amounts equal to the amounts required for Parent to pay franchise taxes and other fees required to maintain its corporate existence;

(6) any purchase, repurchase, redemption, retirement or other acquisition for value of shares of Capital Stock of the Company or Parent or any Subsidiaries of the Company from future, present or former employees, directors or consultants of the Company or Parent or any Subsidiaries of the Company (or permitted transferees of such employees, directors or consultants), pursuant to the terms of agreements (including employment agreements), plans (or amendments thereto) or other arrangements approved by the Governing Board of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed, together with Restricted Payments made under clause (7)(B) below, in any fiscal year of the Company, $10.0 million plus any unutilized portion of such amount in any prior fiscal year; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Capital Stock (other than Disqualified Stock) of the Company or Parent (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or Parent that occurs after May 2, 2005; plus

(B) the cash proceeds of key man life insurance policies received by the Company or Parent (to the extent contributed to the Company) or the Company’s Restricted Subsidiaries after May 2, 2005;

(7) any payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) through (C) below;

(A) to Parent in amounts required for Parent to pay operating costs to the extent such operating costs are attributable to the operations of the Company and its Restricted Subsidiaries;

(B) to Parent in amounts equal to amounts expended by Parent or to purchase, repurchase, redeem, retire or otherwise acquire for value Capital Stock of Parent from future, present or former employees, directors or consultants of the Company, Parent or any of its Subsidiaries (or permitted transferees of such employees, directors or consultants; provided, however, that the aggregate amount paid, loaned or advanced to Parent pursuant to this clause (B) will not, in the aggregate, exceed, together with Restricted Payments made under clause (6) above, in any fiscal year of the Company, $10.0 million plus any unutilized portion of such amount in any prior fiscal year; provided, that such amount in any calendar year may be increased by an amount not to exceed (i) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Capital Stock (other than Disqualified Stock) of the Company or Parent (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or Parent that occurs after May 2, 2005; plus (ii) the cash proceeds of key man life insurance policies received by the Company or Parent (to the extent contributed to the Company) or the Company’s Restricted Subsidiaries after May 2, 2005; or

(C) to Parent or to pay operating and overhead expenses incurred in the ordinary course of business and allocable to the Company;

(8) the payment of dividends on the Company’s common stock (or the payment of dividends to Parent to fund the payment by Parent of dividends on its common stock) following any public offering of common stock of Parent or the Company, as the case may be, after May 2, 2005, of up to 6% per annum of the net proceeds received by the Company (or by Parent and contributed to the Company) from such public offering; provided, however, that the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received by the Company (or by Parent and contributed to the Company) from such public offering;

(9) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Indebtedness”; provided, that if such Disqualified Stock is issued to an Affiliate, such issuance complies with the covenant titled “—Limitation on Transactions with Affiliates”;

(10) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after May 2, 2005 and (b) to Parent, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of Parent issued after May 2, 2005; provided, however, that, (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Consolidated Leverage Ratio of not more than 6.0 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (10) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after May 2, 2005; provided, further, that if such Designated Preferred Stock is issued to an Affiliate, such issuance complies with the covenant titled “—Limitation on Transactions with Affiliates”;

(11) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (11) that are at that time outstanding, not to exceed $25 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(12) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;

(13) cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the payment of fees and expenses incurred in connection with the Transactions or owed by the Company or Parent, as the case may be, or Restricted Subsidiaries of the Company to Affiliates, in each case to the extent permitted by the covenant described under “—Limitation on Transactions with Affiliates”;

(14) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represent a portion of the exercise price of such options;

(15) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(16) any payments made in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents;

(17) the purchase, redemption, acquisition or retirement of any Subordinated Obligations following a Change of Control after the Company shall have complied with the provisions under “Change of Control,” including the payment of the applicable purchase price;

(18) Investments that are made with Excluded Contributions; and

(19) other Restricted Payments not to exceed $25.0 million in the aggregate.

In determining the amount of Restricted Payments permissible under clause (C) of paragraph (a) of this covenant, amounts expended pursuant to clauses (4) and (8) shall be included as Restricted Payments and amounts expended pursuant to clauses (1), (2), (3), (5), (6), (7) and (9) through (19) will be excluded.

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to the Company on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

(2) make any loans or advances to the Company; or

(3) transfer any of its property or assets to the Company,

except, in each case:

(A) any encumbrance or restriction pursuant to applicable law, rule, regulation or order or an agreement in effect at or entered into on May 2, 2005 on the terms described in the offering circular dated April 27, 2005 and any encumbrance or restriction pursuant to any agreement governing or related to any Bank Indebtedness;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in clauses (A) through (L) of this covenant; provided, however, that the encumbrances and restrictions contained in any such agreement, amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing, taken as a whole, are not, in the good faith judgment of the Company, materially more restrictive with respect to the dividend and other payment restrictions referred to above than the dividend and other payment restrictions contained in such predecessor agreements;

(D) in the case of clause (3), any encumbrance or restriction

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

(ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of assets or all or substantially all the Capital Stock of such Restricted Subsidiary pending the closing of such sale or disposition;

(F) customary provisions in joint venture agreements and other agreements entered into in the ordinary course of business;

(G) any encumbrance or restriction pursuant to the Senior Subordinated Notes and the Senior Subordinated Note Guarantees;

(H) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(I) any encumbrance or restriction imposed in connection with purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(J) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(K) any encumbrance or restriction imposed in connection with Indebtedness of any Restricted Subsidiary that is a Guarantor that is Incurred subsequent to May 2, 2005 pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness”;

(L) any encumbrance or restriction imposed in connection with any Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment;

(M) secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness; and

(N) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (3) above on the property subject to such lease.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person or group of Persons assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments, and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash

(A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Senior Indebtedness of the Company or Indebtedness (other than obligations in respect of Preferred Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock);

(B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to all holders of Senior Subordinated Notes (and, at the option of the Company, to holders of any other Senior Subordinated Indebtedness) to purchase the maximum principal amount of Senior Subordinated Notes (and such Senior Subordinated Indebtedness), that is an integral multiple of $1,000 that may be purchased out of such balance; and

(D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Senior Subordinated Note Indenture;

provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value; provided further that, in the case of clause (B) above, a binding commitment shall be treated as a permitted application of the Net Available Cash from the date of such commitment; provided, further, that upon any abandonment or termination of such commitment, the Net Available Cash not so applied shall constitute Net Available Cash and be applied as set forth above.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $25.0 million.

For the purposes of this covenant, the following are deemed to be cash:

•

liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and

Preferred Stock of a Restricted Subsidiary that is a Senior Subordinated Note Guarantor) that are assumed by the transferee in connection with such Asset Disposition;

•	any notes or other obligations or other securities or assets received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Temporary Cash Investments within 180 days of receipt; and

•	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause that is at that time owned by the Company or one of its Restricted Subsidiaries, not to exceed the greater of 2.0% of Total Assets and $35.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and not to exceed 50% of the aggregate consideration received in the case of any individual Asset Disposition.

(b) In the event of an Asset Disposition that requires the purchase of Senior Subordinated Notes pursuant to clause (a)(3)(C) of this covenant, the Company (i) will be required to purchase Senior Subordinated Notes tendered pursuant to an offer by the Company for the Senior Subordinated Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest (including additional interest, if any) thereon, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Senior Subordinated Note Indenture and (ii) may, at the Company’s option, pay, purchase, redeem or otherwise retire Senior Subordinated Indebtedness of the Company on the terms and to the extent contemplated thereby (provided that in no event shall the Company offer to purchase such other Senior Subordinated Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (or, in the event such Senior Subordinated Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) (without premium), plus accrued and unpaid interest (including any additional interest or liquidated damages) thereon. If the aggregate purchase price of Senior Subordinated Notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Senior Subordinated Notes (and other Senior Subordinated Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Company will not be required to make an Offer for Senior Subordinated Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $15.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Subordinated Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any Affiliate Transaction unless such transaction is on terms:

(1) that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate and

(2) that, in the event such Affiliate Transaction involves an amount in excess of $10.0 million, have been approved by a resolution adopted in good faith by the majority of the Board of Directors of the Company, along with an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment or Permitted Investment permitted to be paid pursuant to the covenant described under “Limitation on Restricted Payments,”

(2) any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Governing Board of the Company or Parent or of a Restricted Subsidiary of the Company, as appropriate, in good faith,

(3) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Governing Board of the Company,

(4) loans or advances to employees in the ordinary course of business which are approved by a majority of the Board of Directors of the Company in good faith, but in any event not to exceed $12.5 million in the aggregate outstanding at any one time,

(5) the payment of compensation and reasonable fees to, and indemnity provided on behalf of, directors of the Company, Parent and of its Subsidiaries,

(6) (a) any transaction between or among the Company and a Restricted Subsidiary or between or among Restricted Subsidiaries and (b) any merger of the Company and Parent; provided that Parent shall have no material liabilities and no material assets other than cash, Temporary Cash Investments and the Capital Stock of the Company and such merger is otherwise in compliance with the terms of the Senior Subordinated Notes and effected for a bona fide business purpose,

(7) the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsor to the extent described in the offering circular dated April 27, 2005,

(8) any transaction with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in compliance with the terms of the Senior Subordinated Note Indenture, which are fair to the Company or its Restricted Subsidiaries, in the reasonable good faith determination of the Governing Board or its senior management, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party,

(9) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of any Acquisition Document or stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of May 2, 2005 and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after May 2, 2005 shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise materially more disadvantageous taken as a whole to the holders of the Senior Subordinated Notes than the original agreement as in effect on May 2, 2005,

(10) any consolidation, merger or conveyance, transfer or lease of assets permitted under “Merger and Consolidation,”

(11) payments by the Company or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are made (x) pursuant to the agreements with the Sponsor described in the offering circular dated April 27, 2005 or (y) approved by a majority of the Board of Directors of the Company,

(12) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph,

(13) any agreement as in effect as of May 2, 2005 or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the fixed rate notes in any material respect than the original agreement as in effect on May 2, 2005) or any transaction contemplated thereby as described in the offering circular dated April 27, 2005,

(14) the payment of all fees and expenses related to the Transactions,

(15) any transaction effected as part of a Qualified Receivables Financing,

(16) the issuance of Capital Stock (other than Disqualified Stock and Designated Preferred Stock of the Company) to any Person, and any contribution to the capital of the Company,

(17) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (b)(5) of the covenant described under “—Limitation on Restricted Payments,” and

(18) pledges of Capital Stock of Unrestricted Subsidiaries.

Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at May 2, 2005 or thereafter acquired, that secures any Indebtedness other than Permitted Liens, without effectively providing that the Senior Subordinated Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that the Company may Incur other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this proviso does not exceed 5% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.

SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the SEC will not accept such a filing) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of the Company’s annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act; provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of Senior Subordinated Notes, in addition to providing such information to the Trustee and Holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act. In addition, following a public equity offering, the Company shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by Parent or the Company to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

In the event that:

(a) the rules and regulations of the SEC permit the Company and Parent to report at such parent entity’s level on a consolidated basis and

(b) such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Company will satisfy this covenant.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and Holders if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer described in this prospectus or the effectiveness of the shelf registration statement by the filing with the SEC of this exchange offer registration statement and/or shelf registration statement in accordance with the provisions of the registration rights agreement relating to the Senior Subordinated Notes, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth.

In the event that Parent is or becomes a Guarantor of the Senior Subordinated Notes, the Company may satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.

Future Senior Subordinated Note Guarantors. The Company will cause each Domestic Subsidiary that Incurs or Guarantees any Bank Indebtedness to become a Senior Subordinated Note Guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Senior Subordinated Note Indenture pursuant to which such Domestic Subsidiary will Guarantee payment of the Senior Subordinated Notes. Each Senior Subordinated Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Domestic Subsidiary without rendering the Senior Subordinated Note Guarantee, as it relates to such Domestic Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Senior Subordinated Notes and the Senior Subordinated Note Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either (a) the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “Certain Covenants—Limitation on Indebtedness” or (b) the Consolidated Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Subordinated Note Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company, under the Senior Subordinated Note Indenture.

In addition, the Company will not permit any Senior Subordinated Note Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Senior Subordinated Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Senior Subordinated Note Guarantor under its Senior Subordinated Note Guarantee; and

(2) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Subordinated Note Indenture.

Notwithstanding the foregoing:

(A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Senior Subordinated Note Guarantor; and

(B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction.

Defaults

Each of the following is an Event of Default:

(1) a default in any payment of interest (including additional interest) on any Senior Subordinated Note when due and payable, whether or not such payment is prohibited by the provisions described under “Ranking” above, continued for 30 days,

(2) a default in the payment of principal of any Senior Subordinated Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under “Ranking” above,

(3) the failure by the Company or any Restricted Subsidiary of the Company to comply with its obligations under the covenant described under “Merger and Consolidation” above,

(4) the failure by the Company or any Restricted Subsidiary of the Company to comply for 60 days after notice with any of its obligations under the covenants described under “Certain Covenants” above (other than a failure to purchase Senior Subordinated Notes) or with its other agreements contained in the Senior Subordinated Notes or the Senior Subordinated Note Indenture,

(5) the failure by the Company or any Restricted Subsidiary of the Company to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent (the “cross acceleration provision”),

(6) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”),

(7) the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by reputable and creditworthy insurance companies) in excess of $20.0 million or its foreign currency equivalent against the Company or a Restricted Subsidiary if:

(A) an e proceeding thereon is commenced by any creditor or

(B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the “judgment default provision”) or

(8) any Senior Subordinated Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Senior Subordinated Note Guarantor or Person acting by or on behalf of such Senior Subordinated Note Guarantor denies or disaffirms such Senior Subordinated Note Guarantor’s obligations under the Senior Subordinated Note Indenture or any Senior Subordinated Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Senior Subordinated Note Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4) or (8) will not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes notify the Company and the Trustee of the default and the Company or the Subsidiary, as applicable, does not cure such default within the time specified in clauses (4) or (8) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes by notice to the Company may declare the principal of and accrued but unpaid interest on all the Senior Subordinated Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Senior Subordinated Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes may rescind any such acceleration with respect to the Senior Subordinated Notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Senior Subordinated Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the floating rate notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Senior Subordinated Note Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Senior Subordinated Note Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Senior Subordinated Note Indenture or the Senior Subordinated Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2) Holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes have requested the Trustee in writing to pursue the remedy,

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

(5) the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Subordinated Note Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Senior Subordinated Note Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Senior Subordinated Note (including payments pursuant to the redemption provisions of such Senior Subordinated Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Senior Subordinated Note Indenture or the Senior Subordinated Notes may be amended with the written consent of the Holders of a majority in principal amount of the Senior Subordinated Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Senior Subordinated Notes then outstanding. However, without the consent of each Holder of an outstanding Senior Subordinated Note affected, no amendment may, among other things:

(1) reduce the amount of Senior Subordinated Notes whose Holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest (including additional interest, if any) on any Senior Subordinated Note,

(3) reduce the principal of or change the Stated Maturity of any Senior Subordinated Note,

(4) reduce the premium payable upon the redemption of any Senior Subordinated Note or change the time at which any Senior Subordinated Note may be redeemed as described under “Optional Redemption” above,

(5) make any Senior Subordinated Note payable in money other than that stated in the Senior Subordinated Note,

(6) make any change to the subordination provisions of the Senior Subordinated Note Indenture that adversely affects the rights of any Holder,

(7) impair the right of any Holder to receive payment of principal of, and interest (including additional interest, if any) on, such Holder’s Senior Subordinated Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Subordinated Notes,

(8) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions or

(9) modify the Senior Subordinated Note Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Company, the Senior Subordinated Note Guarantors and the Trustee may amend the Senior Subordinated Note Indenture to:

•	cure any ambiguity, omission, defect or inconsistency,

•	provide for the assumption by a successor corporation of the obligations of the Company under the Senior Subordinated Note Indenture,

•	provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes (provided, however, that the uncertificated Senior Subordinated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Subordinated Notes are described in Section 163(f)(2)(B) of the Code),

•	to make any change in the subordination provisions of the Senior Subordinated Note Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Issuers or a Senior Subordinated Note Guarantor (or any Representative thereof) under such subordination provisions,

•	add additional Guarantees with respect to the Senior Subordinated Notes,

•	secure the Senior Subordinated Notes,

•	add to the covenants of the Company and the Restricted Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon the Company,

•	make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Senior Subordinated Note Indenture,

•	provide for the issuance of the senior subordinated exchange notes or Additional Senior Subordinated Notes,

•	comply with any requirement of the SEC in connection with the qualification of the Senior Subordinated Note Indenture under the TIA, or

•	conform the text of the Senior Subordinated Note Indenture, the Senior Subordinated Note Guarantees or the notes to any provision of this Description of Senior Subordinated Exchange Notes to the extent that such provision in this Description of Senior Subordinated Exchange Notes was intended to be a verbatim recitation of a provision of the Senior Subordinated Note Indenture, the Senior Subordinated Note Guarantees or the notes.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

A Holder will be able to transfer or exchange Senior Subordinated Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Senior Subordinated Note Indenture. The Company will not be required to transfer or exchange any Senior Subordinated Note selected for redemption or to transfer or exchange any Senior Subordinated Note for a period of 15 days prior to a selection of Senior Subordinated Notes to be redeemed. The Senior Subordinated Notes will be issued in registered form and the Holder will be treated as the owner of such Senior Subordinated Note for all purposes.

Defeasance

The Company may at any time terminate all its obligations under the Senior Subordinated Notes and the Senior Subordinated Note Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Subordinated Notes, to replace mutilated, destroyed, lost or stolen Senior Subordinated Notes and to maintain a registrar and paying agent in respect of the Senior Subordinated Notes.

In addition, the Company may at any time terminate:

(1) its obligations under “Change of Control” and under the covenants described under “Certain Covenants,” or

(2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “Defaults” above and the limitations contained in clause (3) under the first paragraph of “Merger and Consolidation” above (“covenant defeasance”).

In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Senior Subordinated Note Guarantor will be released from all of its obligations with respect to its Senior Subordinated Note Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7), (8) (with respect only to Significant Subsidiaries), (9) (with respect only to Significant Subsidiaries) or (10) under “Defaults” above or because of the failure of the Company to comply with clause (3) under the first paragraph of “Merger and Consolidation” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the of principal, premium (if any) and interest (including additional interest, if any) on, in respect of the Senior Subordinated Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Satisfaction and Discharge

The Senior Subordinated Note Indenture will be discharged and will cease to be of further effect as to all Senior Subordinated Notes issued thereunder, when:

(1) either

(a) all Senior Subordinated Notes that have been authenticated, except lost, stolen or destroyed Senior Subordinated Notes that have been replaced or paid, have been delivered to the Trustee for cancellation; or

(b) all Senior Subordinated Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Senior Subordinated Note Guarantor

has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Senior Subordinated Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued and unpaid interest (including additional interest), if any, to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

(3) the Company or any Senior Subordinated Note Guarantor has paid, or caused to be paid, all sums payable by them under the Senior Subordinated Note Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Senior Subordinated Note Indenture to apply the deposited money toward the payment of the Senior Subordinated Notes at maturity or the redemption date, as the case may be.

In addition, in the case of paragraph (b) above, (i) the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied and (ii) the Company obligations that would survive legal defeasance will remain outstanding.

Concerning the Trustee

U.S. Bank National Association is to be the Trustee under the Senior Subordinated Note Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Senior Subordinated Notes.

Governing Law

The Senior Subordinated Note Indenture and the Senior Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

“Acquisition” means the acquisition by the Company of the Hawaii Business as defined in and on the terms described in the offering circular dated April 27, 2005.

“Acquisition Documents” means the Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

“Adjusted EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital,

(2) Consolidated Interest Expense,

(3) depreciation expense, amortization expense (including but not limited to amortization of intangibles and amortization and write-off of financing costs, but excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and any non-cash impairment charges related to goodwill, other intangibles or assets,

(4) customary fees and expenses of the Company and its Consolidated Restricted Subsidiaries payable in connection with any Qualified Equity Offering, the Incurrence of Indebtedness permitted by the covenant described under “—Limitation on Indebtedness” or any acquisition permitted hereunder,

(5) all other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual or reserve for cash expenditures in any future period) less all non-cash items of income of the Company and its Consolidated Restricted Subsidiaries,

(6) the amount of any minority interest expense deducted in calculating Consolidated Net Income,

(7) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards,

(8) non-cash pension and other post-employment benefit expense,

(9) solely for purposes of calculating the “Consolidated Leverage Ratio,” Acquisition transaction related and start-up costs (including, without limitation, such costs incurred pursuant to the Transition Services Agreement described in the offering circular dated April 27, 2005) incurred in the first eighteen months after May 2, 2005,

(10) any reduction of consolidated GAAP revenue related to the Customer Appreciation Bill Credit of the Company and its Restricted Subsidiaries to the extent reimbursed (or scheduled to be reimbursed) by Verizon or its Affiliates,

(11) any non-cash decrease or increase in consolidated GAAP revenue resulting from purchase accounting in connection with the Acquisition or any acquisitions permitted hereunder,

(12) any reduction or increase in consolidated GAAP revenue from out of period billing adjustments to the extent related to a period prior to May 2, 2005, and

(13) payment of fees under the Management Agreement.

Notwithstanding the foregoing, for purposes of calculating the amount available for Restricted Payments pursuant to clause (C) thereof, the provision for taxes based on the income or profits of, the rental expense of, the fees and expenses of, the depreciation and amortization of, and other noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” means any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company involving aggregate consideration in excess of $5 million.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary outside its ordinary course of business, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

(A) a disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(B) for purposes of the provisions described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a Restricted Payment or Permitted Investment permitted by the covenant described under “Certain Covenants—Limitation on Restricted Payments,”

(C) a disposition of assets or issuance or sale of Capital Stock of any Restricted Subsidiary with a Fair Market Value of less than $7.5 million,

(D) the sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary,

(E) the sale or other disposition of cash or Temporary Cash Investments or obsolete or worn out equipment in the ordinary course of business,

(F) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Merger and Consolidation” or any disposition that constitutes a Change of Control,

(G) any exchange of assets for assets related to a Permitted Business of comparable or greater market value, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $5.0 million shall be evidenced by an Officers’ Certificate, and (2) $10.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company,

(H) foreclosure on assets of the Company or any Restricted Subsidiary,

(I) the lease, assignment or sublease of any real or personal property,

(J) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions,

(K) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing,

(L) the grant of any licenses of patents, trademarks, know-how and any other intellectual property, and

(M) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Average Life” means, as of the date of determination, with respect to any indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to either of the Company or any Senior Subordinated Note Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement and may be in the form of debt securities.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Hedging Agreement” means any forward contract, swap, option, hedge or other similar financial agreement or arrangement designed to protect against fluctuations in commodity prices.

“Consolidated Current Liabilities” as of the date of determination means the aggregate amount of liabilities of the Company and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a Consolidated basis, after eliminating:

(1) all intercompany items between the Company and any Restricted Subsidiary and

(2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and its Restricted Subsidiaries; and

(4) less interest income for such period.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of:

(1) the Total Consolidated Indebtedness as of the date of determination (the “Determination Date”) to

(2) the aggregate amount of Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the Determination Date (the “Measurement Period”).

Notwithstanding the foregoing, solely for purposes of calculating the “Consolidated Leverage Ratio,” (i) for any Measurement Period ending prior to the earlier of (x) the beginning of the first quarter following the date which is 15 months after May 2, 2005 and (y) the beginning of the first quarter following the date on which the Company has substantially ceased receiving transition services from Verizon and its Affiliates pursuant to the Transition Services Agreement described in the offering circular dated April 27, 2005 (the beginning of such first fiscal quarter following such earlier date, the “Cut-Off Date”), “Adjusted EBITDA” will equal Adjusted EBITDA for the latest fiscal quarter for which financial statements are publicly available times four and (ii) for any Measurement Period ending after the Cut-Off Date, “Adjusted EBITDA” will equal (x) in the case of the first fiscal quarter ending after the Cut-Off Date, four times Adjusted EBITDA for such fiscal quarter, (y) in the case of the second fiscal quarter ending after the Cut-Off Date, two times the sum of Adjusted EBITDA for such fiscal quarter and the preceding fiscal quarter and (z) in the case of the third fiscal quarter ending after the Cut-Off Date, four-thirds times the sum of Adjusted EBITDA for such fiscal quarter and the preceding two fiscal quarters.

For purposes of calculating Adjusted EBITDA for the Measurement Period immediately prior to the relevant Determination Date:

(A) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period,

(B) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and

(C) if the Company or any Restricted Subsidiary shall have in any manner (x) acquired (through an acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by an Asset Disposition or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Adjusted EBITDA, the exclusions set forth in clauses (1) through (4) of the definition of Consolidated Net Income shall apply to a Person which has been acquired as if it were a Restricted Subsidiary).

For purposes of this definition, whenever pro forma effect is to be given, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, merger or operational change (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Pro Forma Adjusted EBITDA” as set forth in “Unaudited Pro Forma Financial Data” in the offering circular dated April 27, 2005 to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) solely for the purpose of determining the amount available for Restricted Payments under clause (C) thereof, any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain or loss realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(5) any noncash SFAS 133 income (or loss) related to hedging activities;

(6) any income (or loss) from discontinued operations;

(7) any extraordinary, unusual, nonoperating or nonrecurring gain, loss or charge;

(8) the cumulative effect of a change in accounting principles;

(9) all deferred financing costs written off, premiums paid and other net gains or losses in connection with any early extinguishment of Indebtedness;

(10) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded;

(11) accruals and reserves that are established within twelve months after May 2, 2005 and that are so required to be established in accordance with GAAP shall be excluded; provided that any such accruals or reserves paid in cash shall be deducted from Consolidated Net Income for the period in which paid unless excluded pursuant to another clause of this definition;

(12) any non-cash expense related to recording of the fair market value of Interest Rate/Currency Agreements and Commodity Agreements in each case entered into in the ordinary course of business and not for speculative purposes; and

(13) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of FAS 52 shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (4)(C)(iv) of paragraph (a) thereof.

“Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

(1) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

(2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Governing Board of the Company;

(3) any revaluation or other write-up in book value of assets subsequent to May 2, 2005 as a result of a change in the method of valuation in accordance with GAAP consistently applied;

(4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(5) treasury stock;

(6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(7) Investments in and assets of Unrestricted Subsidiaries.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the indenture;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(3) was elected to such Board of Directors by or with the approval of Permitted Holders holding, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Company.

“Contribution Indebtedness” means Indebtedness of the Company or any Senior Subordinated Note Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions and contributions the proceeds of which are used to make an Investment pursuant to clause (10) of “Permitted Investments”) made to the capital of the Company or such Senior Subordinated Note Guarantor after May 2, 2005; provided that such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means (a) the credit agreement dated as of May 2, 2005, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced (including through the issuance of debt securities), restructured or otherwise modified from time to time, among Parent, the Company, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers, J.P. Morgan Securities Inc.,

Goldman Sachs Credit Partners L.P., and Lehman Brothers Inc., as Joint Bookrunners, Goldman Sachs Credit Partners L.P., as Syndication Agent, and Lehman Commercial Paper Inc., as Documentation Agent, and (b) one or more debt facilities, commercial paper facilities or sales of debt securities, in each case, with banks, other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Temporary Cash Investments received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or Parent, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (4)(C)(2) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Designated Senior Indebtedness” of the Company means

(1) the Bank Indebtedness and the Senior Notes and

(2) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Senior Subordinated Note Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of indebtedness or Disqualified Stock, as applicable) or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Senior Subordinated Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such

Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the 91st day after the Stated Maturity of the Senior Subordinated Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under “Change of Control” and “Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock”; provided, further, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to the 91st day after the Stated Maturity of the Senior Subordinated Notes shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the net cash proceeds received by the Company after May 2, 2005 from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company, the cash proceeds of which are excluded from the calculation set forth in clause (a)(4)(C)(ii) of “—Certain Covenants—Limitation on Restricted Payments.”

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For all purposes of the Senior Subordinated Note Indenture, Fair Market Value will be determined in good faith by the Governing Board of the Company, whose determination will be conclusive.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of May 2, 2005, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2) statements and pronouncements of the Financial Accounting Standards Board,

(3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Senior Subordinated Note Indenture shall be computed in conformity with GAAP.

“Governing Board” of the Company or any other Person means, (i) the managing member or members or any controlling committee of members of the Company or such Person, for so long as the Company or such Person is a limited liability company, (ii) the Board of Directors of the Company or such Person, if the Company or such Person is a corporation or (iii) any similar governing body.

“Guarantee” means any obligation, contingent or otherwise, of any Person guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate/Currency Agreement or Currency Agreement.

“Holder” means the Person in whose name a Senior Subordinated Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a noninterest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) (A) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (B) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (C) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); (D) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than 6 months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; or (E) all Capitalized Lease Obligations of such Person;

(2) to the extent not otherwise included, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock and Designated Preferred Stock (but excluding any accrued dividends);

(3) to the extent not otherwise included, all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the Fair Market Value of such asset at such date of determination and

(B) the amount of such indebtedness of such other Persons;

(4) to the extent not otherwise included, Hedging Obligations of such Person;

(5) to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing; and

(6) to the extent not otherwise included, all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

in each case, if and to the extent that any of the foregoing indebtedness (other than letters of credit) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or (4) Obligations under or in respect of Qualified Receivables Financing. The amount of any Disqualified Stock or Preferred Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock or Preferred Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock or Preferred Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock or Preferred Stock as reflected on the most recent financial statements of such Person.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business, in each case of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Interest Rate/Currency Agreement” means with respect to any Person (a) any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, (b) agreements entered into for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges and (c) other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Agreement” means the management agreement with the Sponsor, its affiliates or designees as in effect on May 2, 2005 on the terms described in the offering circular dated April 27, 2005 or pursuant to any amendment, restatement or replacement thereof to the extent that the terms of any such amendment, restatement or replacement are not, taken as a whole, disadvantageous to the holders of the Senior Subordinated Notes in any material respect.

“Management Group” means the group of individuals consisting of the directors, executive officers and other management personnel of the Company or Parent on May 2, 2005 together with (1) each new director elected to such Board of Directors by, or with the approval of, Permitted Holders holding, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Company or whose nomination for such election was approved by a vote of a majority of the directors on such Board of Directors and (2) executive officers and other management personnel of the Company or Parent hired at a time when the directors that are members of the Management Group constitute a majority of the directors of the Company or Parent.

“Merger Agreement” means the Agreement of Merger, dated as of May 21, 2004, among the Company, the Parent, GTE Corporation and Verizon HoldCo LLC (together, “Verizon”), as amended, supplemented or modified from time to time.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

(2) all payments made on any indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Senior Subordinated Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Senior Subordinated Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of a Senior Subordinated Note Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Senior Subordinated Note Guarantor or the Trustee.

“Parent” means any direct or indirect parent company of the Company.

“Permitted Business” means any business engaged in by the Company or any Restricted Subsidiary on May 2, 2005 and any Related Business.

“Permitted Holders” means each of (a) the Sponsor and its Affiliates, (b) the Management Group if at such time the Management Group owns not more than 35% of the then outstanding total voting power of the Capital Stock of Parent or any direct or indirect parent company of Parent, (c) each Person or group whose acquisition of beneficial ownership of voting power of Voting Stock of the Company results in a Change of Control Offer being made in accordance with the Senior Subordinated Note Indenture or the Senior Note Indenture will thereafter, together with its Affiliates constitute a Permitted Holder, and (d) any Person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of Parent’s or the Company’s Capital Stock.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3) Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and not exceeding $10.0 million in the aggregate outstanding at any one time;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Disposition that was made pursuant to and in compliance with the covenant described under “Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock” or any other disposition of assets not constituting an Asset Disposition;

(9) Interest Rate/Currency Agreements and Commodity Hedging Agreements permitted under clause (b)(5) of the covenant described under “Certain Covenants—Limitation on Indebtedness”;

(10) any Person; provided, however, that the payment for such Investments consists solely of Net Cash Proceeds from either the sale of Capital Stock of the Company (other than Disqualified Stock, Designated Preferred Stock and Excluded Contributions) or Parent or cash common equity contributions to the Company; provided, however, that such Net Cash Proceeds or equity contributions will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) of the covenant described under “Certain Covenants—Limitation on Restricted Payments”;

(11) a Receivables Subsidiary or any other Person by a Receivables Subsidiary in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(12) a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (12), not to exceed 2.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates” (except transactions described in clauses (1), (4) and (12) of such paragraph);

(14) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Future Senior Subordinated Note Guarantors”;

(16) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) Investments of a Restricted Subsidiary of the Company acquired after May 2, 2005 or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by the covenant described under “—Merger and Consolidation” after May 2, 2005 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18) any Investment existing on May 2, 2005;

(19) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its

Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(20) any Person having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (20), not to exceed 3.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Junior Securities” means unsecured debt or equity securities of the Company or any Guarantor or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Company or any Guarantor, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of the Company or any Guarantor, as applicable, at least to the same extent that the fixed rate notes are subordinated to the payment of all Senior Indebtedness of the Company or any Guarantor, as applicable, on May 2, 2005, so long as to the extent that any Senior Indebtedness of the Company or any Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for property taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7) Liens existing on May 2, 2005;

(8) Liens on property or shares of stock of another Person at the time such other Person becomes a Restricted Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Restricted

Subsidiary; provided, further, however, that such Liens do not extend to any other property owned by such Person or any of its Restricted Subsidiaries;

(9) Liens on property at the time such Person or any of its Restricted Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Restricted Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens do not extend to any other property owned by such Person or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(11) Liens in respect of judgments that do not constitute an Event of Default;

(12) Liens securing obligations under Interest Rate/Currency Agreements and Commodity Hedging Agreements so long as such obligations relate to Indebtedness that is, and is permitted under the Senior Subordinated Note Indenture to be, secured by a Lien on the same property securing such obligations; and

(13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (14), (19) and (23); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (6), (7), (8), (9), or (10) at the time the original Lien became a Permitted Lien under the Senior Subordinated Note Indenture and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(14) Liens securing Senior Indebtedness;

(15) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(17) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(18) Liens in favor of the Company or any Guarantor;

(19) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(20) deposits made in the ordinary course of business to secure liability to insurance carriers;

(21) Liens on the Capital Stock of Unrestricted Subsidiaries;

(22) grants of software and other technology licenses in the ordinary course of business;

(23) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $20.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Senior Subordinated Note means the principal of the Senior Subordinated Note plus the premium, if any, payable on the Senior Subordinated Note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness Incurred to finance the acquisition, construction or lease (directly or indirectly through the purchase of Capital Stock) by the Company or a Restricted Subsidiary of such asset, including additions and improvements; provided, however, that such Indebtedness is incurred within 270 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Equity Offering” means a primary offering of shares of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of Parent or the Company pursuant to an underwritten offering registered under the Securities Act other than (i) public offerings with respect to Parent’s or the Company’s common stock registered on Form S-8 and (ii) any such public sale that constitutes an Excluded Contribution.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Governing Board of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Governing Board of the Company (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Governing Board of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Governing Board of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on May 2, 2005 or Incurred in compliance with the Senior Subordinated Note Indenture (including indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced,

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus fees and expenses, including any premium and defeasance costs),

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Senior Subordinated Notes, such Refinancing Indebtedness is subordinated in right of payment to the Senior Subordinated Notes at least to the same extent as the Indebtedness being Refinanced, and

(5) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (8), (12) or (13) of paragraph (b) under the covenant “—Limitation on Indebtedness”, such Refinancing Indebtedness shall be deemed to have been Incurred and to be outstanding under such clause (8), (12) or (13), as applicable, and not under clause (3) of paragraph (b) under the covenant “—Limitation on Indebtedness” for purposes of determining amounts outstanding under such clauses (8), (12) and (13);

provided, further, however, that Refinancing Indebtedness shall not include:

(A) Indebtedness of a Restricted Subsidiary that is not a Senior Subordinated Note Guarantor that Refinances Indebtedness of the Company or

(B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary;

provided, further, however, that subclauses (1) and (2) above will not apply to any refunding or refinancing of any Bank Indebtedness.

“Related Business” means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on May 2, 2005.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien. “Secured Indebtedness” of a Senior Subordinated Note Guarantor has a correlative meaning.

“Senior Indebtedness” means:

(1) with respect to the Company, the Senior Notes and any Indebtedness which ranks pari passu in right of payment to the Senior Notes; and

(2) with respect to any Guarantor, its Senior Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Senior Note Guarantee.

“Senior Notes” means, collectively, the 9 3/4% Senior Notes due 2013 issued by the Company and the Senior Floating Rate Notes due 2013 issued by the Company.

“Senior Subordinated Indebtedness” of the Company means the Senior Subordinated Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Senior Subordinated Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. “Senior Subordinated Indebtedness” of a Senior Subordinated Note Guarantor has a correlative meaning.

“Senior Subordinated Note Guarantee” means each Guarantee of the obligations with respect to the Senior Subordinated Notes issued by a Person pursuant to the terms of the Senior Subordinated Note Indenture.

“Senior Subordinated Note Guarantor” means any Person that has issued a Senior Subordinated Note Guarantee.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Sponsor” means (i) one or more investment funds controlled by The Carlyle Group and its Affiliates (collectively, the “Carlyle Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Carlyle Sponsors, provided that the Carlyle Sponsors (x) own a majority of the voting power or (y) control a majority of the Board of Directors of the Company.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any indebtedness of the Company (whether outstanding on May 2, 2005 or thereafter Incurred) that is subordinate or junior in right of payment to the Senior Subordinated Notes pursuant to a written agreement. “Subordinated Obligation” of a Senior Subordinated Note Guarantor has a correlative meaning.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

(2) investments in securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof,

(3) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with a bank meeting the qualifications described in clause (3) above,

(5) investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s Investors Service, Inc. or “A-2” (or higher) according to Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”),

(6) investments in investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above, and

(7) investments in Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s Investors Service, Inc., in each case with maturities not exceeding two years from the date of acquisition.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§77aaa-7bbbb) as in effect on May 2, 2005.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Total Consolidated Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means the Acquisition and the transactions related thereto, including the offering of outstanding senior notes and outstanding senior subordinated notes on May 2, 2005 made pursuant to the Credit Agreement.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Trustee” means the party named as such in the Senior Subordinated Note Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Board of the Company in the manner provided below and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Governing Board of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

(B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “Certain Covenants—Limitation on Restricted Payments.”

The Governing Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “Certain Covenants—Limitation on Indebtedness” and

(y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Governing Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Board of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Registration Rights

We have filed a registration statement to comply with our obligation under the registration rights agreement to register the issuance of the exchange notes. See “The Exchange Offer”.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

We will issue senior subordinated exchange notes only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples of $1,000. We will not issue Senior Subordinated Notes in bearer form. We initially issued the private senior subordinated notes, and will initially issue the senior subordinated exchange notes, in the form of one or more global notes (“Global Notes”). We will deposit the Global Notes upon issuance with the Trustee as custodian for DTC, in New York, New York, and register the Global Notes in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Exchanges of Book-Entry Notes for Certificated Notes

You may not exchange your beneficial interest in a Global Note for a note in certificated form unless:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depository for the Global Note or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in either case we thereupon fail to appoint a successor depository; or

(2) an Event of Default shall have occurred and be continuing with respect to the Senior Subordinated Notes.

In all cases, certificated Senior Subordinated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). Any certificated Senior Subordinated Notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DWAC system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Note.

Certain Book-Entry Procedures

The description of the operations and procedures of DTC, Euroclear and Clearstream that follows is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants (“participants”) and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

DTC has advised us that its current practice, upon the issuance of the Global Notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants).

As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Senior Subordinated Notes represented by such Global Note for all purposes under the indenture governing the Senior Subordinated Notes. Except in the limited circumstances described above under “—Exchanges of Book-Entry Notes for

Certificated Notes,” you will not be entitled to have any portions of a Global Note registered in your names, will not receive or be entitled to receive physical delivery of Senior Subordinated Notes in definitive form and will not be considered the owner or Holder of a Global Note (or any note represented thereby) under the indenture governing the Senior Subordinated Notes.

You may hold your interests in the Global Notes directly through DTC, if you are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream will hold interests in the Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, will hold such interests in such Global Note in customers’ securities accounts in the depositories’ names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

We will make payments of the principal of, premium, if any, and interest on Global Notes to DTC or its nominee as the registered owner thereof. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Senior Subordinated Notes held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Senior Subordinated Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payment will be the responsibility of such participants.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Note will trade in DTC’s settlement system, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer and exchange provisions applicable to the Senior Subordinated Notes described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC has advised us that DTC will take any action permitted to be taken by a Holder of Senior Subordinated Notes (including the presentation of Senior Subordinated Notes for exchange as described above) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Senior Subordinated Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Senior Subordinated Notes, the Global Notes will be exchanged for legended Senior Subordinated Notes in certificated form, and distributed to DTC’s participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Material Federal Income Tax Consequences

The following discussion is a summary of the material United States income tax consequences relevant to the exchange of the outstanding notes pursuant to this exchange offer but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws is not discussed. The discussion deals only with notes held as “capital assets” (generally, property for investment) within the meaning of Section 1221 of the Code.

As used herein, “United States Holder” means a beneficial owner of the notes who or that is, for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

As used herein, “non-United States Holder” is a beneficial owner of the notes who or that is, for U.S. federal income tax purposes, a non-resident alien or a corporation, estate or trust that is not a United States Holder.

If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the outstanding notes for the exchange notes pursuant to this offer or the ownership or disposition of the notes or that any such position would not be sustained.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE LEGAL ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an “exchange” for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period. Therefore, references to “notes” apply equally to the exchange notes and the outstanding notes.

Plan of Distribution

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of exchange notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that of those exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreements and will indemnify the holders of outstanding notes including any broker-dealers, and certain parties related to such holders, against certain types of liabilities, including liabilities under the Securities Act.

Legal Matters

The validity of the securities offered hereby is being passed upon for us by Latham & Watkins LLP, New York, New York.

Experts

The financial statements of Hawaiian Telcom Communications, Inc. as of December 31, 2004 and for the period from May 21, 2004 (date of inception) to December 31, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The special-purpose combined financial statements of Verizon’s Hawaii Business at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4, the “exchange offer registration statement,” which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to the Issuer and the exchange offer, please refer to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room. 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

Index to Financial Statements

Hawaiian Telcom Communications, Inc. Consolidated Interim Financial Statements (Unaudited)

Consolidated Statements of Operations for the Nine Months Ended September 30, 2005 and Period from May 21 to September 30, 2004 with Predecessor Comparative Information for the Period from January 1 to May 1, 2005 and for the Nine Months Ended September 30, 2004

F-2
Consolidated Balance Sheets as of September 30, 2005 and December 31, 2004 with Predecessor Comparative Information as of December 31, 2004	F-3

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2005 and Period from May 21 to September 30, 2004 with Predecessor Comparative Information for the Period from January 1 to May 1, 2005 and for the Nine Months Ended September 30, 2004

F-4
Consolidated Statement of Changes in Stockholder’s Equity (Deficiency) for the Nine Months Ended September 30, 2005	F-5
Notes to Consolidated Financial Statements	F-6

Hawaiian Telcom Communications, Inc. Financial Statements
Report of Independent Registered Public Accounting Firm	F-28
Statement of Operations for the Period from May 21, 2004 (date of inception) to December 31, 2004	F-29
Balance Sheet as of December 31, 2004	F-30
Statement of Cash Flows for the Period from May 21, 2004 (date of inception) to December 31, 2004	F-31
Statement of Changes in Stockholder’s Deficiency for the Period from May 21, 2004 (date of inception) to December 31, 2004	F-32
Notes to Financial Statements	F-33

Verizon’s Hawaii Business Combined Financial Statements
Report of Independent Registered Public Accounting Firm	F-36
Combined Statements of Income for the Years Ended December 31, 2004, 2003 and 2002	F-37
Combined Statements of Selected Assets, Selected Liabilities and Parent Funding as of December 31, 2004 and 2003	F-38
Combined Statements of Parent Funding for the Years Ended December 31, 2004, 2003 and 2002	F-40
Combined Statements of Cash Flows for the Years Ended December 31, 2004, 2003 and 2002	F-41
Notes to Combined Financial Statements	F-42

Hawaiian Telcom Communications, Inc.

Consolidated Statements of Operations

(Unaudited, Dollars in thousands)

	Company		Predecessor
	Nine Months Ended September 30, 2005	Period from May 21 to September 30, 2004	Period from January 1 to May 1, 2005	Nine Months Ended September 30, 2004
Operating revenues	$201,779	$—	$200,700	$445,200

Operating expenses:
Cost of services and sales (exclusive of depreciation and amortization)	94,354	—	76,300	155,400
Selling, general and administrative	118,179	3,430	48,900	132,200
Depreciation and amortization	66,643	—	39,600	87,100

Total operating expenses	279,176	3,430	164,800	374,700

Operating income (loss)	(77,397)	(3,430)	35,900	70,500

Other income (expense):
Interest expense	(51,604)	—	(11,700)	(27,000)
Other income and expense, net	167	—	600	1,700

Total other income (expense)	(51,437)	—	(11,100)	(25,300)

Income (loss) before provision for income taxes	(128,834)	(3,430)	24,800	45,200
Provision for income taxes	2,600	—	8,700	15,500

Net income (loss)	$(131,434)	$(3,430)	$16,100	$29,700

See accompanying notes to consolidated financial statements.

Hawaiian Telcom Communications, Inc.

Consolidated Balance Sheets

(Unaudited, Dollars in thousands except share information)

	Company		Predecessor
	September 30, 2005	December 31, 2004	December 31, 2004
Assets
Current assets
Cash and cash equivalents	$8,290	$—	$1,200
Short-term investments	—	—	19,900
Receivables	91,246	—	108,900
Material and supplies	7,885	—	8,800
Prepaid expenses	7,664	—	1,500
Deferred income taxes	—	—	10,700
Other current assets	1,440	—	10,100

Total current assets	116,525	—	161,100
Property, plant and equipment, net	793,236	—	734,000
Prepaid pension asset	—	—	536,400
Deferred financing and other assets	46,983	6,734	57,500
Intangible assets, net	664,037	—	—
Goodwill	135,782	—	—

Total assets	$1,756,563	$6,734	$1,489,000

Liabilities, Stockholder’s Equity (Deficiency) and Parent Funding
Current liabilities
Accounts payable	$34,360	$8,427	$27,900
Accrued expense	41,452	—	41,200
Advance billings and customer deposits	15,920	—	21,500
Current maturities of long-term debt	2,000	—	283,800
Other current liabilities	7,733	15,680	14,600

Total current liabilities	101,465	24,107	389,000
Long-term debt	1,319,500	—	301,700
Deferred income taxes	2,600	—	325,200
Employee benefit obligations	39,835	—	41,700
Other liabilities	6,966	—	21,400

Total liabilities	1,470,366	24,107	1,079,000

Commitments and contingencies (Note 16)

Stockholder’s equity (deficiency) and parent funding
Common stock, par value of $0.01 per share, 1,000 shares authorized and issued	—	—	—
Additional paid-in capital	428,000	—	—
Accumulated other comprehensive income	7,004	—	—
Accumulated deficit	(148,807)	(17,373)	—
Parent funding	—	—	410,000

Total stockholder’s equity (deficiency) and parent funding	286,197	(17,373)	410,000

Total liabilities, stockholder’s equity (deficiency) and parent funding	$1,756,563	$6,734	$1,489,000

See accompanying notes to consolidated financial statements.

Hawaiian Telcom Communications, Inc.

Consolidated Statements of Cash Flows

(Unaudited, Dollars in thousands)

	Company		Predecessor
	Nine Months Ended September 30, 2005	Period from May 21 to September 30, 2004	Period from January 1 to May 1, 2005	Nine Months Ended September 30, 2004
Cash flows from operating activities:
Net income (loss)	$(131,434)	$(3,430)	$16,100	$29,700
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	66,643	—	39,600	87,100
Deferred income taxes, net	2,600	—	(11,700)	26,700
Employee retirement benefits	7,566	—	(300)	(200)
Changes in operating assets and liabilities:
Receivables	21,743	—	11,400	5,100
Material and supplies	(973)	—	(3,300)	(1,400)
Other current assets	(7,249)	—	(400)	4,800
Accounts payable and accrued expenses	32,552	1,000	(8,800)	(64,500)
Other current liabilities	(14,897)	2,430	1,400	1,000
Other, net	3,943	—	(7,800)	(25,300)

Net cash provided by (used in) operating activities	(19,506)	—	36,200	63,000

Cash flows from investing activities:
Capital expenditures	(64,311)	—	(22,800)	(41,900)
Proceeds on sale of investments	15,000	—	—	24,300
Net change in note receivable	—	—	11,300	43,700
Purchase of Verizon’s Hawaii Business, net of cash acquired	(1,334,630)	—	—	—
Other	—	—	(200)	—

Net cash provided by (used in) investing activities	(1,383,941)	—	(11,700)	26,100

Cash flows from financing activities:
Capital contribution	428,000	—	—	—
Proceeds from issuance of debt	1,028,300	—	—	—
Repayment of debt	(6,800)	—	(283,800)	(55,100)
Net change in parent funding	—	—	259,700	(33,200)
Payment of deferred debt issue costs	(37,763)	—	—	—
Other	—	—	100	(1,100)

Net cash provided by (used in) financing activities	1,411,737	—	(24,000)	(89,400)

Net change in cash and cash equivalents	8,290	—	500	(300)
Cash and cash equivalents, beginning of period	—	—	1,200	400

Cash and cash equivalents, end of period	$8,290	$—	$1,700	$100

Supplemental disclosure of non-cash financing activity: Assumption of existing debentures in connection with acquisition of Verizon’s Hawaii Business	$300,000	$—	$—	$—

See accompanying notes to consolidated financial statements.

Hawaiian Telcom Communications, Inc.

Consolidated Statement of Changes in Stockholder’s Equity (Deficiency)

(Unaudited, Dollars in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholder’s Equity (Deficiency)
	Shares	Amount
Balance, January 1, 2005	—	$—	$—	$—	$(17,373)	$(17,373)
Issuance of common stock	1,000	—	428,000	—	—	428,000
For the nine months ended September 30, 2005:
Net loss	—	—	—	—	(131,434)	(131,434)
Other comprehensive income	—	—	—	7,004	—	7,004

Balance, September 30, 2005	1,000	$—	$428,000	$7,004	$(148,807)	$286,197

See accompanying notes to consolidated financial statements.

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements

(Unaudited, Dollars in thousands)

1. Description of Business

Business Description

Hawaiian Telcom Communications, Inc. and subsidiaries (the “Company”) is the incumbent local exchange carrier for the State of Hawaii and is estimated to be one of the ten largest incumbent local exchange carriers in the United States with an integrated telecommunications network servicing approximately 651,000 switched access lines as of September 30, 2005. We also served approximately 290,000 long distance lines and had 76,000 digital subscriber line (DSL) connections as of that date.

The Company provides a range of voice and data communication services to residential and commercial customers. Local telephone service is provided on each island in Hawaii and intraLATA (Local Access Transport Area) toll service is provided among the islands. InterLATA toll services between Hawaii and domestic points within the United States are provided by long-distance carriers, which connect to the Company’s local facilities for call origination and termination. Business and residential customers also pay access charges to the Company to connect to the local network to obtain long-distance service. The Company also provides wholesale wireline services to other carriers and corporate customers. In addition, the Company provides publishing services associated with printed telephone directories published in areas served by the Company; Internet access services for customers located in Hawaii, including both DSL and remote dial-up for residential and business customers; long-distance telecommunications services for interLATA and international toll traffic originating in Hawaii; billing and collection and operator services to long-distance carriers; and customer premise equipment sales and services. The Company recently began offering Hawaiian Telcom™ branded wireless services to residential and commercial customers through a leased network.

The communication services the Company provides are subject to regulation by the Public Utilities Commission of the State of Hawaii with respect to intrastate rates and services and other matters. Certain agreements with the Public Utilities Commission limit the amount of dividends and other distributions the Company may pay as well as place restrictions on certain transactions affecting the operations and capital structure of the Company. The Federal Communication Commission (FCC) regulates rates that the Company charges long distance carriers and other end-user subscribers for interstate access services and interstate traffic.

Acquisition

On May 21, 2004, the Company and Hawaiian Telcom Holdco, Inc. (“HoldCo”), the parent of the Company, both new entities formed by the private equity firm of The Carlyle Group (the “Sponsor”), entered into an Agreement of Merger, which was subsequently amended and restated on April 8, 2005, with GTE and Verizon HoldCo LLC, both subsidiaries of Verizon Communications Inc. (“Verizon”), to acquire Verizon’s Hawaii Business (the “Predecessor”). The merger was consummated on May 2, 2005 (the “Acquisition”).

Organization

With the Acquisition, the Company has two direct subsidiaries – Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc. Hawaiian Telcom, Inc. operates the regulated local exchange carrier and Hawaiian Telcom Services Company, Inc. operates all other businesses. Hawaiian Telcom Insurance Company, Incorporated is a captive insurance subsidiary of Hawaiian Telcom, Inc. and, until December 31, 2003, provided auto liability, general liability and worker’s compensation insurance to its parent. The captive subsidiary continues to settle claims related to incidents which occurred prior to January 1, 2004. The Company insures current incidents with external carriers.

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

2. Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These financial statements reflect all adjustments that are necessary for a fair presentation of results of operations and financial condition for the interim periods presented including normal recurring accruals and other items. The results for interim periods are not necessarily indicative of results for the full year.

The Company

The accompanying consolidated balance sheets as of September 30, 2005 and December 31, 2004 and the related consolidated statements of operations, cash flows and changes in stockholder’s equity for the periods ended September 30, 2005 and 2004 include the consolidated financial position, results of operations and cash flows from inception of the Company on May 21, 2004 and also include the results of Verizon’s Hawaii Business from the May 2, 2005 acquisition date. The historical financial statements of the Predecessor are included in the accompanying consolidated financial statements including the consolidated balance sheet as of December 31, 2004 and statements of operations and cash flows for the periods ended May 1, 2005 and September 30, 2004. The Predecessor financial statements have not been adjusted to give effect to the Acquisition. Accordingly, the accompanying consolidated financial statements of the Company are not comparable to the Predecessor financial statements.

The Predecessor

The Predecessor financial statements include the activities of Verizon conducted in Hawaii, with certain exceptions. Verizon’s Hawaii Business was comprised of Verizon Hawaii Inc. (now Hawaiian Telcom, Inc.) and carved-out components of Verizon Information Services (“VIS”), GTE.NET LLC (dba Verizon Online) (“VOL”), Bell Atlantic Communications Inc. (dba Verizon Long Distance) (“VLD”) and Verizon Select Services, Inc. (“VSSI”) (collectively, the “Hawaii Business”). To prepare these statements, management of Verizon specifically identified, assigned or apportioned revenues and expenses of Verizon to the Hawaii Business. However, because of the Hawaii Business’s relationship with Verizon and its other affiliates, the revenues and expenses are not necessarily indicative of what they would have been had the Hawaii Business operated without the shared resources of Verizon and its affiliates. Accordingly, these Predecessor financial statements are not necessarily indicative of future results of operations.

The Subsidiary and Parent Guarantors

Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc. guarantee the senior notes and the notes payable to banks (see Note 10). Financial statements of the subsidiary guarantors have not been presented as Hawaiian Telcom Communications, Inc. has no independent assets or operations, the guarantees are full and unconditional and joint and several, and the assets of Hawaiian Telcom Insurance Company, Incorporated, which are excluded from the guarantee, are not significant.

HoldCo, the Company’s parent, also is a guarantor for the notes payable to banks. Financial statements of HoldCo have not been presented as it has no independent assets, liabilities or operations and the guarantees are full and unconditional and joint and several.

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements of the Company include the results of operations, financial position, and cash flows of Hawaiian Telcom Communications, Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

Revenue is recognized when evidence of an arrangement exists, the earnings process is complete and collectibility is reasonably assured.

Basic local service, enhanced calling features such as caller ID, special access circuits, long distance flat-rate calling plans and most data services are billed one month in advance. Revenue for these services is recognized in the month services are rendered. The portion of advance-billed services associated with services that will be delivered in a subsequent period is deferred and recorded as a liability in advance billings and customer deposits.

Amounts billed to customers for activating wireline service are deferred and recognized over the average customer relationship. The costs associated with activating such services are deferred and recognized as an operating expense over the same period. Costs in excess of revenues are recognized as expense in the period in which activation occurs.

Revenues for providing usage based services, such as per-minute long distance service and access charges billed to long distance companies for originating and terminating long distance calls on the Company’s network, are billed in arrears. Revenues for these services are recognized in the month services are rendered.

The Company recognizes directory services revenue and related expenses on a straight-line method over the twelve month period in which the corresponding directory is distributed. The Company recognizes the revenue from the sale and maintenance of customer premises equipment in the period the sale or service is rendered.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and temporary investments with maturities at acquisition of three months or less.

Receivables

The Company makes estimates of the uncollectibility of its accounts receivables by specifically analyzing accounts receivables and historic bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in its customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

Material and Supplies

Material and supplies which consists mainly of cable, supplies and replacement parts, are stated at the lower of cost, determined principally by the average cost method, or net realizable value.

Property and Depreciation

Property, plant and equipment are carried at cost. Depreciation has been calculated using the composite remaining life methodology and straight-line depreciation rates. The method depreciates the remaining net investment in telephone plant over remaining economic asset lives by asset category. This method requires periodic review and revision of depreciation rates. The average economic lives used are as follows: buildings – 40 years; cable and wire – 5 to 18 years; switching and circuit equipment – 2 to 12 years; and other property – 1 to 20 years.

Software

The Company capitalizes the costs associated with externally acquired software for internal use. Project costs associated with internally developed software are segregated into three project stages: preliminary project stage, application development stage and post-implementation stage. Costs associated with both the preliminary project stage and post-implementation stage are expensed as incurred. Costs associated with the application development stage are capitalized. Software maintenance and training costs are expensed as incurred. Capitalized software is generally amortized on a straight-line method basis over its useful life, not to exceed five years.

Goodwill and Other Intangible Assets

Goodwill and indefinite-lived intangibles assets are not amortized. The assets are reviewed annually, or more frequently under various conditions, for impairment. Impairment occurs when the fair value of the asset is less than the carrying value. The Company will perform its annual goodwill impairment test during the fourth quarter, primarily using a discounted cash flow methodology. Intangible assets with definite lives, including the value assigned to customer base at the date of acquisition, are being amortized over the remaining estimated lives. For customer relationship intangibles, amortization is calculated using a declining balance method in relation to estimated retention lives of acquired customers.

Impairment of Long-Lived Assets

The Company assesses the recoverability of long-lived assets, including property, plant and equipment and definite-lived intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In such cases, if the sum of the expected cash flows, undiscounted and without interest, resulting from use of the asset are less than the carrying amount, an impairment loss is recognized based on the difference between the carrying amount and the fair value of the assets. No impairment loss has been recognized to date.

Debt Issuance

Deferred financing costs are amortized over the term of the related debt issuance.

Derivative Financial Instruments

The Company accounts for all derivative financial instruments, such as interest rate swap agreements, by recognizing the derivative on the balance sheet at fair value, regardless of the purpose or intent of holding them.

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

In addition, for derivative instruments that qualify for hedge accounting, changes in the fair value will either be offset against the change in the fair value of the hedged assets, liabilities, or firm commitment through earnings or recognized in stockholder’s equity as a component of accumulated other comprehensive income (loss) until the hedged item is recognized in earnings, depending on whether the derivative is being used to hedge changes in fair value or cash flows. The Company measures hedge effectiveness by formally assessing, at least quarterly, the historical and probable future high correlation of changes in the fair value of expected future cash flows of the hedged item. The ineffective portion of a derivative’s change in fair value will be immediately recognized in other income or expense.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent that it is unlikely they will be realized.

Employee Benefit Plans

Pension and postretirement health care and life insurance benefits earned during the year as well as interest on projected benefit obligations are accrued currently. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive benefits.

Maintenance and Repairs

The cost of maintenance and repairs, including the cost of replacing minor items not constituting substantial betterments, is charged to expense as these costs are incurred.

Advertising

Advertising costs are expensed as incurred.

Accumulated Other Comprehensive Income

The other comprehensive income and accumulated other comprehensive income are comprised entirely of the changes in assets and liabilities related to the Company’s interest rate swap derivatives.

Earnings per Share

Because the Company has one shareholder, HoldCo, information on earnings (loss) per share is not meaningful and has not been presented.

Predecessor Financial Statements

Historically, financial statements had not been prepared for the Hawaii Business as it had no separate legal existence. The combined Predecessor financial statements include the accounts of Verizon Hawaii Inc. and its subsidiary, as well as printed directory, digital subscriber line, Internet access, long distance and customer premise equipment services provided to customers in the State of Hawaii. The preparation of financial information related to the operations of VIS, VOL, VLD and VSSI in Hawaii was based on the following:

VIS: Receivables were determined based upon applicable billing system data. Accounts payable were allocated based on the applicable operating expenses. Accrued payroll costs and employee benefit obligations

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

were allocated based on employee headcount. Other current assets and liabilities were allocated based upon the percentage of VIS Hawaii Business revenues as a percentage of total VIS revenues. Revenues were identified using applicable billing system data. Cost of services and sales were identified based upon a combination of direct cost for Hawaii sales and information from the job order costing system. Selling, general, and administrative expenses were allocated based upon the percentage of total VIS selling, general, and administrative expenses to total VIS revenues applied to the VIS revenue component of the Hawaii Business.

VOL: Receivables were allocated based on applicable operating revenues. Accounts payable were allocated based on the applicable operating expenses. Other current assets and liabilities were determined using applicable billing system data. Revenues were determined using applicable billing system data and average access lines in service. Cost of services and sales were allocated based on the ratio of average Hawaii VOL access lines to total VOL access lines applied to VOL operating expenses. Selling, general and administrative expenses were allocated based on the ratio of Hawaii Business revenues related to the VOL component to total VOL revenues applied to total VOL selling, general and administrative expenses.

VLD: Receivables were allocated based on the applicable operating revenues. Accounts payable were allocated based on applicable operating expenses. Revenues were determined using applicable billing system data. Cost of sales and services and selling, general and administrative expenses were allocated based on the ratio of Hawaii Business revenue related to the VLD component to total VLD revenues applied to operating expenses for total VLD.

VSSI: Receivables were allocated based on the applicable operating revenues. Accounts payable were allocated based on applicable operating expenses. Revenues were identified using applicable billing system data. Cost of sales and services and selling, general and administrative expenses were allocated based on the ratio of Hawaii Business revenue related to the VSSI component to total VSSI revenues applied to operating expenses for total VSSI.

Management of Verizon believes the allocations used to determine selected amounts in the financial statements are appropriate methods to reasonably reflect the related assets, liabilities, revenues and expenses of the Hawaii Business.

Recently Issued Accounting Pronouncements

In June 2005, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This standard has no impact on the Company’s financial statements. SFAS 154 requires retrospective application to financial statements of prior periods for changes in accounting principles. This statement is effective January 1, 2006.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” The Company is currently evaluating the impact of this statement on the Company’s financial statements. This statement requires companies to recognize a liability for the fair value of a legal obligation to perform asset retirement activities that are conditional on a future event if the amount can be reasonably estimated. This statement becomes effective on December 31, 2005.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” The Company is evaluating the impact of the new standard and the method and timing of adoption. This standard requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. This statement becomes effective for the Company beginning January 1, 2006.

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

In September 2004, the Emerging Issues Task Force (EITF) of the FASB issued Topic No. D-108, “Use of the Residual Method to Value Acquired Assets Other than Goodwill” (“D-108”). The Company has applied the provisions of D-108 to its accounting for the Acquisition and will apply the provisions applicable to the Company’s impairment testing. D-108 requires that a direct value method be used to value intangible assets acquired in business combinations completed after September 29, 2004. D-108 also requires the Company to perform an impairment test using a direct value method on all intangible assets that were previously valued using the residual method.

4. Acquisition of Verizon’s Hawaii Business

The acquisition of Verizon’s Hawaii Business (see Note 1) was accounted for as a purchase. The operations of Verizon’s Hawaii Business have been included in the accompanying consolidated financial statements from the May 2, 2005 acquisition date. The determination of the purchase price was based upon arm’s-length negotiations between the buyer and seller, including analyses of expected future cash flows, the ability of the Company to service various levels of debt at then current market interest rates and comparisons to comparable transactions regarding multiples of various operating measures. The purchase price was allocated first to tangible and identifiable intangible assets acquired and liabilities assumed based upon estimates of their fair values, with the resulting excess, based upon the negotiated purchase price, allocated to goodwill as follows:

Purchase price	$1,305,122
Fees and expenses	26,022

Total purchase price	1,331,144

Estimated fair values of:
Assets acquired:
Tangible	766,543
Identifiable intangible assets	692,100
Current assets	130,921
Liabilities assumed	(394,202)

Total	1,195,362

Goodwill	$135,782

In conjunction with the Acquisition, Verizon agreed to reimburse the Company $12,000 to fund a customer appreciation credit. The Company recognized the reimbursement as a reduction of the purchase price of the Acquisition. The actual credits granted to customers amounted to approximately $11,300 (this amount was recognized as a reduction of revenue during the five month period from May to September 2005). Local telephone service customers as of the date of the Acquisition received a one time credit during the fifth month after the Acquisition (as agreed to with the Public Utilities Commission of the State of Hawaii). As the actual credits granted to customers were less than $12,000, the Company made contributions to Hawaii charities for the difference during December 2005. These contributions were recognized as an expense as made.

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition, including adjustments made during the three months ended September 30, 2005. These fair values were based, in part, on a preliminary report from an independent valuation specialist. These fair values are based on currently available information and assumptions and estimates that we believe are reasonable at this time.

Current assets	$130,921
Property, plant and equipment	766,543
Intangible assets	692,100
Goodwill	135,782

Total assets	1,725,346

Current liabilities	57,704
Existing debentures	300,000
Other liabilities	36,498

Total liabilities	394,202

Total purchase price	$1,331,144

The sources of funds for the purchase price were as follows:

Revolving credit facility	$35,000
Tranche B term loan facility	450,000
Senior floating rate notes	150,000
Senior fixed rate notes	200,000
Senior subordinated notes	150,000
Capital contribution from stockholder	428,000

Total source of funds	1,413,000
Less working capital funds	81,856

Purchase price	$1,331,144

5. Pro Forma Financial Information

The following pro forma financial information for the nine months ended September 30, 2005 and 2004 presents the operating results of the Company as if the Acquisition and original financing had occurred as of the beginning of each period presented. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Acquisition occurred as described above and does not purport to represent what the Company’s results of operations might be for any future period.

	Nine Months Ended September 30,
	2005	2004
Revenue	$396,380	$386,643
Operating expenses	458,729	402,086

Operating loss	(62,349)	(15,443)
Interest expense	(88,671)	(88,650)
Other income and expense, net	767	1,700

Loss before provision for income taxes	(150,253)	(102,393)
Provision for income taxes	4,600	5,400

Net loss	$(154,853)	$(107,793)

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

The nature of the adjustments applied in preparing the pro forma financial information is as follows:

Certain Revenues from Verizon

Revenues from wireless activation fees and rent on shared facilities from Verizon have been eliminated.

Deferred Revenue

Deferred directories and activation fee revenue (and related costs) were not recognized in the allocation of the purchase price of Verizon’s Hawaii Business. Accordingly, the related amortization of revenue and expense by the Predecessor was eliminated.

Customer Appreciation Credit

The customer appreciation credit granted to customers (see Note 4) has been recognized as a reduction of revenue for both periods based on the assumption that the Acquisition had occurred as of the beginning of each period presented.

Pension and Post Retirement Benefits

An adjustment was applied to pension and post retirement expense resulting from (i) elimination of amortization of unrecognized actuarial gain/losses, prior service costs and the transition obligation, (ii) changes in the funded status of the plan, and (iii) the assumption of the post retirement benefit liability.

Management Fee

Additional expense has been included to reflect the pro rata amount of a $1,000 annual fee paid to the Sponsor under a management agreement.

Depreciation and Amortization

Additional annual depreciation of tangible assets and amortization of intangible assets acquired is included in depreciation and amortization.

Interest Expense

The adjustment to interest expense recognizes interest as if the Acquisition had occurred and the related debt had been obtained at the beginning of the period presented and eliminates historical interest expense. The pro forma adjustment to interest expense reflects: (i) interest on $80,000 estimated average revolving credit facility using an interest rate of 5.44% assuming a LIBOR interest of 3.19% plus an applicable margin; (ii) interest on $450,000 Tranche B term loan facility using an interest rate of 5.44% assuming a current LIBOR interest rate of 3.19% plus an applicable margin; (iii) 0.5% commitment fees on the unused portion of the revolving credit facility and the undrawn Tranche A term loan facility; (iv) interest on $150,000 senior floating rate notes using an interest rate of 8.69% assuming a LIBOR interest rate of 3.19% plus an applicable margin; (v) interest on $200,000 of senior fixed rate notes using an interest rate of 9.75%; (vi) interest on $150,000 of senior subordinated notes using an interest rate of 12.50%; (vii) interest on $300,000 existing debentures using an average rate of 7.19%; (viii) amortization of deferred financing costs over the related term of the debt; (ix) bridge loan commitment fees; and (x) elimination of historical Predecessor interest expense.

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

Income Tax Provision

The Company recognized a full valuation allowance for its deferred income tax assets because of the uncertainty of future realization of such assets (see Note 13). Accordingly, the income tax provision relates only to recognition of certain deferred income tax liabilities.

6. Receivables

Receivables consist of the following:

	Company	Predecessor
	September 30, 2005	December 31, 2004
Customers and other	$81,094	$97,900
Notes receivable from Verizon	—	11,300
Other receivables from Verizon	19,322	6,700
Allowance for doubtful accounts	(9,170)	(7,000)

Total	$91,246	$108,900

The Company grants credit to customers in the normal course of business. At September 30, 2005 and December 31, 2004, the Company and the Predecessor had outstanding trade receivables from telecommunications companies of $6,365 and $2,033, respectively. At September 30, 2005 and December 31, 2004, the Company and the Predecessor did not have any customer balances representing more than 10% of total receivables. During the periods ended September 30, 2005 and 2004, the Company and the Predecessor had no customers that represented more than 10% of total revenues. The receivable from Verizon as of September 30, 2005 primarily relates to the reimbursement owed the Company for the customer appreciation credit and certain employee vacation liabilities.

7. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	Company	Predecessor
	September 30, 2005	December 31, 2004
Land	$58,000	$9,400
Buildings	104,000	212,100
Central office equipment	247,197	758,100
Outside communications plant	349,524	879,500
Furniture, vehicles and other work equipment	17,911	81,800
Construction in progress	11,386	3,500
Software, including under development	40,192	11,800
Other	3,606	9,600

Subtotal	831,816	1,965,800
Less accumulated depreciation and amortization	38,580	1,231,800

Total property, plant and equipment, net	$793,236	$734,000

The basis of assets of the Company was modified with the Acquisition (see Note 4).

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

8. Goodwill and Intangible Assets

The excess purchase price paid by the Company over its estimates of the fair values of tangible assets and liabilities of Verizon’s Hawaii Business amounted to $692,100 of identifiable intangible assets and $135,782 of goodwill.

The gross carrying amount and accumulated amortization of identifiable intangible assets and their estimated useful lives are as follows at September 30, 2005:

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Life	Weighted Average Life
Amortizable:
Customer relationships	$561,100	$27,230	$533,870	8-15 years	13 years
Covenant not to compete	4,000	833	3,167	2 years	2 years

Subtotal	565,100	28,063	537,037		13 years
Franchise for street right of way	88,400	—	88,400	Indefinite
Brand name	38,600	—	38,600	Indefinite

Total	$692,100	$28,063	$664,037

The determination of useful lives for customer relationships was made based on historical and expected customer attrition rates.

Amortization expense amounted to $28,063 for the nine months ended September 30, 2005. Estimated amortization expense for the next five years and thereafter is:

2005 (remainder of year)	$16,838
2006	63,979
2007	57,911
2008	52,960
2009	49,074
Thereafter	296,275

Total	$537,037

9. Current Liabilities

Accrued expenses consist of the following:

	Company	Predecessor
	September 30, 2005	December 31, 2004
Salaries and benefits	$16,409	$18,600
Other taxes	780	6,400
Interest	24,263	16,200

Total	$41,452	$41,200

At December 31, 2004, the Sponsor (see Note 18) had advanced $15,680 of funds to the Company. These advances are reflected in other current liabilities in the December 31, 2004 consolidated balance sheet and have since been repaid. At December 31, 2004, the Predecessor had accounts payable to Verizon amounting to $18,700.

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

10. Long-Term Debt

Long-term debt is comprised of the following:

	Interest Rate at September 30, 2005	Final Maturity	Company	Predecessor
			September 30, 2005	December 31, 2004
Notes payable to banks, revolving credit facility	6.116%	April 30, 2012	$71,500	$—
Notes payable to banks, Tranche B term loan	6.280%	October 31, 2012	450,000	—
Existing debentures, Series A	7.000%	February 1, 2006	150,000	150,000
Existing debentures, Series B	7.375%	September 1, 2006	150,000	150,000
Senior floating rate notes	8.914%	May 1, 2013	150,000	—
Senior fixed rate notes	9.750%	May 1, 2013	200,000	—
Senior subordinated notes	12.500%	May 1, 2015	150,000	—
Other, prior to the Acquisition			—	285,500

Subtotal			1,321,500	585,500
Current portion			2,000	283,800

Total long-term debt			$1,319,500	$301,700

Notes Payable to Banks

The revolving credit facility has a principal balance of $200,000 which will mature on April 30, 2012. As of September 30, 2005, the available balance on the facility amounted to $128,500 (subject to covenants described below).

The term loan facilities are comprised of a delayed draw Tranche A term loan facility in a total principal amount of $300,000 and a Tranche B term loan facility in the total principal amount of $450,000. Borrowings under the Tranche A term loan facility are available only through September 1, 2006 to fund the repayment of the Existing Debentures. The Tranche A term loan facility will mature on April 30, 2012 and will amortize with quarterly principal payments beginning June 30, 2007 ranging from $7,500 to $22,500. The Tranche B term loan facility will mature on October 31, 2012 and will amortize with quarterly installments amounting to $1,000 beginning on June 30, 2006. The Company is required to prepay outstanding loans with the net proceeds of certain asset dispositions and incurrences of certain debt and 50% of the excess cash flow unless a certain senior secured leverage ratio is met.

The obligations under the bank credit facilities are guaranteed by HoldCo and each subsidiary with certain exceptions. In addition, the bank credit facilities are collateralized by substantially all of the Company’s assets.

Borrowings under the bank credit facilities bear interest at a rate equal to the applicable margin plus, at the Company’s option, either: (i) a bank base rate determined by reference to the higher of a selected bank prime rate or the federal funds rate plus 1/2 of 1%; or a Eurocurrency rate on deposits of one-, two-, three- or six-month periods. The applicable margin on loans under the revolving credit facility and the delayed draw Tranche A term loan facility will be subject to change depending on leverage ratios.

A commitment fee is payable to the lenders under the revolving credit facility and the delayed draw Tranche A credit facility. The commitment fee is subject to change depending on the leverage ratio.

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

The bank credit facilities contain various negative and affirmative covenants that restrict, among other things, incurrence of additional indebtedness, payment of dividends, redemptions of stock, other distributions to shareholders and sales of assets. In addition, there are financial covenants and ratios that include a leverage ratio, a senior secured leverage ratio, and an interest coverage ratio.

Existing Debentures

The Debentures Series A mature on February 1, 2006 and bear interest at the rate of 7% payable semi-annually. The Debenture Series B mature on September 1, 2006 and bear interest at the rate of 7.375% payable semi-annually. With the guarantee by Hawaiian Telcom, Inc. under the bank credit facilities, the Debentures became equally and ratably secured by the collateral held by Hawaiian Telcom, Inc. securing such facilities. The Debentures Series A and Series B are classified as noncurrent in the accompanying consolidated balance sheet at September 30, 2005 because the Company has the intent and ability to refinance such Debentures on a long term basis.

Senior Notes

The senior floating rate notes in the aggregate principal amount of $150,000 mature on May 1, 2013 and bear interest at a rate reset and payable semi-annually at LIBOR, as defined, plus 5.50%. The senior fixed rate notes in the aggregate principal amount of $200,000 mature on May 1, 2013 and bear interest at a rate of 9.75% per year. The senior subordinated notes in the aggregate principal amount of $150,000 will mature on May 1, 2015 and bear interest at a rate of 12.50% per year. The senior notes are general unsecured obligations. A portion or all of the senior notes may be redeemed at various dates beginning May 1, 2007 at certain premiums based on specified terms. The senior notes contain various covenants that restrict among other things incurrence of additional indebtedness, payment of dividends, redemptions of stock, other distributions to shareholders and sales of assets. The senior notes are guaranteed by each of the Company’s subsidiaries with certain exceptions.

In conjunction with issuance of the senior notes, the Company agreed to register notes with substantially identical terms with the United States Securities and Exchange Commission as part of an offer to exchange freely tradeable exchange notes. The Company will use all commercially reasonable efforts to cause that registration statement to be declared effective and complete the offer to exchange the notes by May 2, 2006. If the Company fails to consummate the exchange offer by May 2, 2006, the annual interest rate on the notes will increase by 0.25% for each subsequent 90-day period during which the registration default continues up to a maximum increase of 1.00% over the interest rate that would otherwise apply to the applicable notes.

In conjunction with the issuance of the senior notes, certain underwriters provided a commitment to the Company for a bridge loan which was available if the senior notes could not be placed. The commitment expired with the issuance of the notes. At that time, the related fee of $5,250 was recognized as a component of interest expense.

Other

The other notes payable balance of the Predecessor was primarily debt payable to Verizon affiliates.

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

Maturities

The annual requirements for principal payments on such long-term debt are as follows:

Year ended December 31,

2005 (remainder of the year)	$—
2006	3,000
2007	26,500
2008	49,000
2009	49,000
Thereafter	1,194,000

Total	$1,321,500

Capitalized Interest

Interest capitalized by the Company amounted to $804 during the nine months ended September 30, 2005. Interest capitalized by the Predecessor during the periods presented was not significant.

11. Derivative Instruments and Hedging Activities

The Company utilizes a combination of fixed-rate and variable-rate debt to finance its operations. The variable-rate debt exposes the Company to variability in interest payments due to changes in interest rates. Management believes that it is prudent to mitigate the interest rate risk on a portion of its variable-rate borrowings. To meet this objective, management entered into six interest rate swap agreements to manage fluctuations in cash flows resulting from adverse changes in interest rates on its term loans and notes. The interest rate swaps effectively change the variable-rate cash flow exposure on the debt obligations to fixed cash flows. Under the terms of the interest rate swaps, the Company receives fluctuating interest rate payments and makes fixed rate payments, thereby creating the equivalent of fixed-rate interest payments. The Company does not enter into derivative instruments for any purpose other than cash-flow-hedging purposes and, accordingly, does not speculate using derivative financial instruments.

The interest rate swap agreements have a cumulative notional amount that ranges from $451,400 at June 30, 2005, to a high of $704,300 at September 30, 2006, to a balance of $218,200 at maturity on December 10, 2010. The fixed rate is 3.98% for the period from June 30, 2005 to December 30, 2006 and 4.36% from December 31, 2006 to December 31, 2010.

Changes in the fair value of interest rate swaps designated as hedging instruments that effectively offset the variability of cash flows associated with the Company’s variable-rate debt obligations are reported in accumulated other comprehensive income (loss). These amounts are subsequently reclassified into interest expense as a yield adjustment of the hedged interest payment in the same period in which the related interest payments affect earnings. During the nine months ended September 30, 2005, the Company had $7,004 of unrealized gains included in other comprehensive income. The fair value of the interest rate swap of $7,004 is included in other assets on the consolidated balance sheet at September 30, 2005.

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

12. Employee Benefit Plans

Pension and Other Postretirement Benefits

The Company sponsors a defined benefit pension plan and postretirement medical and life insurance benefits for union employees. The Company also sponsors a cash balance pension plan for nonunion employees. Nonunion Company employees with 10 or more years of service with Verizon as of January 1, 2002 will, upon retirement, receive the higher of the cash balance benefit or an actuarially determined defined pension benefit. Similarly, nonunion Company employees hired by Verizon prior to January 1, 2005 are also entitled to postretirement medical benefits.

The plans were all adopted effective May 2, 2005 with features similar to those maintained by Verizon. All individuals who became employees of the Company in connection with the Acquisition and who previously participated in the Verizon plans now participate in the Company’s plans. Employees of Verizon’s Hawaii Business who retired prior to the date of the acquisition became retirees of Verizon and, as such, receive benefits under the Verizon plans. The actuarially determined liabilities of the Verizon union pension plan amounting to approximately $200,000 attributable to individuals that became employees of the Company as of the date of the Acquisition were assumed by the Company’s union pension plan. Pension trust assets from the Verizon union pension plan in a like amount were transferred to the Company’s union pension trust.

The Company recognized the obligations under the defined pension and other post-retirement benefit plans at their fair value as of May 2, 2005 based on the assumptions set forth below. The following table summarizes the accumulated benefit obligation, the projected benefit obligation and plan assets as of May 2, 2005.

	Pension Benefits	Other Postretirements Benefits
Accumulated benefit obligation	$155,254	$33,070

Projected benefit obligation	$198,500	$33,070
Fair value of plan assets	198,500	—

Recognized liability	—	$33,070

The following actuarial assumptions were used to determine the Company’s defined pension and other post-retirement benefit obligations and net periodic benefit expense for the period ended September 30, 2005:

Pension:
Discount rate	5.50%
Expected rate of return on plan assets	5.50%
Rate of compensation increase	3.50% to 5.00%

Other postretirement benefits:
Discount rate	5.50%
Rate of compensation increase	3.50% to 5.00%
Assumed health care cost trend rate, current	10.00%
Assumed health care cost trend rate, ultimate	5.00%
Assumed health care cost trend rate, ultimate year	2010

The expected rate of return on plan assets was based on the agreed upon adjustment to assets prior to their transfer to the Company. Prospectively, the Company will develop the expected long-term rate of return assumption based on various factors including historical experience and long-term inflation assumptions. The Company’s expected long-term rate of return on plan assets will be determined using the target allocation of

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

assets which is based on the goal of earning the highest rate of return while maintaining risk at acceptable levels. The plan strives to have assets sufficiently diversified so that adverse or unexpected results from a security class will not have a significant adverse impact on the entire portfolio.

The target allocation of assets by category is as follows:

U.S. equities	49%
International equities	12%
Fixed income	34%
Inflation adjusted Treasury instruments	5%

The assets were primarily invested in a short-term investment fund at September 30, 2005. The Company is still in the process of developing an expected long-term rate of return for each asset category.

The Company projects that it will make the following benefit payments for the years ended December 31:

	Pension Plans’ Benefits Paid	Other Postretirement Benefits Paid
2005	$4,134	175
2006	8,093	586
2007	9,960	953
2008	12,123	1,320
2009	14,156	1,734
2010 through 2014	99,358	14,887

Total	$147,824	$19,655

Pension costs and other postretirement costs for the Company were as follows:

	Company
	Pension Benefits	Other Postretirement Benefits
	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Service cost	$5,039	$1,005
Interest costs	4,476	754
Expected return on plan assets	(4,476)	—

Net periodic benefit cost	$5,039	$1,759

Pension costs and other post retirement benefit costs for the Predecessor were as follows:

	Predecessor
	Period from January 1 to May 1, 2005	Nine Months Ended September 30, 2004
Pension expense (income)	$(6,089)	$(5,225)
Other post retirement benefits	$5,839	$9,339

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

Assumed health care cost trend rates have a significant impact on the amounts reported for other benefits. A one-percentage point change in the assumed health care cost trend rates would have the following annual effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service and interest costs components	$260	$(213)
Effect on postretirement benefit obligation	$2,280	$(1,876)

Medicare Prescription Drug, Improvement and Modernization Act of 2003

In December 2003, the Medicare Prescription Drug Act was signed into law. The Act allows companies that provide certain prescription drug benefits for retirees to receive a federal subsidy beginning in 2006. A plan sponsor’s eligibility for the federal subsidy depends on whether the plan’s prescription drug benefit is at least actuarially equivalent to the Medicare Part D benefit. Actuarial equivalence is based on comparing the Medicare Part D standard drug coverage and premiums to the Company’s retiree prescription drug coverage and premiums. On an interim basis, we have not yet determined if the Company’s plans are projected to satisfy actuarial equivalence for substantially all participants in future years.

401(k) Plan

The Company participates in two 401(k) employee savings plans which allow for voluntary contributions into designated investment funds by eligible employees with the Company matching employee contributions at the rate of 82% of the amount contributed up to a maximum of 6% of compensation for union employees and 100% of the amount contributed to 4% of compensation and 50% of the amount contributed between 4% to 6% of compensation for non union employees. Company contributions were $1,214 for the nine months ended September 30, 2005. For the Predecessor, contributions amounted to $960 and $1,881 for the period from January 1, 2005 to May 1, 2005 and for the nine months ended September 30, 2004, respectively.

13. Income Taxes

The income tax provision for the Company for the nine months ended September 30, 2005 reflected entirely deferred income tax items. There was no income tax provision for the Company for the period from May 21 to September 30, 2004. The components of income tax provision for the Predecessor are not available on an interim basis. The provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate of approximately 35% to income (loss) before income taxes for the following reasons:

	Company		Predecessor
	Nine Months Ended September 30, 2005	Period from May 21 to September 30, 2004	Period from January 1 to May 1, 2005	Nine Months Ended September 30, 2004
Expense (benefit) at federal rate	$(45,100)	$(1,200)	$8,700	$15,800
Increase (decrease) resulting from:
State income taxes	(3,900)	(100)	700	1,400
Valuation allowance	51,600	1,300	(700)	(1,700)

Total income tax expense	$2,600	$—	$8,700	$15,500

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

Deferred income taxes consist of the following:

	Company		Predecessor
	September 30, 2005	December 31, 2004	December 31, 2004
Deferred tax liabilities:
Employee benefits	$—	$—	$190,700
Unamortized investment tax credits	—	—	20,800
Deprecation and amortization	2,600	—	115,000

	2,600	—	326,500

Deferred tax assets:
Basis differences in assets and liabilities	27,300	6,600	—
Net operating loss carryforward	38,500	—	—
Investment tax credits	—	—	8,000
Other	—	—	4,000

	65,800	6,600	12,000
Valuation allowance	(65,800)	(6,600)	—

	—	—	12,000

Deferred tax liability, net	$2,600	$—	$314,500

At September 30, 2005, the Company had unused tax net operating loss carryforwards of approximately $100,000 which expire in 2024 and 2025.

A full valuation allowance has been provided at September 30, 2005 and December 31, 2004 by the Company for the deferred tax assets because of the uncertainty of future realization of such amounts. The Company will continue to assess the recoverability of deferred tax assets and the related valuation allowance. To the extent that the Company generates taxable income in future years and it determines that such valuation allowance is no longer required, the tax benefit of the remaining deferred tax assets will be recognized at that time.

14. Leases

The Company leases certain facilities and equipment for use in the Company’s operations under several operating agreements. Total rent expense for the Company amounted to $2,129 for the nine months ended September 30, 2005. Total rent expense for the Predecessor, including allocated charges from Verizon, amounted to $11,450 and $22,514 for the period January 1, 2005 to May 1, 2005 and for the nine months ended September 30, 2004, respectively.

Information on the aggregate minimum rental commitments under noncancelable operating leases is not available for interim periods.

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

15. Comprehensive Income (Loss)

A summary of the components of comprehensive income (loss) for the nine months ended September 30, 2005 is as follows:

Net loss	$(131,434)
Other comprehensive income:
Gains on interest rate swap, cash flow derivatives	7,576
Reclassification adjustments	(572)

Other comprehensive income	7,004

Comprehensive loss	$(124,430)

The Company, during 2004, and the Predecessor had no elements of other comprehensive income (loss).

16. Commitment and Contingencies

BearingPoint

The Company has engaged BearingPoint to build and operate an information technology solution environment including software applications and systems and hardware that the Company will use in its business. The Company has agreed to a fixed fee for build-services and operate-services subject to adjustment based on the amount of services provided. Unless renewed, the agreement with BearingPoint expires in 2010. Annual fixed fee commitments under the agreement with BearingPoint, including certain hardware and software acquired from other vendors, amounts to $145,411 in the aggregate with $45,123 for the remainder of 2005; $32,030 for 2006; $21,555 for 2007; $21,555 for 2008; $21,555 for 2009; and $3,593 for 2010. During the nine months ended September 30, 2005, the Company incurred fees under this agreement amounting to $42,278.

LM Berry

The Company has a publishing agreement with LM Berry for the Company’s directories business. The agreement provides for LM Berry to have responsibility for the sales, publishing, printing and distributions for the 2006 through 2010 directories for a percentage of revenue actually collected from the sale of advertising for print directories and Internet.

Collective Bargaining Agreement

The Company has a collective bargaining agreement with the Local 1357 of the International Brotherhood of Electrical Workers. The agreement expires on September 1, 2007.

Litigation

The Company is involved in litigation arising in the normal course of business. The outcome of this litigation is not expected to have a material adverse impact on the Company’s financial statements.

17. Transactions with Verizon

Historically, the Predecessor was allocated charges for various centralized services including network related services, and overhead and support services. Costs were directly assigned or allocated (see Note 3).

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

Transition Services Agreement

In conjunction with the Acquisition, the Company entered into a Transition Services Agreement with Verizon to provide information technology services, customer support, customer billing, accounting, network operations, call center, plant engineering and Internet support. The agreement is for an initial term of nine months and can be extended under certain circumstances. For the nine months ended September 30, 2005, expenses incurred under the Transition Services Agreement amounted to $42,567.

Long Distance

Also in conjunction with the Acquisition, the Company entered into an agreement with Verizon to provide long distance services. For the nine months ended September 30, 2005, expenses under the long distance agreement amounted to $4,306.

Predecessor

Transactions with Verizon are summarized as follows:

	Predecessor
	Period from January 1 to May 1, 2005	Nine Months Ended September 30, 2004
Operating revenues	$4,900	$11,500
Operating expenses	31,600	75,400
Other income and (expense), net	100	200
Interest expense	3,700	4,200

18. Transactions with the Sponsor

In connection with the Acquisition, the Company entered into a management consulting agreement with the Sponsor. The agreement allows the Company access to the Sponsor’s expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to the Company’s business, administration and policies. Under the agreement, the Company will pay an annual advisory fee of $1,000 to the Sponsor.

The Company also paid the Sponsor a one-time fee of $16,000 on May 2, 2005 which was directly related to structuring the Acquisition transaction and was capitalized as part of direct acquisition costs.

19. Fair Value of Financial Instruments

The following method and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate the fair value.

Cash, cash equivalents and short-term investments – The carrying amount approximates fair value because of the short maturities of these instruments.

Debt – The fair value of senior debt and existing debentures is based on quoted market values or discounted cash flows to the extent that recent quoted values are not available. The fair value of the bank facility is assumed to approximate the carrying value because of the floating rates and it was recently issued.

Interest rate swap – The fair value was determined by specialists based on yield curves and expectations as to future interest rates.

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

The estimated fair value of financial instruments is as follows:

	Carrying Value	Fair Value
Company—September 30, 2005
Financial assets -
Interest rate swap agreement	$7,004	$7,004
Financial liabilities -
Long-term debt, including current maturities	1,321,500	1,334,310

Predecessor—December 31, 2004
Financial liabilities -
Long-term debt, including current maturities	585,500	599,000

20. Segment Information

The Company has two reportable segments consisting of telecommunications services and publishing based on how the Company’s chief operating decision maker makes decisions about allocating resources and assessing performance. The telecommunications services segment provides local telephone service including voice and data transport, enhanced custom calling features, network access, directory assistance and private lines. In addition, the telecommunications services segment provides long distance services, customer premise equipment distribution, data solutions and systems integration, billing and collection, logistics, pay telephone services, Internet access services and wireless services. The publishing business includes printing directories in Hawaii. The Company did not have any separate segments prior to the Acquisition.

The following tables provide operating financial information for the Company’s and Predecessor’s two reportable segments:

	Telecom- munications	Publishing	Total
Company—As of and for the nine months ended September 30, 2005
Operating revenues	$201,779	$—	$201,779
Depreciation and amortization	62,673	3,970	66,643
Segment loss	(120,314)	(11,120)	(131,434)
Capital expenditures	64,311	—	64,311
Assets	1,695,536	61,027	1,756,563

Predecessor—January 1, 2005 to May 1, 2005
Operating revenues	$178,700	$22,000	$200,700
Depreciation and amortization	39,500	100	39,600
Segment income	7,700	8,400	16,100
Capital expenditures	22,800	—	22,800

Predecessor—Nine months ended September 30, 2004
Operating revenues	$417,700	$49,100	$466,800
Depreciation and amortization	87,000	100	87,100
Segment income	10,300	19,400	29,700
Capital expenditures	41,800	100	41,900

Predecessor—At December 31, 2004
Assets	$1,488,500	$11,700	$1,500,200

Hawaiian Telcom Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited, Dollars in thousands)

A reconciliation of the results of operating segments to the consolidated financial statements is as follows:

	Predecessor
	Period from January 1 to May 1, 2005	Nine Months Ended September 30, 2004
Operating Revenues
Total reportable segments	$200,700	$466,800
Eliminations	—	(21,600)

Combined	$200,700	$445,200

	Predecessor
	December 31, 2004
Assets
Total reportable segments	$1,500,200
Eliminations	(11,200)

Combined	$1,489,000

Report of Independent Registered Public Accounting Firm

Stockholder and Board of Directors

Hawaiian Telcom Communications, Inc.

We have audited the balance sheet of Hawaiian Telcom Communications, Inc. (the “Company”) as of December 31, 2004, and the related statements of operations, changes in stockholder’s deficiency, and cash flows for the period from May 21, 2004 (date of inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Hawaiian Telcom Communications, Inc. at December 31, 2004 and the results of its operations and its cash flows for the period from May 21, 2004 (date of inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii

January 13, 2006

Hawaiian Telcom Communications, Inc.

Statement of Operations

Period from May 21, 2004 (date of inception) to December 31, 2004

(Dollars in thousands)

Revenues	$—
Selling, general and administrative expenses	17,373

Loss before provision for income taxes	(17,373)
Provision for income taxes	—

Net loss	$(17,373)

See accompanying notes to financial statements.

Hawaiian Telcom Communications, Inc.

Balance Sheet

December 31, 2004

(Dollars in thousands, except share information)

Assets (all noncurrent)

Deferred acquisition costs	$5,697
Deferred financing costs	75
Software under development	962

Total assets	$6,734

Liabilities and Stockholder’s Deficiency

Current liabilities:
Accounts payable	$8,427
Advance from Parent company	15,680

Total current liabilities	24,107

Commitments and contingencies (Note 4)
Stockholder’s deficiency
Common stock, par value $0.01 per share, 1,000 shares authorized and no shares issued	—
Accumulated deficit	(17,373)

Total stockholder’s deficiency	(17,373)

Total liabilities and stockholder’s deficiency	$6,734

See accompanying notes to financial statements.

Hawaiian Telcom Communications, Inc.

Statement of Cash Flows

Period from May 21, 2004 (date of inception) to December 31, 2004

(Dollars in thousands)

Cash flow from operations:
Net loss	$(17,373)
Adjustments to reconcile net loss to Net cash provided by operating activities, changes in:
Accounts payable	8,427
Advance from Parent company	8,946

Net cash provided by operating activities	—
Net cash provided by investing activities	—
Net cash provided by financing activities	—

Net change in cash	—

Cash at beginning of period	—

Cash at end of period	$—

Supplemental disclosure of non-cash investing and financing activities:
Advance from Parent company for deferred acquisition and financing costs and software under development	$6,734

See accompanying notes to financial statements.

Hawaiian Telcom Communications, Inc.

Statement of Changes in Stockholder’s Deficiency

Period from May 21, 2004 (date of inception) to December 31, 2004

(Dollars in thousands)

	Common Stock		Accumulated Deficit	Total Stockholder’s Deficiency
	Shares	Amount
Balance, May 21, 2004 (date of inception)	—	$—	$—	$—
Loss for the period	—	—	(17,373)	(17,373)

	—	$—	$(17,373)	$(17,373)

See accompanying notes to financial statements.

Hawaiian Telcom Communications, Inc.

Notes to Financial Statements

(Dollars in thousands)

1. Description of Business

Hawaiian Telcom Communications, Inc. (the “Company”) was formed on May 21, 2004 to acquire the incumbent local exchange carrier for the State of Hawaii. The principal activities in 2004 were the preparation of systems and obtaining financing for the Acquisition (see Note 6).

The accompanying statements of operations, cash flows and changes in stockholder’s deficiency present the results of operations and cash flows from inception of the Company on May 21, 2004 through December 31, 2004.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

No revenues had been generated from inception through December 31, 2004.

Software

The Company capitalizes the costs associated with externally acquired software for internal use. Project costs associated with internally developed software are segregated into three project stages: preliminary project stage, application development stage and post-implementation stage. Costs associated with both the preliminary project stage and post-implementation stage are expensed as incurred. Costs associated with the application development stage are capitalized. Software maintenance and training costs are expensed as incurred. Capitalized software is generally amortized on a straight-line method basis over its useful life, not to exceed five years.

Deferred Acquisition and Financing Costs

Deferred acquisition and financing costs are stated at cost and are direct costs incurred in conjunction with the Acquisition and the related financing.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent that it is unlikely they will be realized.

Earnings per Share

Because the Company has one shareholder, Hawaiian Telcom Holdco, Inc. (“HoldCo”), information on earnings (loss) per share is not meaningful and has not been presented.

Hawaiian Telcom Communications, Inc.

Notes to Financial Statements—(Continued)

(Dollars in thousands)

Segments

The Company did not have any separate segments prior to the Acquisition.

Recently Issued Accounting Pronouncements

In June 2005, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This standard has no impact on the Company’s financial statements. SFAS 154 requires retrospective application to financial statements of prior periods for changes in accounting principles. This statement is effective January 1, 2006.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” The Company is currently evaluating the impact of this statement on the Company’s financial statements. This statement requires companies to recognize a liability for the fair value of a legal obligation to perform asset retirement activities that are conditional on a future event if the amount can be reasonably estimated. This statement becomes effective on December 31, 2005.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” The Company is evaluating the impact of the new standard and the method and timing of adoption. This standard requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. This statement becomes effective for the Company beginning January 1, 2006.

In September 2004, the Emerging Issues Task Force (EITF) of the FASB issued Topic No. D-108, “Use of the Residual Method to Value Acquired Assets Other than Goodwill” (“D-108”). The Company has applied the provisions of D-108 to its accounting for the Acquisition and will apply the provisions applicable to the Company’s impairment testing. D-108 requires that a direct value method be used to value intangible assets acquired in business combinations completed after September 29, 2004. D-108 also requires the Company to perform an impairment test using a direct value method on all intangible assets that were previously valued using the residual method.

3. Income Taxes

The income tax provision for the Company for the period from inception to December 31, 2004 reflected entirely deferred income tax items. The provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate of approximately 35% to income (loss) before income taxes for the following reasons:

Benefit at federal rate	$6,100
Increase (decrease) resulting from:
State income taxes	500
Valuation allowance	(6,600)

Total income tax expense	$—

Deferred income taxes consist of the following at December 31, 2004:

Basis difference in assets and liabilities	$6,600
Valuation allowance	(6,600)

Net deferred tax assets	$—

Hawaiian Telcom Communications, Inc.

Notes to Financial Statements—(Continued)

(Dollars in thousands)

A full valuation allowance has been provided at December 31, 2004 by the Company for the deferred tax assets because of the uncertainty of future realization of such amounts. The Company will continue to assess the recoverability of deferred tax assets and the related valuation allowance. To the extent that the Company generates taxable income in future years and it determines that such valuation allowance is no longer required, the tax benefit of the remaining deferred tax assets will be recognized at that time.

4. Commitments and Contingencies

BearingPoint

The Company has engaged BearingPoint to build and operate an information technology solution environment including software applications and systems and hardware that the Company will use in its business. The Company has agreed to a fixed fee for build-services and operate-services subject to adjustment based on the amount of services provided. Unless renewed, the agreement with BearingPoint expires in 2010. Annual fixed fee commitments under the agreement with BearingPoint, including certain hardware and software acquired from other vendors, amounts to $187,689 in the aggregate with $87,400 for 2005; $32,030 for 2006; $21,555 for 2007; $21,555 for 2008; $21,555 for 2009; and $3,593 for 2010. During the period from inception on May 21, 2004 to December 31, 2004, the Company incurred fees under this agreement amounting to $6,495.

Litigation

The Company is involved in litigation arising in the normal course of business. The outcome of this litigation is not expected to have a material adverse impact on the Company’s financial statements.

5. Transactions with the Sponsor

At December 31, 2004, the Sponsor (defined below) had advanced $25,000 to HoldCo of which $15,680 of funds were advanced to the Company. These advances to the Company are reflected in other current liabilities in the December 31, 2004 balance sheet and have since been repaid.

6. Subsequent Event

On May 21, 2004, the Company and HoldCo, both new entities formed by the private equity firm of The Carlyle Group (the “Sponsor”), entered into an Agreement of Merger, which was subsequently amended and restated on April 8, 2005, with GTE and Verizon HoldCo LLC, both subsidiaries of Verizon Communications Inc., to acquire Verizon’s Hawaii Business. The merger was consummated on May 2, 2005 (the “Acquisition”). The total consideration for the Acquisition was approximately $1,600,000 which included the assumption of existing debentures with an outstanding principal balance of $300,000.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Management

Verizon Communications Inc.

We have audited the accompanying special-purpose combined statements of selected assets, selected liabilities and parent funding of Verizon Communications Inc.’s (“Verizon”) Hawaii Business, a combination of Verizon Hawaii Inc. and carved-out components of Verizon Information Services, GTE.Net LLC, Bell Atlantic Communications Inc., and Verizon Select Services Inc. (collectively the “Companies”) as of December 31, 2004 and 2003, and the related combined statements of income, parent funding, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1, the accompanying special-purpose combined financial statements were prepared to present the selected assets, selected liabilities and parent funding and statements of income and cash flows of Verizon’s Hawaii Business in contemplation of a potential sale. The combined financial statements include allocations of certain indirectly attributable amounts on bases determined by management of the Companies.

In our opinion, the special-purpose combined financial statements referred to above present fairly, in all material respects, the selected assets, selected liabilities and parent funding of Verizon’s Hawaii Business at December 31, 2004 and 2003, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the combined financial statements, Verizon’s Hawaii Business changed their methods of accounting for directory revenues and expenses and asset retirement obligations effective January 1, 2003.

Ernst & Young LLP

New York, New York

February 22, 2005

Verizon’s Hawaii Business

Combined Statements of Income

(Dollars in thousands)

	Years Ended December 31,
	2004	2003	2002
Operating Revenues
(including $13,600, $16,000 and $13,400 from affiliates)	$595,600	$612,300	$635,400

Operating Expenses
(including $101,900, $129,200 and $111,700 to affiliates)
Cost of services and sales (exclusive of items shown below)	204,300	213,300	211,500
Selling, general and administrative expense	185,600	230,400	202,700
Depreciation	114,800	109,400	107,900

Total Operating Expenses	504,700	553,100	522,100

Operating Income	90,900	59,200	113,300

Other income and (expense), net
(including $300, $300 and $(100) from affiliates)	3,300	1,600	2,800

Interest expense
(including $6,200, $4,200 and $5,700 to affiliates)	(36,800)	(33,700)	(37,400)

Income before provision for income taxes and cumulative effect of accounting changes	57,400	27,100	78,700

Income tax provision	(20,500)	(8,800)	(27,800)

Income Before Cumulative Effect of Accounting Changes	36,900	18,300	50,900

Cumulative effect of accounting changes, net of tax	—	47,200	—

Net Income	$36,900	$65,500	$50,900

See Notes to Combined Financial Statements.

Verizon’s Hawaii Business

Combined Statements of Selected Assets, Selected Liabilities and Parent Funding

(Dollars in thousands)

Selected Assets

	At December 31,
	2004	2003
Current assets
Cash	$1,200	$400
Short-term investments	19,900	51,400
Notes receivable from affiliate	11,300	46,800
Accounts receivable:
Trade and other, net of allowances for uncollectibles of $7,000 and $14,000	90,900	97,500
Affiliates	6,700	6,600
Material and supplies	8,800	11,400
Prepaid expenses	1,500	14,000
Deferred income taxes	10,700	8,600
Other	10,100	9,300

Total current assets	161,100	246,000

Plant, property and equipment	1,965,800	1,956,500
Less accumulated depreciation	1,231,800	1,170,100

	734,000	786,400

Prepaid pension asset	536,400	516,500

Investment in unconsolidated affiliate	36,500	36,500

Other assets	21,000	22,300

Total selected assets	$1,489,000	$1,607,700

See Notes to Combined Financial Statements.

Verizon’s Hawaii Business

Combined Statements of Selected Assets, Selected Liabilities and Parent Funding—(Continued)

(Dollars in thousands)

Selected Liabilities and Parent Funding

	At December 31,
	2004	2003
Current liabilities
Debt maturing within one year
Notes payable to affiliate	$158,800	$222,600
Other	125,000	—
Accounts payable and accrued liabilities:
Affiliates	21,600	50,800
Other	47,500	73,300
Other current liabilities	36,100	39,400

Total current liabilities	389,000	386,100

Long-term debt	301,700	427,400
Employee benefit obligations	41,700	34,100

Deferred credits and other liabilities
Deferred income taxes	304,400	289,000
Unamortized investment tax credits	20,800	23,500
Other	21,400	28,400

	346,600	340,900

Total selected liabilities	1,079,000	1,188,500

Total parent funding	410,000	419,200

Total selected liabilities and parent funding	$1,489,000	$1,607,700

See Notes to Combined Financial Statements.

Verizon’s Hawaii Business

Combined Statements of Parent Funding

(Dollars in thousands)

Balance at January 1, 2002	$382,100
Net income	50,900
Net change due to parent funding, allocations and intercompany reimbursements	(52,300)

Balance at December 31, 2002	380,700
Net income	65,500
Net change due to parent funding, allocations and intercompany reimbursements	(27,000)

Balance at December 31, 2003	419,200
Net income	36,900
Net change due to parent funding, allocations and intercompany reimbursements	(46,100)

Balance at December 31, 2004	$410,000

See Notes to Combined Financial Statements.

Verizon’s Hawaii Business

Combined Statements of Cash Flows

(Dollars in thousands)

	Years Ended December 31,
	2004	2003	2002
Cash Flows From Operating Activities
Income before cumulative effect of accounting changes	$36,900	$18,300	$50,900
Adjustments to reconcile income before cumulative effect of accounting changes to net cash provided by operating activities:
Depreciation	114,800	109,400	107,900
Equity loss from affiliates	—	—	100
Deferred income taxes, net	9,000	9,000	19,300
Employee retirement benefits	(3,500)	1,100	(29,400)
Provision for uncollectible accounts	3,300	4,700	12,300
Changes in current assets and liabilities:
Accounts receivable	1,600	17,800	(13,300)
Material and supplies	2,600	4,200	(1,100)
Other current assets	12,900	(4,200)	(8,800)
Accounts payable and accrued liabilities	(53,500)	(18,900)	50,400
Other current liabilities	(3,000)	(1,500)	(7,400)
Other, net	(13,400)	(14,600)	(19,300)

Net cash provided by operating activities	107,700	125,300	161,600

Cash Flows From Investing Activities
Capital expenditures (including capitalized network software)	(63,700)	(86,200)	(82,600)
Purchases of short-term investments	—	(31,200)	(23,100)
Proceeds from sale of short-term investments	31,500	20,000	23,400
Net change in notes receivable from affiliate	35,500	(46,800)	—
Investment in unconsolidated affiliate	—	—	(2,100)
Other, net	—	100	(100)

Net cash provided by (used in) investing activities	3,300	(144,100)	(84,500)

Cash Flows From Financing Activities
Net change in notes payable to affiliate	(63,800)	45,900	(25,100)
Net change in parent funding	(46,100)	(27,000)	(52,300)
Other, net	(300)	—	300

Net cash provided by (used in) financing activities	(110,200)	18,900	(77,100)

Net change in cash	800	100	—

Cash, beginning of year	400	300	300

Cash, end of year	$1,200	$400	$300

See Notes to Combined Financial Statements.

Verizon’s Hawaii Business

Notes to Combined Financial Statements

(Dollars in thousands, except share information)

1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Verizon’s Hawaii Business is comprised of Verizon Hawaii Inc. (Verizon Hawaii) and carved-out components of Verizon Information Services (VIS), GTE.NET LLC (d/b/a Verizon Online) (VOL), Bell Atlantic Communications Inc. (d/b/a Verizon Long Distance) (VLD), and Verizon Select Services Inc. (VSSI) (collectively, Hawaii Business).

Verizon Hawaii is a wholly owned subsidiary of GTE Corporation (GTE), which is a wholly owned subsidiary of Verizon Communications Inc. (Verizon or Parent) and currently has one wholly owned subsidiary, GTE Hawaiian Tel Insurance Company Incorporated. This subsidiary is a captive insurance company that provides auto liability, general liability and workers’ compensation insurance to Verizon Hawaii on a direct basis. VIS, VOL, VLD and VSSI are indirectly wholly owned subsidiaries of Verizon. Verizon Hawaii, VIS, VOL, VLD and VSSI are referred to collectively as “the Companies” in this document.

The Hawaii Business provides communications services ranging from local telephone service for the home and office to voice and data services for various industries. Local telephone service is provided on each island in Hawaii and intraLATA (Local Access Transport Area) toll service is provided among the islands. InterLATA toll services between Hawaii and domestic points within the United States are provided by long-distance carriers, which connect to Verizon Hawaii’s local facilities for call origination and termination. Business and residential customers also pay access charges to Verizon Hawaii to connect to the local network to obtain long-distance service. Hawaii Business also provides directory publishing services associated with printed telephone directories published in the areas served by Verizon Hawaii including sales, publishing and advertising; Internet access services for customers located in Hawaii, including both digital subscriber line (DSL) and remote dial-up for residential and business customers; long distance telecommunications services for interLATA and international toll traffic originating in Hawaii; billing and collection and operator services to long-distance carriers, and customer premises equipment sales and services.

The communications services Hawaii Business provides are subject to regulation by the Public Utilities Commission of the State of Hawaii with respect to intrastate rates and services and other matters. The Federal Communications Commission (FCC) regulates rates that Verizon Hawaii charges long-distance carriers and end-user subscribers for interstate access services and interstate traffic.

Basis of Presentation

Historically, financial statements have not been prepared for Hawaii Business, as it has no separate legal status or existence. As required by section 5.5(b) of the Agreement of Merger among GTE Corporation, Verizon HoldCo LLC, Paradise HoldCo, Inc. and Paradise MergerSub, Inc. dated May 21, 2004 (the Agreement of Merger), the accompanying special-purpose combined financial statements have been prepared to present the statements of selected assets, selected liabilities and parent funding, statements of income and cash flows of the Hawaii Business. The accompanying special-purpose combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States using specific information where available and allocations where data is not maintained on a state-specific basis within the Companies’ books and records. Because of the allocations and estimates used to prepare these financial statements, they may not reflect the financial position or results of operations of Hawaii Business after acquisition by another entity.

The combined financial statements include the accounts of Verizon Hawaii and its subsidiary, as well as the printed directory, digital subscriber line, Internet access, long distance and customer premises equipment services

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

provided to customers in the state of Hawaii. All significant intercompany accounts and transactions have been eliminated. The combined financial statements include only those assets, liabilities and related operations of Hawaii Business acquired, earned, or incurred by the Companies on a historical cost basis and exclude all other assets, liabilities and operations of the Companies. These special-purpose combined financial statements also include the assets, liabilities and expenses related to employees who support the Hawaii Business, some or all of which are expected to remain employees of the Companies following a sale of the Hawaii Business. The expenses of the Hawaii Business include the cost of provisioning services related to providing communications services.

The preparation of financial information related to VIS’, VOL’s, VLD’s and VSSI’s operations in Hawaii, which are included in the accompanying combined financial statements, was based on the following:

VIS: For the Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, receivables were determined based upon applicable billing system data. Accounts payable were allocated based on the applicable operating expenses. Accrued payroll costs and employee benefit obligations were allocated based on employee headcount. Other current assets and liabilities were allocated based upon the percentage of VIS Hawaii Business revenues as a percentage of total VIS revenues. For the Combined Statements of Income, operating revenues were identified using applicable billing system data. Cost of services and sales were identified based upon a combination of direct cost for Hawaii sales and information from the job order costing system. Selling, general, and administrative expenses were allocated based upon the percentage of total VIS selling, general, and administrative expenses to total VIS revenues applied to the VIS revenue component of Hawaii Business.

VOL: For the Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, receivables were allocated based on applicable operating revenues. Accounts payable were allocated based on the applicable operating expenses. Other current assets and liabilities were determined using applicable billing system data. For the Combined Statements of Income, operating revenues were determined using applicable billing system data and average access lines in service. Cost of services and sales were allocated based on the ratio of average Hawaii VOL access lines to total VOL access lines applied to VOL operating expenses. Selling, general and administrative expenses were allocated based on the ratio of Hawaii Business revenues related to the VOL component to total VOL revenues applied to total VOL selling, general and administrative expenses.

VLD: For the Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, receivables were allocated based on the applicable operating revenues. Accounts payable were allocated based on applicable operating expenses. For the Combined Statements of Income, operating revenues were determined using applicable billing system data. Cost of sales and services and selling, general and administrative expenses were allocated based on the ratio of Hawaii Business revenue related to the VLD component to total VLD revenues applied to operating expenses for total VLD.

VSSI: For the Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, receivables were allocated based on the applicable operating revenues. Accounts payable were allocated based on applicable operating expenses. For the Combined Statements of Income, operating revenues were identified using applicable billing system data. Cost of sales and services and selling, general and administrative expenses were allocated based on the ratio of Hawaii Business revenue related to the VSSI component to total VSSI revenues applied to operating expenses for total VSSI.

The accounts of VOL, VLD and VSSI are not significant to the financial results of Hawaii Business.

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

Management believes the allocations used to determine selected amounts in the financial statements are appropriate methods to reasonably reflect the related assets, liabilities, revenues and expenses of Hawaii Business.

Use of Estimates

The accompanying combined financial statements have been prepared using generally accepted accounting principles (GAAP), which require management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates.

Examples of significant estimates include the allowance for doubtful accounts, the recoverability of plant, property and equipment, and pension and postretirement benefit assumptions.

Revenue Recognition

Hawaii Business earns service revenues based upon usage of Hawaii Business’ local exchange network and facilities and contract fees. In general, fixed fees for local telephone, Internet access and certain other services are billed one month in advance and recognized the following month when earned. Revenue from other products that are not fixed fee or that exceed contracted amounts is recognized when such services are provided. Long distance revenues are recognized in arrears. There are no fixed fees associated with long distance service revenues.

Hawaii Business recognizes revenue for equipment and installation services, in which it bundles the equipment with maintenance and monitoring services, when the equipment is installed in accordance with contractual specifications and ready for the customer’s use. The maintenance and monitoring services are recognized monthly over the term of the contract as services are provided. Long-term contracts are accounted for using the percentage of completion method. The completed contract method is used if the costs cannot be estimated with a reasonable degree of reliability.

Customer activation fees, along with the related costs up to, but not exceeding the activation fees are deferred and amortized over the customer relationship period.

During 2002, revenues for Hawaii Business’ print directory publishing were recognized under the publication-date method. Under that method, revenues and direct expenses were recorded when the directories were published. During the second quarter of 2003, the method for recognizing revenues and expenses in the print directory business was changed from the publication-date method to the amortization method. Under the amortization method, revenues and direct expenses, primarily printing and distribution costs, are recognized over the life of the directory, which is usually 12 months. This accounting change affects the timing of the recognition of revenues and expenses. As required by generally accepted accounting principles (GAAP), the directory accounting change was recorded retroactively to January 1, 2003, and included a cumulative effect of the accounting change (see “Accounting Changes – Directory Accounting” in Note 2.)

Maintenance and Repairs

The cost of maintenance and repairs, including the cost of replacing minor items not constituting substantial betterments, is charged primarily to Cost of Services and Sales as these costs are incurred.

Short-term Investments

Short-term investments consist primarily of cash equivalents held in trust to pay for certain employee benefits. Short-term investments are stated at cost, which approximates market value.

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

Material and Supplies

Material and supplies include new and reusable supplies and network equipment, which are stated principally at average original cost, except that specific costs are used in the case of large individual items.

Plant and Depreciation

Plant, property, and equipment is recorded at cost. Depreciation expense is principally based on the composite group remaining life method and straight-line composite rates. This method provides for the recognition of the cost of the remaining net investment in telephone plant, less anticipated net salvage value, over the remaining asset lives. This method requires the periodic revision of depreciation rates.

The asset lives were used as follows:

Average Lives (in years)
Buildings	33 – 35
Central office equipment	5 – 12
Outside communications plant	17 – 50
Furniture, vehicles and other	3 – 15

When depreciable telephone plant is replaced or retired, the carrying amount of such plant is deducted from the respective accounts and charged to accumulated depreciation. (See “Accounting Changes – Asset Retirement Obligations” in Note 2.)

Network software purchased or developed in connection with related plant assets is capitalized. Interest associated with the acquisition or construction of plant assets is also capitalized. Capitalized interest is reported as a cost of plant and a reduction in interest cost.

Impairment of Long-Lived Assets

Plant, property, and equipment are reviewed for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which the Companies adopted effective January 1, 2002. Under SFAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount (if any) by which the carrying value of the asset exceeds its fair value.

Computer Software Costs

The Companies capitalize the cost of internal-use network software which has a useful life in excess of one year in accordance with AICPA Statement of Position (SOP) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred.

Advertising Costs

Advertising costs are expensed as they are incurred.

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

Stock-Based Compensation

The Companies participate in employee compensation plans sponsored by Verizon with awards of Verizon common stock.

Prior to 2003, Verizon accounted for stock-based employee compensation under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, and followed the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.”

Effective January 1, 2003, Verizon adopted the fair value recognition provisions of SFAS No. 123, using the prospective method (as permitted under SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”) to all new awards granted, modified or settled after January 1, 2003. Under the prospective method, employee compensation expense in the first year will be recognized for new awards granted, modified, or settled. The options generally vest over a term of three years, therefore the expenses related to stock-based employee compensation included in the determination of net income for 2004 and 2003 are less than what would have been recorded if the fair value method was also applied to previously issued awards (see Note 2 for additional information on the impact of adopting SFAS No. 123).

Employee Benefit Plans

The Companies participate in certain Verizon benefit plans. Under these plans, pension and postretirement health care and life insurance benefits earned during the year as well as interest on projected benefit obligations are accrued currently. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive benefits.

Income Taxes

Verizon and its domestic subsidiaries, including the Companies, file a consolidated federal income tax return. The Companies participate in a tax sharing agreement with Verizon and remit tax payments to Verizon based on the respective tax liability on a separate company basis. Current and deferred tax expense is determined by applying the provisions of SFAS No. 109, “Accounting for Income Taxes,” to each subsidiary as if it were a separate taxpayer.

Verizon Hawaii uses the deferral method of accounting for investment tax credits earned prior to the repeal of investment tax credits by the Tax Reform Act of 1986. Verizon Hawaii also defers certain transitional credits earned after the repeal and amortizes these credits over the estimated service lives of the related assets as a reduction to the Income tax provision.

Recent Accounting Pronouncements

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), “Share-Based Payment”, which revises SFAS No. 123. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense based on their fair value. Effective January 1, 2003, Verizon had previously adopted the fair value recognition provisions of SFAS No. 123. Verizon plans to adopt SFAS No. 123(R) effective July 1, 2005, using the modified prospective method and does not expect any impact on our results of operations or financial position.

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

Comprehensive Income

The Companies had no comprehensive income components for the years ended December 31, 2004, 2003 and 2002. Therefore, comprehensive income is the same as net income for all three years.

2. Accounting Changes

Directory Accounting

As discussed in Note 1, effective January 1, 2003, Hawaii Business changed its method for recognizing revenues and expenses in its directory business from the publication-date method to the amortization method. The cumulative effect of this accounting change resulted in a charge of $47,700 ($28,600 after-tax), recorded as of January 1, 2003.

The following table presents the Hawaii Business 2002 results of operations for comparison, assuming the amortization method had been applied in 2002:

	Year Ended December 31, 2002
	Before Directory Accounting Change	After Directory Accounting Change
Operating revenues	$635,400	$635,200
Operating expenses	522,100	521,900
Income before cumulative effect of change in accounting principle	50,900	50,800

Net income	$50,900	$50,800

Stock-Based Compensation

The Companies participate in employee compensation plans sponsored by Verizon with awards of Verizon common stock. As discussed in Note 1, the Companies adopted the fair value recognition provisions of SFAS No. 123 using the prospective method as permitted under SFAS No. 148.

The following table illustrates the effect on net income if the fair value method had been applied to all outstanding and unvested options in each period.

	Years Ended December 31,
	2004	2003	2002
Net income, as reported	$36,900	$65,500	$50,900
Add: Stock option-related employee compensation expense included in reported net income, net of related tax effects	100	200	—
Deduct: Total stock option-related employee compensation expense determined under fair value based method for all awards, net of related tax effects	(200)	(500)	(1,600)

Pro forma net income	$36,800	$65,200	$49,300

After-tax compensation expense for other stock-based compensation included in net income as reported for the years ended December 31, 2004, 2003 and 2002 was not material.

For additional information on assumptions used to determine the pro forma amounts as well as other information related to the stock-based compensation plans, see Note 7.

Asset Retirement Obligations

The Companies adopted the provision of SFAS No. 143 on January 1, 2003. SFAS No. 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

obligations are incurred and capitalize that amount as part of the book value of the long-lived asset. The Companies determined that they do not have a material legal obligation to remove long-lived assets as described by this statement. However, prior to the adoption of SFAS No. 143, Verizon Hawaii included estimated removal costs in their group depreciation models. Consequently, in connection with the initial adoption of SFAS No. 143, Verizon Hawaii reversed accrued costs of removal in excess of salvage from their accumulated depreciation accounts for these assets. The adjustment was recorded as a cumulative effect of an accounting change, resulting in the recognition of a gain of $124,600 ($75,800 after-tax).

3. Plant, Property And Equipment

The Companies maintain continuing property records, which identify specific property, plant and equipment (PP&E) balances, depreciation reserves and annual capital expenditure amounts for Hawaii Business. The PP&E balance in the accompanying statements of selected assets, selected liabilities, and parent funding is based on these specific amounts and does not include any allocations of common assets utilized in providing the centralized services described in Note 1. The following table displays the details of plant, property and equipment of Hawaii Business, which is stated at cost:

	At December 31,
	2004	2003
Land	$9,400	$10,500
Buildings	212,100	213,200
Central office equipment	758,100	749,800
Outside communications plant	879,500	861,700
Furniture, vehicles and other work equipment	81,800	89,400
Construction-in-progress	3,500	3,000
Other	21,400	28,900

	1,965,800	1,956,500
Accumulated depreciation	(1,231,800)	(1,170,100)

Total	$734,000	$786,400

4. Leases

The Hawaii Business leases certain facilities and equipment for use in the Hawaii Business’ operations under several operating lease agreements with affiliated and nonaffiliated entities.

Total rent expense for Hawaii Business amounted to $32,000 in 2004, $28,800 in 2003 and $24,300 in 2002. Of these amounts, $25,400 in 2004, $19,600 in 2003 and $14,500 in 2002 were lease payments to affiliated companies.

This table displays Hawaii Business’ aggregate minimum rental commitments under noncancelable operating leases for the periods shown at December 31, 2004:

Years
2005	$4,200
2006	3,600
2007	2,300
2008	2,200
2009	2,100
Thereafter	17,600

Total minimum rental commitments	$32,000

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

5. Debt

Debt Maturing Within One Year

Debt maturing within one year is as follows:

	At December 31,
	2004	2003
Long-term debt maturing within one year	$125,000	$—
Notes payable to affiliate – VGFC	158,800	222,600

Total debt maturing within one year	$283,800	$222,600

Weighted average interest rate for notes payable outstanding at year-end	2.3%	1.1%

The Hawaii Business obtains short-term financing through advances from affiliated companies, Verizon Network Funding Corp. (VNFC) and Verizon Global Funding Corp. (VGFC), for the provision of short-term financing and cash management services. VNFC and VGFC issue commercial paper and obtain bank loans to fund the working capital requirements of Verizon’s subsidiaries, including the Companies, and invest funds in temporary investments on their behalf. During 2002 and 2003, Hawaii Business also obtained short-term financing from an affiliated company, GTE. As of June 30, 2003, GTE was no longer a funding source for Hawaii Business.

Long-Term Debt

Long-term debt consists principally of debentures that Verizon Hawaii has issued. Interest rates and maturities of the amounts outstanding are as follows:

	Interest Rates	Maturity	At December 31,
			2004	2003
Twelve year first mortgage bond	6.75%	2005	$125,000	$125,000
Ten year debenture	7.0	2006	150,000	150,000
Ten year debenture	7.375	2006	150,000	150,000

			425,000	425,000
Unamortized premium and discount, net			1,700	2,400

Total long-term debt, including current maturities			426,700	427,400
Less maturing within one year			(125,000)	—

Total long-term debt			$301,700	$427,400

The aggregate principal amount of bonds and debentures that may be issued is subject to the restrictions and provisions of these indentures. None of the securities shown above were held in sinking or other special funds or pledged by the Companies. Debt discounts and premiums on outstanding long-term debt are amortized over the lives of the respective issues. Substantially all of Verizon Hawaii’s property is subject to the lien of the mortgage bond indenture securing funded debt.

Verizon Hawaii is in compliance with all debt covenants.

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

Maturities of long-term debt outstanding at December 31, 2004, excluding unamortized discount and premium are as follows:

Years
2005	$125,000
2006	300,000

Total long-term debt outstanding	$425,000

6. Financial Instruments

Concentrations of Credit Risk

Financial instruments that subject Hawaii Business to concentrations of credit risk consist primarily of short-term investments and trade receivables. Concentrations of credit risk with respect to trade receivables, other than those from AT&T, are limited due to the large number of customers. Hawaii Business generated revenues from services provided to AT&T (primarily network access and billing and collection) of $14,800 in 2004, $11,500 in 2003 and $15,300 in 2002.

While Hawaii Business may be exposed to credit losses due to the nonperformance of counterparties, the risk to Hawaii Business is considered remote and the settlement of these transactions is not expected to have a material effect on Hawaii Business’ results of operations or financial position.

Notes Receivable

Notes receivable from affiliate consist of the following:

	At December 31,
	2004	2003
Notes receivable from affiliate
VNFC	$11,300	$46,800

Total notes receivable from affiliate	$11,300	$46,800

The financial services agreements between VNFC, VGFC and the Companies specify that the Companies are permitted to borrow or advance funds on a day-to-day (demand) basis to finance its ordinary business and capital requirements. Since these borrowings and advances are based on a variable interest rate and demand note basis the carrying value of the notes approximate fair market value. See Note 5 for additional information on the financial services agreement with VNFC and VGFC.

Fair Values of Financial Instruments

The table below provides additional information about Hawaii Business’ material financial instruments:

Financial Instrument	Valuation Method
Cash and short-term investments	Carrying amounts
Short-term notes receivable from affiliate (VNFC)	Carrying amounts
Short-term notes payable to affiliate (VGFC)	Carrying amounts
Short- and long-term debt	Future cash flows discounted at current rates

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

	At December 31,
	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Short-term notes receivable from VNFC	$11,300	$11,300	$46,800	$46,800
Debt and notes payable to affiliate	$585,500	$599,000	$650,000	$686,200

7. Stock Incentive Plans

Stock-option related employee compensation expense for 2004 and 2003, as well as the pro forma expense for 2002 (see Note 2) were determined using the Black-Scholes option-pricing model based on the following weighted-average assumptions:

	2004	2003	2002
Dividend yield	4.2%	4.0%	3.2%
Expected volatility	31.3%	30.9%	28.5%
Risk-free interest rate	3.3%	3.4%	4.6%
Expected lives (in years)	6	6	6

The weighted-average value of options granted during 2004, 2003, and 2002 was $7.88, $8.41, and $12.11, respectively.

Beginning in 2003, stock option grants to some levels of management were reduced, and accompanied by performance-based share awards.

The structure of Verizon’s stock incentive plans does not provide for the separate determination of certain disclosures for the Companies. The required information is provided on a consolidated basis in Verizon’s Annual Report on Form 10-K for the year ended December 31, 2004.

8. Employee Benefits

The Companies participate in certain of Verizon’s benefit plans. Verizon maintains noncontributory defined pension plans for substantially all employees. The postretirement health care and life insurance plans for the Companies’ retirees and their dependents are both contributory and noncontributory and include a limit on the Companies’ share of cost for recent and future retirees. Management employees hired after December 31, 2004 are not eligible for company-subsidized retiree health care or retiree life insurance benefits. The Companies also sponsor defined contribution savings plans to provide opportunities for eligible employees to save for retirement on a tax-deferred basis. A measurement date of December 31 is used for the pension and postretirement health care and life insurance plans.

The structure of Verizon’s benefit plans does not provide for the separate determination of certain disclosures for the Companies or for the Hawaii Business. The required information is provided on a consolidated basis in Verizon’s Annual Report on Form 10-K for the year ended December 31, 2004.

Pension Plans and Other Postretirement Benefits

Pension and other postretirement benefits for the majority of Verizon Hawaii’s employees are subject to collective bargaining agreements. Approximately 82% of Verizon Hawaii employees (associates) are covered by collective bargaining agreements. Modifications in benefits have been bargained from time to time, and Verizon may also periodically amend the benefits in the management plans.

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

Benefit Cost

The components of Verizon Hawaii’s benefit costs are summarized in the following table. Because Hawaii Business operating expenses associated with VIS, VOL, VLD and VSSI were determined predominantly through allocations, separate identification of the components of benefit costs was not readily available.

	Years Ended December 31,
	Pension			Health Care and Life
	2004	2003	2002	2004	2003	2002
Net periodic benefit (income) cost	$(38,900)	$(39,100)	$(59,500)	$16,300	$7,900	$6,800

Termination benefits	—	11,800	800	—	2,800	—
Settlement loss	19,200	19,500	22,500	—	—	—
Curtailment gain	—	(1,800)	—	—	—	—

Subtotal	19,200	29,500	23,300	—	2,800	—

Total (income) cost	$(19,700)	$(9,600)	$(36,200)	$16,300	$10,700	$6,800

As part of the Verizon workforce reduction plan, Verizon Hawaii reduced headcount as allowed under various management and associate employee benefit plans. As a result, Verizon Hawaii recorded $14,600 in 2003 and $800 in 2002 in connection with various pension and retirement benefit enhancements. In addition, Verizon Hawaii recorded pension settlement losses of $19,200 in 2004, $19,500 in 2003 and $22,500 in 2002, as lump-sum payments exceeded the threshold of service and interest costs. Further, Verizon Hawaii recorded a curtailment gain of $(1,800) in 2003 associated with a significant reduction of the expected years of future service of present employees, which was largely impacted by employee terminations in 2003. The special termination benefits and settlement of pension obligations and curtailment are recorded in accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Pension Plans and for Termination Benefits” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions.”

Amounts recognized in Hawaii Business’ Statements of Selected Assets, Selected Liabilities and Parent Funding consist of:

	At December 31,
	Pension		Health Care and Life
	2004	2003	2004	2003
Prepaid pension asset	$536,400	$516,500	$—	$—
Employee benefit obligations	1,600	1,200	31,400	23,600

The changes in the employee benefit asset and obligations from year to year were caused by a number of factors, including changes in actuarial assumptions (see Assumptions) and settlements.

Assumptions

The actuarial assumptions used are based on market interest rates, past experience, and management’s best estimate of future economic conditions. Changes in these assumptions may impact future benefit costs and obligations.

The weighted-average assumptions used in determining benefit obligations are as follows:

	At December 31,
	Pension		Health Care and Life
	2004	2003	2004	2003
Discount rate	5.75%	6.25%	5.75%	6.25%
Rate of future increases in compensation	5.00	5.00	4.00	4.00

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

The weighted-average assumptions used in determining net periodic cost are as follows:

	Years Ended December 31,
	Pension			Health Care and Life
	2004	2003	2002	2004	2003	2002
Discount rate	6.25%	6.75%	7.25%	6.25%	6.75%	7.25%
Expected return on plan assets	8.50	8.50	9.25	8.00	8.00	8.00
Rate of compensation increase	5.00	5.00	5.00	4.00	4.00	4.00

In order to project the long-term target investment return for the total portfolio, estimates are prepared for the total return of each major asset class over the subsequent 10-year period, or longer. Those estimates are based on a combination of factors including the following: observable current market interest rates, consensus earnings expectations, historical long-term performance and value-added, and the use of conventional long-term risk premiums. To determine the aggregate return for the pension trust, the projected return of each individual asset class is then weighted according to the allocation to that investment area in the Trust’s long-term asset allocation policy. The projected long-term results are then also compared to the investment return earned over the previous 10-years.

The assumed health care cost trend rates are as follows:

	At December 31,
	2004	2003	2002
Health care cost trend rate assumed for next year	10.00%	10.00%	11.00%
Rate to which cost trend rate gradually declines	5.00%	5.00%	5.00%
Year the rate reaches level it is assumed to remain thereafter	2009	2008	2007

Medicare Drug Act

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Medicare Drug Act) was signed into law. The Medicare Drug Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Verizon sponsors several postretirement health care plans that provide prescription drug benefits that are deemed actuarially equivalent to the Medicare Part D and has elected to recognize the impact of the federal subsidy on their accumulated postretirement benefit obligation and net postretirement benefits costs. As a result, we have reduced our net postretirement of benefit costs by $1,300 in 2004.

Savings Plans and Employee Stock Ownership Plans

Substantially all of the Companies’ employees are eligible to participate in savings plans maintained by Verizon. Verizon maintains a leveraged employee stock ownership plan (ESOP) for its management employees of the former GTE Companies, including Verizon Hawaii. Under this plan, a certain percentage of eligible employee contributions are matched with shares of Verizon’s common stock. Verizon recognizes leveraged ESOP cost based on the modified shares allocated method for this leveraged ESOP that purchased securities before December 15, 1989. The Companies recognize savings plan cost based on their matching obligation attributed to their participating management employees. In addition to the ESOP, Verizon also maintains a savings plan for non-management employees. Matching contributions attributable to Hawaii Business’ employees were included as selling, general and administrative expenses in these special-purpose financial statements. Verizon Hawaii recorded total savings plan costs of $3,200 in 2004, $3,200 in 2003 and $3,400 in 2002. There were no other material savings plan costs associated with Hawaii Business.

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

Severance Benefits

The Companies maintain ongoing severance plans for both management and associate employees, which provide benefits to employees that are terminated. The costs for these plans are accounted for under SFAS No. 112, “Employers’ Accounting for Postemployment Benefits.” Severance benefits are accrued based on the terms of the severance plan over the estimated service periods of the employees. The accruals are also based on the historical run-rate of actual severances and expectations for future severances. As a result of the Verizon workforce reduction plans in 2003 and 2002, it was determined that the severance liability was not sufficient and Verizon Hawaii recorded a special charge of $13,200 and $1,200, respectively. Severance costs are included in selling, general and administrative expense in the Hawaii Business’ combined statements of income. The following table provides an analysis of Hawaii Business’ severance liability:

Year	Beginning of Year	Charged to Expense(a)	Payments	Other (b)	End of Year
2002	$7,800	$1,400	$(3,200)	$(600)	$5,400
2003	5,400	12,700	(8,200)	4,400	14,300
2004	14,300	100	(11,500)	—	2,900

(a)	Includes (1) accruals and adjustments for ongoing employee severance costs, and (2) special charges of $13,200 in 2003 and $1,200 in 2002.
(b)	Includes amounts reallocated to other Verizon affiliates. From time to time, Verizon must redistribute across its subsidiaries the amount of severance liability based on actual experience at the companies.

The remaining severance liability includes future contractual payments to employees separated as of the end of the year.

9. Parent Funding and Interest Expense

For purposes of these statements, some funding requirements have been summarized as “Parent Funding” without regard to whether the funding represents debt or equity. No specific debt instruments can be directly associated with certain carved-out components within the Hawaii Business nor are separate Equity accounts maintained. As such, a portion of interest expense net of interest income of the Companies for the years ended December 31, 2004, 2003 and 2002 was allocated to Hawaii Business based on the relative percentage of Hawaii Business’ parent funding to the total debt and equity for the Companies.

10. Income Taxes

The components of income tax provision for Hawaii Business are presented in the following table:

	Years Ended December 31,
	2004	2003	2002
Current:
Federal	$6,900	$(500)	$6,900
State and local	5,500	300	1,600

	12,400	(200)	8,500

Deferred:
Federal	13,500	11,800	20,800
State and local	(1,800)	1,000	2,400

	11,700	12,800	23,200

	24,100	12,600	31,700
Investment tax credits	(3,600)	(3,800)	(3,900)

Total income tax expense	$20,500	$8,800	$27,800

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

The following table shows the primary reasons for the difference between Hawaii Business’ effective income tax rate and the statutory federal income tax rate:

	Years Ended December 31,
	2004	2003	2002
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefits	1.6	(4.4)	0.8
Tax adjustment	—	1.5	—
Investment tax credits	(1.6)	—	(0.1)
Equity investment	—	—	0.1
Other, net	0.7	0.4	(0.5)

Effective income tax rate	35.7%	32.5%	35.3%

Deferred taxes arise because of differences in the book and tax bases of certain assets and liabilities. Significant components of Hawaii Business’ deferred tax liability are shown in the following table:

	At December 31,
	2004	2003
Employee benefits	$190,700	$212,700
Depreciation	115,000	117,300
Investment tax credits	(8,000)	1,200
Allowance for uncollectible accounts	(1,000)	(5,200)
Other, net	(3,000)	(45,600)

Net deferred tax liability	$293,700	$280,400

Employee benefits include $12,000 deferred tax asset at December 31, 2004 and $9,300 at December 31, 2003 related to postretirement benefit costs recognized under SFAS No. 106. This deferred tax asset will gradually be realized over the estimated lives of current retirees and employees.

11. Transactions With Affiliates

The financial statements include transactions between Hawaii Business and Verizon Services (including Verizon Services Corp., Verizon Services Group and Verizon Corporate Services Group Inc.), Verizon Wireless, Verizon Operating Telephone Companies, Verizon Global Networks Inc., Verizon Advanced Data Inc., Verizon Data Services Inc., GTE Funding Incorporated, Verizon Network Funding Corp., Verizon Ventures III Inc., Verizon Global Funding Corp., GTE Corporation and other affiliates.

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

Hawaii Business’ transactions with affiliates are summarized as follows:

	Years Ended December 31,
	2004	2003	2002
Operating revenues:
Verizon Wireless	$8,700	$7,800	$6,600
Verizon Operating Telephone Companies	1,500	3,400	3,500
Verizon Global Networks Inc.	2,000	2,300	—
Verizon Advanced Data Inc.	—	—	1,800
Other	1,400	2,500	1,500

	13,600	16,000	13,400

Operating expenses:
Verizon Services	73,600	79,900	64,300
Verizon Data Services Inc.	20,800	31,100	29,000
GTE Communication Systems Corporation	5,600	10,400	11,700
Verizon Advanced Data Inc.	1,800	7,600	7,000
Verizon Operating Telephone Companies	—	100	100
Verizon Wireless	100	100	(400)

	101,900	129,200	111,700

Other income and (expense), net:
Interest income from GTE Funding Incorporated	—	200	—
Interest income from Verizon Network Funding Corp.	300	100	—
Equity loss from investee	—	—	(100)

	300	300	(100)

Interest expense:
Interest expense to Verizon Global Funding Corp.	5,900	3,100	1,300
Interest expense to GTE Funding Incorporated	300
Interest expense to Verizon Network Funding Corp.	—	600	—
Interest expense to GTE Corporation	—	500	4,400

	6,200	4,200	5,700

Plant, property and equipment:
Purchases from GTE Communication Systems Corporation	6,300	13,900	12,000
Transfer of advanced data assets from Verizon Ventures III Inc.	—	—	4,900

	6,300	13,900	16,900

Equity contributed to Verizon Ventures III Inc.	—	—	2,100

Dividends to GTE Corporation:
Dividends declared	47,000	16,500	38,000

Capital contribution from GTE Corporation	—	—	2,200

Outstanding balances with affiliates are reported on the Statements of Selected Assets, Selected Liabilities and Parent Funding at December 31, 2004 and 2003 as Notes Receivable from Affiliate, Accounts Receivable—Affiliates, Notes Payable to Affiliate, and Accounts Payable and Accrued Liabilities – Affiliates.

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

Verizon Services

Verizon Hawaii has contractual arrangements with Verizon Services for the provision of various centralized services. These services are divided into two broad categories. The first category is comprised of network related services which generally benefit only Verizon’s operating telephone subsidiaries. These services include marketing, sales, legal, accounting, finance, data processing, materials management, procurement, labor relations, and staff support for various network operations. The second category is comprised of overhead and support services which generally benefit all subsidiaries of Verizon. Such services include corporate governance, corporate finance, external affairs, legal, media relations, employee communications, corporate advertising, human resources, and treasury. Costs may be either directly assigned to one subsidiary or allocated to more than one subsidiary based on functional reviews of the work performed.

Verizon Wireless

Verizon Hawaii’s operating revenues include transactions with Verizon Wireless associated with the provision of local and network access services, billing and collection services, interconnection agreements and commission fees. These revenues are earned from Verizon Wireless who provides wireless voice and data services, paging services and equipment sales to their customers.

Verizon Hawaii’s operating expenses also include transactions with Verizon Wireless. Verizon Hawaii recognizes costs associated with wireless voice and data services, paging services and for interconnection agreements.

Verizon Operating Telephone Companies

Verizon Hawaii’s operating revenues and expenses include transactions with other Verizon Operating Telephone Companies. Revenues associated with transactions with these affiliates are primarily earned from the rental of Verizon Hawaii’s facilities and equipment. In addition, Verizon Hawaii also recognizes expenses associated with transactions with these affiliates. These costs primarily relate to fees associated with the termination of Verizon Hawaii’s customer’s calls on their network.

Verizon Global Networks Inc.

Verizon Hawaii’s operating revenues include transactions with Verizon Global Networks Inc. (Global Networks) associated with the provision of network access services. These revenues are earned from Global Networks who utilizes Verizon Hawaii’s facilities to provide access and data transport to their customers.

Verizon Advanced Data Inc.

In 2002 and 2001, Verizon Hawaii’s operating revenues included transactions with Verizon Advanced Data Inc. (VADI) associated with the provision of local and network access services, billing and collection services, and the purchase of unbundled network elements. These revenues were earned from VADI who utilized Verizon Hawaii’s facilities to provide advanced data services to their customers. Beginning in February 2002, the responsibility for the provision of advanced data services was transferred back to Verizon Hawaii (see Investment in Verizon Ventures III Inc. below).

Verizon Hawaii also has a contractual arrangement with VADI for the provision of various centralized services associated with advanced data services. These services are divided into two broad categories. The first category is comprised of network related services, which include provisioning, maintenance, engineering, and

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

data processing for various network operations. The second category is comprised of overhead and support services, which include finance, human resources, treasury, procurement, marketing, sales, and support staffs. The costs are allocated based on advanced data services revenues.

Verizon Data Services Inc.

Verizon Data Services Inc. provides data processing services, software application development and maintenance, which generally benefit Verizon’s operating telephone subsidiaries, including Verizon Hawaii. Verizon Hawaii is charged for these affiliated transactions based on proportional cost allocation methodologies.

GTE Communication Systems Corporation

GTE Communication Systems Corporation (GTE Communication Systems) provides construction and maintenance equipment, supplies and electronic repair services to Verizon Hawaii. Verizon Hawaii records these purchases and services at cost, including a return realized by GTE Communication systems.

Verizon Global Funding Corp., Verizon Network Funding Corp. and GTE Corporation

Verizon Hawaii recognizes interest expense/income in connection with short-term financing through advances from affiliated companies, Verizon Global Funding Corp. and Verizon Network Funding Corp., for the provision of short-term financing and cash management services. VGFC and VNFC issue commercial paper and obtain bank loans to fund the working capital requirements of Verizon’s network services subsidiaries, including Verizon Hawaii, and invest funds in temporary investments on their behalf. During 2002 and 2003, Verizon Hawaii also obtained short-term financing from its parent company, GTE. As of June 30, 2003, GTE was no longer a funding source for Verizon Hawaii.

Other Affiliates

Other operating revenues and expenses of Verizon Hawaii include miscellaneous items of income and expense resulting from transactions with other affiliates. These transactions include the provision of local and network access services, billing and collection services, rental of facilities and equipment, and sales and purchases of material and supplies.

Investment in Verizon Ventures III Inc.

Verizon Hawaii acquired an ownership interest in Verizon Ventures III Inc. (Ventures III), an affiliated company which Verizon Hawaii accounted for under the equity method of accounting, as a result of the transfer of certain advanced data assets in May 2001 and throughout the remainder of 2001. Ventures III was established to satisfy a condition of the FCC’s approval of the Bell Atlantic—GTE merger, which required the provision of advanced data services through a separate affiliate. In September 2001, the FCC issued an order eliminating this merger condition. On February 1, 2002, after required state regulatory approvals were obtained, Ventures III transferred back to Verizon Hawaii assets with an aggregate net book value of $4,900. In consideration of the transfer of these assets, Verizon Hawaii surrendered their common stock in Ventures III and remitted cash compensation.

In connection with this reintegration, Verizon Hawaii received a capital contribution from its parent of $2,100 in the first quarter of 2002. This equity was immediately contributed to Ventures III. No gain or loss was recognized as a result of the reintegration of the advanced data assets into Verizon Hawaii. This reintegration did not have a material effect on Verizon Hawaii’s total results of operations or financial condition.

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

12. Additional Financial Information

The tables below provide additional financial information related to Hawaii Business’ financial statements:

	Years Ended December 31,
	2004	2003
STATEMENTS OF CASH FLOWS:
Cash paid (refunded) during the year for:
Income taxes, net of amounts refunded	$(6,100)	$(3,600)
Interest, net of amounts capitalized	35,900	34,000

STATEMENTS OF INCOME:
Interest expense incurred, net of amounts capitalized	36,800	33,700
Capitalized interest	100	200
Advertising expense	1,900	2,100

Except Verizon Hawaii, the Companies do not maintain separate records of the information in the table above for Hawaii Business.

Advertising expense includes $1,800 in 2004, $1,900 in 2003, and $2,200 in 2002, allocated to Verizon Hawaii by various affiliates.

In 2002, Verizon Hawaii recorded an impairment charge of $3,400 driven by its financial statement exposure to WorldCom Inc. This charge was recorded in selling, general and administrative expense in the combined statements of income for Hawaii Business.

13. Commitments and Contingencies

Various legal actions and regulatory proceedings are pending to which the Companies are a party and claims which, if asserted, may lead to other legal actions. The Companies have established reserves for specific liabilities in connection with regulation and legal matters that the Companies currently deem to be probable and estimable. Management does not believe the ultimate resolution of pending regulatory and legal matters in future periods will have a material effect on the financial condition of Hawaii Business, but it could have a material effect on its results of operations.

From time to time, state regulatory decisions require Verizon Hawaii to assure customers that they will provide a level of service performance that falls within prescribed parameters. There are penalties associated with failing to meet those service parameters, and Verizon Hawaii, from time to time, has paid such penalties. Management does not expect these penalties to have a material effect on the financial condition of Hawaii Business, but they could have a material effect on its results of operations.

14. Segment Information

Segment Reporting

Hawaii Business has two reportable segments, consisting of the wireline telecommunications services and the publishing business. The wireline telecommunications services segment provides local telephone services including voice and data transport, enhanced and custom calling features, network access, directory assistance and private lines. In addition, the wireline telecommunications services segment provides long distance services, customer premise equipment distribution, data solutions and systems integration, billing and collections, logistics, pay telephone services and Internet access services. The publishing business includes printing SuperPages® directories in Hawaii.

Verizon’s Hawaii Business

Notes to Combined Financial Statements—(Continued)

(Dollars in thousands, except share information)

The following table provides operating financial information for our two reportable segments:

	Wireline	Publishing	Total Segments
2004
Operating revenues	$561,400	$66,100	$627,500
Depreciation	114,700	100	114,800
Segment income	11,300	25,600	36,900
Assets	1,488,500	11,700	1,500,200
Capital expenditures	63,500	200	63,700

2003
Operating revenues	$567,700	$66,100	$633,800
Depreciation	109,300	100	109,400
Segment income (loss)	68,700	(3,200)	65,500
Assets	1,599,900	9,600	1,609,500
Capital expenditures	86,100	100	86,200

2002
Operating revenues	$583,300	$66,200	$649,500
Depreciation	107,800	100	107,900
Segment income	25,600	25,300	50,900
Assets	1,461,400	50,400	1,511,800
Capital expenditures	82,500	100	82,600

Reconciliation to Combined Financial Information:

A reconciliation of the results for the operating segments to the applicable line items in the combined financial statements is as follows:

	2004	2003	2002
Operating Revenues
Total reportable segments	$627,500	$633,800	$649,500
Eliminations	(31,900)	(21,500)	(14,100)

Combined operating revenues – reported	$595,600	$612,300	$635,400

Net Income
Total reportable segments	$36,900	$65,500	$50,900
Eliminations	—	—	—

Combined net income – reported	$36,900	$65,500	$50,900

Assets
Total reportable segments	$1,500,200	$1,609,500	$1,511,800
Eliminations	(11,200)	(1,800)	(1,200)

Combined assets – reported	$1,489,000	$1,607,700	$1,510,600

15. Subsequent Event

On February 1, 2005, Verizon Hawaii declared and paid a dividend in the amount of $14,000 to its parent, GTE. There were no other subsequent events for Hawaii Business.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Hawaiian Telcom Communications, Inc. is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Consistent with Section 145 of the DGCL, Article VI of the bylaws of Hawaiian Telcom Communications, Inc. provides that it will indemnify any present or former director or officer of Hawaiian Telcom Communications, Inc. against those expenses which are actually and reasonably incurred in connection with any action, suit or proceeding, pending or threatened, in which such person may be involved by reason of being or having been a director or officer of the corporation.

In accordance with Section 102(b)(7) of the DGCL, Section 7 of the Company’s Certificate of Incorporation provides as follows:

No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, Hawaiian Telcom Communications, Inc. maintains a standard form of directors’ and officers’ liability insurance policy. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Hawaiian Telcom Communications, Inc., Hawaiian Telcom Communications, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Hawaiian Telcom Communications, Inc. has also entered into employment agreements with certain executive officers. Such employment agreements provide for indemnification of such executive officers to the maximum extent permitted by law.

Item 21. Exhibits and Financial Data Schedules.

(A) Exhibits

NUMBER	DESCRIPTION
2.1	Amended and Restated Agreement of Merger among GTE Corporation, Verizon HoldCo LLC and Hawaiian Telcom Holdco, Inc. and Hawaiian Telcom Communications, Inc., dated as of April 8, 2005.

3.1	Certificate of Incorporation of Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.), filed May 19, 2004.

3.2	Certificate of Amendment to Certificate of Incorporation of Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.), filed October 27, 2004.

3.3	Certificate of Amendment to Certificate of Incorporation of Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom MergerSub, Inc.), filed March 1, 2005.

3.4	Certificate of Correction to Certificate of Amendment to Certificate of Incorporation of Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom MergerSub, Inc.) filed October 27 2004, filed April 15, 2005.

3.5	Certificate of Merger of Verizon HoldCo LLC into Hawaiian Telcom Communications, Inc., filed May 2, 2005.

3.6	Charter of Incorporation of Hawaiian Telcom, Inc. (f/k/a Verizon Hawaii Inc. (f/k/a Hawaiian Telephone Company)) with Amendments through July 5, 2000.

3.7	Statement of Change of Registered Agent of Hawaiian Telcom, Inc. (f/k/a Verizon Hawaii Inc.), filed January 23, 2004.

3.8	Articles of Amendment to Change Corporate Name of Hawaiian Telcom, Inc. (f/k/a Verizon Hawaii Inc.), filed May 2, 2005.

3.9	Certificate of Incorporation of Hawaiian Telecom Services Company, filed December 21, 2004.

3.10	Certificate of Correction Filed to Correct a Certain Error in the Certificate of Hawaiian Telecom Services Company filed December 21, 2004, filed January 3, 2005.

NUMBER	DESCRIPTION
3.11	Certificate of Amendment of Certificate of Incorporation of Hawaiian Telcom Services Company, filed March 22, 2005.

3.12	Bylaws of Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.), adopted on May 19, 2004.

3.13	Bylaws of Hawaiian Telcom, Inc. (f/k/a Verizon Hawaii Inc.) with Amendments through March 26, 1996.

3.14	Bylaws of Hawaiian Telcom Services Company.

4.1	Indenture with respect to the Senior Floating Rate Notes due 2013 and the 9.75% Senior Fixed Rate Notes due 2013 between Hawaiian Telcom Communications, Inc. and U.S. Bank National Association, as trustee, dated May 2, 2005.

4.2	Form of Senior Floating Rate Notes due 2013 (included in exhibit 4.1).

4.3	Form of 9.75% Senior Fixed Rate Notes due 2013 (included in exhibit 4.1).

4.4	Indenture with respect to the 12 1/2% Senior Subordinated Notes due 2015 between Hawaiian Telcom Communications, Inc. and U.S. Bank National Association, as trustee, dated May 2, 2005.

4.5	Form of 12 1/2% Senior Subordinated Notes due 2015 (included in exhibit 4.4).

4.6	Exchange and Registration Rights Agreement among Hawaiian Telcom Communications, Inc., Hawaiian Telcom, Inc., Hawaiian Telcom Services Company, Inc. and Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers Inc., ABN AMRO Incorporated and Wachovia Capital Markets LLC, dated May 2, 2005.

5.1*	Opinion of Latham & Watkins LLP regarding the validity of the senior floating rate exchange notes due 2013, the 9.75% senior fixed rate exchange notes due 2013 and the 12 1/2% senior subordinated exchange notes due 2015.

10.1	Credit Agreement, dated as of May 2, 2005, among Hawaiian Telcom Holdco, Inc., Hawaiian Telcom Communications, Inc., JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers, J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Commercial Paper Inc., as joint bookrunners, Goldman Sachs Credit Partners L.P., as syndication agent, Lehman Commercial Paper Inc., as documentation agent, ABN AMRO Bank, N.V. and Wachovia Bank, N.A., as co-documentation agents and CoBank, ACB, as agent.

10.2	Guarantee and Collateral Agreement, dated as of May 2, 2005, among Hawaiian Telcom Holdco, Inc., Hawaiian Telcom Communications, Inc., Hawaiian Telcom, Inc., Hawaiian Telcom Services Company, Inc. and JPMorgan Chase Bank, N.A., as collateral agent.

10.3	Shared Collateral Agreement, dated as of May 2, 2005, between Hawaiian Telcom, Inc. and JPMorgan Chase Bank, N.A., as Collateral Agent.

10.4*	Private Label PCS Services Agreement between Sprint Spectrum L.P. and Hawaiian Telcom Merger Sub, Inc., effective as of January 11, 2005.

10.5*	Mobile Virtual Network Enabler Services Agreement Between Mobile Technology Services, LLC, and Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom Merger Sub, Inc.), dated December 31, 2004.

NUMBER	DESCRIPTION
10.6*	Amendment No. 1, effective as of June 15, 2005, to the Mobile Virtual Network Enabler Services Agreement Between Mobile Technology Services, LLC, and Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom Merger Sub, Inc.), dated December 31, 2004.

10.7*	Amendment No. 2, effective as of September 1, 2005, to the Mobile Virtual Network Enabler Services Agreement Between Mobile Technology Services, LLC, and Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom Merger Sub, Inc.), dated December 31, 2004.

10.8	Directory Services Agreement by and between Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom Merger Sub, Inc.) and L. M. Berry and Company, effective as of February 4, 2005.

10.9*	Master Services Agreement, dated as of August 6, 2004, by and between Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom MergerSub, Inc.) and BearingPoint, Inc.

10.10*	Supply Chain Services Agreement by and between Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom MergerSub, Inc.) And Sprint North Supply Company, dated December 10, 2004.

10.11	Intellectual Property Agreement between GTE Corporation, Hawaiian Telcom Holdco, Inc., Verizon HoldCo LLC and Hawaiian Telcom Communications, Inc., dated May 2, 2005.

10.12	Verizon Proprietary Software License Agreement between GTE Corporation and Hawaiian Telcom Communications, Inc., effective as of May 2, 2005.

10.13	Transition Services Agreement by and among Verizon Information Technologies LLC, Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) and Verizon Hawaii Inc. dated May 21, 2004.

10.14	Amendment No. 1, dated August 30, 2004, to the Transition Services Agreement by and among Verizon Information Technologies LLC, Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) and Verizon Hawaii Inc. dated May 21, 2004.

10.15	Amendment No. 2, dated April 8, 2005, to the Transition Services Agreement by and among Verizon Information Technologies LLC, Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) and Verizon Hawaii Inc. dated May 21, 2004.

10.16	Amendment No. 3, dated April 28, 2005, to the Transition Services Agreement by and among Verizon Information Technologies LLC, Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) and Verizon Hawaii Inc. dated May 21, 2004.

10.17	Amendment No. 4, dated August 29, 2005, to the Transition Services Agreement by and among Verizon Information Technologies LLC, Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) and Verizon Hawaii Inc. dated May 21, 2004.

10.18	Amendment No. 5, dated September 30, 2005, to the Transition Services Agreement by and among Verizon Information Technologies LLC, Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) and Verizon Hawaii Inc. dated May 21, 2004.

10.19	Amendment No. 6, dated December 15, 2005, to the Transition Services Agreement by and among Verizon Information Technologies LLC, Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) and Verizon Hawaii Inc. dated May 21, 2004.

NUMBER	DESCRIPTION
10.20*	Master Services Agreement by and between Hawaiian Telcom Services Company and Verizon Select Services Inc., effective as of May 2, 2005.

10.21*	Amendment No. 1 to Master Services Agreement by and between Hawaiian Telcom Services Company and Verizon Select Services, Inc., dated December 1, 2005

10.22	Management Consulting Agreement between Hawaiian Telcom Communications, Inc. and TC Group, L.L.C., dated as of April 13, 2005.

10.23	Management Rights Agreement among Carlyle Partners III Hawaii, L.P., CP III Coinvestment, L.P., Carlyle Hawaii Partners, L.P., Hawaiian Telcom Holdco, Inc., Hawaiian Telcom Communications, Inc., Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc.

10.24	Production Agreement between Dataprose, Inc. and Hawaiian Telcom Communications, Inc., dated as of October 15, 2005.

10.25*	Telcordia Master Agreement for Software Licensing, Hardware Procurement and Services, dated June 24, 2005.

10.26*	Sprint Wholesale Master Services Agreement between Sprint Communications Company L.P. and Hawaiian Telcom Communications, Inc., dated December 5, 2005.

10.27	Employment Agreement, effective as of October 1, 2004, by and between Michael S. Ruley and Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.).

10.28	Employment Agreement, effective as of September 9, 2004, by and between David A. Torline and Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.).

10.29	Employment Agreement, effective as of February 1, 2005, by and between Alan M. Oshima and Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom MergerSub, Inc.).

10.30	Employment Agreement, effective as of May 3, 2005, by and between Daniel P. O’Brien and Hawaiian Telcom Communications, Inc.

10.31	Employment Agreement, effective as of December 13, 2004, by and between Harvey A. Plummer and Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom MergerSub, Inc.).

10.32	Employment Agreement, effective as of December 15, 2004, by and between Linda D. Frank and Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom MergerSub, Inc.).

10.33	Stock Option Plan of Hawaiian Telcom Holdco, Inc., dated as of November 8, 2005.

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

21.1	List of Subsidiaries.

23.1*	Consent of Latham & Watkins LLP. (included in Exhibit 5.1).

23.3	Consent of Deloitte & Touche LLP.

23.4	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included in the signature pages to this Registration Statement).

25.1	Statement of Eligibility of Trustee with respect to the Indenture with respect to the Senior Floating Rate Notes due 2013 and the 9.75% Senior Fixed Rate Notes due 2013 and the Indenture with respect to the 12 1/2% Senior Subordinated Notes due 2015.

99.1	Form of Letter of Transmittal, with respect to the outstanding notes and the exchange notes.

NUMBER	DESCRIPTION
99.2	Form of Notice of Guaranteed Delivery, with respect to the outstanding notes and the exchange notes.

99.3	Form of Letter to Registered Holder and/or Book-Entry Transfer Facility Participant.

99.4	Letter to Our Clients.

*	To be filed by Amendment.

(B) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22. Undertakings

The undersigned registrants hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The undersigned registrants hereby undertake that every prospectus (1) that is filed pursuant to the immediately preceding paragraph or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Hawaiian Telcom Communications, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on January 19, 2006.

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:	/s/ MICHAEL S. RULEY
Michael S. Ruley Chief Executive Officer and Director

The undersigned directors and officers of Hawaiian Telcom Communications, Inc. hereby constitute and appoint Michael S. Ruley and Daniel P. O’Brien and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

SIGNATURE	TITLE	DATE

/s/ MICHAEL S. RULEY Michael S. Ruley	Chief Executive Officer and Director (principal executive officer)	January 19, 2006

/s/ DANIEL P. O’BRIEN Daniel P. O’Brien	Chief Financial Officer (principal financial officer)	January 19, 2006

/s/ PATRICK T. HOGAN Patrick T. Hogan	Controller (principal accounting officer)	January 19, 2006

/s/ DANIEL F. AKERSON Daniel F. Akerson	Chairman of the Board	January 19, 2006

/s/ JAMES A. ATTWOOD, JR. James A. Attwood, Jr.	Director	January 19, 2006

/s/ MATTHEW P. BOYER Matthew P. Boyer	Director	January 19, 2006

/s/ WALTER A. DODS, JR. Walter A. Dods, Jr.	Director	January 19, 2006

/s/ WILLIAM E. KENNARD William E. Kennard	Director	January 19, 2006

/s/ RAYMOND A. RANELLI Raymond A. Ranelli	Director	January 19, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Hawaiian Telcom, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on January 19, 2006.

HAWAIIAN TELCOM, INC.

By:	/s/ MICHAEL S. RULEY
Michael S. Ruley Chief Executive Officer, President and Director

The undersigned directors and officers of Hawaiian Telcom, Inc. hereby constitute and appoint Michael S. Ruley and Daniel P. O’Brien and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

SIGNATURE	TITLE	DATE

/s/ MICHAEL S. RULEY Michael S. Ruley	Chief Executive Officer and Director (principal executive officer)	January 19, 2006

/s/ DANIEL P. O’BRIEN Daniel P. O’Brien	Chief Financial Officer and Director (principal financial officer)	January 19, 2006

/s/ PATRICK T. HOGAN Patrick T. Hogan	Controller (principal accounting officer)	January 19, 2006

/s/ ALAN M. OSHIMA Alan M. Oshima	Director	January 19, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Hawaiian Telcom Services Company, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on January 19, 2006.

HAWAIIAN TELCOM SERVICES COMPANY, INC.

By:	/s/ MICHAEL S. RULEY
Michael S. Ruley Chief Executive Officer, President and Director

The undersigned directors and officers of Hawaiian Telcom Services Company, Inc. hereby constitute and appoint Michael S. Ruley and Daniel P. O’Brien and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

SIGNATURE	TITLE	DATE

/s/ MICHAEL S. RULEY Michael S. Ruley	Chief Executive Officer and Director (principal executive officer)	January 19, 2006

/s/ DANIEL P. O’BRIEN Daniel P. O’Brien	Chief Financial Officer and Director (principal financial officer)	January 19, 2006

/s/ PATRICK T. HOGAN Patrick T. Hogan	Controller (principal accounting officer)	January 19, 2006

/s/ ALAN M. OSHIMA Alan M. Oshima	Director	January 19, 2006

EXHIBIT INDEX

NUMBER	DESCRIPTION
2.1	Amended and Restated Agreement of Merger among GTE Corporation, Verizon HoldCo LLC and Hawaiian Telcom Holdco, Inc. and Hawaiian Telcom Communications, Inc., dated as of April 8, 2005.

3.1	Certificate of Incorporation of Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.), filed May 19, 2004.

3.2	Certificate of Amendment to Certificate of Incorporation of Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.), filed October 27, 2004.

3.3	Certificate of Amendment to Certificate of Incorporation of Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom MergerSub, Inc.), filed March 1, 2005.

3.4	Certificate of Correction to Certificate of Amendment to Certificate of Incorporation of Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom MergerSub, Inc.) filed October 27 2004, filed April 15, 2005.

3.5	Certificate of Merger of Verizon HoldCo LLC into Hawaiian Telcom Communications, Inc., filed May 2, 2005.

3.6	Charter of Incorporation of Hawaiian Telcom, Inc. (f/k/a Verizon Hawaii Inc. (f/k/a Hawaiian Telephone Company)) with Amendments through July 5, 2000.

3.7	Statement of Change of Registered Agent of Hawaiian Telcom, Inc. (f/k/a Verizon Hawaii Inc.), filed January 23, 2004.

3.8	Articles of Amendment to Change Corporate Name of Hawaiian Telcom, Inc. (f/k/a Verizon Hawaii Inc.), filed May 2, 2005.

3.9	Certificate of Incorporation of Hawaiian Telecom Services Company, filed December 21, 2004.

3.10	Certificate of Correction Filed to Correct a Certain Error in the Certificate of Hawaiian Telecom Services Company filed December 21, 2004, filed January 3, 2005.

3.11	Certificate of Amendment of Certificate of Incorporation of Hawaiian Telcom Services Company, filed March 22, 2005.

3.12	Bylaws of Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.), adopted on May 19, 2004.

3.13	Bylaws of Hawaiian Telcom, Inc. (f/k/a Verizon Hawaii Inc.) with Amendments through March 26, 1996.

3.14	Bylaws of Hawaiian Telcom Services Company.

4.1	Indenture with respect to the Senior Floating Rate Notes due 2013 and the 9.75% Senior Fixed Rate Notes due 2013 between Hawaiian Telcom Communications, Inc. and U.S. Bank National Association, as trustee, dated May 2, 2005.

4.2	Form of Senior Floating Rate Notes due 2013 (included in exhibit 4.1).

4.3	Form of 9.75% Senior Fixed Rate Notes due 2013 (included in exhibit 4.1).

4.4	Indenture with respect to the 12 1/2% Senior Subordinated Notes due 2015 between Hawaiian Telcom Communications, Inc. and U.S. Bank National Association, as trustee, dated May 2, 2005.

4.5	Form of 12 1/2% Senior Subordinated Notes due 2015 (included in exhibit 4.4).

NUMBER	DESCRIPTION
4.6	Exchange and Registration Rights Agreement among Hawaiian Telcom Communications, Inc., Hawaiian Telcom, Inc., Hawaiian Telcom Services Company, Inc. and Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers Inc., ABN AMRO Incorporated and Wachovia Capital Markets LLC, dated May 2, 2005.

5.1*	Opinion of Latham & Watkins LLP regarding the validity of the senior floating rate exchange notes due 2013, the 9.75% senior fixed rate exchange notes due 2013 and the 12 1/2% senior subordinated exchange notes due 2015.

10.1	Credit Agreement, dated as of May 2, 2005, among Hawaiian Telcom Holdco, Inc., Hawaiian Telcom Communications, Inc., JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers, J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Commercial Paper Inc., as joint bookrunners, Goldman Sachs Credit Partners L.P., as syndication agent, Lehman Commercial Paper Inc., as documentation agent, ABN AMRO Bank, N.V. and Wachovia Bank, N.A., as co-documentation agents and CoBank, ACB, as agent.

10.2	Guarantee and Collateral Agreement, dated as of May 2, 2005, among Hawaiian Telcom Holdco, Inc., Hawaiian Telcom Communications, Inc., Hawaiian Telcom, Inc., Hawaiian Telcom Services Company, Inc. and JPMorgan Chase Bank, N.A., as collateral agent.

10.3	Shared Collateral Agreement, dated as of May 2, 2005, between Hawaiian Telcom, Inc. and JPMorgan Chase Bank, N.A., as Collateral Agent.

10.4*	Private Label PCS Services Agreement between Sprint Spectrum L.P. and Hawaiian Telcom Merger Sub, Inc., effective as of January 11, 2005.

10.5*	Mobile Virtual Network Enabler Services Agreement Between Mobile Technology Services, LLC, and Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom Merger Sub, Inc.), dated December 31, 2004.

10.6*	Amendment No. 1, effective as of June 15, 2005, to the Mobile Virtual Network Enabler Services Agreement Between Mobile Technology Services, LLC, and Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom Merger Sub, Inc.), dated December 31, 2004.

10.7*	Amendment No. 2, effective as of September 1, 2005, to the Mobile Virtual Network Enabler Services Agreement Between Mobile Technology Services, LLC, and Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom Merger Sub, Inc.), dated December 31, 2004.

10.8	Directory Services Agreement by and between Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom Merger Sub, Inc.) and L. M. Berry and Company, effective as of February 4, 2005.

10.9*	Master Services Agreement, dated as of August 6, 2004, by and between Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom MergerSub, Inc.) and BearingPoint, Inc.

10.10*	Supply Chain Services Agreement by and between Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom MergerSub, Inc.) And Sprint North Supply Company, dated December 10, 2004.

10.11	Intellectual Property Agreement between GTE Corporation, Hawaiian Telcom Holdco, Inc., Verizon HoldCo LLC and Hawaiian Telcom Communications, Inc., dated May 2, 2005.

10.12	Verizon Proprietary Software License Agreement between GTE Corporation and Hawaiian Telcom Communications, Inc., effective as of May 2, 2005.

10.13	Transition Services Agreement by and among Verizon Information Technologies LLC, Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) and Verizon Hawaii Inc. dated May 21, 2004.

NUMBER	DESCRIPTION
10.14	Amendment No. 1, dated August 30, 2004, to the Transition Services Agreement by and among Verizon Information Technologies LLC, Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) and Verizon Hawaii Inc. dated May 21, 2004.

10.15	Amendment No. 2, dated April 8, 2005, to the Transition Services Agreement by and among Verizon Information Technologies LLC, Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) and Verizon Hawaii Inc. dated May 21, 2004.

10.16	Amendment No. 3, dated April 28, 2005, to the Transition Services Agreement by and among Verizon Information Technologies LLC, Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) and Verizon Hawaii Inc. dated May 21, 2004.

10.17	Amendment No. 4, dated August 29, 2005, to the Transition Services Agreement by and among Verizon Information Technologies LLC, Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) and Verizon Hawaii Inc. dated May 21, 2004.

10.18	Amendment No. 5, dated September 30, 2005, to the Transition Services Agreement by and among Verizon Information Technologies LLC, Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) and Verizon Hawaii Inc. dated May 21, 2004.

10.19	Amendment No. 6, dated December 15, 2005, to the Transition Services Agreement by and among Verizon Information Technologies LLC, Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) and Verizon Hawaii Inc. dated May 21, 2004.

10.20*	Master Services Agreement by and between Hawaiian Telcom Services Company and Verizon Select Services Inc., effective as of May 2, 2005.

10.21*	Amendment No. 1 to Master Services Agreement by and between Hawaiian Telcom Services Company and Verizon Select Services, Inc., dated December 1, 2005.

10.22	Management Consulting Agreement between Hawaiian Telcom Communications, Inc. and TC Group, L.L.C., dated as of April 13, 2005.

10.23	Management Rights Agreement among Carlyle Partners III Hawaii, L.P., CP III Coinvestment, L.P., Carlyle Hawaii Partners, L.P., Hawaiian Telcom Holdco, Inc., Hawaiian Telcom Communications, Inc., Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc.

10.24	Production Agreement between Dataprose, Inc. and Hawaiian Telcom Communications, Inc., dated as of October 15, 2005.

10.25*	Telcordia Master Agreement for Software Licensing, Hardware Procurement and Services, dated June 24, 2005.

10.26*	Sprint Wholesale Master Services Agreement between Sprint Communications Company L.P. and Hawaiian Telcom Communications, Inc., dated December 5, 2005.

10.27	Employment Agreement, effective as of October 1, 2004, by and between Michael S. Ruley and Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.).

10.28	Employment Agreement, effective as of September 9, 2004, by and between David A. Torline and Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.).

10.29	Employment Agreement, effective as of February 1, 2005, by and between Alan M. Oshima and Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom MergerSub, Inc.).

NUMBER	DESCRIPTION
10.30	Employment Agreement, effective as of May 3, 2005, by and between Daniel P. O’Brien and Hawaiian Telcom Communications, Inc.

10.31	Employment Agreement, effective as of December 13, 2004, by and between Harvey A. Plummer and Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom MergerSub, Inc.).

10.32	Employment Agreement, effective as of December 15, 2004, by and between Linda D. Frank and Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom MergerSub, Inc.).

10.33	Stock Option Plan of Hawaiian Telcom Holdco, Inc., dated as of November 8, 2005.

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

21.1	List of Subsidiaries.

23.1*	Consent of Latham & Watkins LLP. (included in Exhibit 5.1).

23.3	Consent of Deloitte & Touche LLP.

23.4	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included in the signature pages to this Registration Statement).

25.1	Statement of Eligibility of Trustee with respect to the Indenture with respect to the Senior Floating Rate Notes due 2013 and the 9.75% Senior Fixed Rate Notes due 2013 and the Indenture with respect to the 12 1/2% Senior Subordinated Notes due 2015.

99.1	Form of Letter of Transmittal, with respect to the outstanding notes and the exchange notes.

99.2	Form of Notice of Guaranteed Delivery, with respect to the outstanding notes and the exchange notes.

99.3	Form of Letter to Registered Holder and/or Book-Entry Transfer Facility Participant.

99.4	Letter to Our Clients.

*	To be filed by Amendment.